  As filed with the Securities and Exchange Commission on October 12, 2006

                                                         File Nos. 333-
                                                                   811-03365

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-4

                                   ----------

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933        [x]

                          Pre-Effective Amendment No.                      [ ]

                          Post-Effective Amendment No.                     [ ]

                                      and

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                                Amendment No. 235                          [x]

                        (Check Appropriate Box or Boxes)

                                   ----------

                    MetLife Investors USA Separate Account A
                           (Exact Name of Registrant)

                     MetLife Investors USA Insurance Company
                               (Name of Depositor)

                5 Park Plaza, Suite 1900 Irvine, California 92614
         (Address of Depositor's Principal Executive Offices) (Zip Code)

                Depositor's Telephone Number, including Area Code
                                 (800) 989-3752

                                   ----------

                     (Name and Address of Agent for Service)
                               Richard C. Pearson
                            Executive Vice President
                     MetLife Investors USA Insurance Company
                            5 Park Plaza, Suite 1900
                                Irvine, CA 92614
                                 (949) 223-5680

                                   ----------

                                   COPIES TO:

                                W. Thomas Conner
                         Sutherland Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                            Washington, DC 20004-2415
                                 (202) 383-0590

                  APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING
  As soon as possible after the effective date of this registration statement.

The Registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   ----------

                      TITLE OF SECURITIES BEING REGISTERED
Interest in a separate account under individual flexible premium deferred variable annuity contracts.

                                                  THE VARIABLE ANNUITY CONTRACT
                                                                       ISSUED BY

                                        METLIFE INVESTORS USA INSURANCE COMPANY


                                                                             AND


                                       METLIFE INVESTORS USA SEPARATE ACCOUNT A


                                                                    PRIMELITE IV


                                                               DECEMBER 31, 2006


This prospectus describes the flexible premium deferred variable annuity contract offered by MetLife Investors USA Insurance Company (MetLife Investors USA or we or us). The contracts are offered for individuals and some tax qualified and non-tax qualified retirement plans.


                               The annuity contract has 51 investment choices -
a fixed account which offers an interest rate guaranteed by us, and 50 investment portfolios listed below. You can put your money in the fixed account and/or any of these investment portfolios.

ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC. (CLASS B):
     AllianceBernstein Large Cap Growth Portfolio


AMERICAN FUNDS INSURANCE SERIES
(CLASS 2):
     American Funds Global Growth Fund
     American Funds Growth Fund
     American Funds Growth-Income Fund


FIDELITY (Reg. TM) VARIABLE INSURANCE PRODUCTS (SERVICE CLASS 2):
     VIP Mid Cap Portfolio


FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (CLASS 2):
     Franklin Income Securities Fund
     Mutual Shares Securities Fund
     Templeton Growth Securities Fund

LEGG MASON PARTNERS INVESTMENT SERIES:
     Legg Mason Partners Variable Dividend Strategy Portfolio
     Legg Mason Partners Variable Growth and Income Portfolio
     Legg Mason Partners Variable Premier Selections All Cap Growth Portfolio


LEGG MASON PARTNERS VARIABLE PORTFOLIOS I, INC. (CLASS I):
     Legg Mason Partners Variable High Yield Bond Portfolio
     Legg Mason Partners Variable Small Cap Growth Portfolio


LEGG MASON PARTNERS VARIABLE PORTFOLIOS II:
     Legg Mason Partners Variable Appreciation Portfolio
     Legg Mason Partners Variable Capital and Income Portfolio
     Legg Mason Partners Variable Fundamental Value Portfolio


LEGG MASON PARTNERS VARIABLE PORTFOLIOS III, INC.:
     Legg Mason Partners Variable Adjustable Rate Income Portfolio Legg Mason Partners Variable Aggressive Growth Portfolio
     Legg Mason Partners Variable Large Cap Growth Portfolio
     Legg Mason Partners Variable Large Cap Value Portfolio
     Legg Mason Partners Variable Money Market Portfolio
     Legg Mason Partners Variable Social Awareness Stock Portfolio


LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV:
     Legg Mason Partners Variable Multiple Discipline Portfolio -  All Cap
         Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -  Balanced All
         Cap Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -  Global All
         Cap Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -  Large Cap
         Growth and Value

MET INVESTORS SERIES TRUST (CLASS B OR CLASS A, AS NOTED):
     Met/AIM Capital Appreciation Portfolio (Class A)
     Met/AIM Small Cap Growth Portfolio
     MFS (Reg. TM) Research International Portfolio
     MFS (Reg. TM) Value Portfolio (Class A)
     Oppenheimer Capital Appreciation Portfolio
     Pioneer Fund Portfolio (Class A)
     Pioneer Strategic Income Portfolio (Class A)
     Met/Putnam Capital Opportunities Portfolio


METROPOLITAN SERIES FUND, INC.:
     FI International Stock Portfolio (Class B)
     FI Large Cap Portfolio (Class A)
     FI Value Leaders Portfolio (Class D)
     MFS (Reg. TM) Total Return Portfolio (Class F)
     Oppenheimer Global Equity Portfolio (Class B)
     Western Asset Management U.S. Government Portfolio (Class B)


PIONEER VARIABLE CONTRACTS TRUST (CLASS II):
     Pioneer Mid Cap Value VCT Portfolio


PUTNAM VARIABLE TRUST (CLASS IB):
     Putnam VT Small Cap Value Fund


THE UNIVERSAL INSTITUTIONAL FUNDS, INC.* (CLASS I OR II, AS NOTED)
     Equity and Income Portfolio (Class II)
     U.S. Real Estate Securities Portfolio (Class I)

         * Morgan Stanley Investment Management Inc., the investment adviser to The Universal Institutional Funds, Inc., does business in certain instances as Van Kampen.


VAN KAMPEN LIFE INVESTMENT TRUST (CLASS II):
     Van Kampen LIT Comstock Portfolio
     Van Kampen LIT Strategic Growth Portfolio
     Van Kampen LIT Growth and Income Portfolio


LEGG MASON PARTNERS VARIABLE LIFESTYLE SERIES, INC.:
     Legg Mason Partners Variable Lifestyle Balanced Portfolio
     Legg Mason Partners Variable Lifestyle Growth Portfolio
     Legg Mason Partners Variable Lifestyle High Growth Portfolio
--------------------------------------------------------------------------------

Please read this prospectus before investing and keep it on file for future reference. It contains important information about the MetLife Investors USA Variable Annuity Contract.

To learn more about the MetLife Investors USA Variable Annuity Contract, you can obtain a copy of the Statement of Additional Information (SAI) dated December 31, 2006. The SAI has been filed with the Securities and Exchange Commission (SEC) and is legally a part of the prospectus. The SEC maintains a Web site (http://www.sec.gov) that contains the SAI, material incorporated by reference, and other information regarding companies that file electronically with the SEC. The Table of Contents of the SAI is on Page 51 of this prospectus. For a free copy of the SAI, call us at (888) 556-5412, visit our website at WWW.METLIFEINVESTORS.COM, or write to us at: 5 Park Plaza, Suite 1900, Irvine, CA 92614.

The contracts:
o  are not bank deposits
o  are not FDIC insured
o  are not insured by any federal government agency
o  are not guaranteed by any bank or credit union
o  may be subject to loss of principal

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

December 31, 2006

TABLE OF CONTENTS                                              PAGE
                         PAGE




INDEX OF SPECIAL TERMS ...................................   4
HIGHLIGHTS ...............................................   5
FEE TABLES AND EXAMPLES ..................................   6
1. THE ANNUITY CONTRACT ..................................  12
     Market Timing .......................................  12
2. PURCHASE ..............................................  13
     Purchase Payments ...................................  13
     Termination for Low Account Value ...................  13
     Allocation of Purchase Payments .....................  13
     Free Look ...........................................  14
     Accumulation Units ..................................  14
     Account Value .......................................  14
     Replacement of Contracts ............................  14
3. INVESTMENT OPTIONS ....................................  15
     Transfers ...........................................  18
     Dollar Cost Averaging Program .......................  21
     Automatic Rebalancing Program .......................  21
     Voting Rights .......................................  22
     Substitution of Investment Options ..................  22
4. EXPENSES ..............................................  22
     Product Charges .....................................  22
     Account Fee .........................................  23
     Guaranteed Withdrawal Benefit - Rider Charge ........  23
     Withdrawal Charge ...................................  24
     Reduction or Elimination of the Withdrawal
       Charge ............................................  25
     Premium and Other Taxes .............................  25
     Transfer Fee ........................................  25
     Income Taxes ........................................  26
     Investment Portfolio Expenses .......................  26
5. ANNUITY PAYMENTS
     (THE INCOME PHASE) ..................................  26
     Annuity Date ........................................  26
     Annuity Payments ....................................  26
     Annuity Options .....................................  27
6. ACCESS TO YOUR MONEY ..................................  28
     Systematic Withdrawal Program .......................  28
     Suspension of Payments or Transfers .................  29
7. LIVING BENEFITS .......................................  29
     Description of GWB III ..............................  30


DESCRIPTION OF THE LIFETIME WITHDRAWAL
GUARANTEE ................................................  33
8. PERFORMANCE ...........................................  37
9. DEATH BENEFIT .........................................  37
     Upon Your Death .....................................  37
     Standard Death Benefit - Principal Protection .......  38
     Optional Death Benefit - Annual Step-Up .............  38
     Additional Death Benefit - Earnings Preservation
       Benefit ...........................................  38
     General Death Benefit Provisions ....................  39
     Spousal Continuation ................................  40
     Death of the Annuitant ..............................  40
     Controlled Payout ...................................  40
10. FEDERAL INCOME TAX STATUS ............................  40
     Taxation of Non-Qualified Contracts .................  40
     Taxation of Qualified Contracts .....................  42
     Foreign Tax Credits .................................  45
     Possible Tax Law Changes ............................  45
11. OTHER INFORMATION ....................................  45
     MetLife Investors USA ...............................  45
     The Separate Account ................................  45
     Distributor .........................................  46
     Selling Firms .......................................  46
     Requests and Elections ..............................  48
     Ownership ...........................................  48
     Legal Proceedings ...................................  49
     Financial Statements ................................  49
TABLE OF CONTENTS OF THE STATEMENT OF
ADDITIONAL INFORMATION ...................................  49
APPENDIX A ............................................... A-1
     Participating Investment Portfolios ................. A-1
APPENDIX B ............................................... B-1
     Investment Portfolios: Marketing Names and
       Prospectus Names .................................. B-1
APPENDIX C ............................................... C-1
     Guaranteed Withdrawal Benefit Examples .............. C-1

INDEX OF SPECIAL TERMS
Because of the complex nature of the contract, we have used certain words or terms in this prospectus which may need an explanation. We have identified the following as some of these words or terms. The page that is indicated here is where we believe you will find the best explanation for the word or term. These words and terms are in italics on the indicated page.


                                                                            PAGE
Account Value..............................................................14
Accumulation Phase.........................................................12
Accumulation Unit..........................................................14
Annual Benefit Payment.....................................................34
Annuitant..................................................................49
Annuity Date...............................................................26
Annuity Options............................................................27
Annuity Payments...........................................................26
Annuity Units..............................................................26
Beneficiary................................................................49
Business Day...............................................................13
Fixed Account..............................................................12
Guaranteed Principal Adjustment............................................35
Guaranteed Withdrawal Amount...............................................31
GWB Withdrawal Rate........................................................30
Income Phase...............................................................12
Investment Portfolios......................................................15
Joint Owners...............................................................49
Owner......................................................................48
Purchase Payment...........................................................13
Remaining Guaranteed Withdrawal Amount.....................................33
Separate Account...........................................................45
Total Guaranteed Withdrawal Amount.........................................33

HIGHLIGHTS
The variable annuity contract that we are offering is a contract between you, the owner, and us, the insurance company, where you agree to make at least one purchase payment to us and we agree to make a series of annuity payments at a later date. The contract has a maximum issue age and you should consult with your registered representative. The contract provides a means for investing on a tax-deferred basis in our fixed account and the investment portfolios. The contract is intended for retirement savings or other long-term investment purposes. When you purchase the contract, you can choose an additional death benefit and fixed and variable income options.

The contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. During the accumulation phase, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. If you make a withdrawal during the accumulation phase, we may assess a withdrawal charge of up to 8%. The income phase occurs when you or a designated payee begin receiving regular annuity payments from your contract. You and the annuitant (the person on whose life we base annuity payments) do not have to be the same, unless you purchase a tax qualified contract.

You can have annuity payments made on a variable basis, a fixed basis, or a combination of both. If you choose variable annuity payments, the amount of the variable annuity payments will depend upon the investment performance of the investment portfolio(s) you select for the income phase. If you choose fixed annuity payments, the amount of each payment will not change during the income phase.

TAX DEFERRAL AND QUALIFIED PLANS. The contracts are offered for individuals and some tax qualified and non-tax qualified retirement plans. For any tax qualified account (e.g., an IRA or 403(b) plan), the tax deferred accrual feature is provided by the tax qualified retirement plan. Therefore, there should be reasons other than tax deferral for acquiring the contract within a qualified plan. (See "Federal Income Tax Status.")

STATE VARIATIONS. Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus. This prospectus provides a general description of the contracts. Your actual contract and any endorsements are the controlling documents. If you would like to review a copy of the contract and endorsements, contact our Annuity Service Center.

FREE LOOK. You may cancel the contract within 10 days after receiving it (or whatever period is required in your state). Unless otherwise required by state law, you will receive whatever your contract is worth on the day that we receive your cancellation request and we will not deduct a withdrawal charge. The amount you receive may be more or less than your payment depending upon the performance of the investment portfolios. You bear the risk of any decline in account value. We do not refund any charges or deductions assessed during the free look period. We will return your payment if required by law.

TAX PENALTY. The earnings in your contract are not taxed until you take money out of your contract. If you take money out of a non-qualified contract during the accumulation phase, for tax purposes any earnings are deemed to come out first. If you are younger than 591/2 when you take money out, you may be charged a 10% federal tax penalty on those earnings. Payments during the income phase are considered partly a return of your original investment until your investment is returned.

NON-NATURAL PERSONS AS OWNERS. If the owner of a non-qualified annuity contract is not a natural person (e.g., a corporation, partnership or certain trusts), gains under the contract are generally not eligible for tax deferral.

INQUIRIES. If you need more information, please contact our Annuity Service Center at:

                    MetLife Investors Distribution Company
                                P.O. Box 10426
                          Des Moines, Iowa 50306-0426
                                 (888) 556-5412

ELECTRONIC DELIVERY. As an owner you may elect to receive electronic delivery of current prospectuses related to this contract, prospectuses and annual and semi-annual reports for the investment portfolios and other contract related documents.

Contact us at WWW.METLIFEINVESTORS.COM for more information and to enroll.

FEE TABLES AND EXAMPLES
THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING, AND SURRENDERING THE CONTRACT. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY THE CONTRACT, SURRENDER THE CONTRACT, OR TRANSFER ACCOUNT VALUE BETWEEN INVESTMENT OPTIONS. STATE PREMIUM TAXES MAY ALSO BE DEDUCTED.

--------------------------------------------------------------------------------
OWNER TRANSACTION EXPENSES TABLE


WITHDRAWAL CHARGE (Note 1)          8%
(as a percentage of purchase
payments)
TRANSFER FEE (Note 2)               $0 (First 12 per year)
                                    $25 (Thereafter)

--------------------------------------------------------------------------------
Note 1. If an amount withdrawn is determined to include the withdrawal of prior purchase payments, a withdrawal charge may be assessed. Withdrawal charges are calculated in accordance with the following. (See "Expenses -
Withdrawal Charge.")


 Number of Complete Years from           Withdrawal Charge
  Receipt of Purchase Payment         (% of Purchase Payment)
-------------------------------      ------------------------
  0                                             8
  1                                             8
  2                                             7
  3                                             7
  4                                             6
  5                                             5
  6                                             4
  7                                             3
  8 and thereafter                              0

Note 2. There is no charge for the first 12 transfers in a contract year; thereafter the fee is $25 per transfer. MetLife Investors USA is currently waiving the transfer fee, but reserves the right to charge the fee in the future.

THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT, NOT INCLUDING INVESTMENT PORTFOLIO FEES AND EXPENSES.
--------------------------------------------------------------------------------

PERIODIC FEES AND EXPENSES TABLE*



ACCOUNT FEE (Note 1)         $30


GUARANTEED WITHDRAWAL
BENEFIT RIDER CHARGE
     Guaranteed Withdrawal               0.25% of the
     Benefit (GWB III)                   Guaranteed
                                         Withdrawal Amount
                                         (Note 2)
     Lifetime Withdrawal                 0.50% of the
     Guarantee (Single Life              Total Guaranteed
     version) Prior to Automatic         Withdrawal Amount
     Annual Step-Up                      (Note 2)
     Lifetime Withdrawal                 0.95% of the
     Guarantee (Single Life              Total Guaranteed
     version) Upon Automatic             Withdrawal Amount
     Annual Step-Up (maximum)            (Note 2)
     Lifetime Withdrawal                 0.70% of the
     Guarantee (Joint Life               Total Guaranteed
     version) Prior to Automatic         Withdrawal Amount
     Annual Step-Up                      (Note 2)
     Lifetime Withdrawal                 1.40% of the
     Guarantee (Joint Life               Total Guaranteed
     version) Upon Automatic             Withdrawal Amount
     Annual Step-Up (maximum)            (Note 2)

--------------------------------------------------------------------------------
Note 1. An Account Fee of $30 is charged on the last day of each contract year if account value is less than $50,000.

Note 2. See "Living Benefits - Guaranteed Withdrawal Benefit" for a definition of the term Guaranteed Withdrawal Amount.

*Certain fees and expenses may not apply during the income phase of the contract. (See "Expenses.")

SEPARATE ACCOUNT ANNUAL EXPENSES
(referred to as Separate Account Product Charges)
(as a percentage of average account value in the Separate Account)


Mortality and Expense Charge (maximum)
   (Note 1)                                           1.20%
Administration Charge                                 0.15%
Total Separate Account Annual Expenses
   (maximum) (Note 1)                                 1.35%
Death Benefit Rider Charge (Optional)
   (as a percentage of average account value in
   the Separate Account)
Optional Death Benefit - Annual Step-Up               0.15 %
Additional Death Benefit - Earnings
   Preservation Benefit                               0.25 %

--------------------------------------------------------------------------------
Note 1. The Mortality and Expense Charge may be reduced in certain circumstances. You are required to estimate on the application the total purchase payments you intend to make in the first contract year. This estimate will determine the Mortality and Expense charge you pay during the first contract year. At the first contract anniversary, the Mortality and Expense charge may be increased if you do not reach your purchase payment estimate. Also, additional purchase payments in excess of your estimate and additional purchase payments after the first contract year will not lower your Mortality and Expense charge. Please see "Expenses - Product Charges - How to Reduce the Mortality and Expense Charge" for more information.


     ESTIMATED/TOTAL
PURCHASE PAYMENTS IN           MORTALITY AND
   FIRST CONTRACT YEAR         EXPENSE CHARGE
$0 - 99,999                    1.20%
$100,000 - 249,999             1.05%
$250,000 - 499,999             0.95%
$500,000 or more               0.80%

--------------------------------------------------------------------------------

THE NEXT TABLE SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE INVESTMENT PORTFOLIOS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. MORE DETAIL CONCERNING EACH INVESTMENT PORTFOLIO'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUSES FOR THE INVESTMENT PORTFOLIOS AND IN THE FOLLOWING TABLES.


Total Annual Portfolio               Minimum          Maximum
                                     ----             ----
Expenses (expenses that are          0.47%            1.47%
deducted from investment
portfolio assets, including
management fees, 12b-1/service
fees, and other expenses)

--------------------------------------------------------------------------------
FOR INFORMATION CONCERNING COMPENSATION PAID FOR THE SALE OF THE CONTRACTS, SEE "OTHER INFORMATION - DISTRIBUTOR."

INVESTMENT PORTFOLIO EXPENSES
(as a percentage of the average daily net assets of an investment portfolio)

The following table is a summary. For more complete information on investment portfolio fees and expenses, please refer to the prospectus for each investment portfolio.




                                                                                               TOTAL     CONTRACTUAL   NET TOTAL
                                                                                               ANNUAL      EXPENSE      ANNUAL
                                                  MANAGEMENT   12B-1/SERVICE      OTHER      PORTFOLIO    SUBSIDY OR   PORTFOLIO
                                                     FEES           FEES       EXPENSES(1)    EXPENSES     DEFERRAL    EXPENSES
                                                 ------------ --------------- ------------- ----------- ------------- ----------
ALLIANCEBERNSTEIN VARIABLE PRODUCT
 SERIES FUND, INC.
 AllianceBernstein Large Cap Growth Portfolio      0.75%        0.25%           0.06%        1.06%        0.00%        1.06%
AMERICAN FUNDS INSURANCE SERIES
 American Funds Global Growth Fund                 0.58%        0.25%           0.04%        0.87%        0.00%        0.87%
 American Funds Growth Fund                        0.33%        0.25%           0.02%        0.60%        0.00%        0.60%
 American Funds Growth-Income Fund                 0.28%        0.25%           0.01%        0.54%        0.00%        0.54%
FIDELITY (Reg. TM) VARIABLE INSURANCE PRODUCTS
 VIP Mid Cap Portfolio                             0.57%        0.25%           0.12%        0.94%        0.00%        0.94%
FRANKLIN TEMPLETON VARIABLE INSURANCE
 PRODUCTS TRUST
 Franklin Income Securities Fund                   0.46%        0.25%           0.02%        0.73%        0.00%        0.73%
 Mutual Shares Securities Fund                     0.60%        0.25%           0.18%        1.03%        0.00%        1.03%
 Templeton Growth Securities Fund                  0.75%        0.25%           0.07%        1.07%        0.00%        1.07%
LEGG MASON PARTNERS INVESTMENT SERIES
 Legg Mason Partners Variable Dividend             0.65%        0.00%           0.21%        0.86%        0.00%        0.86%
 Strategy Portfolio(2)
 Legg Mason Partners Variable Growth and           0.65%        0.00%           0.13%        0.78%        0.00%        0.78%
 Income Portfolio(2)
 Legg Mason Partners Variable Premier              0.75%        0.00%           0.19%        0.94%        0.00%        0.94%
 Selections All Cap Growth Portfolio(2)
LEGG MASON PARTNERS VARIABLE PORTFOLIOS
 I, INC.
 Legg Mason Partners Variable High Yield           0.80%        0.00%           0.30%        1.10%        0.00%        1.10%
 Bond Portfolio
 Legg Mason Partners Variable Small Cap            0.75%        0.00%           0.22%        0.97%        0.00%        0.97%
 Growth Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS
 II
 Legg Mason Partners Variable Appreciation         0.70%        0.00%           0.02%        0.72%        0.00%        0.72%
 Portfolio
 Legg Mason Partners Variable Capital and          0.75%        0.00%           0.39%        1.14%        0.00%        1.14%
 Income Portfolio
 Legg Mason Partners Variable Fundamental          0.75%        0.00%           0.03%        0.78%        0.00%        0.78%
 Value Portfolio

                                                      MANAGEMENT   12B-1/SERVICE
                                                         FEES           FEES
                                                     ------------ ---------------
LEGG MASON PARTNERS VARIABLE PORTFOLIOS
 III, INC.
 Legg Mason Partners Variable Adjustable Rate          0.55%        0.25%
 Income Portfolio(2)(3)
 Legg Mason Partners Variable Aggressive               0.75%        0.00%
 Growth Portfolio(2)(3)
 Legg Mason Partners Variable Large Cap                0.75%        0.00%
 Growth Portfolio(2)(3)
 Legg Mason Partners Variable Large Cap                0.60%        0.00%
 Value Portfolio(2)
 Legg Mason Partners Variable Money Market             0.45%        0.00%
 Portfolio(2)(3)
 Legg Mason Partners Variable Social                   0.71%        0.00%
 Awareness Stock Portfolio(2)(3)
LEGG MASON PARTNERS VARIABLE PORTFOLIOS
 IV
 Legg Mason Partners Variable Multiple                 0.75%        0.25%
 Discipline Portfolio - All Cap Growth and
 Value
 Legg Mason Partners Variable Multiple                 0.75%        0.25%
 Discipline Portfolio - Balanced All Cap
 Growth and Value
 Legg Mason Partners Variable Multiple                 0.75%        0.25%
 Discipline Portfolio - Global All Cap
 Growth and Value
 Legg Mason Partners Variable Multiple                 0.75%        0.25%
 Discipline Portfolio - Large Cap Growth and
 Value
MET INVESTORS SERIES TRUST
 Met/AIM Capital Appreciation Portfolio(4)             0.76%        0.00%
 Met/AIM Small Cap Growth Portfolio(1)                 0.90%        0.25%
 MFS (Reg. TM) Research International Portfolio(1)     0.74%        0.25%
 MFS (Reg. TM) Value Portfolio(4)                      0.73%        0.00%
 Oppenheimer Capital Appreciation                      0.59%        0.25%
 Portfolio(1)
 Pioneer Fund Portfolio(4)                             0.75%        0.00%
 Pioneer Strategic Income Portfolio(4)                 0.73%        0.00%
 Met/Putnam Capital Opportunities Portfolio            0.85%        0.25%
METROPOLITAN SERIES FUND, INC.
 FI International Stock Portfolio                      0.86%        0.25%
 FI Large Cap Portfolio(4)(5)                          0.80%        0.00%
 FI Value Leaders Portfolio                            0.66%        0.10%
 MFS (Reg. TM) Total Return Portfolio                  0.57%        0.20%
 Oppenheimer Global Equity Portfolio                   0.60%        0.25%
 Western Asset Management U.S. Government              0.54%        0.25%
 Portfolio
PIONEER VARIABLE CONTRACTS TRUST
 Pioneer Mid Cap Value VCT Portfolio                   0.65%        0.25%
PUTNAM VARIABLE TRUST
 Putnam VT Small Cap Value Fund                        0.76%        0.25%



                                                                      TOTAL     CONTRACTUAL   NET TOTAL
                                                                      ANNUAL      EXPENSE      ANNUAL
                                                         OTHER      PORTFOLIO    SUBSIDY OR   PORTFOLIO
                                                      EXPENSES(1)    EXPENSES     DEFERRAL    EXPENSES
                                                     ------------- ----------- ------------- ----------
LEGG MASON PARTNERS VARIABLE PORTFOLIOS
 III, INC.
 Legg Mason Partners Variable Adjustable Rate          0.28%        1.08%        0.00%        1.08%
 Income Portfolio(2)(3)
 Legg Mason Partners Variable Aggressive               0.02%        0.77%        0.00%        0.77%
 Growth Portfolio(2)(3)
 Legg Mason Partners Variable Large Cap                0.04%        0.79%        0.00%        0.79%
 Growth Portfolio(2)(3)
 Legg Mason Partners Variable Large Cap                0.05%        0.65%        0.00%        0.65%
 Value Portfolio(2)
 Legg Mason Partners Variable Money Market             0.02%        0.47%        0.00%        0.47%
 Portfolio(2)(3)
 Legg Mason Partners Variable Social                   0.04%        0.75%        0.00%        0.75%
 Awareness Stock Portfolio(2)(3)
LEGG MASON PARTNERS VARIABLE PORTFOLIOS
 IV
 Legg Mason Partners Variable Multiple                 0.06%        1.06%        0.00%        1.06%
 Discipline Portfolio - All Cap Growth and
 Value
 Legg Mason Partners Variable Multiple                 0.06%        1.06%        0.00%        1.06%
 Discipline Portfolio - Balanced All Cap
 Growth and Value
 Legg Mason Partners Variable Multiple                 0.15%        1.15%        0.00%        1.15%
 Discipline Portfolio - Global All Cap
 Growth and Value
 Legg Mason Partners Variable Multiple                 0.24%        1.24%        0.00%        1.24%
 Discipline Portfolio - Large Cap Growth and
 Value
MET INVESTORS SERIES TRUST
 Met/AIM Capital Appreciation Portfolio(4)             0.05%        0.81%        0.00%        0.81%
 Met/AIM Small Cap Growth Portfolio(1)                 0.11%        1.26%        0.00%        1.26%
 MFS (Reg. TM) Research International Portfolio(1)     0.23%        1.22%        0.00%        1.22%
 MFS (Reg. TM) Value Portfolio(4)                      0.24%        0.97%        0.00%        0.97%
 Oppenheimer Capital Appreciation                      0.10%        0.94%        0.00%        0.94%
 Portfolio(1)
 Pioneer Fund Portfolio(4)                             0.28%        1.03%        0.03%        1.00%
 Pioneer Strategic Income Portfolio(4)                 0.09%        0.82%        0.00%        0.82%
 Met/Putnam Capital Opportunities Portfolio            0.37%        1.47%        0.00%        1.47%
METROPOLITAN SERIES FUND, INC.
 FI International Stock Portfolio                      0.20%        1.31%        0.00%        1.31%
 FI Large Cap Portfolio(4)(5)                          0.05%        0.85%        0.00%        0.85%
 FI Value Leaders Portfolio                            0.07%        0.83%        0.00%        0.83%
 MFS (Reg. TM) Total Return Portfolio                  0.16%        0.93%        0.00%        0.93%
 Oppenheimer Global Equity Portfolio                   0.33%        1.18%        0.00%        1.18%
 Western Asset Management U.S. Government              0.07%        0.86%        0.00%        0.86%
 Portfolio
PIONEER VARIABLE CONTRACTS TRUST
 Pioneer Mid Cap Value VCT Portfolio                   0.05%        0.95%        0.00%        0.95%
PUTNAM VARIABLE TRUST
 Putnam VT Small Cap Value Fund                        0.08%        1.09%        0.00%        1.09%

                                                                                           TOTAL     CONTRACTUAL   NET TOTAL
                                                                                           ANNUAL      EXPENSE      ANNUAL
                                              MANAGEMENT   12B-1/SERVICE      OTHER      PORTFOLIO    SUBSIDY OR   PORTFOLIO
                                                 FEES           FEES       EXPENSES(1)    EXPENSES     DEFERRAL    EXPENSES
                                             ------------ --------------- ------------- ----------- ------------- ----------
THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
 Equity and Income Portfolio                   0.50%        0.35%           0.28%        1.13%        0.00%        1.13%
 U.S. Real Estate Securities Portfolio         0.75%        0.00%           0.28%        1.03%        0.00%        1.03%
VAN KAMPEN LIFE INVESTMENT TRUST
 Van Kampen LIT Comstock Portfolio             0.56%        0.25%           0.03%        0.84%        0.00%        0.84%
 Van Kampen LIT Strategic Growth Portfolio     0.70%        0.25%           0.07%        1.02%        0.00%        1.02%
 Van Kampen LIT Growth and Income              0.57%        0.25%           0.04%        0.86%        0.00%        0.86%
 Portfolio



                                                MANAGEMENT   12B-1/SERVICE     OTHER
                                                   FEES           FEES       EXPENSES
                                               ------------ --------------- ----------
LEGG MASON PARTNERS VARIABLE LIFESTYLE
 SERIES INC.
 Legg Mason Partners Variable Lifestyle          0.35%        0.00%          0.00%
 Balanced Portfolio(6)
 Legg Mason Partners Variable Lifestyle          0.35%        0.00%          0.00%
 Growth Portfolio(6)
 Legg Mason Partners Variable Lifestyle High     0.35%        0.00%          0.00%
 Growth Portfolio(6)



                                                                                        NET TOTAL
                                                                                         ANNUAL
                                                                                        PORTFOLIO
                                                                             NET        EXPENSES
                                                  TOTAL     CONTRACTUAL     TOTAL       INCLUDING
                                                  ANNUAL      EXPENSE       ANNUAL     EXPENSES OF
                                                PORTFOLIO    SUBSIDY OR   PORTFOLIO    UNDERLYING
                                                 EXPENSES     DEFERRAL     EXPENSES   PORTFOLIOS(6)
                                               ----------- ------------- ----------- --------------
LEGG MASON PARTNERS VARIABLE LIFESTYLE
 SERIES INC.
 Legg Mason Partners Variable Lifestyle         0.35%       0.00%         0.35%        1.05%
 Balanced Portfolio(6)
 Legg Mason Partners Variable Lifestyle         0.35%       0.00%         0.35%        1.10%
 Growth Portfolio(6)
 Legg Mason Partners Variable Lifestyle High    0.35%       0.00%         0.35%        1.16%
 Growth Portfolio(6)

The Net Total Annual Portfolio Expenses have been restated to reflect contractual arrangements in effect as of May 1, 2006, under which investment advisers or managers of investment portfolios have agreed to waive and/or pay expenses of the portfolios. Each of these arrangements is in effect until at least April 30, 2007 (excluding optional extensions). Net Total Annual Portfolio Expenses have not been restated to reflect expense reductions that certain investment portfolios achieved as a result of voluntary expense subsidy or deferral arrangements or directed brokerage arrangements. The investment portfolios provided the information on their expenses, and we have not independently verified the information. Unless otherwise indicated the information provided is for the year ended December 31, 2005.

(1) Other Expenses may include amounts repaid to investment advisers or managers pursuant to contractual arrangements for prior waivers or payments of portfolio expenses. The amounts repaid per portfolio are:
    0.04% for the Met/AIM Small Cap Growth Portfolio; 0.05% for the MFS (Reg.
    TM) Research International Portfolio; and 0.05% for the Oppenheimer Capital Appreciation Portfolio.

(2) The information provided is for the fiscal year ended October 31, 2005.

(3) Management Fees in the fee table have been restated to reflect a new fee schedule that became effective November 1, 2005 (December 1, 2005 for the Legg Mason Partners Variable Social Awareness Stock Portfolio).

(4) Portfolio expenses for this investment portfolio are estimated for the year ended December 31, 2006.

(5) The FI Large Cap Portfolio's annual expenses have been restated to reflect the reorganization of another portfolio into the FI Large Cap Portfolio, which occurred as of the close of business on April 28, 2006.

(6) Each portfolio of the Legg Mason Partners Variable Lifestyle Series Inc. (a "fund of funds") invests in the shares of other mutual funds ("underlying portfolios") and will bear its pro rata portion of the operating expenses of the underlying portfolios in which each fund of funds invests. The Net Total Annual Portfolio Expenses Including Expenses of the Underlying Portfolios includes a weighted average of the total expense ratios of the underlying portfolios as of January 31, 2006 (the fiscal year end of the funds of funds). These weighted averages of the total expense ratios of the underlying portfolios are: 0.70% for the Legg Mason Partners Variable Lifestyle Balanced Portfolio; 0.75% for the Legg Mason Partners Variable Lifestyle Growth Portfolio; and 0.81% for the Legg Mason Partners Variable Lifestyle High Growth Portfolio.

EXAMPLES
THESE EXAMPLES ARE INTENDED TO HELP YOU COMPARE THE COST OF INVESTING IN THE CONTRACT WITH THE COST OF INVESTING IN OTHER VARIABLE ANNUITY CONTRACTS. THESE COSTS INCLUDE CONTRACT OWNER TRANSACTION EXPENSES, CONTRACT FEES, SEPARATE ACCOUNT ANNUAL EXPENSES, AND INVESTMENT PORTFOLIO FEES AND EXPENSES.

THE EXAMPLES ASSUME THAT YOU INVEST $10,000 IN THE CONTRACT FOR THE TIME PERIODS INDICATED. THE EXAMPLES ALSO ASSUME THAT YOUR INVESTMENT HAS A 5% RETURN EACH YEAR AND ASSUME: (A) MAXIMUM AND (B) MINIMUM FEES AND EXPENSES OF ANY OF THE INVESTMENT PORTFOLIOS (BEFORE SUBSIDY AND/OR DEFERRAL). ALTHOUGH YOUR ACTUAL COSTS MAY BE HIGHER OR LOWER, BASED ON THESE ASSUMPTIONS, YOUR COSTS WOULD BE:


CHART 1. Chart 1 assumes you select the optional Annual Step-Up Death Benefit rider, the Additional Death Benefit -
Earnings Preservation Benefit rider and the Lifetime Withdrawal Guarantee (Joint Life version) rider (assuming the maximum charge of 1.40%), which is the most expensive way to purchase the contract.

(1) IF YOU SURRENDER YOUR CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD:


                             Time Periods
    1 year              3 years            5 years           10 years
--------------       ------------       ------------       ------------
         (a)$               (a)$               (a)$               (a)$
         (b)$               (b)$               (b)$               (b)$

(2) IF YOU DO NOT SURRENDER YOUR CONTRACT OR IF YOU ANNUITIZE AT THE END OF THE APPLICABLE TIME PERIOD:


                             Time Periods
    1 year              3 years            5 years           10 years
--------------       ------------       ------------       ------------
         (a)$               (a)$               (a)$               (a)$
         (b)$               (b)$               (b)$               (b)$

CHART 2. Chart 2 below assumes that you do not select any optional death benefit riders, the GWB III or Lifetime Withdrawal Guarantee rider, which is the least expensive way to purchase the contract.

(1) IF YOU SURRENDER YOUR CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD:


                             Time Periods
    1 year              3 years            5 years           10 years
--------------       ------------       ------------       ------------
         (a)$               (a)$               (a)$               (a)$
         (b)$               (b)$               (b)$               (b)$

(2) IF YOU DO NOT SURRENDER YOUR CONTRACT OR IF YOU ANNUITIZE AT THE END OF THE APPLICABLE TIME PERIOD:


                             Time Periods
    1 year              3 years            5 years           10 years
--------------       ------------       ------------       ------------
         (a)$               (a)$               (a)$               (a)$
         (b)$               (b)$               (b)$               (b)$


The Examples should not be considered a representation of past or future expenses or annual rates of return of any investment portfolio. Actual expenses and annual rates of return may be more or less than those assumed for the purpose of the Examples.

1. THE ANNUITY CONTRACT
This prospectus describes the Variable Annuity Contract offered by us.

The variable annuity contract is a contract between you as the owner, and us, the insurance company, where we promise to pay an income to you, in the form of annuity payments, beginning on a designated date that you select. Until you decide to begin receiving annuity payments, your annuity is in the ACCUMULATION PHASE. Once you begin receiving annuity payments, your contract switches to the INCOME PHASE.

The contract benefits from tax deferral. Tax deferral means that you are not taxed on earnings or appreciation on the assets in your contract until you take money out of your contract. For any tax qualified account (e.g. an IRA or 403(b) plan), the tax deferred accrual feature is provided by the tax qualified retirement plan. Therefore, there should be reasons other than tax deferral for acquiring the contract within a qualified plan. (See "Federal Tax Status.")

The contract is called a variable annuity because you can choose among the investment portfolios and, depending upon market conditions, you can make or lose money in any of these portfolios. If you select the variable annuity portion of the contract, the amount of money you are able to accumulate in your contract during the accumulation phase depends upon the investment performance of the investment portfolio(s) you select. The amount of the annuity payments you receive during the income phase from the variable annuity portion of the contract also depends, in part, upon the investment performance of the investment portfolio(s) you select for the income phase. We do not guarantee the investment performance of the variable annuity portion. You bear the full investment risk for all amounts allocated to the variable annuity portion. However, prior to its termination, the Lifetime Withdrawal Guarantee rider offers the option, after a 15-year waiting period, to cancel the rider and increase your account value to your initial purchase payment, less reductions for any withdrawals (see Living Benefits - Lifetime Withdrawal Guarantee).

In most states, the contract also contains a FIXED ACCOUNT (contact your registered representative regarding your state). The fixed account is not offered by this prospectus. The fixed account offers an interest rate that is guaranteed by us (the minimum rate on the fixed account is 1.5% but may be higher in your state). If you select the fixed account, your money will be placed with our other general account assets, and the amount of money you are able to accumulate in your contract during the accumulation phase depends upon the total interest credited to your contract. The fixed account is part of our general account. Our general account consists of all assets owned by us other than those in the Separate Account and our other separate accounts. We have sole discretion over the investment of assets in the general account. If you select a fixed annuity payment option during the income phase, payments are made from our general account assets.

The amount of the annuity payments you receive during the income phase from a fixed annuity payment option of the contract will remain level for the entire income phase, provided that the payment may increase in the event you make a transfer from a variable annuity payment option to the fixed annuity payment. Please see the terms of your actual contract for more detailed information.

As owner of the contract, you exercise all interests and rights under the contract. You can change the owner at any time by notifying us in writing. The contract may be owned generally by joint owners (limited to two natural persons). We provide more information on this under "Other Information."

MARKET TIMING

We have policies and procedures that attempt to detect transfer activity that may adversely affect other owners or investment portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (I.E., market timing). We employ various means to try to detect such transfer activity, such as periodically examining the frequency and size of transfers into and out of particular investment portfolios made by owners within given periods of time and/or investigating transfer activity identified by the investment portfolios on a case-by-case basis. We may revise these policies and procedures in our sole discretion at any time without prior notice.

Our market timing policies and procedures are discussed in more detail in "Investment Options - Transfers - Market Timing."



2. PURCHASE
PURCHASE PAYMENTS

A PURCHASE PAYMENT is the money you give us to invest in the contract. The initial purchase payment is due on the date the contract is issued. Subject to the minimum and maximum payment requirements (see below), you may make additional purchase payments.

o  The minimum initial purchase payment we will accept is $5,000.

o If you want to make an initial purchase payment of $1 million or more, or an additional purchase payment that would cause your total purchase payments to exceed $1 million, you will need our prior approval.

o You can make additional purchase payments of $500 or more to either type of contract (qualified and non-qualified) unless you have elected an electronic funds transfer program approved by us, in which case the minimum additional purchase payment is $100 per month.

o You are required to estimate on the application the total purchase payments you intend to make in the first contract year. This estimate will determine the Mortality and Expense charge you pay during the first contract year. At the first contract anniversary, the Mortality and Expense charge may be increased if you do not reach your purchase payment estimate. Also, additional purchase payments in excess of your estimate and additional purchase payments after the first contract year will not lower your Mortality and Expense charge. Please see 'Expenses-Product Charges-How to Reduce the Mortality and Expense Charge' for more information.

o  We will accept a different amount if required by federal tax law.

We reserve the right to reject any application or purchase payment and to limit future purchase payments.

TERMINATION FOR LOW ACCOUNT VALUE

We may terminate your contract by paying you the account value in one sum if, prior to the annuity date, you do not make purchase payments for two consecutive contract years, the total amount of purchase payments made, less any partial withdrawals, is less than $2,000 or any lower amount required by federal tax laws, and the account value on or after the end of such two year period is less than $2,000. Accordingly, no contract will be terminated due solely to negative investment performance.

ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, we will allocate your purchase payment to the fixed account and/or any of the investment portfolios you have selected. You may not choose more than 18 investment portfolios (including the fixed account) at the time your initial purchase payment is allocated. Each allocation must be at least $500 and must be in whole numbers.

We have reserved the right to restrict payments to the fixed account if any of the following conditions exist:

o the credited interest rate on the fixed account is equal to the guaranteed minimum rate; or

o your account value in the fixed account equals or exceeds our published maximum for fixed account allocation (currently, there is no limit); or

o  a transfer was made out of the fixed account within the previous 180 days.

If you make additional purchase payments, we will allocate them in the same way as your first purchase payment unless you tell us otherwise. However, if you make an additional purchase payment and you have a DCA program in effect, we will allocate your additional payments to the investment portfolios selected under the DCA program unless you tell us otherwise. You may change your allocation instructions at any time by notifying us in writing, by calling us or by Internet. You may not choose more than 18 investment portfolios (including the fixed account) at the time you submit a subsequent purchase payment. If you wish to allocate the payment to more than 18 investment portfolios (including the fixed account), you must notify us of your chosen allocation one or more days prior to submitting the payment. If there are joint owners, unless we are instructed to the contrary, we will accept allocation instructions from either joint owner.

Once we receive your purchase payment and the necessary information, we will issue your contract and allocate your first purchase payment within 2 business days. A BUSINESS DAY is each day that the New York Stock Exchange is open for business. A business day closes at the close of normal trading on the New York Stock Exchange, usually 4:00 p.m. Eastern Time. If you do not give us all of the information we need, we will contact you to get it before we make any allocation. If for some reason we are unable to complete this process within 5 business days, we will either send back your money or get your permission to keep it until we get all of the necessary information. (See "Other Information - Requests and Elections.")

FREE LOOK

If you change your mind about owning this contract, you can cancel it within 10 days after receiving it (or the period required in your state). We ask that you submit your request to cancel in writing, signed by you, to our Annuity Service Center. When you cancel the contract within this "free look" period, we will not assess a withdrawal charge. Unless otherwise required by state law, you will receive back whatever your contract is worth on the day we receive your request. This may be more or less than your payment depending upon the performance of the portfolios you allocated your purchase payment to during the free look period. This means that you bear the risk of any decline in the value of your contract during the free look period. We do not refund any charges or deductions assessed during the free look period. In certain states, we are required to give you back your purchase payment if you decide to cancel your contract during the free look period.

ACCUMULATION UNITS

The portion of your account value allocated to the Separate Account will go up or down depending upon the investment performance of the investment portfolio(s) you choose. In order to keep track of this portion of your account value, we use a unit of measure we call an ACCUMULATION UNIT. (An accumulation unit works like a share of a mutual fund.)

Every business day we determine the value of an accumulation unit for each of the investment portfolios by multiplying the accumulation unit value for the immediately preceding business day by a factor for the current business day. The factor is determined by:

1) dividing the net asset value per share of the investment portfolio at the end of the current business day, plus any dividend or capital gains per share declared on behalf of the investment portfolio as of that day, by the net asset value per share of the investment portfolio for the previous business day, and

2) multiplying it by one minus the Separate Account product charges (including any death benefit rider charge) for each day since the last business day and any charges for taxes.

The value of an accumulation unit may go up or down from day to day.

When you make a purchase payment, we credit your contract with accumulation units. The number of accumulation units credited is determined by dividing the amount of the purchase payment allocated to an investment portfolio by the value of the accumulation unit for that investment portfolio.

We calculate the value of an accumulation unit for each investment portfolio after the New York Stock Exchange closes each day (generally 4:00 p.m. Eastern
Time) and then credit your contract.

EXAMPLE:

   On Monday we receive an additional purchase payment of $5,000 from you before 4:00 p.m. Eastern Time. You have told us you want this to go to the MFS (Reg. TM) Research International Portfolio. When the New York Stock Exchange closes on that Monday, we determine that the value of an accumulation unit for the MFS (Reg. TM) Research International Portfolio is $13.90. We then divide $5,000 by $13.90 and credit your contract on Monday night with 359.71 accumulation units for the MFS (Reg. TM) Research International Portfolio.

ACCOUNT VALUE

ACCOUNT VALUE is equal to the sum of your interests in the investment portfolios and the fixed account. Your interest in each investment portfolio is determined by multiplying the number of accumulation units for that portfolio by the value of the accumulation unit.

REPLACEMENT OF CONTRACTS

Generally you can exchange one variable annuity contract for another in a tax-free exchange under Section 1035 of the Internal Revenue Code. Before making an exchange, you should compare both annuities carefully. Remember that if you exchange another annuity for the one described in this prospectus, you might have to pay a surrender charge on your old annuity, and there will be a new surrender charge period for this contract and other charges may be higher (or lower) and the benefits may be different. Also, because we will not issue the contract until we have received the initial premium from your existing insurance company, the issuance of the contract may be delayed.

Generally, it is not advisable to purchase a contract as a replacement for an existing variable annuity contract. Before you exchange another annuity for our contract, ask your registered representative whether the exchange would be advantageous, given the contract features, benefits and charges.



3. INVESTMENT OPTIONS
The contract offers 50 INVESTMENT PORTFOLIOS, which are listed below. Additional investment portfolios may be available in the future.

YOU SHOULD READ THE PROSPECTUSES FOR THESE FUNDS CAREFULLY. COPIES OF THESE PROSPECTUSES WILL ACCOMPANY OR PRECEDE THE DELIVERY OF YOUR CONTRACT. YOU CAN OBTAIN COPIES OF THE FUND PROSPECTUSES BY CALLING OR WRITING TO US AT: METLIFE INVESTORS USA INSURANCE COMPANY, VARIABLE AND FIXED ANNUITY PRODUCTS, P.O. BOX 10426, DES MOINES, IOWA 50306-0426, (800) 842-9325. YOU CAN ALSO OBTAIN
INFORMATION ABOUT THE FUNDS (INCLUDING A COPY OF THE STATEMENT OF ADDITIONAL INFORMATION) BY ACCESSING THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. CERTAIN INVESTMENT PORTFOLIOS DESCRIBED IN THE FUND PROSPECTUSES MAY NOT BE AVAILABLE WITH YOUR CONTRACT. APPENDIX A CONTAINS A SUMMARY OF ADVISERS AND SUBADVISERS, AND INVESTMENT OBJECTIVES AND STRATEGIES FOR EACH INVESTMENT PORTFOLIO.

The investment objectives and policies of certain of the investment portfolios may be similar to the investment objectives and policies of other mutual funds that certain of the portfolios' investment advisers manage. Although the objectives and policies may be similar, the investment results of the investment portfolios may be higher or lower than the results of such other mutual funds. The investment advisers cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the funds may have the same investment advisers.

Shares of the investment portfolios may be offered to insurance company separate accounts of both variable annuity and variable life insurance contracts and to qualified plans. Due to differences in tax treatment and other considerations, the interests of various owners participating in, and the interests of qualified plans investing in the investment portfolios may conflict. The investment portfolios will monitor events in order to identify the existence of any material irreconcilable conflicts and determine what action, if any, should be taken in response to any such conflict.

CERTAIN PAYMENTS WE RECEIVE WITH REGARD TO THE INVESTMENT PORTFOLIOS. An investment adviser (other than our affiliates MetLife Advisers, LLC, and Met Investors Advisory, LLC) or subadviser of an investment portfolio, or its affiliates, may compensate us and/or certain of our affiliates for administrative or other services relating to the investment portfolios. The amount of the compensation is not deducted from portfolio assets and does not decrease the portfolio's investment return. The amount of the compensation is based on a percentage of assets of the investment portfolios attributable to the contracts and certain other variable insurance products that we and our affiliates issue. These percentages differ and some advisers or subadvisers (or other affiliates) may pay us more than others. These percentages currently range up to 0.50%. The agreement described below between MetLife, Inc. ("MetLife") and Legg Mason, Inc. ("Legg Mason") also obligates Legg Mason affiliates to continue on their current terms certain arrangements under which we receive payments in connection with our provision of administrative, marketing or other support services to the portfolios advised or subadvised by Legg Mason affiliates. Additionally, an investment adviser or subadviser of an investment portfolio or its affiliates may provide us with wholesaling services that assist in the distribution of the contracts and may pay us and/or certain of our affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or its affiliate) with increased access to persons involved in the distribution of the contracts.


We and/or certain of our affiliated insurance companies have membership interests in our affiliated investment advisers MetLife Advisers, LLC, and Met Investors Advisory, LLC, which are formed as "limited liability companies." Our membership interests entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the investment portfolio. We may benefit accordingly from assets allocated to the investment portfolios to the extent they result in profits to the advisers. (See "Fee Tables and Examples - Investment Portfolio Expenses" for information on the management fees paid by the investment portfolios and the Statement of Additional Information for the investment portfolios for information on the management fees paid by the advisers to the subadvisers.)

Certain investment portfolios have adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. The Distribution Plan is described in more detail in the investment portfolio's prospectus. (See "Fee Tables and Examples - Investment Portfolio Expenses" and "Other Information - Distributor.") The payments are deducted from assets of the investment portfolios and are paid to our distributor, MetLife Investors Distribution Company. These payments decrease the portfolio's investment return.

We select the investment portfolios offered through this contract based on several criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the investment portfolio's adviser or subadviser is one of our affiliates or whether the investment portfolio, its adviser, its subadviser(s), or an affiliate will compensate us or our affiliates for providing certain administrative and other services, as described above. In some cases, we have included investment portfolios based on recommendations made by selling firms. We review the investment portfolios periodically and may remove an investment portfolio or limit its availability to new purchase payments and/or transfers of account value if we determine that the investment portfolio no longer meets one or more of the selection criteria, and/or if the investment portfolio has not attracted significant allocations from owners. In certain instances, our ability to remove or replace an investment portfolio may be limited by the terms of a five-year agreement between MetLife and Legg Mason relating to the use of certain investment portfolios advised by Legg Mason affiliates. The agreement sets forth the conditions under which we can remove an investment portfolio, which, in some cases, may differ from our own selection criteria. In addition, during the term of the agreement, subject to our fiduciary and other legal duties, we are generally obligated in the first instance to consider investment portfolios advised by Legg Mason affiliates in seeking to make a substitution for an investment portfolio advised by a Legg Mason affiliate. The agreement was originally entered into on July 1, 2005 by MetLife and certain affiliates of Citigroup Inc. ("Citigroup") as part of MetLife's acquisition of The Travelers Insurance Company and The Travelers Life and Annuity Company from Citigroup. Legg Mason replaced the Citigroup affiliates as a party to the agreement when Citigroup subsequently sold its asset management business to Legg Mason. We do not provide investment advice and do not recommend or endorse any particular investment portfolio.

We make certain payments to American Funds Distributors, Inc., principal underwriter for the American Funds Insurance Series. (See "Other Information - Distributor.")


ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC. (CLASS B)
AllianceBernstein Variable Products Series Fund, Inc. is a mutual fund with multiple portfolios. Alliance Capital Management L.P. is the investment adviser to each portfolio. The following Class B portfolio is available under the contract:

     AllianceBernstein Large Cap Growth Portfolio


AMERICAN FUNDS INSURANCE SERIES (CLASS 2)
American Funds Insurance Series is a trust with multiple portfolios. Capital Research and Management Company is the investment adviser to each portfolio. The following Class 2 portfolios are available under the contract:

     American Funds Global Growth Fund
     American Funds Growth Fund
     American Funds Growth-Income Fund


FIDELITY VARIABLE INSURANCE PRODUCTS (SERVICE CLASS 2)
Fidelity Variable Insurance Products is a variable insurance product portfolio fund with multiple portfolios. Fidelity Management & Research Company is the investment manager and FMR Co., Inc. serves as the sub-adviser to each portfolio. The following Service Class 2 portfolio is available under the contract:

     VIP Mid Cap Portfolio


FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (CLASS 2)
Franklin Templeton Variable Insurance Products Trust currently consists of 23 separate series (the Fund or Funds). Funds may be available in multiple classes: Class 1, Class 2 and Class 3. The portfolios available in connection with your contract are Class 2 shares. Franklin Advisers, Inc.is the investment advisor for the Franklin Income Securities Portfolio; Franklin Mutual Advisers, LLC is the investment advisor for Mutual Shares Securities Fund; and Templeton Global Advisors Limited is the investment adviser for the

Templeton Growth Securities Fund. The following Class 2 portfolios are available under the contract:

     Franklin Income Securities Fund
     Mutual Shares Securities Fund
     Templeton Growth Securities Fund


LEGG MASON PARTNERS INVESTMENT SERIES
Legg Mason Partners Investment Series is a mutual fund with multiple portfolios. Smith Barney Fund Management LLC is the investment adviser to each portfolio. The following portfolio is available under the contract:

     Legg Mason Partners Variable Dividend Strategy Portfolio
     Legg Mason Partners Variable Growth and Income Portfolio
     Legg Mason Partners Variable Premier Selections All Cap Growth Portfolio


LEGG MASON PARTNERS VARIABLE PORTFOLIOS I, INC. (CLASS I)
Legg Mason Partners Variable Portfolios I, Inc. is a mutual fund with multiple portfolios. Salomon Brothers Asset Management, Inc. is the investment adviser to each portfolio. The following Class I portfolios are available under the contract:

     Legg Mason Partners Variable High Yield Bond Portfolio
     Legg Mason Partners Variable Small Cap Growth Portfolio


LEGG MASON PARTNERS VARIABLE PORTFOLIOS II
Legg Mason Partners Variable Portfolios II is a trust that consists of multiple portfolios. Smith Barney Fund Management LLC is the investment adviser to each portfolio listed below. The following portfolios are available under the contract:

     Legg Mason Partners Variable Appreciation Portfolio
     Legg Mason Partners Variable Capital and Income Portfolio
     Legg Mason Partners Variable Fundamental Value Portfolio


LEGG MASON PARTNERS VARIABLE PORTFOLIOS III, INC.
Legg Mason Partners Variable Portfolios III, Inc. is a mutual fund with multiple portfolios. Salomon Brothers Asset Management, Inc. is the investment adviser to the Legg Mason Partners Variable Aggressive Growth Portfolio. Smith Barney Fund Management LLC is the investment adviser to the other portfolios listed below. The following portfolios are available under the contract:

     Legg Mason Partners Variable Adjustable Rate Income Portfolio Legg Mason Partners Variable Aggressive Growth Portfolio
     Legg Mason Partners Variable Large Cap Growth Portfolio
     Legg Mason Partners Variable Large Cap Value Portfolio
     Legg Mason Partners Variable Money Market Portfolio
     Legg Mason Partners Variable Social Awareness Stock Portfolio


LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV
Legg Mason Partners Variable Portfolios IV is a trust with multiple portfolios. Smith Barney Fund Management LLC is the investment adviser for the portfolios. The following portfolios are available under the contract:

     Legg Mason Partners Variable Multiple Discipline Portfolio -  All Cap
         Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -  Balanced All
         Cap Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -  Global All
         Cap Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -  Large Cap
         Growth and Value


MET INVESTORS SERIES TRUST (CLASS B OR CLASS A, AS NOTED)
Met Investors Series Trust is a mutual fund with multiple portfolios. Met Investors Advisory, LLC (Met Investors Advisory), an affiliate of MetLife Investors USA, is the investment manager of Met Investors Series Trust. Met Investors Advisory has engaged subadvisers to provide investment advice for the individual investment portfolios. (See Appendix A for the names of the subadvisers.) The following Class B or Class A, as noted, portfolios are available under the contract:

     Met/AIM Capital Appreciation Portfolio (Class A)
     Met/AIM Small Cap Growth Portfolio
     MFS (Reg. TM) Research International Portfolio
     MFS (Reg. TM) Value Portfolio (Class A)
     Oppenheimer Capital Appreciation Portfolio
     Pioneer Fund Portfolio (Class A)
     Pioneer Strategic Income Portfolio (Class A)
     Met/Putnam Capital Opportunities Portfolio


METROPOLITAN SERIES FUND, INC.
Metropolitan Series Fund, Inc. is a mutual fund with multiple portfolios. MetLife Advisers, LLC (MetLife Advisers), an affiliate of MetLife Investors USA, is the investment adviser to the portfolios. MetLife Advisers has engaged subadvisers to provide investment advice for the individual investment portfolios. (See Appendix A for the names of the subadvisers.) The following portfolios are available under the contracts:

     FI International Stock Portfolio (Class B)
     FI Large Cap Portfolio (Class A)
     FI Value Leaders Portfolio (Class D)
     MFS (Reg. TM) Total Return Portfolio (Class F)
     Oppenheimer Global Equity Portfolio (Class B)
     Western Asset Management U.S. Government Portfolio (Class B)


PIONEER VARIABLE CONTRACTS TRUST (CLASS II)
Pioneer Variable Contracts Trust is a mutual fund with multiple portfolios. Pioneer Investment Management, Inc. is the investment adviser to each portfolio. The following Class II portfolio is available under the contract:

     Pioneer Mid Cap Value VCT Portfolio


PUTNAM VARIABLE TRUST (CLASS IB)
Putnam Variable Trust is a mutual fund with multiple portfolios. Putnam Investment Management, LLC is the investment adviser to each portfolio. The following Class IB portfolio is available under the contract:

     Putnam VT Small Cap Value Fund


THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (CLASS I OR II, AS NOTED)
The Universal Institutional Funds, Inc. is a mutual fund with multiple portfolios. Morgan Stanley Investment Management Inc., doing business as Van Kampen, is the investment adviser to each portfolio. The following Class I or Class II, as noted, portfolios are available under the contract:

     Equity and Income Portfolio (Class II)
     U.S. Real Estate Securities Portfolio (Class I)


VAN KAMPEN LIFE INVESTMENT TRUST (CLASS II)
Van Kampen Life Investment Trust is a mutual fund with multiple portfolios. Van Kampen Asset Management Inc. is the investment adviser to each portfolio. The following Class II portfolios are available under the contract:

     Van Kampen LIT Comstock Portfolio
     Van Kampen LIT Strategic Growth Portfolio
     Van Kampen LIT Growth and Income Portfolio


LEGG MASON PARTNERS VARIABLE LIFESTYLE SERIES, INC.
Legg Mason Partners Variable Lifestyle Series, Inc. is a mutual fund with multiple portfolios. Smith Barney Fund Management LLC is the investment adviser to each portfolio. The following portfolios are available under the contract:

     Legg Mason Partners Variable Lifestyle Balanced Portfolio
     Legg Mason Partners Variable Lifestyle Growth Portfolio
     Legg Mason Partners Variable Lifestyle High Growth Portfolio
--------------------------------------------------------------------------------
TRANSFERS


GENERAL. You can transfer a portion of your account value among the fixed account and the investment portfolios. The contract provides that you can make a maximum of 12 transfers every year and that each transfer is made without charge. We measure a year from the anniversary of the day we issued your contract. We currently allow unlimited transfers but reserve the right to limit this in the future. We may also limit transfers in circumstances of market timing or other transfers we determine are or would be to the disadvantage of other contract owners. (See "Investment Options - Transfers -
Market Timing.") We are not currently charging a transfer fee, but we reserve the right to charge such a fee in the future. If such a charge were to be imposed, it would be $25 for each transfer over 12 in a year. The transfer fee will be deducted from the investment portfolio or fixed account from which the transfer is made. However, if the entire interest in an account is being transferred, the transfer fee will be deducted from the amount which is transferred.

You can make a transfer to or from the fixed account and to or from any investment portfolio, subject to the limitations below. All transfers made on the same business day will be treated as one transfer. Transfers received before the close of trading on the New York Stock Exchange will take effect as of the end of the business day. The following apply to any transfer:

o Your request for transfer must clearly state which investment portfolio(s) or the fixed account are involved in the transfer.

o  Your request for transfer must clearly state how much the transfer is for.

o The minimum amount you can transfer is $500 from an investment portfolio, or your entire interest in the investment portfolio, if less (this does not apply to pre-scheduled transfer programs).

o The minimum amount that may be transferred from the fixed account is $500, or your entire interest in the fixed account. Transfers out of the fixed account during the accumulation phase are limited to the greater of: (a) 25% of the fixed account value at the beginning of the contract year, or
     (b) the amount transferred out of the fixed account in the prior contract year.

o You may not make a transfer to more than 18 investment portfolios (including the fixed account) at any time if the request is made by telephone to our voice response system or by Internet. A request to transfer to more than 18 investment portfolios (including the fixed account) may be made by calling or writing our Annuity Service Center.

During the accumulation phase, to the extent permitted by applicable law, during times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components (a redemption order with simultaneous request for purchase of another investment portfolio). In such a case, the redemption order would be processed at the source investment portfolio's next determined accumulation unit value. However, the purchase of the new investment portfolio would be effective at the next determined accumulation unit value for the new investment portfolio only after we receive the proceeds from the source investment portfolio, or we otherwise receive cash on behalf of the source investment portfolio.

For transfers during the accumulation phase, we have reserved the right to restrict transfers to the fixed account if any one of the following conditions exist:

o  The credited interest rate is equal to the guaranteed minimum rate;

o Your account value in the fixed account equals or exceeds our published maximum for fixed account contract values (currently, there is no limit); or

o  A transfer was made out of the fixed account within the previous 180 days.

During the income phase, you cannot make transfers from a fixed annuity payment option to the investment portfolios. You can, however, make transfers during the income phase from the investment portfolios to a fixed annuity payment option and among the investment portfolios.

TRANSFERS BY TELEPHONE OR OTHER MEANS. You may elect to make transfers by telephone, Internet or other means acceptable to us. To elect this option, you must first provide us with a notice or agreement in a form that we may require. If you own the contract with a joint owner, unless we are instructed otherwise, we will accept instructions from either you or the other owner. (See "Other Information - Requests and Elections.")

All transfers made on the same day will be treated as one transfer. A transfer will be made as of the end of the business day when we receive a notice containing all the required information necessary to process the request. We will consider telephone and Internet requests received after 4:00 p.m. Eastern Time to be received the following business day.

PRE-SCHEDULED TRANSFER PROGRAM. There are certain programs that involve transfers that are pre-scheduled. When a transfer is made as a result of such a program, we do not count the transfer in determining the applicability of any transfer fee and certain minimums do not apply. The current pre-scheduled transfers are made in conjunction with the following: Dollar Cost Averaging and Automatic Rebalancing Programs.

MARKET TIMING. Frequent requests from contract owners to transfer account value may dilute the value of an investment portfolio's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the portfolio and the reflection of that change in the portfolio's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the underlying investment portfolios and may disrupt portfolio management strategy, requiring a portfolio to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the investment portfolios, which may in turn adversely affect contract owners and other persons who may have an interest in the contracts (E.G., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. Currently, we believe that such situations may be presented in the international, small-cap, and high-yield investment portfolios (i.e., the American Funds Global Growth Fund, the Legg Mason Partners Variable High Yield Bond Portfolio, the Legg Mason Partners Variable Small Cap Growth Portfolio, the Met/AIM Small Cap Growth Portfolio, the MFS (Reg. TM) Research International Portfolio, the FI International Stock Portfolio, the Oppenheimer Global Equity Portfolio, and the Putnam VT Small Cap Value Fund), and we monitor transfer activity in those portfolios (the "Monitored Portfolios"). We employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time. For example, we currently monitor transfer activity to determine if, for each category of international, small-cap, and high-yield portfolios, in a 12-month period there were: (1) six or more transfers involving the given category; (2) cumulative gross transfers involving the given category that exceed the current account value; and (3) two or more "round-trips" involving the given category. A round-trip generally is defined as a transfer in followed by a transfer out within the next seven calendar days or a transfer out followed by a transfer in within the next seven calendar days, in either case subject to certain other criteria.

We do not believe that other investment portfolios present a significant opportunity to engage in arbitrage trading and therefore do not monitor transfer activity in those portfolios. We may change the Monitored Portfolios at any time without notice in our sole discretion. In addition to monitoring transfer activity in certain investment portfolios, we rely on the underlying investment portfolios to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate any other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, when we detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other owners or other persons who have an interest in the contracts, we require all future transfer requests to or from any Monitored Portfolios or other identified investment portfolios under that contract to be submitted with an original signature.

Transfers made under a Dollar Cost Averaging Program, a rebalancing program or, if applicable, any asset allocation program described in this prospectus are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those investment portfolios that we believe are susceptible to arbitrage trading, or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect owners and other persons with interests in the contracts. We do not accommodate market timing in any investment portfolios and there are no arrangements in place to permit any contract owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.

The investment portfolios may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares, and we reserve the right to enforce these policies and procedures. For example, investment portfolios may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the investment portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Contract owners and other persons with interests in the contracts should be aware that we currently may not have the contractual obligation or the operational capacity to apply the frequent trading policies and procedures of the investment portfolios. However, under rules recently adopted by the Securities and Exchange Commission, effective April 16, 2007 we will be required to: (1) enter into a written agreement with each investment portfolio or its principal underwriter that will obligate us to provide to the investment portfolio promptly upon request certain information about the trading activity of individual contract owners, and (2) execute instructions from the investment portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the frequent trading policies established by the investment portfolio.

In addition, contract owners and other persons with interests in the contracts should be aware that some investment portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/ or individual retirement plan participants. The omnibus nature of these orders may limit the investment portfolios in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the investment portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the investment portfolios.

In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the investment portfolios, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single contract owner). You should read the investment portfolio prospectuses for more details.

DOLLAR COST AVERAGING PROGRAM

We offer a dollar cost averaging program (DCA) as described below. By allocating amounts on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. The dollar cost averaging program is available only during the accumulation phase.

We reserve the right to modify, terminate or suspend the dollar cost averaging program. There is no additional charge for participating in the dollar cost averaging program. If you participate in the dollar cost averaging program, the transfers made under the program are not taken into account in determining any transfer fee. We may, from time to time, offer other dollar cost averaging programs which have terms different from those described in this prospectus.

This program allows you to systematically transfer a set amount each month from the fixed account (new purchase payments only) or from a money market investment portfolio to any of the other available investment portfolio(s) you select. We provide certain exceptions from our normal fixed account restrictions to accommodate the dollar cost averaging program. These transfers are made on a date you select or, if you do not select a date, on the date that a purchase payment or account value is allocated to the dollar cost averaging program.

You can make subsequent purchase payments while you have an active DCA program in effect, provided, however, that no amount will be allocated to the DCA program without your express direction. (See "Purchase - Allocation of Purchase Payments.") If you make such an addition to your existing DCA program, the DCA transfer amount will not be increased; however, the number of months over which transfers are made is increased, unless otherwise elected in writing. You can terminate the program at any time, at which point transfers under the program will stop.

AUTOMATIC REBALANCING PROGRAM

Once your money has been allocated to the investment portfolios, the performance of each portfolio may cause your allocation to shift. You can direct us to automatically rebalance your contract to return to your original percentage allocations by selecting our Automatic Rebalancing Program. You can tell us whether to rebalance quarterly, semi-annually or annually.

An automatic rebalancing program is intended to transfer account value from those portfolios that have increased in value to those that have declined or not increased as much in value. Over time, this method of investing may help you "buy low and sell high," although there can be no assurance that this objective will be achieved. Automatic rebalancing does not guarantee profits, nor does it assure that you will not have losses.

We will measure the rebalancing periods from the anniversary of the date we issued your contract. If a dollar cost averaging program is in effect, rebalancing allocations will be based on your current DCA allocations. If you are not participating in a dollar cost averaging program, we will make allocations based upon your current purchase payment allocations, unless you tell us otherwise.

The Automatic Rebalancing Program is available only during the accumulation phase. There is no additional charge for participating in the Automatic Rebalancing Program. If you participate in the Automatic Rebalancing Program, the transfers made under the program are not taken into account in determining any transfer fee.


EXAMPLE:
   Assume that you want your initial purchase payment split between two investment portfolios. You want 40% to be in the Western Asset Management U.S. Government Portfolio and 60% to be in the Met/AIM Small Cap Growth Portfolio. Over the next 21/2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the Western Asset Management U.S. Government Portfolio now represents 50% of your holdings because of its increase in value. If you have chosen to have your holdings rebalanced quarterly, on the first day of the next quarter, we will sell some of your units in the Western Asset Management U.S. Government Portfolio to bring its value back to 40% and use the money to buy more units in the Met/AIM Small Cap Growth Portfolio to increase those holdings to 60%.

VOTING RIGHTS

We are the legal owner of the investment portfolio shares. However, we believe that when an investment portfolio solicits proxies in conjunction with a vote of shareholders, we are required to obtain from you and other affected owners instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our own behalf. The effect of this proportional voting is that a small number of contract owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

SUBSTITUTION OF INVESTMENT OPTIONS

If investment in the investment portfolios or a particular investment portfolio is no longer possible, in our judgment becomes inappropriate for purposes of the contract, or for any other reason in our sole discretion, we may substitute another investment portfolio or investment portfolios without your consent. The substituted investment portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future purchase payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close investment portfolios to allocation of purchase payments or account value, or both, at any time in our sole discretion.



4. EXPENSES
There are charges and other expenses associated with the contract that reduce the return on your investment in the contract. These charges and expenses are:

PRODUCT CHARGES

SEPARATE ACCOUNT PRODUCT CHARGES. Each day, we make a deduction for our Separate Account product charges (which consist of the mortality and expense charge, the administration charge and the charges related to any death benefit riders). We do this as part of our calculation of the value of the accumulation units and the annuity units.

MORTALITY AND EXPENSE CHARGE. We assess a daily mortality and expense charge which is equal, on an annual basis, to a maximum of 1.20% of the average daily net asset value of each investment portfolio. This charge may be reduced based on the amount of your initial purchase payment or, as described below, the total amount of purchase payments made in the first contract year, as shown in the following table:


Initial                    Mortality and
Purchase Payment           Expense Charge
--------------------       ------------------
$0 - 99,999                1.20%
$100,000 - 249,999         1.05%
$250,000 - 499,999         0.95%
$500,000 or more           0.80%

This charge compensates us for mortality risks we assume for the annuity payment and death benefit guarantees made under the contract. These guarantees include making annuity payments that will not change based on our actual mortality experience, and providing a guaranteed minimum death benefit under the contract. The charge also compensates us for expense risks we assume to cover contract maintenance expenses. These expenses may include issuing contracts, maintaining records, making and maintaining subaccounts available under the contract and performing accounting, regulatory compliance, and reporting functions. This charge also compensates us for costs associated with the establishment and administration of the contract, including programs like transfers and dollar cost averaging. If the mortality and expense charge is inadequate to cover the actual expenses of mortality, maintenance, and administration, we will bear the loss. If the charge exceeds the actual expenses, we will add the excess to our profit and it may be used to finance distribution expenses or for any other purpose.

HOW TO REDUCE THE MORTALITY AND EXPENSE CHARGE. If you anticipate making significant amounts of purchase payments after the initial purchase payment but during the first contract year, you may be able to lower the mortality and expense charge assessed by indicating to us on the application the total amount of purchase payments you intend to make during the first contract year. We will assess the daily mortality and expense charge during the first contract year based on the total amount of purchase payments you have indicated you intend to make during the first contract year. You are not obligated to reach your purchase payment goal. If you do not reach your purchase payment goal, at the first contract anniversary the mortality and expense charge will be adjusted to reflect the amount of purchase payments actually made during the first contract year as set forth in the table above, and the adjusted mortality and expense charge will remain in effect for the duration of your contract. We will not adjust the charge on a retroactive basis to recover any amount of the mortality and expense charge assessed during the first contract year.

IT IS IMPORTANT TO UNDERSTAND THAT ADDITIONAL PURCHASE PAYMENTS MADE AFTER THE FIRST CONTRACT YEAR WILL NOT LOWER YOUR MORTALITY AND EXPENSE CHARGE. FURTHERMORE, WHILE WE MAY INCREASE YOUR MORTALITY AND EXPENSE CHARGE IF YOU DO NOT REACH YOUR PURCHASE PAYMENT GOAL, WE WILL NOT LOWER THE CHARGE IF YOUR ACTUAL PURCHASE PAYMENTS EXCEED THE AMOUNT YOU INDICATED. THEREFORE, YOU SHOULD CAREFULLY CONSIDER THE AMOUNT OF PURCHASE PAYMENTS YOU INTEND TO MAKE DURING THE FIRST CONTRACT YEAR AND ENTER THAT AMOUNT ON YOUR APPLICATION. BY UNDERESTIMATING THE AMOUNT OF YOUR PURCHASE PAYMENTS DURING THE FIRST CONTRACT YEAR, YOU MAY PAY A HIGHER MORTALITY AND EXPENSE CHARGE FOR THE DURATION OF YOUR CONTRACT THAN IF YOU ACCURATELY ESTIMATE THE AMOUNT OF YOUR PURCHASE PAYMENTS DURING THE FIRST CONTRACT YEAR.

If you elect to apply your account value to an annuity option (see "Annuity Payments (The Income Phase)") prior to the first contract anniversary, the mortality and expense charge applied during the income phase will be determined according to the table above, based on total purchase payments received prior to the annuity date.

ADMINISTRATION CHARGE. This charge is equal, on an annual basis, to 0.15% of the average daily net asset value of each investment portfolio. This charge, together with the account fee (see below), is for the expenses associated with the administration of the contract. Some of these expenses are: issuing contracts, maintaining records, providing accounting, valuation, regulatory and reporting services, as well as expenses associated with marketing, sale and distribution of the contracts.

DEATH BENEFIT RIDER CHARGE. If you select one of the following death benefit riders, we assess a daily charge during the accumulation phase equal, on an annual basis, to the percentage below of the average daily net asset value of each investment portfolio.


      Annual Step-up Death Benefit                  0.15%
      Additional Death Benefit - Earnings
         Preservation Benefit                       0.25%

ACCOUNT FEE

During the accumulation phase, every contract year on your contract anniversary (the anniversary of the date when your contract was issued), we will deduct $30 from your contract as an account fee for the prior contract year if your account value is less than $50,000. If you make a complete withdrawal from your contract, the full account fee will be deducted from the account value regardless of the amount of your account value. During the accumulation phase, the account fee is deducted pro rata from the investment portfolios. This charge is for administrative expenses (see above). This charge cannot be increased.

A pro rata portion of the charge will be deducted from the account value on the annuity date if this date is other than a contract anniversary. If your account value on the annuity date is at least $50,000 then we will not deduct the account fee. After the annuity date, a pro rata monthly charge will be collected out of the annuity payment, regardless of the size of your contract.

GUARANTEED WITHDRAWAL BENEFIT - RIDER CHARGE

We offer an optional Guaranteed Withdrawal Benefit ("GWB") that you can select when you purchase the contract. There are two different versions of the GWB under this contract: GWB III and Lifetime Withdrawal Guarantee. If you elect either GWB rider, a charge is deducted from your account value on each contract anniversary. The charge for the GWB III rider is equal to 0.25% of the Guaranteed Withdrawal Amount (see "Living Benefits - Guaranteed Withdrawal Benefit - Description of GWB III") on the applicable contract anniversary. The charge for the Lifetime Withdrawal Guarantee rider is equal to 0.50% (Single Life version) or 0.70% (Joint Life version) of the Total Guaranteed Withdrawal Amount (see "Living Benefits - Guaranteed Withdrawal Benefit -
Description of Lifetime Withdrawal Guarantee") on the applicable contract anniversary prior to taking into account any Automatic Annual Step-Up occurring on such contract anniversary.

The GWB rider charge is deducted from your account value pro rata from each investment portfolio and the fixed account in the ratio each account bears to your total account value. We take amounts from the investment options that are part of the Separate Account by canceling accumulation units from the Separate Account. If you make a full withdrawal (surrender) of your account value, you apply your account value to an annuity option, there is a change in owners, joint owners or annuitants (if the owner is a non-natural person), or the contract terminates (except for a termination due to death), a pro rata portion of the rider charge will be assessed based on the number of full months from the last contract anniversary to the date of the change. If the Lifetime Withdrawal Guarantee rider is cancelled following an eligible contract anniversary pursuant to the cancellation provisions of each rider, a pro rata portion of the rider charge will not be assessed based on the period from the contract anniversary to the date the cancellation takes effect.

If an Automatic Annual Step-Up occurs under the Lifetime Withdrawal Guarantee, we may increase the rider charge to the Lifetime Withdrawal Guarantee charge applicable to current contract purchases at the time of the step-up, but to no more than a maximum of 0.95% (Single Life version) or 1.40% (Joint Life version) of the Total Guaranteed Withdrawal Amount.

If the GWB III rider is in effect, the rider charge will not continue if your Benefit Base equals zero. If the Lifetime Withdrawal Guarantee rider is in effect, the rider charge will continue even if your Remaining Guaranteed Withdrawal Amount equals zero.

WITHDRAWAL CHARGE

During the accumulation phase, you can make a withdrawal from your contract (either a partial or a complete withdrawal). If the amount you withdraw is determined to include the withdrawal of any of your prior purchase payments, a withdrawal charge is assessed against the purchase payment withdrawn. To determine if your withdrawal includes prior purchase payments, amounts are withdrawn from your contract in the following order:

1. Earnings in your contract (earnings are equal to your account value, less purchase payments not previously withdrawn); then

2.    The free withdrawal amount described below; then

3. Purchase payments not previously withdrawn, in the order such purchase payments were made: the oldest purchase payment first, the next purchase payment second, etc. until all purchase payments have been withdrawn.

FREE WITHDRAWAL AMOUNT. The free withdrawal amount for each contract year after the first (there is no free withdrawal amount in the first contract year) is equal to 10% of your total purchase payments, less the total free withdrawal amount previously withdrawn in the same contract year. Also, we currently will not assess the withdrawal charge on amounts withdrawn during the first contract year under the Systematic Withdrawal Program. Any unused free withdrawal amount in one contract year does not carry over to the next contract year.

The withdrawal charge is calculated at the time of each withdrawal in accordance with the following:


 Number of Complete Years from           Withdrawal Charge
  Receipt of Purchase Payment         (% of Purchase Payment)
-------------------------------      ------------------------
  0                                             8
  1                                             8
  2                                             7
  3                                             7
  4                                             6
  5                                             5
  6                                             4
  7                                             3
  8 and thereafter                              0

For a partial withdrawal, the withdrawal charge is deducted from the remaining account value, if sufficient. If the remaining account value is not sufficient, the withdrawal charge is deducted from the amount withdrawn.

If the account value is smaller than the total of all purchase payments, the withdrawal charge only applies up to the account value.

We do not assess the withdrawal charge on any payments paid out as annuity payments or as death benefits. In addition, we will not assess the withdrawal charge on required minimum distributions from qualified contracts but only as to amounts required to be distributed from this contract. We do not assess the withdrawal charge on earnings in your contract.

NOTE: For tax purposes, earnings from non-qualified contracts are considered to come out first.

REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE

GENERAL. We may elect to reduce or eliminate the amount of the withdrawal charge when the contract is sold under circumstances which reduce our sales expenses. Some examples are: if there is a large group of individuals that will be purchasing the contract or a prospective purchaser already had a relationship with us. We may not deduct a withdrawal charge under a contract issued to an officer, director, employee, or a family member of an officer, director, or employee of ours or any of our affiliates and we may not deduct a withdrawal charge under a contract issued to an officer, director or employee or family member of an officer, director or employee of a broker-dealer which is participating in the offering of the contract. In lieu of a withdrawal charge waiver, we may provide an account value credit.

NURSING HOME OR HOSPITAL CONFINEMENT RIDER. We will not impose a withdrawal charge if, after you have owned the contract for one year, you or your joint owner becomes confined to a nursing home and/or hospital for at least 90 consecutive days or confined for a total of at least 90 days if there is no more than a 6 month break in confinement and the confinements are for related causes. The confinement must begin after the first contract anniversary and you must have been the owner continuously since the contract was issued (or have become the owner as the spousal beneficiary who continues the contract). The confinement must be prescribed by a physician and be medically necessary. This waiver terminates on the annuity date. We will not accept additional payments once this waiver is used.

TERMINAL ILLNESS RIDER. After the first contract anniversary, we will waive the withdrawal charge if you or your joint owner are terminally ill and not expected to live more than 12 months; a physician certifies to your illness and life expectancy; you were not diagnosed with the terminal illness as of the date we issued your contract; and you have been the owner continuously since the contract was issued (or have become the owner as the spousal beneficiary who continues the contract). This waiver terminates on the annuity date. We will not accept additional payments once this waiver is used.

The Nursing Home or Hospital Confinement rider and/or Terminal Illness rider may not be available in your state. (Check with your registered representative regarding availability.) These riders are only available for owners who are age 80 or younger (on the contract issue date). Additional conditions and requirements apply to the Nursing Home or Hospital Confinement rider and the Terminal Illness rider. They are specified in the rider(s) that are part of your contract.

PREMIUM AND OTHER TAXES

We reserve the right to deduct from purchase payments, account balances, withdrawals, death benefits or income payments any taxes relating to the contracts (including, but not limited to, premium taxes) paid by us to any government entity. Examples of these taxes include, but are not limited to, premium tax, generation-skipping transfer tax or a similar excise tax under federal or state tax law which is imposed on payments we make to certain persons and income tax withholdings on withdrawals and income payments to the extent required by law. Premium taxes generally range from 0 to 3.5%, depending on the state. We will, at our sole discretion, determine when taxes relate to the contracts. We may, at our sole discretion, pay taxes when due and deduct that amount from the account balance at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. It is our current practice not to charge premium taxes until annuity payments begin.

TRANSFER FEE

We currently allow unlimited transfers without charge during the accumulation phase. However, we have reserved the right to limit the number of transfers to a maximum of 12 per year without charge and to charge a transfer fee of $25 for each transfer greater than 12 in any year. We are currently waiving the transfer fee, but reserve the right to charge it in the future. The transfer fee is deducted from the investment portfolio or the fixed account from which the transfer is made. However, if the entire interest in an account is being transferred, the transfer fee will be deducted from the amount which is transferred.

If the transfer is part of a pre-scheduled transfer program, it will not count in determining the transfer fee.

INCOME TAXES

We may make a deduction from the contract for any income taxes which we incur because of the contract. At the present time, we are not making any such deductions.

INVESTMENT PORTFOLIO EXPENSES

There are deductions from and expenses paid out of the assets of each investment portfolio, which are described in the fee table in this prospectus and the investment portfolio prospectuses. These deductions and expenses are not charges under the terms of the contract, but are represented in the share values of each investment portfolio.



5.  ANNUITY PAYMENTS
        (THE INCOME PHASE)
ANNUITY DATE

Under the contract you can receive regular income payments (referred to as ANNUITY PAYMENTS). You can choose the month and year in which those payments begin. We call that date the ANNUITY DATE. Your annuity date must be the first day of a calendar month and must be at least 30 days after we issue the contract. Annuity payments must begin by the first day of the calendar month following the annuitant's 90th birthday or 10 years from the date we issue your contract, whichever is later (this requirement may be changed by us).

When you purchase the contract, the annuity date will be the later of the first day of the calendar month after the annuitant's 90th birthday or ten (10) years from the date your contract was issued. You can change the annuity date at any time before the annuity date with 30 days prior notice to us.

ANNUITY PAYMENTS

You (unless another payee is named) will receive the annuity payments during the income phase. The annuitant is the natural person(s) whose life we look to in the determination of annuity payments.

During the income phase, you have the same investment choices you had just before the start of the income phase. At the annuity date, you can choose whether payments will be:

o  fixed annuity payments, or

o  variable annuity payments, or

o  a combination of both.

If you don't tell us otherwise, your annuity payments will be based on the investment allocations that were in place just before the start of the income phase.

If you choose to have any portion of your annuity payments based on the investment portfolio(s), the dollar amount of your payment will vary and will depend upon 3 things:

1) the value of your contract in the investment portfolio(s) just before the start of the income phase,

2) the assumed investment return (AIR) (you select) used in the annuity table for the contract, and

3)    the performance of the investment portfolios you selected.

At the time you purchase the contract, you select the AIR, which must be acceptable to us. You can change the AIR with 30 days notice to us prior to the annuity date. If you do not select an AIR, we will use 3%. If the actual performance exceeds the AIR, your variable annuity payments will increase. Similarly, if the actual investment performance is less than the AIR, your variable annuity payments will decrease.

Your variable annuity payment is based on ANNUITY UNITS. An annuity unit is an accounting device used to calculate the dollar amount of annuity payments.

When selecting an AIR, you should keep in mind that a lower AIR will result in a lower initial variable annuity payment, but subsequent variable annuity payments will increase more rapidly or decline more slowly as changes occur in the investment experience of the investment portfolios. On the other hand, a higher AIR will result in a higher initial variable annuity payment than a lower AIR, but later variable annuity payments will rise more slowly or fall more rapidly.

In the event of a transfer during the income phase from a variable annuity payment option to a fixed annuity payment option, this may result in a reduction in the amount of annuity payments. (You cannot, however, make transfers from a fixed annuity payment option to the investment portfolios.)

If you choose to have any portion of your annuity payments be a fixed annuity payment, the dollar amount of each fixed annuity payment will not change.

Annuity payments are made monthly (or at any frequency permitted under the contract) unless you have less than $5,000 to apply toward an annuity option. In that case, we may provide your annuity payment in a single lump sum instead of annuity payments. Likewise, if your annuity payments would be or become less than $100 a month, we have the right to change the frequency of payments so that your annuity payments are at least $100.

ANNUITY OPTIONS

You can choose among income plans. We call those ANNUITY OPTIONS. We ask you to choose an annuity option when you purchase the contract. You can change it at any time before the annuity date with 30 days notice to us.

If you do not choose an annuity option at the time you purchase the contract, Option 2 which provides a life annuity with 10 years of guaranteed annuity payments will automatically be applied.

You can choose one of the following annuity options or any other annuity option acceptable to us. After annuity payments begin, you cannot change the annuity option.

OPTION 1. LIFE ANNUITY. Under this option, we will make annuity payments so long as the annuitant is alive. We stop making annuity payments after the annuitant's death. It is possible under this option to receive only one annuity payment if the annuitant dies before the due date of the second payment or to receive only two annuity payments if the annuitant dies before the due date of the third payment, and so on.

OPTION 2. LIFE ANNUITY WITH 10 YEARS OF ANNUITY PAYMENTS GUARANTEED. Under this option, we will make annuity payments so long as the annuitant is alive. If, when the annuitant dies, we have made annuity payments for less than ten years, we will then continue to make annuity payments for the rest of the 10 year period. When the annuitant dies, if you do not want to continue receiving annuity payments, you may elect to have the present value of the guaranteed variable annuity payments remaining (as of the date due proof of the annuitant's death is received at our Annuity Service Center) commuted at the AIR selected. We will require return of your contract and proof of death before we pay the commuted values.

OPTION 3. JOINT AND LAST SURVIVOR ANNUITY. Under this option, we will make annuity payments so long as the annuitant and a second person (joint annuitant) are both alive. When either annuitant dies, we will continue to make annuity payments, so long as the survivor continues to live. We will stop making annuity payments after the last survivor's death.

OPTION 4. JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEARS OF ANNUITY PAYMENTS GUARANTEED. Under this option, we will make annuity payments so long as the annuitant and a second person (joint annuitant) are both alive. When either annuitant dies, we will continue to make annuity payments, so long as the survivor continues to live. If, at the last death of the annuitant and the joint annuitant, we have made annuity payments for less than ten years, we will then continue to make annuity payments for the rest of the 10 year period. However, if you do not want to continue receiving annuity payments at the last death of the annuitant and the joint annuitant, you may elect to have the present value of the guaranteed variable annuity payments remaining (as of the date due proof of the annuitant's death is received at our Annuity Service Center) commuted at the AIR selected. We will require return of your contract and proof of death before we pay the commuted values.

OPTION 5. PAYMENTS FOR A DESIGNATED PERIOD. We currently offer an annuity option under which fixed or variable monthly annuity payments are made for a selected number of years as approved by us, currently not less than 10 years. This annuity option may be limited or withdrawn by us in our discretion. After commencement of this annuity payout, you may elect to receive the partial or full commuted value of the remaining guaranteed variable annuity payments, and the payments will be commuted at the AIR selected.

There may be tax consequences resulting from the election of an annuity payment option containing a commutation feature (I.E., an annuity payment option that permits the withdrawal of a commuted value). (See "Federal Income Tax Status.")


In addition to the annuity options described above, we may offer an additional payment option that would allow your beneficiary to take distribution of the account value over a period not extending beyond his or her life expectancy. Under this option, annual distributions would not be made in the form of an annuity, but would be calculated in a manner similar to the calculation of required minimum distributions from IRAs. (See "Federal Income Tax

Status.") We intend to make this payment option available to both tax qualified and non-tax qualified contracts.

In the event that you purchased the contract as a tax qualified contract, you must take distribution of the account value in accordance with the minimum required distribution rules set forth in applicable tax law. (See "Federal Income Tax Status.") Under certain circumstances, you may satisfy those requirements by electing an annuity option. You may choose any death benefit available under the contract, but certain other contract provisions and programs will not be available. Upon your death, if annuity payments have already begun, the death benefit would be required to be distributed to your beneficiary at least as rapidly as under the method of distribution in effect at the time of your death.



6. ACCESS TO YOUR MONEY
You (or in the case of a death benefit, your beneficiary) can have access to the money in your contract:

(1)    by making a withdrawal (either a partial or a complete withdrawal);

(2)    by electing to receive annuity payments; or

(3)    when a death benefit is paid to your beneficiary.

Under most circumstances, withdrawals can only be made during the accumulation phase.

You may establish a withdrawal plan under which you can receive substantially equal periodic payments in order to comply with the requirements of Sections 72(q) or (t) of the Code. Premature modification or termination of such payments may result in substantial penalty taxes. (See "Federal Income Tax Status.")

When you make a complete withdrawal, you will receive the withdrawal value of the contract. The withdrawal value of the contract is the account value of the contract at the end of the business day when we receive a written request for a withdrawal:

o  less any applicable withdrawal charge;

o  less any applicable pro rata GWB charge;

o  less any premium or other tax; and

o  less any account fee.

Unless you instruct us otherwise, any partial withdrawal will be made pro rata from the fixed account and the investment portfolio(s) you selected. Under most circumstances the amount of any partial withdrawal must be for at least $500, or your entire interest in the investment portfolio or fixed account. We require that after a partial withdrawal is made you keep at least $2,000 in the contract. If the withdrawal would result in the account value being less than $2,000 after a partial withdrawal, we will treat the withdrawal request as a request for a full withdrawal.

We will pay the amount of any withdrawal from the Separate Account within seven days of when we receive the request in good order unless the suspension of payments or transfers provision is in effect.

How to withdraw all or part of your account value:

o You must submit a request to our Annuity Service Center. (See "Other Information - Requests and Elections.")

o You must provide satisfactory evidence of terminal illness or confinement to a nursing home if you would like to have the withdrawal charge waived. (See "Expenses - Reduction or Elimination of the Withdrawal Charge.")

o You must state in your request whether you would like to apply the proceeds to a payment option (otherwise you will receive the proceeds in a lump sum and may be taxed on them).

o We have to receive your withdrawal request in our Annuity Service Center prior to the annuity date or owner's death.

There are limits to the amount you can withdraw from certain qualified plans including Qualified and TSA plans. (See "Federal Income Tax Status.")

INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

SYSTEMATIC WITHDRAWAL PROGRAM

You may elect the Systematic Withdrawal Program at any time. We do not assess a charge for this program. This program provides an automatic payment to you of up to 10% of your total purchase payments each year. You can receive payments monthly or quarterly provided that each payment must amount to at least $100 (unless we consent otherwise). We reserve the right to change the required minimum systematic withdrawal amount. If the New York Stock Exchange is closed on a day when the withdrawal is to be made, we will process the withdrawal on the next business day. While the Systematic Withdrawal Program is in effect you can make additional withdrawals. However, such withdrawals plus the systematic withdrawals will be considered when determining the applicability of any withdrawal charge. (For a discussion of the withdrawal charge, see "Expenses" above.)

INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO SYSTEMATIC WITHDRAWALS.

SUSPENSION OF PAYMENTS OR TRANSFERS

We may be required to suspend or postpone payments for withdrawals or transfers for any period when:

o the New York Stock Exchange is closed (other than customary weekend and holiday closings);

o  trading on the New York Stock Exchange is restricted;

o an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of shares of the investment portfolios is not reasonably practicable or we cannot reasonably value the shares of the investment portfolios; or

o during any other period when the Securities and Exchange Commission, by order, so permits for the protection of owners.

We have reserved the right to defer payment for a withdrawal or transfer from the fixed account for the period permitted by law but not for more than six months.

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block an owner's ability to make certain transactions and thereby refuse to accept any requests for transfers, withdrawals, surrenders, or death benefits until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your contract to government regulators.



7. LIVING BENEFITS

GUARANTEED WITHDRAWAL BENEFIT

We offer an optional Guaranteed Withdrawal Benefit rider ("GWB") for an additional charge. There are two versions of the GWB under this contract:

o  the GWB III and

o  the Lifetime Withdrawal Guarantee

The version(s) available with your contract will depend on which version(s) have been approved in your state. If you purchase the GWB, you must elect one version at the time you purchase the contract, prior to age [86]. Once elected, the GWB cannot be terminated except as stated below in the description of each version of the GWB.

Each version of the GWB guarantees that the entire amount of purchase payments you make during the period of time specified in your rider will be returned to you through a series of withdrawals which you may begin taking immediately or at a later time, provided withdrawals in any contract year do not exceed the maximum amount allowed. This means that, regardless of negative investment performance, you can take specified annual withdrawals until the entire amount of the purchase payments you made during the time period specified in your rider has been returned to you. Moreover, if you make your first withdrawal on or after the date you reach age 591/2, the Lifetime Withdrawal Guarantee Rider guarantees income for your life (and the life of your spouse, if the Joint Life version of the rider is elected), even after the entire amount of purchase payments has been returned. (See "Description of Lifetime Withdrawal Guarantee" below.)

THE GWB GUARANTEE MAY BE REDUCED IF YOUR ANNUAL WITHDRAWALS ARE GREATER THAN THE MAXIMUM AMOUNT ALLOWED, CALLED THE ANNUAL BENEFIT PAYMENT, WHICH IS DESCRIBED IN MORE DETAIL BELOW. The GWB does not establish or guarantee an account value or minimum return for any investment portfolio. The Benefit Base (as described below) under the GWB III, the Total Guaranteed Withdrawal Amount and the Remaining Guaranteed Withdrawal Amount (both as described below) under the Lifetime Withdrawal Guarantee, cannot be taken as a lump sum. (However, if you cancel the Lifetime Withdrawal Guarantee rider after a waiting period of at least fifteen years, the Guaranteed Principal Adjustment will increase your account value to the purchase payments credited within the first 120 days of the date that we issue the contract, reduced proportionately for any withdrawals. See "Description of Lifetime Withdrawal Guarantee - Cancellation and Guaranteed Principal Adjustment" below.) Income taxes and penalties may apply to your withdrawals, and withdrawal charges may apply to withdrawals during the first contract year unless you take the necessary steps to elect such withdrawals under a Systematic Withdrawal Program. Withdrawal charges will also apply to withdrawals of purchase payments that exceed the free withdrawal amount. (See "Expenses - Withdrawal Charge.") The withdrawal charge is deducted from the Benefit Base or Remaining Guaranteed Withdrawal Amount.

IF IN ANY CONTRACT YEAR YOU TAKE CUMULATIVE WITHDRAWALS THAT EXCEED THE ANNUAL BENEFIT PAYMENT, THE TOTAL PAYMENTS THAT THE GWB GUARANTEES THAT YOU OR YOUR BENEFICIARY WILL RECEIVE FROM THE CONTRACT OVER TIME MAY BE LESS THAN THE INITIAL GUARANTEED WITHDRAWAL AMOUNT (TOTAL GUARANTEED WITHDRAWAL AMOUNT FOR LIFETIME WITHDRAWAL GUARANTEE). THIS REDUCTION MAY BE SIGNIFICANT AND MEANS THAT RETURN OF YOUR PREMIUM PAYMENTS MAY BE LOST. THE GWB RIDER CHARGE WILL CONTINUE TO BE DEDUCTED AND CALCULATED BASED ON THE GUARANTEED WITHDRAWAL AMOUNT (TOTAL GUARANTEED WITHDRAWAL AMOUNT FOR LIFETIME WITHDRAWAL GUARANTEE) UNTIL TERMINATION OF THE CONTRACT.

o If the GWB III rider is in effect, the Guaranteed Withdrawal Amount will not decrease due to withdrawals.

o If the Lifetime Withdrawal Guarantee is in effect, the Total Guaranteed Withdrawal Amount will not decrease due to withdrawals that do not exceed the maximum amount allowed in any contract year. Withdrawals that exceed the maximum amount allowed in any contract year will decrease the Total Guaranteed Withdrawal Amount.

IF THE LIFETIME WITHDRAWAL GUARANTEE IS IN EFFECT, WE WILL CONTINUE TO ASSESS THE GWB RIDER CHARGE EVEN IN THE CASE WHERE YOUR REMAINING GUARANTEED WITHDRAWAL AMOUNT, AS DESCRIBED BELOW, EQUALS ZERO. HOWEVER, IF THE GWB III RIDER IS IN EFFECT, WE WILL NOT CONTINUE TO ASSESS THE GWB RIDER CHARGE IF YOUR BENEFIT BASE, AS DESCRIBED BELOW, EQUALS ZERO.

The tax treatment of withdrawals under the GWB rider is uncertain. It is conceivable that the amount of potential gain could be determined based on the Benefit Base (for GWB III) or Remaining Guranteed Withdrawal Amount (for Lifetime Withdrawal Guarantee) at the time of the withdrawal, if the Benefit Base (for GWB III) or Remaining Guranteed Withdrawal Amount (for Lifetime Withdrawal Guarantee) is greater than the account value (prior to withdrawal charges). This could result in a greater amount of taxable income reported under a withdrawal and conceivably a limited ability to recover any remaining basis if there is a loss on surrender of the contract. Consult your tax advisor prior to purchase.

DESCRIPTION OF GWB III

In marketing or other materials, we may refer to the GWB III as the "GWB" or the "Guaranteed Withdrawal Benefit."

BENEFIT BASE. At issue, the Guaranteed Withdrawal Amount is the maximum total amount of money that you are guaranteed to receive over time under the GWB rider. At issue, the Guaranteed Withdrawal Amount and the Benefit Base are both equal to your initial purchase payment. At any subsequent point in time, the Benefit Base is the remaining amount of money that you are guaranteed to receive through annual withdrawals under the GWB rider. Your initial Benefit Base is set at an amount equal to your initial purchase payment. Your Benefit Base will change with each purchase payment made. Also, each withdrawal will reduce your Benefit Base. If negative investment performance reduces your account value below the Benefit Base, you are still guaranteed to be able to withdraw the entire amount of your Benefit Base.

The Benefit Base is equal to:

o  Your initial purchase payment;

o  Increased by each subsequent purchase payment made;

o Less the amount of any withdrawals; provided, however, that if a withdrawal from your contract is not payable to the contract owner or contract owner's bank account (or to the annuitant or annuitant's bank account, if the owner is a non-natural person), or results in cumulative withdrawals (including any applicable withdrawal charge) for the current contract year exceeding the Annual Benefit Payment, and the resulting Benefit Base exceeds the account value, an additional reduction in the Benefit Base will be made. This additional reduction will be equal to the difference between the Benefit Base after the decrease for the withdrawal and your account value after the decrease for the withdrawal.

ANNUAL BENEFIT PAYMENT. The Annual Benefit Payment is the maximum amount of your Benefit Base you may withdraw each contract year without adversely impacting the amount guaranteed to be available to you through withdrawals over time. The initial Annual Benefit Payment is equal to the initial Benefit Base multiplied by the GWB WITHDRAWAL RATE (5%). The Annual Benefit Payment is reset after each subsequent purchase payment to the greater of: (1) the Annual Benefit Payment before the subsequent purchase payment and (2) the GWB Withdrawal Rate multiplied by the Benefit Base after the subsequent purchase payment. You can continue to receive annual withdrawals in an amount equal to or less than your Annual Benefit Payment until your Benefit Base is depleted.

It is important that you carefully manage your annual withdrawals. To retain the GWB guarantees, your annual withdrawals (including any applicable withdrawal charge) cannot exceed the Annual Benefit Payment each contract year. If a withdrawal from your contract does result in annual withdrawals (including any applicable withdrawal charge) during a contract year exceeding the Annual Benefit Payment or is not payable to the contract owner or contract owner's bank account (or to the annuitant or annuitant's bank account, if the owner is a non-natural person), the Annual Benefit Payment will be recalculated and may be reduced. The new Annual Benefit Payment will equal the lower of: (1) the Annual Benefit Payment before the withdrawal and (2) your account value after the decrease for the withdrawal (including any applicable withdrawal charge) multiplied by the GWB Withdrawal Rate. This reduction may be significant.

You can always take annual withdrawals less than the Annual Benefit Payment. However, if you choose to receive only a part of, or none of, your Annual Benefit Payment in any given contract year, your Annual Benefit Payment is not cumulative and your Benefit Base and Annual Benefit Payment will not increase. For example, if your Annual Benefit Payment is 5% of your Benefit Base and you withdraw 3% one year, you cannot then withdraw 7% the next year without exceeding your Annual Benefit Payment.

For IRAs and other contracts subject to Section 401(a)(9) of the Internal Revenue Code, you may be required to take withdrawals to fulfill minimum distribution requirements generally beginning at age 701/2. A beneficiary under a decedent's IRA (or where otherwise offered, under any other contract that is being "continued" by a beneficiary after the death of the owner or after the death of the annuitant in certain cases) may be required to take such withdrawals which must commence, in accordance with tax regulations, by the end of the calendar year following the year of the owner's death. These required distributions may be larger than the Annual Benefit Payment. After the first contract year, we will increase your Annual Benefit Payment to equal your required minimum distribution amount for that year, if such amount is greater than your Annual Benefit Payment. YOU MUST BE ENROLLED IN THE AUTOMATED REQUIRED MINIMUM DISTRIBUTION PROGRAM TO QUALIFY FOR THIS INCREASE IN ANNUAL BENEFIT PAYMENT. THE FREQUENCY OF YOUR WITHDRAWALS MUST BE ANNUAL. THE AUTOMATED REQUIRED MINIMUM DISTRIBUTION PROGRAM IS BASED ON INFORMATION RELATING TO THIS CONTRACT ONLY. To enroll in the Automated Required Minimum Distribution program, please contact our Annuity Service Center.

GUARANTEED WITHDRAWAL AMOUNT. We assess the GWB rider charge as a percentage of the GUARANTEED WITHDRAWAL AMOUNT, which is initially set at an amount equal to your initial purchase payment. The Guaranteed Withdrawal Amount may increase with additional purchase payments. In this case, the Guaranteed Withdrawal Amount will be reset equal to the greater of: (1) the Guaranteed Withdrawal Amount before the purchase payment and (2) the Benefit Base after the purchase payment. Withdrawals do not decrease the Guaranteed Withdrawal Amount. If your Guaranteed Withdrawal Amount increases, the amount of the GWB rider charge we deduct will increase since the charge is a percentage of your Guaranteed Withdrawal Amount.

WITHDRAWAL CHARGE. We will apply a withdrawal charge to withdrawals from purchase payments of up to 8% of purchase payments taken in the first seven years following receipt of the applicable purchase payment.

TAXES. Withdrawals of taxable amounts will be subject to ordinary income tax and, if made prior to age 591/2, a 10% federal tax penalty may apply.

CANCELLATION. You (or your spouse, upon spousal continuation of the contract) may elect to cancel the GWB rider in accordance with our Administrative Procedures (currently we require you to submit your cancellation request in writing to our Annuity Service Center) during the 90-day period following the 5th contract anniversary. Such cancellation will take effect upon our receipt of the request. Otherwise, the rider may not be canceled. If the GWB rider is canceled, it may not be re-elected.

TERMINATION. The GWB rider will terminate upon the earliest business day we:

(1) process your request for a total withdrawal of your account value;

(2) process your request to apply your account value to an annuity option;

(3) determine that your account value is not sufficient to pay the charge for the GWB rider (whatever account value is available will be applied to pay the annual GWB rider charge);

(4) receive due proof of the owner's death and a beneficiary claim form, except where the beneficiary or joint owner is the spouse of the owner and the spouse elects to continue the contract and the spouse is less than 85 years old, or the annuitant dies if the owner is a non-natural person; note: (1) if the spouse elects to continue the contract (so long as the spouse is less than 85 years old and the GWB rider is in effect at the time of continuation), all terms and conditions of the GWB rider will apply to the surviving spouse; and
(2) we will not terminate the rider until we receive both due proof of the owner's death and a beneficiary claim form (from certain beneficiaries, such as a trust, we may require additional information, such as the trust document), which means we will continue to deduct the GWB rider charge until we receive this information;

(5) process a change in owners, joint owners, or annuitants (if the owner is a non-natural person);

(6) process the termination of your contract; or

(7) process your request for cancellation of the GWB rider.

ADDITIONAL INFORMATION. If you take a full withdrawal of your account value and the withdrawal does not exceed the Annual Benefit Payment, or your account value is reduced to zero because you do not have a sufficient account value to pay the GWB rider charge and your Benefit Base after the withdrawal is more than zero, we will commence making payments to the owner or joint owner (or the annuitant if the owner is a non-natural person) on a monthly basis (or any mutually agreed upon frequency, but not less frequently than annually) until the Benefit Base is exhausted. The total annual payments cannot exceed the Annual Benefit Payment, except to the extent required under the Internal Revenue Code. If you or the joint owner (or the annuitant if the owner is a non-natural person) dies while these payments are being made, your beneficiary will receive these payments. No other death benefit will be paid.

If you cancel the rider or apply your entire account value to an annuity option, we will not deduct the GWB rider charge from your account value after we deduct the charge on the effective date of the cancellation or the application of your account value to an annuity option. We will not pay any benefits as a result of the rider on or after the effective date of the cancellation or the application of your account value to an annuity option.

If the owner or joint owner (or the annuitant if the owner is a non-natural person) should die while the GWB rider is in effect, your beneficiary may elect to receive the Benefit Base as a death benefit instead of the standard death benefit or the Annual Step-Up death benefit, if that benefit had been purchased by the owner(s). Otherwise, the provisions of those death benefits will determine the amount of the death benefit and no benefit shall be payable under the GWB rider.

If the beneficiary elects the Benefit Base as a death benefit, we will pay the remaining Benefit Base on a monthly basis (or any mutually agreed upon frequency, but no less frequently than annually) until the Benefit Base is exhausted. Except as may be required by the Internal Revenue Code, an annual payment will not exceed the Annual Benefit Payment. If your beneficiary dies while such payments are made, we will continue making the payments to the beneficiary's estate unless we have agreed to another payee in writing. If the contract is a nonqualified contract, any death benefit must be paid out over a time period and in a manner that satisfies Section 72(s) of the Internal Revenue Code. If the owner (or the annuitant, where the owner is not a natural person) dies prior to the "annuity starting date" (as defined under the Internal Revenue Code and regulations thereunder), the period over which the Benefit Base is paid as a death benefit cannot exceed the remaining life expectancy of the payee under the appropriate IRS tables. For purposes of the preceding sentence, if the payee is a non-natural person, the Benefit Base must be paid out within 5 years from the date of death. Payments under this death benefit must begin within 12 months following the date of death.

We reserve the right to accelerate any payment that is less than $500 or to comply with requirements under the Internal Revenue Code (including minimum distribution requirements for IRAs and other contracts subject to Section 401(a)(9) of the Internal Revenue Code and non-qualified contracts subject to
Section 72(s)). If you terminate the GWB rider because: (1) you make a total withdrawal of your account value; (2) your account value is insufficient to pay the GWB rider charge; or (3) the contract owner or joint owner (or the annuitant if the owner is a non-natural person) dies, except where the beneficiary or joint owner is the spouse of the owner and the spouse elects to continue the contract and the spouse is less than 85 years old, you may not make additional purchase payments under the contract.

(See Appendix C for examples of the GWB.)


DESCRIPTION OF THE LIFETIME WITHDRAWAL GUARANTEE
In considering whether to purchase the Lifetime Withdrawal Guarantee rider, you must consider your desire for protection and the cost of the rider with the possibility had you not purchased the rider, your account value may be higher. In considering the benefit of lifetime withdrawals, you should consider the impact of inflation. Even relatively low levels of inflation may have a significant effect on purchasing power. The Automatic Annual Step-Up, as described below, may provide protection against inflation, if and when there are strong investment returns. As with any GWB rider, the Lifetime Withdrawal Guarantee rider, however, does not assure that you will receive strong, let alone any, return on your investments.

TOTAL GUARANTEED WITHDRAWAL AMOUNT. The TOTAL GUARANTEED WITHDRAWAL AMOUNT is the minimum amount that you are guaranteed to receive over time while the Lifetime Withdrawal Guarantee rider is in effect. We assess the Lifetime Withdrawal Guarantee rider charge as a percentage of the Total Guaranteed Withdrawal Amount. The initial Total Guaranteed Withdrawal Amount is equal to your initial purchase payment. The Total Guaranteed Withdrawal Amount is increased (up to a maximum of $5,000,000) by additional purchase payments. Withdrawals that do not exceed the Annual Benefit Payment (see "Annual Benefit Payment" below) do not reduce the Total Guaranteed Withdrawal Amount. If, however, a withdrawal results in cumulative withdrawals for the current contract year that exceed the Annual Benefit Payment, the Total Guaranteed Withdrawal Amount will be reduced by an amount equal to the difference between the Total Guaranteed Withdrawal Amount after the withdrawal and the account value after the withdrawal (if such account value is lower than the Total Guaranteed Withdrawal Amount before the withdrawal).

5% COMPOUNDING INCOME AMOUNT. On each contract anniversary until the earlier of: (a) the date of the first withdrawal from the contract or (b) the tenth contract anniversary, the Total Guaranteed Withdrawal Amount and the Remaining Guaranteed Withdrawal Amount are each increased by an amount equal to 5% multiplied by the Total Guaranteed Withdrawal Amount and Remaining Guaranteed Withdrawal Amount before such increase (up to a maximum of $5,000,000). The Total Guaranteed Withdrawal Amount and Remaining Guaranteed Withdrawal Amount may also be increased by the Automatic Annual Step-Up, if that would result in a higher Total Guaranteed Withdrawal Amount and Remaining Guaranteed Withdrawal Amount.

REMAINING GUARANTEED WITHDRAWAL AMOUNT. The REMAINING GUARANTEED WITHDRAWAL AMOUNT is the remaining amount guaranteed to be received over time. The Remaining Guaranteed Withdrawal Amount is increased (up to a maximum of $5,000,000) by additional purchase payments, and decreased by the amount of each withdrawal (including any applicable withdrawal charges) regardless of whether or not the withdrawal exceeds the Annual Benefit Payment. The Remaining Guaranteed Withdrawal Amount is also increased by the 5% Compounding Income Amount, as described above. If a withdrawal results in cumulative withdrawals for the current contract year that exceed the Annual Benefit Payment, the Remaining Guaranteed Withdrawal Amount will also be reduced by an additional amount equal to the difference between the Remaining Guaranteed Withdrawal Amount after the withdrawal and the account value after the withdrawal (if such account value is lower than the Remaining Guaranteed Withdrawal Amount).

o If you take your first withdrawal before the date you reach age 591/2, we will continue to pay the Annual Benefit Payment each year until the Remaining Guaranteed Withdrawal Amount is depleted, even if your account value declines to zero.

o If you take your first withdrawal on or after the date you reach age 591/2, we will continue to pay the Annual Benefit Payment each year for the rest of your life (and the life of your spouse, if you have elected the Joint Life version of the Lifetime Withdrawal Guarantee rider and your spouse elects to continue the contract and is at least 591/2 at continuation), even if your Remaining Guaranteed Withdrawal Amount and/or account value declines to zero.

You should carefully consider when to begin taking withdrawals if you have elected the Lifetime Withdrawal Guarantee. If you begin taking withdrawals too soon, you may limit the value of the Lifetime Withdrawal Guarantee. For example, your Total Guaranteed Withdrawal Amount is no longer increased by the 5% Compounding Income

Amount once you make your first withdrawal. If you delay taking withdrawals for too long, you may limit the number of years available for you to take withdrawals in the future (due to life expectancy) and you may be paying for a benefit you are not using.

At any time during the accumulation phase, you can elect to annuitize under current annuity rates in lieu of continuing the Lifetime Withdrawal Guarantee rider. This may provide higher income amounts and/or different tax treatment than the payments received under the Lifetime Withdrawal Guarantee rider.

ANNUAL BENEFIT PAYMENT. The initial ANNUAL BENEFIT PAYMENT is equal to the Total Guaranteed Withdrawal Amount immediately prior to the first withdrawal multiplied by the 5% Withdrawal Rate. If the Total Guaranteed Withdrawal Amount is later recalculated (for example, because of additional purchase payments, the 5% Compounding Income Amount, the Automatic Annual Step-Up, or withdrawals greater than the Annual Benefit Payment), the Annual Benefit Payment is reset equal to the new Total Guaranteed Withdrawal Amount multiplied by the 5% Withdrawal Rate.

It is important that you carefully manage your annual withdrawals. To ensure that you retain the full guarantees of this rider, your annual withdrawals cannot exceed the Annual Benefit Payment each contract year. If a withdrawal charge does apply, the charge is not included in the amount withdrawn for the purpose of calculating whether annual withdrawals during a contract year exceed the Annual Benefit Payment. If a withdrawal from your contract does result in annual withdrawals during a contract year exceeding the Annual Benefit Payment, the Total Guaranteed Withdrawal Amount will be recalculated and the Annual Benefit Payment will be reduced to the new Total Guaranteed Withdrawal Amount multiplied by the 5% Withdrawal Rate. These reductions in the Total Guaranteed Withdrawal Amount and Annual Benefit Payment may be significant. You are still eligible to receive either lifetime payments or the remainder of the Remaining Guaranteed Withdrawal Amount so long as the excessive withdrawal did not cause your account value to drop to zero.

You can always take annual withdrawals less than the Annual Benefit Payment. However, if you choose to receive only a part of your Annual Benefit Payment in any given contract year, your Annual Benefit Payment is not cumulative and your Remaining Guaranteed Withdrawal Amount and Annual Benefit Payment will not increase. For example, since your Annual Benefit Payment is 5% of your Total Guaranteed Withdrawal Amount, you cannot withdraw 3% in one year and then withdraw 7% the next year without exceeding your Annual Benefit Payment in the second year.

AUTOMATIC ANNUAL STEP-UP. On each contract anniversary prior to the owner's 86th birthday, an Automatic Annual Step-Up will occur, provided that the account value exceeds the Total Guaranteed Withdrawal Amount immediately before the Step-Up (and provided that you have not chosen to decline the Step-Up as described below).

The Automatic Annual Step-Up will:

o reset the Total Guaranteed Withdrawal Amount and the Remaining Guaranteed Withdrawal Amount to the account value on the date of the Step-Up, up to a maximum of $5,000,000;

o reset the Annual Benefit Payment equal to 5% of the Total Guaranteed Withdrawal Amount after the Step-Up; and

o reset the Lifetime Withdrawal Guarantee rider charge to the charge applicable to contract purchases at the time of the Step-Up, up to a maximum of 0.95% (Single Life version) or 1.40% (Joint Life version).

In the event that the charge applicable to contract purchases at the time of the Step-Up is higher than your current Lifetime Withdrawal Guarantee rider charge, you will be notified in writing a minimum of 30 days in advance of the applicable contract anniversary and be informed that you may choose to decline the Automatic Annual Step-Up. If you choose to decline the Automatic Annual Step-Up, you must notify us in accordance with our Administrative Procedures (currently we require you to submit your request in writing to our Annuity Service Center no less than seven calendar days prior to the applicable contract anniversary). Once you notify us of your decision to decline the Automatic Annual Step-Up, you will no longer be eligible for future Automatic Annual Step-Ups until you notify us in writing to our Annuity

Service Center that you wish to reinstate the Step-Ups. This reinstatement will take effect at the next contract anniversary after we receive your request for reinstatement.

Please note that the Automatic Annual Step-Up may be of limited benefit if you intend to make purchase payments that would cause your account value to approach $5,000,000, since the Total Guaranteed Withdrawal Amount and Remaining Guaranteed Withdrawal Amount cannot exceed $5,000,000.

REQUIRED MINIMUM DISTRIBUTIONS. For IRAs and other contracts subject to Section 401(a)(9) of the Internal Revenue Code, you may be required to take withdrawals to fulfill minimum distribution requirements generally beginning at age 701/2. These required distributions may be larger than your Annual Benefit Payment. After the first contract year, we will increase your Annual Benefit Payment to equal your required minimum distribution amount for that year, if such amounts are greater than your Annual Benefit Payment. YOU MUST BE ENROLLED IN THE AUTOMATED REQUIRED MINIMUM DISTRIBUTION PROGRAM TO QUALIFY FOR THIS INCREASE IN THE ANNUAL BENEFIT PAYMENT. THE FREQUENCY OF YOUR WITHDRAWALS MUST BE ANNUAL. THE AUTOMATED REQUIRED MINIMUM DISTRIBUTION PROGRAM IS BASED ON INFORMATION RELATING TO THIS CONTRACT ONLY. To enroll in the Automated Required Minimum Distribution program, please contact our Annuity Service Center.

INVESTMENT ALLOCATION RESTRICTIONS. If you elect the Lifetime Withdrawal Guarantee rider, you are limited to allocating your purchase payments and account value among the fixed account and the following investment portfolios:

(1)    Legg Mason Partners Variable Money Market Portfolio

(2)    Legg Mason Partners Variable Lifestyle Balanced Portfolio

(3)    Legg Mason Partners Variable Lifestyle Growth Portfolio

(4)    Pioneer Strategic Income Portfolio

(5)    Western Asset Management U.S. Government Portfolio

JOINT LIFE VERSION. A Joint Life version of the Lifetime Withdrawal Guarantee rider is available for a charge of 0.70% (which may increase upon an Automatic Annual Step-Up to a maximum of 1.40%). Like the Single Life version of the Lifetime Withdrawal Guarantee rider, the Joint Life version must be elected at the time you purchase the contract, and the owner (or oldest joint owner) must be age 80 or younger. Under the Joint Life version, when the owner of the contract dies (or when the first joint owner dies), the Lifetime Withdrawal Guarantee rider will automatically remain in effect only if the spouse is the primary beneficiary and elects to continue the contract under the spousal continuation provisions. (See "Death Benefit - Spousal Continuation.") If the spouse is younger than age 591/2 when he or she elects to continue the contract, the spouse will receive the Annual Benefit Payment each year until the Remaining Guaranteed Withdrawal Amount is depleted. If the spouse is age 591/2 or older when he or she elects to continue the contract, the spouse will receive the Annual Benefit Payment each year for the remainder of his or her life.

CANCELLATION AND GUARANTEED PRINCIPAL ADJUSTMENT. You may elect to cancel the Lifetime Withdrawal Guarantee rider on the contract anniversary every five contract years for the first 15 contract years and annually thereafter. We must receive your cancellation request within 30 days following the eligible contract anniversary in accordance with our Administrative Procedures (currently we require you to submit your request in writing to our Annuity Service Center). The cancellation will take effect upon our receipt of your request. If cancelled, the Lifetime Withdrawal Guarantee rider will terminate, we will no longer deduct the Lifetime Withdrawal Guarantee rider charge, and the investment allocation restrictions described above will no longer apply. The variable annuity contract, however, will continue.

If you cancel the Lifetime Withdrawal Guarantee rider on the fifteenth contract anniversary or any eligible contract anniversary thereafter, we will add a GUARANTEED PRINCIPAL ADJUSTMENT to your account value. The Guaranteed Principal Adjustment is intended to restore your initial investment in the contract in the case of poor investment performance. The Guaranteed Principal Adjustment is equal to (a) - (b) where:

(a) is purchase payments credited within 120 days of the date that we issued the contract, reduced proportionately by the percentage reduction in account value attributable to any partial withdrawals taken (including any applicable withdrawal charges) and

(b)    is the account value on the date of cancellation.

The Guaranteed Principal Adjustment will be added to each applicable investment portfolio in the ratio the portion of the account value in such investment portfolio bears to the total account value in all investment portfolios. The Guaranteed Principal Adjustment will never be less than zero.

Only purchase payments made during the first 120 days that you hold the contract are taken into consideration in determining the Guaranteed Principal Adjustment. Contract owners who anticipate making purchase payments after 120 days should understand that such payments will not increase the Guaranteed Principal Adjustment. Purchase payments made after 120 days are added to your account value and impact whether or not a benefit is due. Therefore, the Lifetime Withdrawal Guarantee may not be appropriate for you if you intend to make additional purchase payments after the 120-day period and are purchasing the Lifetime Withdrawal Guarantee for its Guaranteed Principal Adjustment feature.

TERMINATION OF THE LIFETIME WITHDRAWAL GUARANTEE RIDER. The Lifetime Withdrawal Guarantee rider will terminate upon the earliest of:

(1) the date of a full withdrawal of the account value (a pro rata portion of the rider charge will be assessed);

(2) the date all of the account value is applied to an annuity option (a pro rata portion of the rider charge will be assessed);

(3) the date there are insufficient funds to deduct the Lifetime Withdrawal Guarantee rider charge from the account value;

(4) death of the owner or joint owner (or the annuitant if the owner is a non-natural person), except where the contract is issued under the Joint Life version of the Lifetime Withdrawal Guarantee, the primary beneficiary is the spouse, and the spouse elects to continue the contract under the spousal continuation provisions of the contract;

(5) change of the owner or joint owner for any reason (a pro rata portion of the rider charge will be assessed), subject to our administrative procedures;

(6)    the effective date of the cancellation of the rider; or

(7) termination of the contract to which the rider is attached (a pro rata portion of the rider charge will be assessed, except for a termination due to death).

Once the rider is terminated, the Lifetime Withdrawal Guarantee rider charge will no longer be deducted and the Lifetime Withdrawal Guarantee investment allocation restrictions will no longer apply.

ADDITIONAL INFORMATION. The Lifetime Withdrawal Guarantee rider may affect the death benefit available under your contract. If the owner or joint owner should die while the Lifetime Withdrawal Guarantee rider is in effect, an additional death benefit amount will be calculated under the Lifetime Withdrawal Guarantee rider which can be taken in a lump sum. The Lifetime Withdrawal Guarantee death benefit amount that may be taken as a lump sum will be equal to total purchase payments less any partial withdrawals. If this death benefit amount is greater than the death benefit provided by your contract, and if withdrawals in each contract year did not exceed the Annual Benefit Payment, then this death benefit amount will be paid instead of the death benefit provided by the contract. All other provisions of your contract's death benefit will apply.

Alternatively, if the owner or joint owner should die while the Lifetime Withdrawal Guarantee rider is in effect, the beneficiary may elect to receive the Remaining Guaranteed Withdrawal Amount as a death benefit in which case we will pay the Remaining Guaranteed Withdrawal Amount on a monthly basis (or any mutually agreed upon frequency, but no less frequently than annually) until the Remaining Guaranteed Withdrawal Amount is exhausted. This death benefit will be paid instead of the applicable contractual death benefit (the standard death benefit or the additional death benefit amount calculated under the Lifetime Withdrawal Guarantee as described above or the Annual Step-Up death benefit, if that benefit had been purchased by the owner(s)). Otherwise, the provisions of those contractual death benefits will determine the amount of the death benefit. Except as may be required by the Internal Revenue Code, an annual payment will not exceed the Annual Benefit Payment. If your beneficiary dies while such payments are made, we will continue making the payments to the beneficiary's estate unless we have agreed to another payee in writing.

We reserve the right to accelerate any payment that is less than $500 or to comply with requirements under the Internal Revenue Code (including minimum distribution requirements for IRAs and other contracts subject to Section 401(a)(9) of the Internal Revenue Code and nonqualified contracts subject to Section 72(s)). If you terminate the Lifetime Withdrawal Guarantee rider because (1) you make a total withdrawal of your account value; (2) your account value is insufficient to pay the Lifetime Withdrawal Guarantee rider charge; or (3) the contract owner dies, except where the beneficiary or joint owner is the spouse of the owner and the spouse elects to continue the contract, you may not make additional purchase payments under the contract.

(See Appendix C for examples of the GWB.)



8. PERFORMANCE
We periodically advertise subaccount performance relating to the investment portfolios. We will calculate performance by determining the percentage change in the value of an accumulation unit by dividing the increase (decrease) for that unit by the value of the accumulation unit at the beginning of the period. This performance number reflects the deduction of the Separate Account product charges (including death benefit rider charges) and the investment portfolio expenses. It does not reflect the deduction of any applicable account fee, withdrawal charge and GWB rider charge. The deduction of these charges would reduce the percentage increase or make greater any percentage decrease. Any advertisement will also include total return figures which reflect the deduction of the Separate Account product charges (including death benefit rider charges), account fee, withdrawal charges or GWB rider charge and the investment portfolio expenses.

For periods starting prior to the date the contract was first offered, the performance will be based on the historical performance of the corresponding investment portfolios for the periods commencing from the date on which the particular investment portfolio was made available through the Separate Account.

In addition, the performance for the investment portfolios may be shown for the period commencing from the inception date of the investment portfolios. These figures should not be interpreted to reflect actual historical performance of the Separate Account.

We may, from time to time, include in our advertising and sales materials performance information for funds or investment accounts related to the investment portfolios and/or their investment advisers or subadvisers. Such related performance information also may reflect the deduction of certain contract charges. We may also include in our advertising and sales materials tax deferred compounding charts and other hypothetical illustrations, which may include comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets.

We may advertise the guaranteed withdrawal benefit riders using illustrations showing how the benefit works with historical performance of specific investment portfolios or with a hypothetical rate of return (which rate will not exceed 12%) or a combination of historical and hypothetical returns. These illustrations will reflect the deduction of all applicable charges including the portfolio expenses of the underlying investment portfolios.

You should know that for any performance we illustrate, future performance will vary and results shown are not necessarily representative of future results.



9. DEATH BENEFIT
UPON YOUR DEATH

If you die during the accumulation phase, we will pay a death benefit to your beneficiary(ies). The Prinicipal Protection is the standard death benefit for your contract. At the time you purchase the contract, you can select the optional Annual Step-Up death benefit and the Additional Death Benefit - Earnings Preservation Benefit. If you are 80 years old at the effective date of your contract, you are not eligible to select these optional death benefit riders. The death benefits are described below. Check your contract and riders for the specific provisions applicable. One or more of these optional death benefits may not be available in your state (check with your registered representative regarding availability). The death benefit is determined as of the end of the business day on which we receive both due proof of death and an election for the payment method. Where there are multiple beneficiaries, the death benefit will only be determined as of the time the first beneficiary submits the necessary documentation in good order.

If you have a joint owner, the death benefit will be paid when the first owner dies. Upon the death of either owner, the surviving joint owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary, unless instructed otherwise.

If a non-natural person owns the contract, the annuitant will be deemed to be the owner in determining the death benefit. If there are joint owners, the age of the oldest owner will be used to determine the death benefit amount.

STANDARD DEATH BENEFIT - PRINCIPAL PROTECTION

The death benefit will be the greater of:

(1)    the account value; or

(2) total purchase payments, reduced proportionately by the percentage reduction in account value attributable to each partial withdrawal.

If the owner is a natural person and the owner is changed to someone other than a spouse, the death benefit amount will be determined as defined above; however, subsection (2) will be changed to provide as follows: "the account value as of the effective date of the change of owner, increased by purchase payments received after the date of the change of owner, reduced proportionately by the percentage reduction in account value attributable to each partial withdrawal made after such date."

In the event that a beneficiary who is the spouse of the owner elects to continue the contract in his or her name after the owner dies, the death benefit amount will be determined in accordance with (1) or (2) above.

OPTIONAL DEATH BENEFIT - ANNUAL STEP-UP

If you select the Annual Step-Up death benefit rider, the death benefit will be the greatest of:

(1)    the account value; or

(2) total purchase payments, reduced proportionately by the percentage reduction in account value attributable to each partial withdrawal; or

(3)    the highest anniversary value, as defined below.

On the date we issue your contract, the highest anniversary value is equal to your initial purchase payment. Thereafter, the highest anniversary value (as recalculated) will be increased by subsequent purchase payments and reduced proportionately by the percentage reduction in account value attributable to each subsequent partial withdrawal. On each contract anniversary prior to your 81st birthday, the highest anniversary value will be recalculated and set equal to the greater of the highest anniversary value before the recalculation or the account value on the date of the recalculation.

If the owner is a natural person and the owner is changed to someone other than a spouse, the death benefit is equal to the greatest of (1), (2) or (3); however, for purposes of calculating (2) and (3) above:

o Subsection (2) is changed to provide: "The account value as of the effective date of the change of owner, increased by purchase payments received after the date of change of owner, and reduced proportionately by the percentage reduction in account value attributable to each partial withdrawal made after such date"; and

o for subsection (3), the highest anniversary value will be recalculated to equal your account value as of the effective date of the change of owner.

In the event that a beneficiary who is the spouse of the owner elects to continue the contract in his or her name after the owner dies, the death benefit is equal to the greatest of (1), (2) or (3).

ADDITIONAL DEATH BENEFIT - EARNINGS PRESERVATION BENEFIT

The Additional Death Benefit - Earnings Preservation Benefit pays an additional death benefit that is intended to help pay part of the income taxes due at the time of death of the owner or joint owner. The benefit is only available up through age 79 (on the contract issue date). In certain situations, this benefit may not be available for qualified plans (check with your registered representative for details).

Before the contract anniversary immediately prior to your 81st birthday, the additional death benefit is equal to the "benefit percentage" (determined in accordance with the table below) times the result of (a) - (b), where:

(a)    is the death benefit under your contract; and

(b) is total purchase payments not withdrawn. For purposes of calculating this value, partial withdrawals are first applied against earnings in the contract, and then against purchase payments not withdrawn.

On or after the contract anniversary immediately prior to your 81st birthday, the additional death benefit is equal to the "benefit percentage" (determined in accordance with the table below) times the result of (a) - (b), where:

(a) is the death benefit on the contract anniversary immediately prior to your 81st birthday, increased by subsequent purchase payments and reduced proportionately by the percentage reduction in account value attributable to each subsequent partial withdrawal; and

(b) is total purchase payments not withdrawn. For purposes of calculating this value, partial withdrawals are first applied against earnings in the contract, and then against purchase payments not withdrawn.

              Benefit Percentage
Issue Age                            Percentage
-----------------------------       -----------
  Ages 69 or younger                     40%
  Ages 70-79                             25%
  Age 80                                  0%

If the owner is a natural person and the owner is changed to someone other than a spouse, the additional death benefit is as defined above; however, for the purposes of calculating subsection (b) above "total purchase payments not withdrawn" will be reset to equal the account value as of the effective date of the owner change, and purchase payments received and partial withdrawals taken prior to the change of owner will not be taken into account.

In the event that a beneficiary who is the spouse of the owner elects to continue the contract in his or her name after the owner dies, the additional death benefit will be determined and payable upon receipt of due proof of death of the first spousal beneficiary. Alternatively, the spousal beneficiary may elect to have the additional death benefit determined and added to the account value upon the election, in which case the additional death benefit rider will terminate (and the corresponding death benefit rider charge will also terminate).

GENERAL DEATH BENEFIT PROVISIONS

The death benefit amount remains in the Separate Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Separate Account will continue to be subject to investment risk. This risk is borne by the beneficiary.

Please check with your registered representative regarding the availability of the following in your state.

If the beneficiary under a tax qualified contract is the annuitant's spouse, the tax law generally allows distributions to begin by the year in which the annuitant would have reached 701/2 (which may be more or less than five years after the annuitant's death).

A beneficiary must elect the death benefit to be paid under one of the payment options (unless the owner has previously made the election). The entire death benefit must be paid within 5 years of the date of death unless the beneficiary elects to have the death benefit payable under an annuity option. The death benefit payable under an annuity option must be paid over the beneficiary's lifetime or for a period not extending beyond the beneficiary's life expectancy. For non-qualified contracts, payment must begin within one year of the date death. For qualified contracts, payment must begin no later than the end of the calendar year immediately following the year of death.

We may also offer a payment option, for both non-tax qualified contracts and certain tax qualified contracts, under which your beneficiary may receive payments, over a period not extending beyond his or her life expectancy, under a method of distribution similar to the distribution of required minimum distributions from Individual Retirement Accounts. If this option is elected, we will issue a new contract to your beneficiary in order to facilitate the distribution of payments. Your beneficiary may choose any optional death benefit available under the new contract. Upon the death of your beneficiary, the death benefit would be required to be distributed to your beneficiary's beneficiary at least as rapidly as under the method of distribution in effect at the time of your beneficiary's death. (See "Federal Income Tax Status.") To the extent permitted under the tax law, and in accordance with our procedures, your designated beneficiary is permitted under our procedures to make additional purchase payments consisting of monies which are direct transfers (as permitted under tax law) from other tax qualified or non-qualified contracts, depending on which type of contract you own, held in the name of the decedent. Any additional purchase payments would be subject to applicable withdrawal charges. Your beneficiary is also permitted to choose some of the optional benefits available under the contract, but certain contract provisions or programs may not be available.

If a lump sum payment is elected and all the necessary requirements are met, the payment will be made within 7 days. Payment to the beneficiary under an annuity option may only be elected during the 60 day period beginning with the date we receive due proof of death. If we do not receive an election during such time, we will make a single sum payment to the beneficiary at the end of the 60 day period.

If the owner or a joint owner, who is not the annuitant, dies during the income phase, any remaining payments under the annuity option elected will continue at least as rapidly as under the method of distribution in effect at the time of the owner's death. Upon the death of the owner or a joint owner during the income phase, the beneficiary becomes the owner.

SPOUSAL CONTINUATION

If the primary beneficiary is the spouse of the owner, upon the owner's death, the beneficiary may elect to continue the contract in his or her own name. Upon such election, the account value will be adjusted upward (but not downward) to an amount equal to the death benefit amount determined upon such election and receipt of due proof of death of the owner. Any excess of the death benefit amount over the account value will be allocated to each applicable investment portfolio and/or the fixed account in the ratio that the account value in the investment portfolio and/or the fixed account bears to the total account value. Spousal continuation will not satisfy minimum required distribution rules for tax qualified contracts other than IRAs.

DEATH OF THE ANNUITANT

If the annuitant, not an owner or joint owner, dies during the accumulation phase, you automatically become the annuitant. You can select a new annuitant if you do not want to be the annuitant (subject to our then current underwriting standards). However, if the owner is a non- natural person (for example, a corporation), then the death of the primary annuitant will be treated as the death of the owner, and a new annuitant may not be named.

Upon the death of the annuitant after annuity payments begin, the death benefit, if any, will be as provided for in the annuity option selected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the annuitant's death.

CONTROLLED PAYOUT

You may elect to have the death benefit proceeds paid to your beneficiary in the form of annuity payments for life or over a period of time that does not exceed your beneficiary's life expectancy. This election must be in writing in a form acceptable to us. You may revoke the election only in writing and only in a form acceptable to us. Upon your death, the beneficiary cannot revoke or modify your election.



10. FEDERAL INCOME TAX STATUS
The following discussion is general in nature and is not intended as tax advice. Each person concerned should consult a competent tax adviser. No attempt is made to consider any applicable state tax or other tax laws, or to address any state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a contract.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money, generally for retirement purposes. If you invest in an annuity contract as part of an individual retirement plan, pension plan or employer-sponsored retirement program, your contract is called a "Qualified Contract." The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. You should note that for any Qualified Contract, the tax deferred accrual feature is provided by the tax qualified retirement plan, and as a result there should be reasons other than tax deferral for acquiring the contract within a qualified plan.

If your annuity is independent of any formal retirement or pension plan, it is termed a "Non-Qualified Contract."

Under current federal income tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and qualifying dividends.

TAXATION OF NON-QUALIFIED CONTRACTS

NON-NATURAL PERSON. If a non-natural person (e.g., a trust) owns a Non-Qualified Contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the contract (generally, the premiums or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.

The following discussion generally applies to Non-Qualified Contracts owned by natural persons.

WITHDRAWALS. When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the account value immediately before the distribution over the owner's investment in the contract (generally, the premiums or other consideration paid for the contract, reduced by any amount previously distributed from the contract that was not subject to tax) at that time. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the owner's investment in the contract.

In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the individual's total account balance or accrued benefit under the retirement plan. The "investment in the contract" generally equals the amount of any non-deductible purchase payments paid by or on behalf of any individual. In many cases, the "investment in the contract" under a Qualified Contract can be zero.

It is conceivable that charges for certain benefits under a variable contract, such as any of the guaranteed death benefits (including, but not limited to, the Earnings Preservation Benefit), may be considered as deemed distributions subject to immediate taxation. We currently intend to treat these charges as an intrinsic part of the annuity contract and we do not tax report these charges as taxable income. However, it is possible that this may change in the future if we determine that such reporting is required by the IRS. If so, the charge could also be subject to a 10% penalty tax if the taxpayer is under age 591/2.

We reserve the right to change our tax reporting practices if we determine that they are not in accordance with IRS guidance (whether formal or informal).

ADDITIONAL PENALTY TAX ON CERTAIN WITHDRAWALS. In the case of a distribution (or a deemed distribution) from a Non-Qualified Contract, there may be imposed a federal tax penalty equal to 10% of the amount treated as income. In general, however, there is no penalty on distributions:

o  made on or after the taxpayer reaches age 591/2;

o  made on or after the death of an owner;

o  attributable to the taxpayer's becoming disabled;

o made as part of a series of substantially equal periodic payment (at least annually) for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and his or her designated beneficiary; or

o under certain immediate income annuities providing for substantially equal payments made at least annually.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. Also, additional exceptions apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the penalty tax.

ANNUITY PAYMENTS. Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of any annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income. In general, the amount of each payment under a variable annuity payment option that can be excluded from federal income tax is the remaining after-tax cost in the amount annuitized at the time such payments commence, divided by the number of expected payments, subject to certain adjustments. No deduction is permitted for any excess of such excludable amount for a year over the annuity payments actually received in that year. However, you may elect to increase the excludable amount attributable to future years by a ratable portion of such excess. Consult your tax advisor as to how to make such election and also as to how to treat the loss due to any unrecovered investment in the contract when the income stream is terminated. Once the investment in the contract has been recovered through the use of the excludable amount, the entire amount of all future payments are includable in taxable income.

The IRS has not furnished explicit guidance as to how the excludable amount is to be determined each year under variable income annuities that permit transfers between the fixed account and variable investment portfolios, as well as transfers between investment portfolios after the annuity starting date. Consult your tax adviser.

TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed from a Non-Qualified Contract because of your death or the death of the annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the contract, or (ii) if distributed under a payout option, they are taxed in the same way as annuity payments.

See the Statement of Additional Information as well as "Death Benefit - General Death Benefit Provisions" in this prospectus for a general discussion on the federal income tax rules applicable to how death benefits must be distributed.

TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT. Where otherwise permitted under the terms of the contract, a transfer or assignment of ownership of a Non-Qualified Contract, the designation or change of an annuitant, the selection of certain maturity dates, or the exchange of a contract may result in certain adverse tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment, exchange or event should consult a tax adviser as to the tax consequences.

WITHHOLDING. Annuity distributions are generally subject to withholding for the recipient's federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

MULTIPLE CONTRACTS. All non-qualified deferred annuity contracts that are issued by us (or our affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in such owner's income when a taxable distribution occurs.

DIVERSIFICATION. In order for your Non-Qualified Contract to be considered an annuity contract for federal income tax purposes, we must comply with certain diversification standards with respect to the investments underlying the contract. We believe that we satisfy and will continue to satisfy these diversification standards. However, the tax law concerning these rules is subject to change and to different interpretations. Inadvertent failure to meet these standards may be correctable. Failure to meet these standards would result in immediate taxation to contract owners of gains under their contracts. Consult your tax adviser prior to purchase.

OWNERSHIP OF THE INVESTMENTS. In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for Federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. There is little guidance in this area, and some features of the contract, such as the number of funds available and the flexibility of the contract owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the contract does not give the contract owner investment control over Separate Account assets, we reserve the right to modify the contract as necessary to prevent a contract owner from being treated as the owner of the Separate Account assets supporting the contract.

FURTHER INFORMATION. We believe that the contracts will qualify as annuity contracts for federal income tax purposes and the above discussion is based on that assumption. Further details can be found in the Statement of Additional Information under the heading "Tax Status of the Contracts."

TAXATION OF QUALIFIED CONTRACTS

The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a Qualified Contract may be subject to the terms of the retirement plan itself, regardless of the terms of the Qualified Contract. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the contract comply with the law.

INDIVIDUAL RETIREMENT ACCOUNTS (IRAS). IRAs, as defined in Section 408 of the Internal Revenue Code (Code), permit individuals to make annual contributions of up to the lesser of the applicable dollar amount for the year (for 2006, $4,000 plus, for an owner age 50 or older, $1,000) or the amount of compensation includible in the individual's gross income for the year. The contributions may be deductible in whole or in part, depending on the individual's income. Distributions from certain retirement plans may be "rolled over" into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than non-deductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 591/2, unless an exception applies. The contract (and appropriate IRA tax endorsements) have not yet been submitted to the IRS for review and approval as to form. Such approval is not required to constitute a valid Traditional IRA or SIMPLE IRA. Such approval does not constitute an IRS endorsement of the investment options and benefits offered under the contract. Traditional IRAs/SEPs, SIMPLE IRAs and Roth IRAs may not invest in life insurance. The contract may provide death benefits that could exceed the greater of premiums paid or the account balance. The final required minimum distribution income tax regulations generally treat such benefits as part of the annuity contract and not as life insurance and require the value of such benefits to be included in the participant's interest that is subject to the required minimum distribution rules.

SIMPLE IRA. A SIMPLE IRA permits certain small employers to establish SIMPLE plans as provided by Section 408(p) of the Code, under which employees may elect to defer to a SIMPLE IRA a percentage of compensation up to $10,000 for 2006. The sponsoring employer is generally required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRA's are subject to the same restrictions that apply to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 591/2 are subject to a 10% penalty tax, which is increased to 25% if the distribution occurs within the first two years after the commencement of the employee's participation in the plan.

ROTH IRA. A Roth IRA, as described in Code section 408A, permits certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax, and other special rules apply. The owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 591/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

TAX SHELTERED ANNUITIES. Tax Sheltered Annuities (TSA) that qualify under section 403(b) of the Code allow employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (social security) tax. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the close of the last year beginning before January 1, 1989, are not allowed prior to age 591/2, severance from employment, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties.

Proposed income tax regulations issued in November 2004, would require certain fundamental changes to these arrangements including (a) a requirement that there be a written plan document in addition to the annuity contract (or section 403(b)(7) custodial account), (b) significant restrictions on the ability of participants to direct proceeds between 403(b) annuity contracts and
(c) new restrictions on withdrawals of amounts attributable to contributions other than elective deferrals.

The proposed regulations will generally not be effective until taxable years beginning after December 31, 2005, at the earliest; and may not be relied on until issued in final form. However, certain aspects, including a proposed prohibition on use of life insurance under section 403(b) arrangements and rules affecting payroll taxes on certain types of contributions are currently effective unless revised or revoked in final form.

SECTION 457(B) PLANS. An eligible 457(b) plan, while not actually a qualified plan as that term is normally used, provides for certain eligible deferred compensation plans with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The contract can be used with such plans. Under such plans a participant may specify the form of investment in which his or her participation will be made. Under a non-governmental plan, which must be a tax-exempt entity under section 501(c) of the Code, all such investments, however, are owned by and are subject to, the claims of the general creditors of the sponsoring employer. In general, all amounts received under a non-governmental section 457(b) plan are taxable and are subject to federal income tax withholding as wages.

SEPARATE ACCOUNT CHARGES FOR DEATH BENEFITS. For contracts purchased under section 403(b) plans, certain death benefits could conceivably be characterized as an incidental benefit, the amount of which is limited in any pension or profit-sharing plan. Because the death benefits, in certain cases, may exceed this limitation employers using the contract in connection with such plans should consult their tax adviser. Additionally, it is conceivable that the explicit charges for, or the amount of the mortality and expense charges allocable to, such benefits may be considered taxable distributions.

OTHER TAX ISSUES. Qualified Contracts (including contracts under section 457(b) plans) have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan, adoption agreement, or consult a tax adviser for more information about these distribution rules. Failure to meet such rules generally results in the imposition of a 50% excise tax on the amount that should have been, but was not, distributed.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of account value, as well as all living benefits) must be added to the account value in computing the amount required to be distributed over the applicable period.

The final required minimum distribution regulations permit income payments to increase due to "actuarial gain" which includes the investment performance of the underlying assets, as well as changes in actuarial factors and assumptions under certain conditions. Additionally, withdrawals may also be permitted under certain conditions. The new rules are not entirely clear, and you should consult with your own tax adviser to determine whether your variable income annuity will satisfy these rules for your own situation.

Distributions from Qualified Contracts generally are subject to withholding for the owner's federal income tax liability. The withholding rate varies according to the type of distribution and the owner's tax status. The owner will be provided the opportunity to elect not to have tax withheld from distributions.

"Eligible rollover distributions" from section 401(a), 403(a), 403(b) and governmental section 457(b) plans are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is any distribution to an employee (or employee's spouse or former spouse as beneficiary or alternate payee) from such a plan, except certain distributions such as distributions required by the Code, distributions in a specified annuity form or hardship distributions. The 20% withholding does not apply, however, if the employee chooses a "direct rollover" from the plan to a tax-qualified plan, IRA or tax sheltered annuity or to a governmental 457(b) plan that agrees to separately account for rollover contributions. Effective March 28, 2005, certain mandatory distributions made to participants in an amount in excess of $1,000 must be rolled over to an IRA designated by the Plan, unless the participant elects to receive it in cash or roll it over to a different IRA or eligible retirement plan of his or her own choosing. General transitional rules apply as to when plans have to be amended. Special effective date rules apply for governmental plans and church plans.

COMMUTATION FEATURES UNDER ANNUITY PAYMENT OPTIONS. Please be advised that the tax consquences resulting from the election of an annuity payment option containing a commutation feature is uncertain and the IRS may determine that the taxable amount of annuity payments and withdrawals received for any year could be greater than or less than the taxable amount reported by us. The exercise of the commutation feature also may result in adverse tax consequences including:

o The imposition of a 10% penalty tax on the taxable amount of the commuted value, if the taxpayer has not attained age 591/2 at the time the withdrawal is made. This 10% penalty tax is in addition to the ordinary income tax on the taxable amount of the commuted value.

o The retroactive imposition of the 10% penalty tax on annuity payments received prior to the taxpayer attaining age 591/2.

o The possibility that the exercise of the commutation feature could adversely affect the amount excluded from federal income tax under any annuity payments made after such commutation.

A payee should consult with his or her own tax advisor prior to electing to annuitize the contract and prior to exercising any commutation feature under an annuity payment option.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the federal estate tax implications of the contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract owner. Regulations issued under the Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS.

ANNUITY PURCHASE PAYMENTS BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to the U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

FOREIGN TAX CREDITS

To the extent permitted under the federal income tax law, we may claim the benefit of certain foreign tax credits attributable to taxes paid by certain of the investment portfolios to foreign jurisdictions.

POSSIBLE TAX LAW CHANGES

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the contract.

We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of the contract and do not intend the above discussion as tax advice.



11. OTHER INFORMATION
METLIFE INVESTORS USA

MetLife Investors USA Insurance Company (MetLife Investors USA) is a stock life insurance company founded on September 13, 1960, and organized under the laws of the State of Delaware. Its principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. MetLife Investors USA is authorized to transact the business of life insurance, including annuities, and is currently licensed to do business in all states (except New York), the District of Columbia and Puerto Rico. On [October 11, 2006] MetLife Investors USA became a wholly-owned subsidiary of MetLife Insurance Company of Connecticut. We changed our name to MetLife Investors USA Insurance Company on February 12, 2001. On December 31, 2002, MetLife Investors USA became an indirect subsidiary of MetLife, Inc., a listed company on the New York Stock Exchange. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers.

We are a member of the Insurance Marketplace Standards Association ("IMSA"). Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

PrimElite IV is a service mark of Citigroup Inc. or its Affiliates and is used by MetLife, Inc. and its Affiliates under license.

THE SEPARATE ACCOUNT

We have established a SEPARATE ACCOUNT, MetLife Investors USA Separate Account A (Separate Account), to hold the assets that underlie the contracts. Our Board of Directors adopted a resolution to establish the Separate Account under Delaware insurance law on May 29, 1980. We have registered the Separate Account with the Securities and Exchange Commission as a unit investment trust under the

Investment Company Act of 1940. The Separate Account is divided into subaccounts.

The assets of the Separate Account are held in our name on behalf of the Separate Account and legally belong to us. However, those assets that underlie the contracts, are not chargeable with liabilities arising out of any other business we may conduct. All the income, gains and losses (realized or unrealized) resulting from these assets are credited to or charged against the contracts and not against any other contracts we may issue.

We reserve the right to transfer assets of the Separate Account to another account, and to modify the structure or operation of the Separate Account, subject to necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your account value.

DISTRIBUTOR

We have entered into a distribution agreement with our affiliate, MetLife Investors Distribution Company (Distributor), 5 Park Plaza, Suite 1900, Irvine, CA 92614, for the distribution of the contracts. Distributor, and in certain cases, we, have entered into selling agreements with other selling firms for the sale of the contracts. We pay compensation to Distributor for sales of the contracts by selling firms. We also pay amounts to Distributor that may be used for its operating and other expenses, including the following sales expenses: compensation and bonuses for the Distributor's management team, advertising expenses, and other expenses of distributing the contracts. Distributor's management team also may be eligible for non-cash compensation items that we may provide jointly with Distributor. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items.

Certain investment portfolios make payments to Distributor under their distribution plans in consideration of services provided and expenses incurred by Distributor in distributing shares of the investment portfolios. (See "Fee Tables and Examples - Investment Portfolio Expenses" and the fund prospectuses.) These payments range up to 0.35% of Separate Account assets invested in the particular investment portfolio.

We pay American Funds Distributors, Inc., principal underwriter for the American Funds Insurance Series, a percentage of purchase payments allocated to the American Funds Global Growth Fund, the American Funds Growth Fund, and the American Funds Growth-Income Fund, for the services it provides in marketing the Funds' shares in connection with the contract.

SELLING FIRMS

As noted above, Distributor, and in certain cases, we, have entered into selling agreements with selling firms for the sale of the contracts. All selling firms receive commissions, and they may also receive some form of non-cash compensation. Certain selected selling firms receive additional compensation (described below under "Additional Compensation for Selected Selling Firms"). These commissions and other incentives or payments are not charged directly to contract owners or the Separate Account. We intend to recoup commissions and other sales expenses through fees and charges deducted under the contract or from our general account. A portion of the payments made to selling firms may be passed on to their sales representatives in accordance with the selling firms' internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits.

COMPENSATION PAID TO SELLING FIRMS. We and Distributor pay compensation to all selling firms in the form of commissions and may also provide certain types of non-cash compensation. The maximum commission payable for contract sales and additional purchase payments to selling firms is 5.70% of purchase payments, along with annual trail commissions up to 0.20% of account value (less purchase payments received within the previous 12 months) for so long as the contract remains in effect or as agreed in the selling agreement.

The commission rate paid to selling firms is determined by the mortality and expense charge you pay. The dollar amount of your initial purchase payment, or in certain circumstances total purchase payments made in the first contract year, will determine your mortality and expense charge for the duration of your contract (see "Expenses -
Product Charges - Mortality and Expense Charge"). The higher the mortality and expense charge, the higher the commission rate the selling firm will receive. The compensation earned by your registered representative in connection with the sale of the contract will be higher if you do not qualify for a lower mortality and expense charge.

As described in Expenses - Product Charges - Mortality and Expense Charge, the mortality and expense charge paid during the first contract year is determined at contract issue based on your estimate of the total purchase payments to be made during the first contract year. If actual purchase payments made during the first contract year fall into a range of dollar amounts corresponding to a higher mortality and expense charge, you will pay that higher mortality and expense charge for all subsequent contract years. However, if actual purchase payments made during the first contract year fall into a range of dollar amounts corresponding to a lower mortality and expense charge than did your estimated purchase payments, no adjustment will be made. AS A RESULT, THE RATE OF COMPENSATION PAID ON PURCHASE PAYMENTS WILL BE HIGHEST WHEN YOUR ESTIMATE FALLS INTO THE RANGE OF DOLLAR AMOUNTS CORRESPONDING TO THE HIGHEST MORTALITY AND EXPENSE CHARGE, REGARDLESS OF ACTUAL PURCHASE PAYMENTS MADE.

Please note that if your estimated total purchase payments during the first contract year are just below one of the threshold dollar amounts set out in the table under "Expenses-Product Charges-Mortality and Expense Charge," the rate of commission will be higher than if your initial purchase payment or your estimated purchase payments are at or just above the threshold dollar amount. For example, the rate of commission paid if your estimated total purchase payments in the first contract year are $99,999 is higher than if your estimated total purchase payments in the first contract year are $100,000. In addition, any purchase payments in excess of your estimated total purchase payments during the first contract year do not reduce your mortality and expense charge. For these reasons, your registered representative may have an incentive for you to underestimate the total purchase payments during the first contract year.

Also, because purchase payments made after the first contract anniversary do not qualify you for a lower mortality and expense charge, the commission rate paid to selling firms, and therefore the total dollar amount of compensation, will be higher than if all purchase payments were made during the first contract year and the total amount of purchase payments qualified you for a lower mortality and expense charge.

We also pay commissions when a contract owner elects to begin receiving regular income payments (referred to as "annuity payments"). (See "Annuity Payments (The Income Phase).") Distributor may also provide non-cash compensation items that we may provide jointly with Distributor. Non-cash items include expenses for conference or seminar trips and certain gifts.

Ask your registered representative for further information about what payments your registered representative and the selling firm for which he or she works may receive in connection with your purchase of a contract.

ADDITIONAL COMPENSATION FOR SELECTED SELLING FIRMS. We and Distributor have entered into distribution arrangements with certain selected selling firms. Under these arrangements we and Distributor may pay additional compensation to selected selling firms, including marketing allowances, introduction fees, persistency payments, preferred status fees and industry conference fees. Marketing allowances are periodic payments to certain selling firms based on cumulative periodic (usually quarterly) sales of our variable insurance contracts (including the contracts). Introduction fees are payments to selling firms in connection with the addition of our products to the selling firm's line of investment products, including expenses relating to establishing the data communications systems necessary for the selling firm to offer, sell and administer our products. Persistency payments are periodic payments based on account values of our variable insurance contracts (including account values of the contracts) or other persistency standards. Preferred status fees are paid to obtain preferred treatment of the contracts in selling firms' marketing programs, which may include marketing services, participation in marketing meetings, listings in data resources and increased access to their sales representatives. Industry conference fees are amounts paid to cover in part the costs associated with sales conferences and educational seminars for selling firms' sales representatives. We and Distributor have entered into such distribution agreements with selling firms identified in the Statement of Additional Information.

The additional types of compensation discussed above are not offered to all selling firms. The terms of any particular agreement governing compensation may vary among selling firms and the amounts may be significant. The prospect of receiving, or the receipt of, additional compensation as described above may provide selling firms and/or their sales representatives with an incentive to favor sales of the contracts over other variable annuity contracts (or other investments) with respect to which selling firm does not receive additional compensation, or lower levels of additional compensation. You may wish to take such payment arrangements into account when considering and evaluating any recommendation relating to the contracts. For more information about any such additional compensation arrangements, ask your registered representative. (See the Statement of Additional Information - "Distribution" for a list of selling firms that received compensation during 2005, as well as the range of additional compensation paid.)

REQUESTS AND ELECTIONS

We will treat your request for a contract transaction, or your submission of a purchase payment, as received by us if we receive a request conforming to our administrative procedures or a payment at our Annuity Service Center before the close of regular trading on the New York Stock Exchange on that day. We will treat your submission of a purchase payment as received by us if we receive a payment at our Annuity Service Center (or a designee receives a payment in accordance with the designee's administrative procedures) before the close of regular trading on the New York Stock Exchange on that day. If we receive the request, or if we (or our designee) receive the payment, after the close of trading on the New York Stock Exchange on that day, or if the New York Stock Exchange is not open that day, then the request or payment will be treated as received on the next day when the New York Stock Exchange is open. Our Annuity Service Center is located at P.O. Box 10426, Des Moines, IA 50306-0426.

Requests for service may be made:

o  Through your registered representative

o By telephone at (888) 556-5412, between the hours of 7:30AM and 5:30PM Central Time Monday through Thursday and 7:30AM and 5:00PM Central Time on Friday

o  In writing to our Annuity Service Center

o  By fax at (515) 273-4980
     or

o  By Internet at www.metlifeinvestors.com

All other requests must be in written form, satisfactory to us.

We will use reasonable procedures such as requiring certain identifying information, tape recording the telephone instructions, and providing written confirmation of the transaction, in order to confirm that instructions communicated by telephone, fax, Internet or other means are genuine. Any telephone, fax or Internet instructions reasonably believed by us to be genuine will be your responsibility, including losses arising from any errors in the communication of instructions. As a result of this policy, you will bear the risk of loss. If we do not employ reasonable procedures to confirm that instructions communicated by telephone, fax or Internet are genuine, we may be liable for any losses due to unauthorized or fraudulent transactions. All other requests and elections under your contract must be in writing signed by the proper party, must include any necessary documentation and must be received at our Annuity Service Center to be effective. If acceptable to us, requests or elections relating to beneficiaries and ownership will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for the validity of any written request or action.

Telephone and computer systems may not always be available. Any telephone or computer system, whether it is yours, your service provider's, your agent's, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you experience technical difficulties or problems, you should make your transaction request in writing to our Annuity Service Center.

CONFIRMING TRANSACTIONS. We will send out written statements confirming that a transaction was recently completed. Unless you inform us of any errors within 60 days of receipt, we will consider these communications to be accurate and complete.

OWNERSHIP

OWNER. You, as the OWNER of the contract, have all the interest and rights under the contract.

These rights include the right to:

o  change the beneficiary.

o change the annuitant before the annuity date (subject to our underwriting and administrative rules).

o  assign the contract (subject to limitation).

o  change the payment option.

o exercise all other rights, benefits, options and privileges allowed by the contract or us.

The owner is as designated at the time the contract is issued, unless changed.

JOINT OWNER. The contract can be owned by JOINT OWNERS, limited to two natural persons. Upon the death of either owner, the surviving owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary unless otherwise indicated.

BENEFICIARY. The BENEFICIARY is the person(s) or entity you name to receive any death benefit. The beneficiary is named at the time the contract is issued unless changed at a later date. Unless an irrevocable beneficiary has been named, you can change the beneficiary at any time before you die. If joint owners are named, unless you tell us otherwise, the surviving joint owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary (unless you tell us otherwise).

ANNUITANT. The ANNUITANT is the natural person(s) on whose life we base annuity payments. You can change the annuitant at any time prior to the annuity date, unless an owner is not a natural person. Any reference to annuitant includes any joint annuitant under an annuity option. The owner and the annuitant do not have to be the same person except as required under certain sections of the Internal Revenue Code.

ASSIGNMENT. You can assign a non-qualified contract at any time during your lifetime. We will not be bound by the assignment until the written notice of the assignment is recorded by us. We will not be liable for any payment or other action we take in accordance with the contract before we record the assignment. AN ASSIGNMENT MAY BE A TAXABLE EVENT.

If the contract is issued pursuant to a qualified plan, there may be limitations on your ability to assign the contract.

LEGAL PROCEEDINGS

In the ordinary course of business, MetLife Investors USA, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, MetLife Investors USA does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MetLife Investors Distribution Company to perform its contract with the Separate Account or of MetLife Investors USA to meet its obligations under the contracts.

FINANCIAL STATEMENTS

Our financial statements and the financial statements of the Separate Account have been included in the SAI.


TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

     Company
     Experts
     Custodian
     Distribution
     Calculation of Performance Information
     Annuity Provisions
     Tax Status of the Contracts
     Financial Statements

APPENDIX A
PARTICIPATING INVESTMENT PORTFOLIOS

Below are the advisers and subadvisers and investment objectives of each investment portfolio available under the contract. The fund prospectuses contain more complete information, including a description of the investment objectives, policies, restrictions and risks. THERE CAN BE NO ASSURANCE THAT THE INVESTMENT OBJECTIVES WILL BE ACHIEVED.

ALLIANCE BERNSTEIN VARIABLE PRODUCT SERIES FUNDS, INC.
AllianceBernstein Variable Products Series Fund, Inc. is a mutual fund with multiple portfolios. Alliance Capital Management, L.P. is the investment adviser to each portfolio. The following Class B portfolio is available under the contract:

ALLIANCEBERNSTEIN LARGE CAP GROWTH PORTFOLIO

INVESTMENT OBJECTIVE: The AllianceBernstein Large Cap Growth Portfolio seeks growth of capital.


AMERICAN FUNDS INSURANCE SERIES (CLASS 2)
American Funds Insurance Series is a trust with multiple portfolios. Capital Research and Management Company is the investment adviser to each portfolio. The following Class 2 portfolios are available under the contract:

AMERICAN FUNDS GLOBAL GROWTH FUND

INVESTMENT OBJECTIVE: The American Funds Global Growth Fund seeks capital appreciation through stocks.

AMERICAN FUNDS GROWTH FUND

INVESTMENT OBJECTIVE: The American Funds Growth Fund seeks capital appreciation through stocks.

AMERICAN FUNDS GROWTH-INCOME FUND

INVESTMENT OBJECTIVE: The American Funds Growth-Income Fund seeks capital appreciation and income.


FIDELITY (Reg. TM) VARIABLE INSURANCE PRODUCTS
The Fidelity (Reg. TM) Variable Insurance Products is a variable insurance products fund with multiple portfolios. Fidelity Managment & Research Company is the investment manager and FMR Co., Inc. is the subadviser. The following Service Class 2 portfolio is available under the contract:

VIP MID CAP PORTFOLIO

INVESTMENT OBJECTIVE: The VIP Mid Cap Portfolio seeks long-term growth of capital.


FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (CLASS 2)
Franklin Templeton Variable Insurance Products Trust currently consists of 22 separate series (the Fund or Funds). Funds may be available in multiple classes: Class 1, Class 2 and Class 3. The portfolios available in connection with your contract are Class 2 shares. Franklin Advisers, Inc. is the investment advisor for Franklin Income Securities Fund; Franklin Mutual Advisers, LLC is the investment advisor for Mutual Shares Securities Fund; and Templeton Global Advisors Limited is the investment adviser for the Templeton Growth Securities Fund. The following Class 2 portfolios are available under the contract:

FRANKLIN INCOME SECURITIES FUND

INVESTMENT OBJECTIVE: The Franklin Income Securities Fund seeks to maximize income while maintaining prospects for capital appreciation.

MUTUAL SHARES SECURITIES FUND

INVESTMENT OBJECTIVE: The Mutual Shares Securities Fund seeks capital appreciation.

TEMPLETON GROWTH SECURITIES FUND

INVESTMENT OBJECTIVE: The Templeton Growth Securities Fund seeks long-term capital growth.


LEGG MASON PARTNERS INVESTMENT SERIES
Legg Mason Partners Investment Series is a mutual fund with multiple portfolios. Smith Barney Fund Management LLC is the investment adviser to each portfolio. The following portfolios are available under the contract:

LEGG MASON PARTNERS VARIABLE DIVIDEND STRATEGY PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Dividend Strategy Portfolio seeks capital appreciation, principally through investments in dividend-paying stocks.

LEGG MASON PARTNERS VARIABLE GROWTH AND INCOME PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Growth and Income Portfolio seeks reasonable growth and income.

LEGG MASON PARTNERS VARIABLE PREMIER SELECTIONS ALL CAP GROWTH PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Premier Selections All Cap Growth Portfolio seeks long-term capital growth.


LEGG MASON PARTNERS VARIABLE PORTFOLIOS I, INC. (CLASS I)
Legg Mason Partners Variable Portfolios, Inc. is a mutual fund with multiple portfolios. Salomon Brothers Asset Management, Inc. is the investment adviser to each portfolio. The following Class I portfolios are available under the contract:

LEGG MASON PARTNERS VARIABLE HIGH YIELD BOND PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable High Yield Bond Portfolio seeks total return, consistent with the preservation of capital.

LEGG MASON PARTNERS VARIABLE SMALL CAP GROWTH PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Small Cap Growth Portfolio seeks long-term growth of capital.


LEGG MASON PARTNERS VARIABLE PORTFOLIOS II
Legg Mason Partners Variable Portfolios II is a trust that consists of multiple portfolios. Smith Barney Fund Management LLC is the investment adviser to each portfolio. The following portfolios are available under the contract:

LEGG MASON PARTNERS VARIABLE APPRECIATION PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Appreciation Portfolio seeks long-term appreciation of capital.

LEGG MASON PARTNERS VARIABLE CAPITAL AND INCOME PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Capital and Income Portfolio seeks a combination of income and long-term capital appreciation.

LEGG MASON PARTNERS VARIABLE FUNDAMENTAL VALUE PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Fundamental Value Portfolio seeks long-term capital growth.


LEGG MASON PARTNERS VARIABLE PORTFOLIOS III, INC.
Legg Mason Partners Variable Portfolios III, Inc. is a mutual fund with multiple portfolios. Salomon Brothers Asset Management, Inc. is the investment adviser to the Legg Mason Partners Variable Aggressive Growth Portfolio. Smith Barney Fund Management LLC is the investment adviser to the other portfolios listed below. The following portfolios are available under the contract:

LEGG MASON PARTNERS VARIABLE ADJUSTABLE RATE INCOME PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Adjustable Rate Income Portfolio seeks high current income and to limit the degree of fluctuation of its net asset value resulting from movements in interest rates.

LEGG MASON PARTNERS VARIABLE AGGRESSIVE GROWTH PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Aggressive Growth Portfolio seeks capital apprecation.

LEGG MASON PARTNERS VARIABLE LARGE CAP GROWTH PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Large Cap Growth Portfolio seeks long-term growth of capital.

LEGG MASON PARTNERS VARIABLE LARGE CAP VALUE PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Large Cap Value Portfolio seeks long-term growth of capital with current income as a secondary objective.

LEGG MASON PARTNERS VARIABLE MONEY MARKET PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Money Market Portfolio seeks to maximize current income consistent with preservation of capital.

LEGG MASON PARTNERS VARIABLE SOCIAL AWARENESS STOCK PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Social Awareness Stock Portfolio seeks long-term capital appreciation and retention of net investment income.


LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV
Legg Mason Partners Variable Portfolios IV is a trust with multiple portfolios. Smith Barney Fund Management LLC is the investment adviser to each portfolio. The following portfolios are available under the contract:

LEGG MASON PARTNERS VARIABLE MULTIPLE DISCIPLINE PORTFOLIO - ALL CAP GROWTH AND VALUE

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Multiple Discipline Portfolio - All Cap Growth and Value seeks long-term growth of capital.

LEGG MASON PARTNERS VARIABLE MULTIPLE DISCIPLINE PORTFOLIO - BALANCED ALL CAP GROWTH AND VALUE

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Multiple Discipline Portfolio - Balanced All Cap Growth and Value seeks a balance between long-term growth of capital and principal preservation.

LEGG MASON PARTNERS VARIABLE MULTIPLE DISCIPLINE PORTFOLIO - GLOBAL ALL CAP GROWTH AND VALUE

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Multiple Discipline Portfolio - Global All Cap Growth and Value seeks long-term growth of capital.

LEGG MASON PARTNERS VARIABLE MULTIPLE DISCIPLINE PORTFOLIO - LARGE CAP GROWTH AND VALUE

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Multiple Discipline Portfolio - Large Cap Growth and Value seeks long-term growth of capital.


MET INVESTORS SERIES TRUST (CLASS B OR CLASS A, AS NOTED)
Met Investors Series Trust is managed by Met Investors Advisory, LLC, which is an affiliate of MetLife Investors USA. Met Investors Series Trust is a mutual fund with multiple portfolios. The following Class B portfolios are available under the contract:

MET/AIM CAPITAL APPRECIATION PORTFOLIO (CLASS A)

SUBADVISER: A I M Capital Management, Inc.

INVESTMENT OBJECTIVE: The Met/AIM Capital Appreciation Portfolio seeks long-term growth of capital.

MET/AIM SMALL CAP GROWTH PORTFOLIO

SUBADVISER: A I M Capital Management, Inc.

INVESTMENT OBJECTIVE: The Met/AIM Small Cap Growth Portfolio seeks long-term growth of capital.

MFS (Reg. TM) RESEARCH INTERNATIONAL PORTFOLIO

SUBADVISER: Massachusetts Financial Services Company

INVESTMENT OBJECTIVE: The MFS (Reg. TM) Research International Portfolio seeks capital appreciation.

MFS (Reg. TM) VALUE PORTFOLIO (CLASS A)

SUBADVISER: Massachusetts Financial Services Company

INVESTMENT OBJECTIVE: The MFS (Reg. TM) Value Portfolio seeks capital appreciation and reasonable income.

OPPENHEIMER CAPITAL APPRECIATION PORTFOLIO

SUBADVISER: OPPENHEIMERFUNDS, INC.

INVESTMENT OBJECTIVE: The Oppenheimer Capital Appreciation Portfolio seeks capital appreciation.

PIONEER FUND PORTFOLIO (CLASS A)

SUBADVISER: Pioneer Investment Management, Inc.

INVESTMENT OBJECTIVE: The Pioneer Fund Portfolio seeks reasonable income and capital growth.

PIONEER STRATEGIC INCOME PORTFOLIO (CLASS A)

SUBADVISER: Pioneer Investment Management, Inc.

INVESTMENT OBJECTIVE: The Pioneer Strategic Income Portfolio seeks a high level of current income.

MET/PUTNAM CAPITAL OPPORTUNITIES PORTFOLIO

SUBADVISER: Putnam Investment Management, LLC

INVESTMENT OBJECTIVE: The Met/Putnam Capital Opportunities Portfolio seeks to provide a high total return from a portfolio of equity securities of small and mid-sized companies.


METROPOLITAN SERIES FUND, INC.
Metropolitan Series Fund, Inc. is a mutual fund with multiple portfolios. MetLife Advisers, LLC, an affiliate of MetLife Investors USA, is the investment adviser to each portfolio. The following portfolios are available under the contract:

FI INTERNATIONAL STOCK PORTFOLIO (CLASS B)

SUBADVISER: Fidelity Management & Research Company

INVESTMENT OBJECTIVE: The FI International Stock Portfolio seeks long-term growth of capital.

FI LARGE CAP PORTFOLIO (CLASS A)

SUBADVISER: Fidelity Management & Research Company

INVESTMENT OBJECTIVE: The FI Large Cap Portfolio seeks long-term growth of capital.

FI VALUE LEADERS PORTFOLIO (CLASS D)

SUBADVISER: Fidelity Management & Research Company

INVESTMENT OBJECTIVE: The FI Value Leaders Portfolio seeks long-term growth of capital.

OPPENHEIMER GLOBAL EQUITY PORTFOLIO (CLASS B)

SUBADVISOR: OppenheimerFunds, Inc.

INVESTMENT OBJECTIVE: The Oppenheimer Global Equity Portfolio seeks capital appreciation.

WESTERN ASSET MANAGEMENT U.S. GOVERNMENT PORTFOLIO (CLASS B)

SUBADVISER: Western Asset Management Company

INVESTMENT OBJECTIVE: The Western Asset Management U.S. Government Portfolio seeks to maximize total return consistent with preservation of capital and maintenance of liquidity.


PIONEER VARIABLE CONTRACTS TRUST (CLASS II)
Pioneer Variable Contracts Trust is a mutual fund with multiple portfolios. Pioneer Investment Management, Inc. is the investment adviser to each portfolio. The following Class II portfolio is available under the contract:

PIONEER MID CAP VALUE VCT PORTFOLIO

INVESTMENT OBJECTIVE: The Pioneer Mid Cap Value VCT Portfolio seeks capital appreciation.


PUTNAM VARIABLE TRUST (CLASS IB)
Putnam Variable Trust is a mutual fund with mulitple portfolios. Putnam Investment Management, LLC is the investment adviser to each portfolio. The following Class IB portfolio is available under the contract:

PUTNAM VT SMALL CAP VALUE FUND

INVESTMENT OBJECTIVE: The Putnam VT Small Cap Value Fund seeks capital appreciation.

THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (CLASS I OR II, AS NOTED)
The Universal Institutional Funds, Inc. is a mutual fund with multiple portfolios. Morgan Stanley Investment Management Inc., doing business as Van Kampen, is the investment adviser to each portfolios. The following portfolios are available under the contract:

EQUITY AND INCOME PORTFOLIO (CLASS II)

INVESTMENT OBJECTIVE: The Equity and Income Portfolio seeks both capital appreciation and current income.

U.S. REAL ESTATE SECURITIES PORTFOLIO (CLASS I)

INVESTMENT OBJECTIVE: The U.S. Real Estate Securities Portfolio seeks above average current income and long-term capital appreciation.


VAN KAMPEN LIFE INVESTMENT TRUST (CLASS II)
Van Kampen Life Investment Trust is a mutual fund with multiple portfolios. Van Kampen Asset Management Inc. is the investment adviser to each portfolio. The following Class II portfolios are available under the contract:

VAN KAMPEN LIT COMSTOCK PORTFOLIO

INVESTMENT OBJECTIVE: The Van Kampen LIT Comstock Portfolio seeks capital growth and income.

VAN KAMPEN LIT EMERGING GROWTH PORTFOLIO

INVESTMENT OBJECTIVE: The Van Kampen LIT Emerging Growth Portfolio seeks capital appreciation.

VAN KAMPEN LIT GROWTH AND INCOME PORTFOLIO

INVESTMENT OBJECTIVE: The Van Kampen LIT Growth and Income Portfolio seeks long-term growth of capital and income.

LEGG MASON PARTNERS VARIABLE LIFESTYLE SERIES, INC.
The Legg Mason Partners Variable Lifestyle Series, Inc. is a mutual fund with multiple portfolios. Smith Barney Fund Management LLC is the investment adviser to each portfolio. The following portfolios are available under the contract:

LEGG MASON PARTNERS VARIABLE LIFESTYLE BALANCED PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Lifestyle Balanced Portfolio seeks long-term growth of capital.

LEGG MASON PARTNERS VARIABLE LIFESTYLE GROWTH PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Lifestyle Growth Portfolio seeks long-term growth of capital.

LEGG MASON PARTNERS VARIABLE LIFESTYLE HIGH GROWTH PORTFOLIO

INVESTMENT OBJECTIVE: The Legg Mason Partners Variable Lifestyle High Growth Portfolio seeks capital appreciation.
--------------------------------------------------------------------------------

APPENDIX B
INVESTMENT PORTFOLIOS: MARKETING NAMES AND PROSPECTUS NAMES
In other written materials outside of this prospectus, we may market certain investment portfolios using different names. The following table lists the marketing names and the prospectus names for those investment portfolios that have marketing names.


MARKETING NAME                                         PROSPECTUS NAME
--------------------------------------------------     ----------------------------------------
         Legg Mason Partners Adjustable Rate           Legg Mason Partners Variable Adjustable
         Income Portfolio                              Rate Income Portfolio
         Legg Mason Partners Aggressive Growth         Legg Mason Partners Variable Aggressive
         Portfolio                                     Growth Portfolio
         Legg Mason Partners Appreciation              Legg Mason Partners Variable
         Portfolio                                     Appreciation Portfolio
         Legg Mason Partners Equity Index              Legg Mason Partners Variable Equity
         Portfolio                                     Index Portfolio
         Legg Mason Partners Fundamental Value         Legg Mason Partners Variable
         Portfolio                                     Fundamental Value Portfolio
         Legg Mason Partners High Yield Bond           Legg Mason Partners Variable High Yield
         Portfolio                                     Bond Portfolio
         Legg Mason Partners Investors Portfolio       Legg Mason Partners Variable Investors
                                                       Portfolio
         Legg Mason Partners Large Cap Growth          Legg Mason Partners Variable Large Cap
         Portfolio                                     Growth Portfolio
         Legg Mason Partners MDP - All Cap             Legg Mason Partners Variable Multiple
         Growth and Value                              Discipline Portfolio - All Cap Growth
                                                       and Value
         Legg Mason Partners MDP - Balanced            Legg Mason Partners Variable Multiple
         All Cap Growth and Value                      Discipline Portfolio - Balanced All Cap
                                                       Growth and Value
         Legg Mason Partners MDP - Global All          Legg Mason Partners Variable Multiple
         Cap Growth and Value                          Discipline Portfolio - Global All Cap
                                                       Growth and Value
         Legg Mason Partners MDP - Large Cap           Legg Mason Partners Variable Multiple
         Growth and Value                              Discipline Portfolio - Large Cap Growth
                                                       and Value
         Legg Mason Partners Money Market              Legg Mason Partners Variable Money
         Portfolio                                     Market Portfolio
         Legg Mason Partners Small Cap Growth          Legg Mason Partners Variable Small Cap
         Portfolio                                     Growth Portfolio

APPENDIX C
GUARANTEED WITHDRAWAL BENEFIT EXAMPLES
GUARANTEED WITHDRAWAL BENEFIT

The purpose of these examples is to illustrate the operation of the Guaranteed Withdrawal Benefit. The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including investment allocations and the investment experience of the investment portfolios chosen. The examples do not reflect the deduction of fees and charges, withdrawal charges and applicable income taxes and penalties.

A.   How Withdrawals Affect the Benefit Base

  1. An initial purchase payment is made of $100,000. The initial Benefit Base would be $100,000. Assume that the account value grew to $110,000 because of market performance. If a subsequent withdrawal of $10,000 were made, the Benefit Base would be reduced to $100,000 - $10,000 = $90,000. Assume the withdrawal of $10,000 exceeded the Annual Benefit Payment. Since the account value of $100,000 exceeds the Benefit Base of $90,000, no further reduction to the Benefit Base is made.

  2. An initial purchase payment is made of $100,000. The initial Benefit Base would be $100,000. Assume that the account value shrank to $90,000 because of market performance. If a subsequent withdrawal of $10,000 were made, the Benefit Base would be reduced to $90,000 and the account value would be reduced to $80,000. Assume the withdrawal of $10,000 exceeded the Annual Benefit Payment. Since the account value of $80,000 is less than the Benefit Base of $90,000, a further reduction of the $10,000 difference is made, bringing the Benefit Base to $80,000.

B. How Withdrawals and Subsequent Purchase Payments Affect the Annual Benefit Payment

An initial purchase payment is made of $100,000. The initial Benefit Base would be $100,000 and the initial Annual Benefit Payment would be $5,000. If $5,000 withdrawals were then made for each of the next five years, the Benefit Base would be decreased to $75,000. If a subsequent purchase payment of $10,000 were made the next day, the Benefit Base would be increased to $75,000 + $10,000 = $85,000. The Annual Benefit Payment would be reset to the greater of a) $5,000 (the Annual Benefit Payment before the second purchase payment) and b) $4,250 (5% multiplied by the Benefit Base after the second purchase payment). In this case, the Annual Benefit Payment would remain at $5,000.

C.   How Withdrawals Affect the Annual Benefit Payment

  1. An initial purchase payment is made of $100,000. The initial Benefit Base would be $100,000 and the initial Annual Benefit Payment would be $5,000. If a withdrawal of $9,000 was made the next day, and negative market performance reduced the account value by an additional $1,000, the account value would be reduced to $100,000 - $9,000 - $1,000 = $90,000.
     Since the withdrawal of $9,000 exceeded the Annual Benefit Payment of $5,000, the Annual Benefit Payment would be reset to the lower of a) $5,000 (the Annual Benefit Payment before the withdrawal) and b) $4,500 (5% multiplied by the account value after the withdrawal). In this case the Annual Benefit Payment would be reset to $4,500.

  2. An initial purchase payment is made of $100,000. The initial Benefit Base would be $100,000 and the initial Annual Benefit Payment would be $5,000. If a withdrawal of $10,000 was made two years later after the account value had increased to $150,000, the account value would be reduced to $140,000. Since the withdrawal of $10,000 exceeded the Annual Benefit Payment of $5,000, the Annual Benefit Payment would be reset to the lower of a) $5,000 (the Annual Benefit Payment before the withdrawal) and b) $7,000 (5% multiplied by the account value after the withdrawal). In this case the Annual Benefit Payment would remain at $5,000.

D. How Withdrawals and Subsequent Purchase Payments Affect the Guaranteed Withdrawal Amount

An initial purchase payment is made of $100,000 and the initial Guaranteed Withdrawal Amount and initial Benefit Base would both be $100,000. Assume that over the next five years, withdrawals reduced the Benefit Base to $75,000. If a subsequent purchase payment of $10,000 was made, the Benefit Base would be increased to $75,000 + $10,000 = $85,000. The Guaranteed Withdrawal Amount would be reset to the greater of a) $100,000 (the Guaranteed Withdrawal Amount before the second purchase payment) and b) $85,000 (the Benefit Base after the second purchase payment). In this case, the Guaranteed Withdrawal Amount would remain at $100,000.

E.   Putting It All Together

     1.   When Withdrawals Do Not Exceed the Annual Benefit Payment

An initial purchase payment is made of $100,000. The initial Benefit Base would be $100,000, the Guaranteed Withdrawal Amount would be $100,000, and the Annual Benefit Payment would be $5,000. Assume that the Benefit Base was reduced to $85,000 due to 3 years of withdrawing $5,000 each year and assume that the account value was further reduced to $50,000 at year four due to poor market performance. If you withdrew $5,000 at this time, your account value would be reduced to $50,000 - $5,000 = $45,000. Your Benefit Base would be reduced to $85,000 - $5,000 = $80,000. Since the withdrawal of $5,000 did not exceed the Annual Benefit Payment, there would be no additional reduction to the Benefit Base. The Guaranteed Withdrawal Amount would remain at $100,000 and the Annual Benefit Payment would remain at $5,000.

[GRAPHIC APPEARS HERE]

  2.   When Withdrawals Do Exceed the Annual Benefit Payment

An initial purchase payment is made of $100,000. The initial Benefit Base would be $100,000, the Guaranteed Withdrawal Amount would be $100,000, and the Annual Benefit Payment would be $5,000. Assume that the Benefit Base was reduced to $85,000 due to 3 years of withdrawing $5,000 each year. Assume the account value was further reduced to $50,000 at year four due to poor market performance. If you withdrew $10,000 at this time, your account value would be reduced to $50,000 - $10,000 = $40,000. Your Benefit Base would be reduced to $85,000 - $10,000 = $75,000. Since the withdrawal of $10,000 exceeded the Annual Benefit Payment of $5,000 and the resulting Benefit Base would be greater than the resulting account value, there would be an additional reduction to the Benefit Base. The Benefit Base after the withdrawal would be set equal to the account value after the withdrawal = $40,000. The Annual Benefit Payment would be set equal to the lesser of $5,000 and 5% x $40,000 = $2,000. The Guaranteed Withdrawal Amount would remain at $100,000, but this amount now no longer would be guaranteed to be received over time. The new Benefit Base of $40,000 would be now the amount guaranteed to be available to be withdrawn over time.

[GRAPHIC APPEARS HERE]




LIFETIME WITHDRAWAL GUARANTEE

The purpose of these examples is to illustrate the operation of the Lifetime Withdrawal Guarantee. The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including investment allocations and the investment experience of the investment portfolios chosen. The examples do not reflect the deduction of fees and charges, withdrawal charges and applicable income taxes and penalties.

A.   Lifetime Withdrawal Guarantee

     1.   When Withdrawals Do Not Exceed the Annual Benefit Payment

Assume that a contract had an initial purchase payment of $100,000. The initial account value would be $100,000, the Total Guaranteed Withdrawal Amount would be $100,000, the initial Remaining Guaranteed Withdrawal Amount would be $100,000 and the initial Annual Benefit Payment would be $5,000 ($100,000 x 5%).

Assume that $5,000 is withdrawn each year, beginning before the contract owner attains age 591/2. The Remaining Guaranteed Withdrawal Amount is reduced by $5,000 each year as withdrawals are taken (the Total Guaranteed Withdrawal Amount is not reduced by these withdrawals). The Annual Benefit Payment of $5,000 is guaranteed to be received until the Remaining Guaranteed Withdrawal Amount is depleted, even if the account value is reduced to zero.

If the first withdrawal is taken after age 591/2, then the Annual Benefit Payment of $5,000 is guaranteed to be received for the owner's lifetime, even if the Remaining Guaranteed Withdrawal Amount and the account value are reduced to zero.

[GRAPHIC APPEARS HERE]




     2.   When Withdrawals Do Exceed the Annual Benefit Payment

Assume that a contract had an initial purchase payment of $100,000. The initial account value would be $100,000, the Total Guaranteed Withdrawal Amount would be $100,000, the initial Remaining Guaranteed Withdrawal Amount would be $100,000 and the initial Annual Benefit Payment would be $5,000 ($100,000 \x 5%).

Assume that the Remaining Guaranteed Withdrawal Amount is reduced to $95,000 due to a withdrawal of $5,000 in the first year. Assume the account value was further reduced to $75,000 at year two due to poor market performance. If you withdrew $10,000 at this time, your account value would be reduced to $75,000 - $10,000 = $65,000. Your Remaining Guaranteed Withdrawal Amount would be reduced to $95,000 - $10,000 = $85,000. Since the withdrawal of $10,000 exceeded the Annual Benefit Payment of $5,000 and the resulting Remaining Guaranteed Withdrawal Amount would be greater than the resulting account value, there would be an additional reduction to the Remaining Guaranteed Withdrawal Amount. The Remaining Guaranteed Withdrawal Amount after the withdrawal would be set equal to the account value after the withdrawal ($65,000). This new Remaining Guaranteed Withdrawal Amount of $65,000 would now be the amount guaranteed to be available to be withdrawn over time. The Total Guaranteed Withdrawal Amount would also be reduced to $65,000. The Annual Benefit Payment would be set equal to 5% \x $65,000 = $3,250.

B.   5% Compounding Income Amount

Assume that a contract had an initial purchase payment of $100,000. The initial Remaining Guaranteed Withdrawal Amount would be $100,000, the Total Guaranteed Withdrawal Amount would be $100,000, and the Annual Benefit Payment would be $5,000 ($100,000 \x 5%).

The Total Guaranteed Withdrawal Amount will increase by 5% of the previous year's Total Guaranteed Withdrawal Amount until the earlier of the first withdrawal or the 10th contract anniversary. The Annual Benefit Payment will be recalculated as 5% of the new Total Guaranteed Withdrawal Amount.

If the first withdrawal is taken in the first contract year, then there would be no increase: the Total Guaranteed Withdrawal Amount would remain at $100,000 and the Annual Benefit Payment will remain at $5,000 ($100,000 \x 5%).

If the first withdrawal is taken in the second contract year, then the Total Guaranteed Withdrawal Amount would increase to $105,000 ($100,000 \x 105%), and the Annual Benefit Payment would increase to $5,250 ($105,000 \x 5%).

If the first withdrawal is taken in the third contract year, then the Total Guaranteed Withdrawal Amount would increase to $110,250 ($105,000 \x 105%), and the Annual Benefit Payment would increase to $5,513 ($110,250 \x 5%).

If the first withdrawal is taken after the 10th contract year, then the Total Guaranteed Withdrawal Amount would increase to $162,890 (the initial $100,000, increased by 5% per year, compounded annually for 10 years), and the Annual Benefit Payment would increase to $8,144 ($162,890 \x 5%).

[GRAPHIC APPEARS HERE]




C.   Automatic Annual Step-Ups and 5% Compounding Income Amount (No
Withdrawals)

Assume that a contract had an initial purchase payment of $100,000. Assume that no withdrawals are taken.

At the first contract anniversary, provided that no withdrawals are taken, the Total Guaranteed Withdrawal Amount is increased to $105,000 ($100,000 increased by 5%, compounded annually). Assume the account value has increased to $110,000 at the first contract anniversary due to good market performance. The Automatic Annual Step-Up will increase the Total Guaranteed Withdrawal Amount from $105,000 to $110,000 and reset the Annual Benefit Payment to $5,500 ($110,000 \x 5%).

At the second contract anniversary, provided that no withdrawals are taken, the Total Guaranteed Withdrawal Amount is increased to $115,500 ($110,000 increased by 5%, compounded annually). Assume the account value has increased to $120,000 at the second contract anniversary due to good market performance. The Automatic Annual Step-Up will increase the Total Guaranteed Withdrawal Amount from $115,500 to $120,000 and reset the Annual Benefit Payment to $6,000 ($120,000 \x 5%).

Provided that no withdrawals are taken, each year the Total Guaranteed Withdrawal Amount would increase by 5%, compounded annually, from the second contract anniversary through the ninth contract anniversary, and at that point would be equal to $168,852. Assume that during these contract years the account value does not exceed the Total Guaranteed Withdrawal Amount due to poor market performance. Assume the account value at the ninth contract anniversary has increased to $180,000 due to good market performance. The Automatic Annual Step-Up will increase the Total Guaranteed Withdrawal Amount from $168,852 to $180,000 and reset the Annual Benefit Payment to $9,000 ($180,000 \x 5%).

At the 10th contract anniversary, provided that no withdrawals are taken, the Total Guaranteed Withdrawal Amount is increased to $189,000 ($180,000 increased by 5%, compounded annually). Assume the account value is less than $189,000. There is no Automatic Annual Step-Up since the account value is below the Total Guaranteed Withdrawal Amount; however, due to the 5% increase in the Total Guaranteed Withdrawal Amount, the Annual Benefit Payment is increased to $9,450 ($189,000 \x 5%).

[GRAPHIC APPEARS HERE]

                      STATEMENT OF ADDITIONAL INFORMATION


                 INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

                                   ISSUED BY

                    METLIFE INVESTORS USA SEPARATE ACCOUNT A

                                      AND

                    METLIFE INVESTORS USA INSURANCE COMPANY

                                  PRIMELITE IV

THIS IS NOT A PROSPECTUS. THIS STATEMENT OF ADDITIONAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS DATED DECEMBER 31, 2006, FOR THE FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WHICH IS DESCRIBED HEREIN.

THE PROSPECTUS CONCISELY SETS FORTH INFORMATION THAT A PROSPECTIVE INVESTOR OUGHT TO KNOW BEFORE INVESTING. FOR A COPY OF THE PROSPECTUS WRITE US AT: P.O. BOX 10426, DES MOINES, IOWA 50306-0426, OR CALL (888) 556-5412.

THIS STATEMENT OF ADDITIONAL INFORMATION IS DATED DECEMBER 31, 2006.

SAI-PRIMELITE-IV

TABLE OF CONTENTS                                                   PAGE

COMPANY ......................................................       2
EXPERTS ......................................................       2
CUSTODIAN ....................................................       2
DISTRIBUTION .................................................       2
     Reduction or Elimination of the Withdrawal Charge .......       4
CALCULATION OF PERFORMANCE INFORMATION .......................       4
     Total Return ............................................       4
     Historical Unit Values ..................................       5
     Reporting Agencies ......................................       5
ANNUITY PROVISIONS ...........................................       5
     Variable Annuity ........................................       5
     Fixed Annuity ...........................................       7
     Mortality and Expense Guarantee .........................       7
     Legal or Regulatory Restrictions on Transactions ........       7
TAX STATUS OF THE CONTRACTS ..................................       7
FINANCIAL STATEMENTS .........................................       9

COMPANY

MetLife Investors USA Insurance Company (MetLife Investors USA) is a stock life insurance company founded on September 13, 1960, and organized under the laws of the State of Delaware. Its principal executive offices are located at 5 Park Plaza, Suite 1900 Irvine, CA 92614. MetLife Investors USA is authorized to transact the business of life insurance, including annuities, and is currently licensed to do business in all states (except New York) and the District of Columbia. MetLife Investors USA is a wholly-owned subsidiary of MetLife Investors Group, Inc ("MLIG"). We changed our name to MetLife Investors USA Insurance Company on February 12, 2001. On December 31, 2002, MetLife Investors USA became an indirect subsidiary of MetLife, Inc., a listed company on the New York Stock Exchange. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers.

We are a member of the Insurance Marketplace Standards Association ("IMSA"). Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.


EXPERTS

The financial statements of the Company included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which became effective January 1, 2004), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 201 E. Kennedy Boulevard, Tampa, Florida 33602.

The financial statements of the sub-accounts of the Separate Account included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 100 South 4th Street, St. Louis, Missouri 63102.


CUSTODIAN

MetLife Investors USA Insurance Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614, is the custodian of the assets of the Separate Account. The custodian has custody of all cash of the Separate Account and handles the collection of proceeds of shares of the underlying funds bought and sold by the Separate Account.


DISTRIBUTION

Information about the distribution of the contracts is contained in the prospectus. (See "Other Information.") Additional information is provided below.

The contracts are offered to the public on a continuous basis. We anticipate continuing to offer the contracts, but reserve the right to discontinue the offering.

MetLife Investors Distribution Company ("Distributor") serves as principal underwriter for the contracts. Distributor is a Missouri corporation and its home office is located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. In December 2004, MetLife Investors Distribution Company, which was then a Delaware corporation, was merged into General American Distributors, Inc., and the name of the surviving corporation was changed to MetLife Investors Distribution Company. Distributor is an indirect, wholly-owned subsidiary of MetLife, Inc. Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and is a member of NASD, Inc. Distributor is not a member of the Securities Investor Protection Corporation. Distributor has entered into selling agreements with other broker-dealers ("selling firms") and compensates them for their services.

Distributor (including its predecessor) received sales compensation with respect to all contracts issued from the Separate Account in the following amounts during the periods indicated:



                                                 Aggregate Amount of
                                                 Commissions Retained
                     Aggregate Amount of         by Distributor After
                     Commissions Paid to         Payments to Selling
Fiscal year              Distributor                    Firms
-------------       ---------------------       ---------------------
2003                $169,179,314                $0
2004                $183,550,302                $0
2005                $176,095,864                $0

Distributor passes through commissions to selling firms for their sales. In addition we pay compensation to Distributor to offset its expenses, including compensation costs, marketing and distribution expenses, advertising, wholesaling, printing, and other expenses of distributing the contracts.

As noted in the prospectus, we and Distributor pay compensation to all selling firms in the form of commissions and certain types of non-cash compensation. We and Distributor may pay additional compensation to selected firms, including marketing allowances, introduction fees, persistency payments, preferred status fees and industry conference fees. The terms of any particular agreement governing compensation may vary among selling firms and the amounts may be significant. The amount of additional compensation (non-commission amounts) paid to selected selling firms during 2005 ranged from $963,145 to $0. The amount of commissions paid to selected selling firms during 2005 ranged from $22,553,575 to $0. The amount of total compensation (includes non-commission as well as commission amounts) paid to selected selling firms during 2005 ranged from $ 23,516,902 to $0. For purposes of calculating such amounts, the amount of compensation received by a selling firm may include additional compensation received by the firm for the sale of insurance products issued by our affiliates within the MetLife Investors group of companies (First MetLife Investors Insurance Company, MetLife Investors Insurance Company of California and MetLife Investors Insurance Company).

In view of the fact that the contracts are newly offered, none of the amounts described herein were paid in connection with the contracts.

The following list sets forth the names of selling firms that received additional compensation in 2005 in connection with the sale of our variable annuity contracts, variable life policies and other insurance products. The selling firms are listed in alphabetical order.

AFS Brokerage, Inc.
Ameritas Investment Corp.
Associated Securities Corp.
Brookstreet Securities Corporation
Centaurus Financial, Inc.
CUSO Financial Sevices, L.P.
Davenport & Company
Duerr Financial
Essex National Securities, Inc.
Ferris, Baker Watts Incorporated
FFP Securities, Inc.
First Financial Planners
Futureshare Financial
Great Southern Bank
Greenpoint Financial
Guaranty Insurance Services, Inc.
Gunn Allen Financial
Harbour Investments, Inc.
H. Beck, Inc.
Huntington Bank
IFMG Securities, Inc.
Infinex Investments, Inc.
ING
Intersecurities, Inc.
Investacorp, Inc.
Investment Planners, Inc.
Investment Professionals, Inc.
Janney Montgomery Scott LLC
Jefferson Pilot
LaSalle St. Securities, L.L.C.
Legg Mason Wood Walker, Incorporated
Lincoln Investment Planning
Medallion Investment Services, Inc.
Merrill Lynch, Pierce, Fenner & Smith Inc.
Morgan Keegan & Company, Inc.
Mutual Service Corporation
National Planning Corporation
North Island Financial
Pan-America Financial Advisors
Piper Jaffray & Company
Planning Corp. of America
PNC Investments
Prime Capital
Questar Capital
Re-Direct Securities Corp.
Scott & Stringfellow, Inc.
Securities America, Inc.
Securities Service Network, Inc.
Sigma Financial Corporation

Standford Group
The Leaders Group
Transamerica Financial
United Planners' Financial Services of America
U.S. Bancorp Investment, Inc.
UVEST Financial Services Group, Inc.
Wallstreet Financial
Walnut Street Securities, Inc.
Waterstone Financial Group, Inc.
Wilbanks Securities
Workman Securities
XCU Capital Corporation, Inc.

There are other broker dealers who receive compensation for servicing our contracts, and the account value of the contracts or the amount of added purchase payments received may be included in determining their additional compensation, if any.


REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE

The amount of the withdrawal charge on the contracts may be reduced or eliminated when sales of the contracts are made to individuals or to a group of individuals in a manner that results in savings of sales expenses. The entitlement to reduction of the withdrawal charge will be determined by the Company after examination of all the relevant factors such as:

1. The size and type of group to which sales are to be made will be considered. Generally, the sales expenses for a larger group are less than for a smaller group because of the ability to implement large numbers of contracts with fewer sales contacts.

2. The total amount of purchase payments to be received will be considered. Per contract sales expenses are likely to be less on larger purchase payments than on smaller ones.

3. Any prior or existing relationship with the Company will be considered. Per contract sales expenses are likely to be less when there is a prior existing relationship because of the likelihood of implementing the contract with fewer sales contacts.

4. There may be other circumstances, of which the Company is not presently aware, which could result in reduced sales expenses.

If, after consideration of the foregoing factors, the Company determines that there will be a reduction in sales expenses, the Company may provide for a reduction or elimination of the withdrawal charge.

The withdrawal charge may be eliminated when the contracts are issued to an officer, director or employee of the Company or any of its affiliates. In no event will any reduction or elimination of the withdrawal charge be permitted where the reduction or elimination will be unfairly discriminatory to any person. In lieu of a withdrawal charge waiver, we may provide an account value credit.


CALCULATION OF PERFORMANCE INFORMATION

TOTAL RETURN

From time to time, the Company may advertise performance data. Such data will show the percentage change in the value of an accumulation unit based on the performance of an investment portfolio over a period of time, usually a calendar year, determined by dividing the increase (decrease) in value for that unit by the accumulation unit value at the beginning of the period.

Any such advertisement will include total return figures for the time periods indicated in the advertisement. Such total return figures will reflect the deduction of the separate account product charges, the expenses for the underlying investment portfolio being advertised and any applicable account fee and withdrawal charges. Premium taxes are not reflected. The deduction of such charges would reduce any percentage increase or make greater any percentage decrease.

The hypothetical value of a contract purchased for the time periods described in the advertisement will be determined by using the actual accumulation unit values for an initial $1,000 purchase payment, and deducting any applicable account fee and any applicable sales charge to arrive at the ending hypothetical value. The average annual total return is then determined by computing the fixed interest rate that a $1,000 purchase payment would have to earn annually, compounded annually, to grow to the hypothetical value at the end of the time periods described. The formula used in these calculations is:

  P (1 + T)n = ERV

Where:

  P = a hypothetical initial payment of $1,000

  T = average annual total return

  n = number of years

  ERV = ending redeemable value at the end of the time periods used (or fractional portion thereof) of a hypothetical $1,000 payment made at the beginning of the 1, 5 or 10 year periods used.

The Company may also advertise performance data which will be calculated in the same manner as described above but which will not reflect the deduction of a withdrawal charge. Premium taxes are not reflected. The deduction of such charges would reduce any percentage increase or make greater any percentage decrease.

Owners should note that the investment results of each investment portfolio will fluctuate over time, and any presentation of the investment portfolio's total return for any period should not be considered as a representation of what an investment may earn or what the total return may be in any future period.


HISTORICAL UNIT VALUES

The Company may also show historical accumulation unit values in certain advertisements containing illustrations. These illustrations will be based on actual accumulation unit values.

In addition, the Company may distribute sales literature which compares the percentage change in accumulation unit values for any of the investment portfolios against established market indices such as the Standard & Poor's 500 Composite Stock Price Index, the Dow Jones Industrial Average or other management investment companies which have investment objectives similar to the investment portfolio being compared. The Standard & Poor's 500 Composite Stock Price Index is an unmanaged, unweighted average of 500 stocks, the majority of which are listed on the New York Stock Exchange. The Dow Jones Industrial Average is an unmanaged, weighted average of thirty blue chip industrial corporations listed on the New York Stock Exchange. Both the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Average assume quarterly reinvestment of dividends.


REPORTING AGENCIES

The Company may also distribute sales literature which compares the performance of the accumulation unit values of the Contracts with the unit values of variable annuities issued by other insurance companies. Such information will be derived from the Lipper Variable Insurance Products Performance Analysis Service, the VARDS Report or from Morningstar.

The Lipper Variable Insurance Products Performance Analysis Service is published by Lipper Analytical Services, Inc., a publisher of statistical data which currently tracks the performance of thousands of investment companies. The rankings compiled by Lipper may or may not reflect the deduction of asset-based insurance charges. The Company's sales literature utilizing these rankings will indicate whether or not such charges have been deducted. Where the charges have not been deducted, the sales literature will indicate that if the charges had been deducted, the ranking might have been lower.

The VARDS Report is a monthly variable annuity industry analysis compiled by Variable Annuity Research & Data Service. The VARDS rankings may or may not reflect the deduction of asset-based insurance charges. In addition, VARDS prepares risk adjusted rankings, which consider the effects of market risk on total return performance. This type of ranking may address the question as to which funds provide the highest total return with the least amount of risk. Other ranking services may be used as sources of performance comparison, such as CDA/Weisenberger.

Morningstar rates a variable annuity against its peers with similar investment objectives. Morningstar does not rate any variable annuity that has less than three years of performance data.


ANNUITY PROVISIONS

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined as to dollar amount; and (2) will vary in amount in proportion to the amount that the net investment factor exceeds the assumed investment return selected.

The Adjusted Contract Value (contract value, less any applicable premium taxes and account fee) will be applied to the applicable Annuity Table to determine the first annuity payment. The Adjusted Contract Value is determined on the annuity calculation date, which is a business day no more than five (5) business days before the annuity date. The dollar amount of the first variable annuity payment is determined as follows: The first variable annuity payment will be based upon the annuity option elected, the annuitant's age and sex, and the appropriate variable annuity option table. If, as of the annuity calculation date, the then current variable annuity option rates applicable to this class of contracts provide a first annuity payment greater than that which is guaranteed under the same annuity option under this contract, the greater payment will be made.

The dollar amount of variable annuity payments after the first payment is determined as follows:

1. the dollar amount of the first variable annuity payment is divided by the value of an annuity unit for each applicable investment portfolio as of the annuity calculation date. This establishes the number of annuity units for each monthly payment. The number of annuity units for each applicable investment portfolio remains fixed during the annuity period, unless you transfer values from the investment portfolio to another investment portfolio;

2. the fixed number of annuity units per payment in each investment portfolio is multiplied by the annuity unit value for that investment portfolio for the business day for which the annuity payment is being calculated. This result is the dollar amount of the payment for each applicable investment portfolio, less any account fee. The account fee will be deducted pro rata out of each annuity payment.

The total dollar amount of each variable annuity payment is the sum of all investment portfolio variable annuity payments.

ANNUITY UNIT - The initial annuity unit value for each investment portfolio of the Separate Account was set by us.

The subsequent annuity unit value for each investment portfolio is determined by multiplying the annuity unit value for the immediately preceding business day by the net investment factor for the investment portfolio for the current business day and multiplying the result by a factor for each day since the last business day which offsets the assumed investment return used to develop the variable annuity tables.

(1) the dollar amount of the first annuity payment is divided by the value of an annuity unit as of the annuity date. This establishes the number of annuity units for each monthly payment. The number of annuity units remains fixed during the annuity payment period.

(2) the fixed number of annuity units is multiplied by the annuity unit value for the last valuation period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment.

NET INVESTMENT FACTOR - The net investment factor for each investment portfolio is determined by dividing A by B and multiplying by (1-C) where:

A is  (i)   the net asset value per share of the portfolio at the end of the current business day; plus

      (ii) any dividend or capital gains per share declared on behalf of such portfolio that has an ex-dividend date as of the current business day.

B is the net asset value per share of the portfolio for the immediately preceding business day.

C is  (i)   the separate account product charges and for each day since the last business day. The daily charge is equal to the annual separate account product charges divided by 365; plus

      (ii) a charge factor, if any, for any taxes or any tax reserve we have established as a result of the operation of the Separate Account.

Transfers During the Annuity Phase:

..       You may not make a transfer from the fixed account to the Separate
        Account;

..       Transfers among the subaccounts will be made by converting the number of annuity units being transferred to the number of annuity units of the subaccount to which the transfer is made, so that the next annuity payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, annuity payments will reflect changes in the value of the new annuity units; and

..       You may make a transfer from the variable annuity option to the fixed annuity option. The amount transferred from a subaccount of the Separate Account will be equal to the product of "(a)" multiplied by "(b)" multiplied by "(c)", where (a) is the number of annuity units representing your interest in the subaccount per annuity payment; (b) is the annuity unit value for the subaccount; and (c) is the present value of $1.00 per payment period for the remaining annuity benefit period based on the attained age of the annuitant at the time of transfer, calculated using the same actuarial basis as the variable annuity rates applied on the annuity date for the annuity option elected. Amounts transferred to the fixed annuity option will be applied under the annuity option elected at the attained age of the annuitant at the time of the transfer using the fixed annuity option table. If at the time of transfer, the then current fixed annuity option rates applicable to this class of contracts provide a greater payment, the greater payment will be made. All amounts and annuity unit values will be determined as of the end of the business day on which the Company receives a notice.


FIXED ANNUITY

A fixed annuity is a series of payments made during the annuity phase which are guaranteed as to dollar amount by the Company and do not vary with the investment experience of the Separate Account. The Adjusted Contract Value on the day immediately preceding the annuity date will be used to determine the fixed annuity monthly payment. The first monthly annuity payment will be based upon the annuity option elected and the appropriate annuity option table.


MORTALITY AND EXPENSE GUARANTEE

The Company guarantees that the dollar amount of each annuity payment after the first annuity payment will not be affected by variations in mortality or expense experience.


LEGAL OR REGULATORY RESTRICTIONS ON TRANSACTIONS

If mandated under applicable law, the Company may be required to reject a premium payment. The Company may also be required to block a contract owner's account and thereby refuse to pay any request for transfers, withdrawals, surrenders, death benefits or continue making annuity payments until instructions are received from the appropriate regulator.


TAX STATUS OF THE CONTRACTS

Tax law imposes several requirements that variable annuities must satisfy in order to receive the tax treatment normally accorded to annuity contracts.

REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the Code generally requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of the death of an owner of the contract (or on the death of, or change in, any primary annuitant where the contract is owned by a non-natural person). Specifically, Section 72(s) requires that: (a) if any owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. These requirements will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the new owner.

The Non-Qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS. Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for 5% or more owners). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e., determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements;

therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value) must be added to the account value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your tax adviser as to how these rules affect your contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH. Upon the death of the contract owner and/or annuitant of a Qualified Contract, the funds remaining in the contract must be completely withdrawn within 5 years from the date of death (including in a single lump sum) or minimum distributions may be taken over the life expectancy of the individual beneficiaries (and in certain situations, trusts for individuals), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply in the case of an IRA where the beneficiary is the surviving spouse which allow the spouse to assume the contract as owner. Alternative rules permit a spousal beneficiary under a qualified contract, including an IRA, to defer the minimum distribution requirements until the end of the year in which the deceased spouse would have attained age 70 1/2 or to rollover the death proceeds to his or her own IRA or to another eligible retirement plan in which he or she participates.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and the Company are to be filed by amendment.

The financial statements of the Company included herein should be considered only as bearing upon the ability of the Company to meet its obligations under the contract.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of MetLife Investors USA Insurance Company and
Contract Owners of MetLife Investors USA Separate Account A:

We have audited the accompanying statement of assets and liabilities of each of the sub-accounts (as disclosed in Note 1 to the financial statements) comprising MetLife Investors USA Separate Account A (the Separate Account) of MetLife Investors USA Insurance Company as of December 31, 2005, the related statement of operations for each of the periods in the year then ended, the statements of changes in net assets for each of the periods in the two-year period then ended, and the financial highlights for each of the periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Separate Account is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the sub-accounts' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the sub-accounts of MetLife Investors USA Separate Account A of MetLife Investors USA Insurance Company as of December 31, 2005, the results of their operations for each of the periods in the year then ended, the changes in their net assets for each of the periods in the two-year period then ended, and their financial highlights for each of the periods in the five-year period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
March 31, 2006

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                                                    Met Investors
                                   -----------------------------------------------------------------------------------------
                                    Lord Abbett      Lord Abbett      Lord Abbett   Lord Abbett   Lord Abbett
                                    Growth and       Growth and          Bond          Bond         Growth      Lord Abbett
                                      Income           Income          Debenture     Debenture   Opportunities Mid-Cap Value
                                     Portfolio       Portfolio B       Portfolio    Portfolio B   Portfolio B   Portfolio B
                                   -------------    -------------    ------------- ------------- ------------- -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors):
Met Investors Lord Abbett Growth
 and Income Portfolio              $ 301,796,868    $           -    $           - $           - $           - $           -
  10,938,632 shares; cost
   $276,375,754
Met Investors Lord Abbett Growth
 and Income Portfolio B                        -      522,233,353                -             -             -             -
  19,045,709 shares; cost
   $456,836,258
Met Investors Lord Abbett Bond
 Debenture Portfolio                           -                -        3,406,944             -             -             -
  277,439 shares; cost $3,448,506
Met Investors Lord Abbett Bond
 Debenture Portfolio B                         -                -                -   299,607,650             -             -
  24,578,150 shares; cost
   $297,203,663
Met Investors Lord Abbett Growth
 Opportunities Portfolio B                     -                -                -             -       299,624             -
  29,843 shares; cost $319,252
Met Investors Lord Abbett Mid-Cap
 Value Portfolio B                             -                -                -             -             -       344,122
  15,445 shares; cost $356,531
Met Investors Lazard Mid-Cap
 Portfolio B                                   -                -                -             -             -             -
  9,124,613 shares; cost
   $112,968,973
Met Investors Met/AIM Small-Cap
 Growth Portfolio                              -                -                -             -             -             -
  51,550 shares; cost $674,473
                                   -------------    -------------    ------------- ------------- ------------- -------------
Total Investments                    301,796,868      522,233,353        3,406,944   299,607,650       299,624       344,122
Due From MetLife Investors
 Insurance Company                             -                -                -             -             -             -
Cash and Accounts Receivable                   -                -                -             -             -             -
                                   -------------    -------------    ------------- ------------- ------------- -------------
    Total Assets                     301,796,868      522,233,353        3,406,944   299,607,650       299,624       344,122
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       1               32                -            28            72           221
                                   -------------    -------------    ------------- ------------- ------------- -------------
NET ASSETS                         $ 301,796,867    $ 522,233,321    $   3,406,944 $ 299,607,622 $     299,552 $     343,901
                                   =============    =============    ============= ============= ============= =============
Outstanding Units                     10,810,129       10,828,479          265,814    17,636,059        30,352        14,110
Unit Fair Values                   $       25.66    $       40.97    $        5.88 $       16.56 $        9.63 $       23.23
                                              to               to               to            to            to            to
                                   $       83.02    $       49.03    $       18.28 $       17.27 $       10.06 $       25.27

                                   ----------------------
                                                    Met/AIM
                                      Lazard       Small-Cap
                                      Mid-Cap       Growth
                                    Portfolio B    Portfolio
                                   ------------- -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors):
Met Investors Lord Abbett Growth
 and Income Portfolio              $           - $           -
  10,938,632 shares; cost
   $276,375,754
Met Investors Lord Abbett Growth
 and Income Portfolio B                        -             -
  19,045,709 shares; cost
   $456,836,258
Met Investors Lord Abbett Bond
 Debenture Portfolio                           -             -
  277,439 shares; cost $3,448,506
Met Investors Lord Abbett Bond
 Debenture Portfolio B                         -             -
  24,578,150 shares; cost
   $297,203,663
Met Investors Lord Abbett Growth
 Opportunities Portfolio B                     -             -
  29,843 shares; cost $319,252
Met Investors Lord Abbett Mid-Cap
 Value Portfolio B                             -             -
  15,445 shares; cost $356,531
Met Investors Lazard Mid-Cap
 Portfolio B                         123,820,993             -
  9,124,613 shares; cost
   $112,968,973
Met Investors Met/AIM Small-Cap
 Growth Portfolio                              -       704,177
  51,550 shares; cost $674,473
                                   ------------- -------------
Total Investments                    123,820,993       704,177
Due From MetLife Investors
 Insurance Company                             -             -
Cash and Accounts Receivable                   -             -
                                   ------------- -------------
    Total Assets                     123,820,993       704,177
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       2             -
                                   ------------- -------------
NET ASSETS                         $ 123,820,991 $     704,177
                                   ============= =============
Outstanding Units                      8,655,654        53,445
Unit Fair Values                   $       13.95 $       13.17
                                              to            to
                                   $       14.52 $       13.43

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                                                    Met Investors
                                   -----------------------------------------------------------------------------------------
                                      Met/AIM       Harris     Third Avenue  Third Avenue     Oppenheimer      Oppenheimer
                                     Small-Cap      Oakmark     Small-Cap     Small-Cap         Capital          Capital
                                      Growth     International    Value         Value         Appreciation     Appreciation
                                    Portfolio B   Portfolio B   Portfolio    Portfolio B       Portfolio       Portfolio B
                                   ------------- ------------- ------------- -------------    -------------    -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors), continued:
Met Investors Met/AIM Small-Cap
 Growth Portfolio B                $ 169,765,152 $           - $           - $           -    $           -    $           -
  12,565,888 shares; cost
   $146,181,508
Met Investors Harris Oakmark
 International Portfolio B                     -   295,833,827             -             -                -                -
  18,363,366 shares; cost
   $233,388,418
Met Investors Third Ave Small-Cap
 Value Portfolio                               -             -     6,154,634             -                -                -
  370,538 shares; cost $5,337,981
Met Investors Third Ave Small-Cap
 Value Portfolio B                             -             -             -   318,676,274                -                -
  19,255,364 shares; cost
   $236,490,450
Met Investors Oppenheimer Capital
 Appreciation Portfolio                        -             -             -             -       16,229,734                -
  1,867,633 shares; cost
   $15,166,451
Met Investors Oppenheimer Capital
 Appreciation Portfolio B                      -             -             -             -                -      354,118,356
  41,081,016 shares; cost
   $338,461,862
Met Investors Janus Aggressive
 Growth Portfolio B                            -             -             -             -                -                -
  14,861,667 shares; cost
   $104,222,472
Met Investors PIMCO Total Return
 Bond Portfolio                                -             -             -             -                -                -
  4,593,747 shares; cost
   $51,682,566
                                   ------------- ------------- ------------- -------------    -------------    -------------
Total Investments                    169,765,152   295,833,827     6,154,634   318,676,274       16,229,734      354,118,356
Due From MetLife Investors
 Insurance Company                             -             -             -             -                -                -
Cash and Accounts Receivable                   -             -             -             -                -                -
                                   ------------- ------------- ------------- -------------    -------------    -------------
    Total Assets                     169,765,152   295,833,827     6,154,634   318,676,274       16,229,734      354,118,356
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       -            38             3            29                1               36
                                   ------------- ------------- ------------- -------------    -------------    -------------
NET ASSETS                         $ 169,765,152 $ 295,833,789 $   6,154,631 $ 318,676,245    $  16,229,733    $ 354,118,320
                                   ============= ============= ============= =============    =============    =============
Outstanding Units                     13,192,731    18,995,708       373,791    19,722,318        1,520,722       41,507,591
Unit Fair Values                   $       12.54 $       15.18 $       16.46 $       15.81    $        8.81    $        8.31
                                              to            to            to            to               to               to
                                   $       13.06 $       15.81 $       16.74 $       16.37    $       10.70    $        8.67

                                   ----------------------
                                       Janus        PIMCO
                                    Aggressive   Total Return
                                      Growth         Bond
                                    Portfolio B   Portfolio
                                   ------------- -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors), continued:
Met Investors Met/AIM Small-Cap
 Growth Portfolio B                $           - $           -
  12,565,888 shares; cost
   $146,181,508
Met Investors Harris Oakmark
 International Portfolio B                     -             -
  18,363,366 shares; cost
   $233,388,418
Met Investors Third Ave Small-Cap
 Value Portfolio                               -             -
  370,538 shares; cost $5,337,981
Met Investors Third Ave Small-Cap
 Value Portfolio B                             -             -
  19,255,364 shares; cost
   $236,490,450
Met Investors Oppenheimer Capital
 Appreciation Portfolio                        -             -
  1,867,633 shares; cost
   $15,166,451
Met Investors Oppenheimer Capital
 Appreciation Portfolio B                      -             -
  41,081,016 shares; cost
   $338,461,862
Met Investors Janus Aggressive
 Growth Portfolio B                  127,810,337             -
  14,861,667 shares; cost
   $104,222,472
Met Investors PIMCO Total Return
 Bond Portfolio                                -    53,287,472
  4,593,747 shares; cost
   $51,682,566
                                   ------------- -------------
Total Investments                    127,810,337    53,287,472
Due From MetLife Investors
 Insurance Company                             -             -
Cash and Accounts Receivable                   -             -
                                   ------------- -------------
    Total Assets                     127,810,337    53,287,472
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       3             -
                                   ------------- -------------
NET ASSETS                         $ 127,810,334 $  53,287,472
                                   ============= =============
Outstanding Units                     16,090,265     6,296,278
Unit Fair Values                   $        7.74 $        8.28
                                              to            to
                                   $        8.08 $       12.65

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                                                    Met Investors
                                   ---------------------------------------------------------------------------------------------
                                      PIMCO                                            PIMCO      T. Rowe Price         MFS
                                   Total Return      RCM Global    RCM Global        Inflation       Mid-Cap         Research
                                       Bond          Technology    Technology      Protected Bond    Growth        International
                                   Portfolio B       Portfolio     Portfolio B      Portfolio B    Portfolio B       Portfolio
                                   -------------    ------------- -------------    -------------- -------------    -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors), continued:
Met Investors PIMCO Total Return
 Bond Portfolio B                  $ 365,465,639    $           - $           -    $           -  $           -    $           -
  31,779,621 shares; cost
   $364,316,860
Met Investors RCM Global
 Technology Portfolio                          -          763,445             -                -              -                -
  149,402 shares; cost $691,875
Met Investors RCM Global
 Technology Portfolio B                        -                -    48,291,164                -              -                -
  9,562,607 shares; cost
   $41,114,939
Met Investors PIMCO Inflation
 Protected Bond Portfolio B                    -                -             -      276,160,800              -                -
  25,665,502 shares; cost
   $273,683,242
Met Investors T. Rowe Price
 Mid-Cap Growth Portfolio B                    -                -             -                -    216,790,508                -
  25,869,989 shares; cost
   $165,933,579
Met Investors MFS Research
 International Portfolio                       -                -             -                -              -        1,855,211
  142,709 shares; cost $1,697,153
Met Investors MFS Research
 International Portfolio B                     -                -             -                -              -                -
  15,698,178 shares; cost
   $158,048,951
Met Investors Neuberger Berman
 Real Estate Portfolio B                       -                -             -                -              -                -
  5,119,325 shares; cost
   $57,628,981
                                   -------------    ------------- -------------    -------------  -------------    -------------
Total Investments                    365,465,639          763,445    48,291,164      276,160,800    216,790,508        1,855,211
Due From MetLife Investors
 Insurance Company                             -                1             -                -              -                1
Cash and Accounts Receivable                   -                -             -                -              -                -
                                   -------------    ------------- -------------    -------------  -------------    -------------
    Total Assets                     365,465,639          763,446    48,291,164      276,160,800    216,790,508        1,855,212
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                      43                -           116               48             31                -
                                   -------------    ------------- -------------    -------------  -------------    -------------
NET ASSETS                         $ 365,465,596    $     763,446 $  48,291,048    $ 276,160,752  $ 216,790,477    $   1,855,212
                                   =============    ============= =============    =============  =============    =============
Outstanding Units                     30,322,007          158,398    10,285,555       24,805,097     27,249,715          142,641
Unit Fair Values                   $       11.67    $        4.82 $        4.58    $       10.93  $        7.75    $       12.97
                                              to               to            to               to             to               to
                                   $       12.25    $        4.93 $        4.77    $       11.25  $        8.08    $       13.79

                                   -------------------
                                        MFS        Neuberger
                                     Research       Berman
                                   International  Real Estate
                                    Portfolio B   Portfolio B
                                   ------------- -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors), continued:
Met Investors PIMCO Total Return
 Bond Portfolio B                  $           - $           -
  31,779,621 shares; cost
   $364,316,860
Met Investors RCM Global
 Technology Portfolio                          -             -
  149,402 shares; cost $691,875
Met Investors RCM Global
 Technology Portfolio B                        -             -
  9,562,607 shares; cost
   $41,114,939
Met Investors PIMCO Inflation
 Protected Bond Portfolio B                    -             -
  25,665,502 shares; cost
   $273,683,242
Met Investors T. Rowe Price
 Mid-Cap Growth Portfolio B                    -             -
  25,869,989 shares; cost
   $165,933,579
Met Investors MFS Research
 International Portfolio                       -             -
  142,709 shares; cost $1,697,153
Met Investors MFS Research
 International Portfolio B           203,134,422             -
  15,698,178 shares; cost
   $158,048,951
Met Investors Neuberger Berman
 Real Estate Portfolio B                       -    72,233,678
  5,119,325 shares; cost
   $57,628,981
                                   ------------- -------------
Total Investments                    203,134,422    72,233,678
Due From MetLife Investors
 Insurance Company                             -             -
Cash and Accounts Receivable                   -             -
                                   ------------- -------------
    Total Assets                     203,134,422    72,233,678
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                      67           180
                                   ------------- -------------
NET ASSETS                         $ 203,134,355 $  72,233,498
                                   ============= =============
Outstanding Units                     15,996,541     5,060,098
Unit Fair Values                   $       12.30 $       14.11
                                              to            to
                                   $       12.91 $       14.36

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                                                          Met Investors
                                        -------------------------------------------------------------------------------
                                           Turner        Goldman Sachs   Defensive     Moderate          Balanced
                                           Mid-Cap          Mid-Cap      Strategy      Strategy          Strategy
                                           Growth            Value        Fund of      Fund of           Fund of
                                         Portfolio B      Portfolio B     Fund B        Fund B            Fund B
                                        -------------    ------------- ------------- -------------    --------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors), continued:
Met Investors Turner Mid-Cap Growth
 Portfolio B                            $  39,253,803    $           - $           - $           -    $            -
  3,246,799 shares; cost $32,545,755
Met Investors Goldman Sachs Mid-Cap
 Value Portfolio B                                  -       96,097,106             -             -                 -
  7,657,140 shares; cost $87,865,729
Met Investors Defensive Strategy Fund
 of Fund B                                          -                -   270,290,217             -                 -
  26,267,271 shares; cost $263,311,304
Met Investors Moderate Strategy Fund
 of Fund B                                          -                -             -   866,351,414                 -
  81,963,237 shares; cost $829,685,272
Met Investors Balanced Strategy Fund of
 Fund B                                             -                -             -             -     2,673,665,829
  244,841,193 shares; cost
   $2,523,847,550
Met Investors Growth Strategy Fund of
 Fund B                                             -                -             -             -                 -
  203,289,127 shares; cost
   $2,143,466,431
Met Investors Aggressive Strategy Fund
 of Fund B                                          -                -             -             -                 -
  42,042,747 shares; cost $446,542,242
Met Investors Van Kampen Comstock
 Portfolio B                                        -                -             -             -                 -
  1,615,625 shares; cost $16,565,245
                                        -------------    ------------- ------------- -------------    --------------
Total Investments                          39,253,803       96,097,106   270,290,217   866,351,414     2,673,665,829
Due From MetLife Investors Insurance
 Company                                            -                -             -             -                 -
Cash and Accounts Receivable                        -                -             -             -                 -
                                        -------------    ------------- ------------- -------------    --------------
    Total Assets                           39,253,803       96,097,106   270,290,217   866,351,414     2,673,665,829
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                          205              115            15            40                 9
                                        -------------    ------------- ------------- -------------    --------------
NET ASSETS                              $  39,253,598    $  96,096,991 $ 270,290,202 $ 866,351,374    $2,673,665,820
                                        =============    ============= ============= =============    ==============
Outstanding Units                           3,230,076        7,266,539    26,019,030    81,402,093       244,234,395
Unit Fair Values                        $       12.01    $       13.08 $       10.30 $       10.56    $        10.86
                                                   to               to            to            to                to
                                        $       12.23    $       13.31 $       10.43 $       10.69    $        10.99

                                        ----------------------------------
                                            Growth      Aggressive
                                           Strategy      Strategy     Van Kampen
                                           Fund of       Fund of       Comstock
                                            Fund B        Fund B      Portfolio B
                                        -------------- ------------- -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors), continued:
Met Investors Turner Mid-Cap Growth
 Portfolio B                            $            - $           - $           -
  3,246,799 shares; cost $32,545,755
Met Investors Goldman Sachs Mid-Cap
 Value Portfolio B                                   -             -             -
  7,657,140 shares; cost $87,865,729
Met Investors Defensive Strategy Fund
 of Fund B                                           -             -             -
  26,267,271 shares; cost $263,311,304
Met Investors Moderate Strategy Fund
 of Fund B                                           -             -             -
  81,963,237 shares; cost $829,685,272
Met Investors Balanced Strategy Fund of
 Fund B                                              -             -             -
  244,841,193 shares; cost
   $2,523,847,550
Met Investors Growth Strategy Fund of
 Fund B                                  2,317,496,053             -             -
  203,289,127 shares; cost
   $2,143,466,431
Met Investors Aggressive Strategy Fund
 of Fund B                                           -   491,059,280             -
  42,042,747 shares; cost $446,542,242
Met Investors Van Kampen Comstock
 Portfolio B                                         -             -    16,786,341
  1,615,625 shares; cost $16,565,245
                                        -------------- ------------- -------------
Total Investments                        2,317,496,053   491,059,280    16,786,341
Due From MetLife Investors Insurance
 Company                                             -             -             -
Cash and Accounts Receivable                         -             -             -
                                        -------------- ------------- -------------
    Total Assets                         2,317,496,053   491,059,280    16,786,341
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                            31            41           290
                                        -------------- ------------- -------------
NET ASSETS                              $2,317,496,022 $ 491,059,239 $  16,786,051
                                        ============== ============= =============
Outstanding Units                          203,679,869    42,330,798     1,605,458
Unit Fair Values                        $        11.29 $       11.51 $       10.41
                                                    to            to            to
                                        $        11.43 $       11.65 $       10.48

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005


                                          Met Investors                                        AIM
                                   ---------------------------       -------------------------------------------------------
                                    Legg Mason       Met/Putnam
                                       Value           Capital          Premier      Capital        International    Basic
                                      Equity        Opportunities       Equity     Appreciation        Growth       Balanced
                                    Portfolio B      Portfolio B         Fund          Fund             Fund          Fund
                                   -------------    -------------    ------------- -------------    ------------- -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors), continued:
Met Investors Legg Mason Value
 Equity Portfolio B                $   1,335,844    $           -    $           - $           -    $           - $           -
  125,431 shares; cost $1,344,569
Met Investors Met/Putnam Capital
 Opportunities Portfolio B                     -                -                -             -                -             -
  0 shares; cost $0
AIM Variable Insurance Funds, Inc.
 (AIM):
AIM Premier Equity Fund                        -                -        1,236,131             -                -             -
  55,382 shares; cost $1,441,793
AIM Capital Appreciation Fund                  -                -                -       708,492                -             -
  28,707 shares; cost $743,140
AIM International Growth Fund                  -                -                -             -          839,473             -
  36,231 shares; cost $730,183
AIM Basic Balanced Fund                        -                -                -             -                -     1,025,137
  93,279 shares; cost $1,051,377
MFS Variable Insurance Trust
 (MFS):
MFS Research Series                            -                -                -             -                -             -
  20,524 shares; cost $337,448
MFS Investors Trust Series                     -                -                -             -                -             -
  8,537 shares; cost $148,751
                                   -------------    -------------    ------------- -------------    ------------- -------------
Total Investments                      1,335,844                -        1,236,131       708,492          839,473     1,025,137
Due From MetLife Investors
 Insurance Company                             -                -                -             -                1             -
Cash and Accounts Receivable                   -                -                -             -                -             -
                                   -------------    -------------    ------------- -------------    ------------- -------------
    Total Assets                       1,335,844                -        1,236,131       708,492          839,474     1,025,137
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                     134                -               19             1                -             2
                                   -------------    -------------    ------------- -------------    ------------- -------------
NET ASSETS                         $   1,335,710    $           -    $   1,236,112 $     708,491    $     839,474 $   1,025,135
                                   =============    =============    ============= =============    ============= =============
Outstanding Units                        125,789                -          317,256       146,864          140,508       210,112
Unit Fair Values                   $       10.61    $       14.65    $        3.90 $        4.82    $        5.97 $        4.88
                                              to               to
                                   $       10.63    $       17.71

                                               MFS
                                   ---------------------------

                                                   Investors
                                     Research        Trust
                                      Series        Series
                                   ------------- -------------
ASSETS:
Investments at Fair Value:
Met Investors Series Trust
 (Met Investors), continued:
Met Investors Legg Mason Value
 Equity Portfolio B                $           - $           -
  125,431 shares; cost $1,344,569
Met Investors Met/Putnam Capital
 Opportunities Portfolio B                     -             -
  0 shares; cost $0
AIM Variable Insurance Funds, Inc.
 (AIM):
AIM Premier Equity Fund                        -             -
  55,382 shares; cost $1,441,793
AIM Capital Appreciation Fund                  -             -
  28,707 shares; cost $743,140
AIM International Growth Fund                  -             -
  36,231 shares; cost $730,183
AIM Basic Balanced Fund                        -             -
  93,279 shares; cost $1,051,377
MFS Variable Insurance Trust
 (MFS):
MFS Research Series                      336,792             -
  20,524 shares; cost $337,448
MFS Investors Trust Series                     -       164,684
  8,537 shares; cost $148,751
                                   ------------- -------------
Total Investments                        336,792       164,684
Due From MetLife Investors
 Insurance Company                             1             1
Cash and Accounts Receivable                   -             -
                                   ------------- -------------
    Total Assets                         336,793       164,685
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       -             -
                                   ------------- -------------
NET ASSETS                         $     336,793 $     164,685
                                   ============= =============
Outstanding Units                         71,636        36,118
Unit Fair Values                   $        4.70 $        4.56



See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                        MFS                                           Oppenheimer
                                   ------------- -----------------------------------------------------------------------------
                                                                                                 Main Street
                                        New        Main Street                      Strategic     Small-Cap
                                     Discovery   Growth & Income     Bond             Bond         Growth         Money
                                      Series          Fund           Fund             Fund          Fund          Fund
                                   ------------- --------------- -------------    ------------- ------------- -------------
ASSETS:
Investments at Fair Value:
MFS Variable Insurance Trust
 (MFS), continued:
MFS New Discovery Series           $     208,682  $           -  $           -    $           - $           - $           -
  13,334 shares; cost $199,551
Oppenheimer Variable Account
 Funds (Oppenheimer):
Oppenheimer Main Street Growth
 & Income Fund                                 -        295,227              -                -             -             -
  13,549 shares; cost $278,740
Oppenheimer Bond Fund                          -              -        372,458                -             -             -
  33,285 shares; cost $363,885
Oppenheimer Strategic Bond Fund                -              -              -           48,415             -             -
  9,474 shares; cost $44,809
Oppenheimer Main Street Small-
 Cap Growth Fund                               -              -              -                -       190,081             -
  11,064 shares; cost $134,156
Oppenheimer Money Fund                         -              -              -                -             -       195,114
  195,114 shares; cost $195,114
Oppenheimer Capital Appreciation
 Fund                                          -              -              -                -             -             -
  0 shares; cost $0
Variable Insurance Products Fund,
 Fund II, and Fund III (Fidelity):
Fidelity Asset Manager Portfolio               -              -              -                -             -             -
  9,971,060 shares; cost
   $157,706,288
                                   -------------  -------------  -------------    ------------- ------------- -------------
Total Investments                        208,682        295,227        372,458           48,415       190,081       195,114
Due From MetLife Investors
 Insurance Company                             -              1              1                -             -           264
Cash and Accounts Receivable                   -              -              -                -             -             -
                                   -------------  -------------  -------------    ------------- ------------- -------------
    Total Assets                         208,682        295,228        372,459           48,415       190,081       195,378
LIABILITIES:
Due to MetLife Investors
 Insurance Company                             -              -              -                1             1             -
                                   -------------  -------------  -------------    ------------- ------------- -------------
NET ASSETS                         $     208,682  $     295,228  $     372,459    $      48,414 $     190,080 $     195,378
                                   =============  =============  =============    ============= ============= =============
Outstanding Units                         32,199         61,558         56,108            6,741        20,466        35,829
Unit Fair Values                   $        6.48  $        4.80  $        6.64    $        7.18 $        9.29 $        5.45


                                                   Fidelity
                                   --------      -------------

                                     Capital         Asset
                                   Appreciation     Manager
                                       Fund        Portfolio
                                   ------------- -------------
ASSETS:
Investments at Fair Value:
MFS Variable Insurance Trust
 (MFS), continued:
MFS New Discovery Series           $           - $           -
  13,334 shares; cost $199,551
Oppenheimer Variable Account
 Funds (Oppenheimer):
Oppenheimer Main Street Growth
 & Income Fund                                 -             -
  13,549 shares; cost $278,740
Oppenheimer Bond Fund                          -             -
  33,285 shares; cost $363,885
Oppenheimer Strategic Bond Fund                -             -
  9,474 shares; cost $44,809
Oppenheimer Main Street Small-
 Cap Growth Fund                               -             -
  11,064 shares; cost $134,156
Oppenheimer Money Fund                         -             -
  195,114 shares; cost $195,114
Oppenheimer Capital Appreciation
 Fund                                          -             -
  0 shares; cost $0
Variable Insurance Products Fund,
 Fund II, and Fund III (Fidelity):
Fidelity Asset Manager Portfolio               -   149,964,736
  9,971,060 shares; cost
   $157,706,288
                                   ------------- -------------
Total Investments                              -   149,964,736
Due From MetLife Investors
 Insurance Company                             -             -
Cash and Accounts Receivable                   -             -
                                   ------------- -------------
    Total Assets                               -   149,964,736
LIABILITIES:
Due to MetLife Investors
 Insurance Company                             -             1
                                   ------------- -------------
NET ASSETS                         $           - $ 149,964,735
                                   ============= =============
Outstanding Units                              -    14,833,146
Unit Fair Values                   $       66.58 $       10.03
                                              to            to
                                   $       72.34 $       10.20

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                                                        Fidelity
                                     --------------------------------------------------------------------------------------
                                                                                                                  Money
                                        Growth      Contrafund     Overseas    Equity-Income   Index 500         Market
                                       Portfolio    Portfolio      Portfolio     Portfolio     Portfolio        Portfolio
                                     ------------- ------------- ------------- ------------- -------------    -------------
ASSETS:
Investments at Fair Value:
Variable Insurance Products Fund,
 Fund II, and Fund III (Fidelity),
 continued:
Fidelity Growth Portfolio            $ 231,030,572 $           - $           - $           - $           -    $           -
  6,855,507 shares; cost
   $260,154,771
Fidelity Contrafund Portfolio                    -   315,980,963             -             -             -                -
  10,183,080 shares; cost
   $218,142,803
Fidelity Overseas Portfolio                      -             -    11,307,290             -             -                -
  548,631 shares; cost $10,117,095
Fidelity Equity-Income Portfolio                 -             -             -    20,594,608             -                -
  807,949 shares; cost $18,737,832
Fidelity Index 500 Portfolio                     -             -             -             -   139,624,436                -
  984,102 shares; cost $125,077,273
Fidelity Money Market Portfolio                  -             -             -             -             -       31,496,481
  31,496,481 shares; cost
   $31,496,481
Fidelity Mid-Cap Portfolio B                     -             -             -             -             -                -
  0 shares; cost $0
Fidelity Contrafund Portfolio B                  -             -             -             -             -                -
  2,814 shares; cost $87,425
                                     ------------- ------------- ------------- ------------- -------------    -------------
Total Investments                      231,030,572   315,980,963    11,307,290    20,594,608   139,624,436       31,496,481
Due From MetLife Investors
 Insurance Company                               4             -             1             -            10               33
Cash and Accounts Receivable                     -             -             -             -             -                -
                                     ------------- ------------- ------------- ------------- -------------    -------------
    Total Assets                       231,030,576   315,980,963    11,307,291    20,594,608   139,624,446       31,496,514
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                         -             4             -             1             -                -
                                     ------------- ------------- ------------- ------------- -------------    -------------
NET ASSETS                           $ 231,030,576 $ 315,980,959 $  11,307,291 $  20,594,607 $ 139,624,446    $  31,496,514
                                     ============= ============= ============= ============= =============    =============
Outstanding Units                       18,327,783    18,306,992     1,115,424     1,681,844     9,738,122        4,560,029
Unit Fair Values                     $       12.57 $        9.69 $        9.36 $       12.25 $       14.28    $        6.85
                                                to            to            to                          to               to
                                     $       12.66 $       17.32 $       10.79               $       14.55    $        7.25

                                     -------------------------

                                        Mid-Cap     Contrafund
                                      Portfolio B   Portfolio B
                                     ------------- -------------
ASSETS:
Investments at Fair Value:
Variable Insurance Products Fund,
 Fund II, and Fund III (Fidelity),
 continued:
Fidelity Growth Portfolio            $           - $           -
  6,855,507 shares; cost
   $260,154,771
Fidelity Contrafund Portfolio                    -             -
  10,183,080 shares; cost
   $218,142,803
Fidelity Overseas Portfolio                      -             -
  548,631 shares; cost $10,117,095
Fidelity Equity-Income Portfolio                 -             -
  807,949 shares; cost $18,737,832
Fidelity Index 500 Portfolio                     -             -
  984,102 shares; cost $125,077,273
Fidelity Money Market Portfolio                  -             -
  31,496,481 shares; cost
   $31,496,481
Fidelity Mid-Cap Portfolio B                     -             -
  0 shares; cost $0
Fidelity Contrafund Portfolio B                  -        87,046
  2,814 shares; cost $87,425
                                     ------------- -------------
Total Investments                                -        87,046
Due From MetLife Investors
 Insurance Company                               -             -
Cash and Accounts Receivable                     -             -
                                     ------------- -------------
    Total Assets                                 -        87,046
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                         -            32
                                     ------------- -------------
NET ASSETS                           $           - $      87,014
                                     ============= =============
Outstanding Units                                -         2,419
Unit Fair Values                     $       31.55 $       33.90
                                                to            to
                                     $       32.45 $       37.22

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005


                                     Scudder I                                                MetLife
                                   ------------- ---------------------------------------------------------------------------
                                                                                  FI               FI
                                                      FI       Russell 2000  International    International     Stock
                                   International    Mid-Cap       Index          Stock            Stock         Index
                                     Portfolio     Portfolio    Portfolio      Portfolio       Portfolio B    Portfolio
                                   ------------- ------------- ------------- -------------    ------------- -------------
ASSETS:
Investments at Fair Value:
Scudder I:
Scudder International Portfolio    $  27,740,667 $           - $           - $           -    $           - $           -
  2,556,744 shares;
   cost $26,975,145
Metropolitan Series Funds, Inc.
 (MetLife):
MetLife FI Mid-Cap Portfolio                   -     4,104,053             -             -                -             -
  234,920 shares; cost $3,754,852
MetLife Russell 2000 Index
 Portfolio                                     -             -     7,123,561             -                -             -
  511,750 shares; cost $6,788,674
MetLife FI International Stock
 Portfolio                                     -             -             -       683,054                -             -
  50,672 shares; cost $538,598
MetLife FI International Stock
 Portfolio B                                   -             -             -             -                -             -
  0 shares; cost $0
MetLife Stock Index Portfolio                  -             -             -             -                -    79,692,276
  2,400,370 shares;
   cost $65,329,758
MetLife Stock Index Portfolio B                -             -             -             -                -             -
  6,849,690 shares;
   cost $187,742,475
MetLife BlackRock Legacy Large-
 Cap Growth                                    -             -             -             -                -             -
  20,423 shares; cost $409,301
                                   ------------- ------------- ------------- -------------    ------------- -------------
Total Investments                     27,740,667     4,104,053     7,123,561       683,054                -    79,692,276
Due From MetLife Investors
 Insurance Company                             1             -             -             1                -             6
Cash and Accounts Receivable                   -             -             -             -                -             -
                                   ------------- ------------- ------------- -------------    ------------- -------------
    Total Assets                      27,740,668     4,104,053     7,123,561       683,055                -    79,692,282
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       -             3             -             -                -             -
                                   ------------- ------------- ------------- -------------    ------------- -------------
NET ASSETS                         $  27,740,668 $   4,104,050 $   7,123,561 $     683,055    $           - $  79,692,282
                                   ============= ============= ============= =============    ============= =============
Outstanding Units                      3,098,930       579,118       508,847       140,779                -     1,986,282
Unit Fair Values                   $        8.91 $        2.34 $        6.17 $        4.85    $       14.55 $       39.91
                                              to            to            to                             to            to
                                   $        8.95 $       20.09 $       16.85                  $       16.91 $       43.18

                                   ----------------------
                                                      BlackRock
                                       Stock           Legacy
                                       Index          Large-Cap
                                    Portfolio B        Growth
                                   -------------    -------------
ASSETS:
Investments at Fair Value:
Scudder I:
Scudder International Portfolio    $           -    $           -
  2,556,744 shares;
   cost $26,975,145
Metropolitan Series Funds, Inc.
 (MetLife):
MetLife FI Mid-Cap Portfolio                   -                -
  234,920 shares; cost $3,754,852
MetLife Russell 2000 Index
 Portfolio                                     -                -
  511,750 shares; cost $6,788,674
MetLife FI International Stock
 Portfolio                                     -                -
  50,672 shares; cost $538,598
MetLife FI International Stock
 Portfolio B                                   -                -
  0 shares; cost $0
MetLife Stock Index Portfolio                  -                -
  2,400,370 shares;
   cost $65,329,758
MetLife Stock Index Portfolio B      221,998,445                -
  6,849,690 shares;
   cost $187,742,475
MetLife BlackRock Legacy Large-
 Cap Growth                                    -          443,191
  20,423 shares; cost $409,301
                                   -------------    -------------
Total Investments                    221,998,445          443,191
Due From MetLife Investors
 Insurance Company                             -                -
Cash and Accounts Receivable                   -                -
                                   -------------    -------------
    Total Assets                     221,998,445          443,191
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                      28                2
                                   -------------    -------------
NET ASSETS                         $ 221,998,417    $     443,189
                                   =============    =============
Outstanding Units                     19,154,664           16,067
Unit Fair Values                   $       11.29    $       27.57
                                              to               to
                                   $       11.75    $       29.03

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005


                                                                                        MetLife
                                   --------------------------------------------------------------------------------------
                                     BlackRock     BlackRock     BlackRock   Lehman Brothers Harris Oakmark    Morgan
                                     Strategic       Bond        Large-Cap      Aggregate      Large-Cap      Stanley
                                       Value        Income         Value       Bond Index        Value       EAFE Index
                                      Class A       Class A       Class A        Class A        Class A       Class A
                                   ------------- ------------- ------------- --------------- -------------- -------------
ASSETS:
Investments at Fair Value:
Metropolitan Series Funds, Inc.
 (MetLife), continued:
MetLife BlackRock Strategic
 Value Class A                     $  11,283,337 $           - $           -  $           -  $           -  $           -
  607,938 shares; cost
   $10,420,772
MetLife BlackRock Bond Income
 Class A                                       -     3,363,790             -              -              -              -
  30,444 shares; cost $3,395,104
MetLife BlackRock Large-Cap
 Value Class A                                 -             -       959,194              -              -              -
  76,369 shares; cost $890,801
MetLife Lehman Brothers
 Aggregate Bond Index Class A                  -             -             -      3,972,358              -              -
  367,471 shares; cost $3,990,604
MetLife Harris Oakmark Large
 Cap Value Class A                             -             -             -              -      5,483,921              -
  418,940 shares; cost $5,197,115
MetLife Morgan Stanley EAFE
 Index Class A                                 -             -             -              -              -      8,127,890
  627,636 shares; cost $6,780,836
MetLife MFS Total Return
 Class A                                       -             -             -              -              -              -
  53,607 shares; cost $7,669,745
MetLife Mid-Cap Stock Index
 Class A                                       -             -             -              -              -              -
  547,429 shares; cost $6,905,917
                                   ------------- ------------- -------------  -------------  -------------  -------------
Total Investments                     11,283,337     3,363,790       959,194      3,972,358      5,483,921      8,127,890
Due From MetLife Investors
 Insurance Company                             -             -             1              -              -              -
Cash and Accounts Receivable                   -             -             -              -              -              -
                                   ------------- ------------- -------------  -------------  -------------  -------------
    Total Assets                      11,283,337     3,363,790       959,195      3,972,358      5,483,921      8,127,890
LIABILITIES:
Due to MetLife Investors
 Insurance Company                             1             8             -              -              -              -
                                   ------------- ------------- -------------  -------------  -------------  -------------
NET ASSETS                         $  11,283,336 $   3,363,782 $     959,195  $   3,972,358  $   5,483,921  $   8,127,890
                                   ============= ============= =============  =============  =============  =============
Outstanding Units                        598,942        69,533        77,212        300,648        423,013        636,754
Unit Fair Values                   $       18.84 $       47.73 $       12.42  $       13.19  $       12.96  $       12.76
                                              to            to            to             to             to             to
                                   $       19.32 $       53.50 $       12.63  $       13.63  $       13.39  $       13.19

                                   ----------------------------
                                        MFS
                                       Total        Mid-Cap
                                      Return      Stock Index
                                      Class A       Class A
                                   ------------- -------------
ASSETS:
Investments at Fair Value:
Metropolitan Series Funds, Inc.
 (MetLife), continued:
MetLife BlackRock Strategic
 Value Class A                     $           - $           -
  607,938 shares; cost
   $10,420,772
MetLife BlackRock Bond Income
 Class A                                       -             -
  30,444 shares; cost $3,395,104
MetLife BlackRock Large-Cap
 Value Class A                                 -             -
  76,369 shares; cost $890,801
MetLife Lehman Brothers
 Aggregate Bond Index Class A                  -             -
  367,471 shares; cost $3,990,604
MetLife Harris Oakmark Large
 Cap Value Class A                             -             -
  418,940 shares; cost $5,197,115
MetLife Morgan Stanley EAFE
 Index Class A                                 -             -
  627,636 shares; cost $6,780,836
MetLife MFS Total Return
 Class A                               7,938,023             -
  53,607 shares; cost $7,669,745
MetLife Mid-Cap Stock Index
 Class A                                       -     7,899,399
  547,429 shares; cost $6,905,917
                                   ------------- -------------
Total Investments                      7,938,023     7,899,399
Due From MetLife Investors
 Insurance Company                            34             -
Cash and Accounts Receivable                   -             -
                                   ------------- -------------
    Total Assets                       7,938,057     7,899,399
LIABILITIES:
Due to MetLife Investors
 Insurance Company                             -             1
                                   ------------- -------------
NET ASSETS                         $   7,938,057 $   7,899,398
                                   ============= =============
Outstanding Units                        183,329       538,128
Unit Fair Values                   $       42.86 $       14.67
                                              to            to
                                   $       47.15 $       15.04

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                                                        MetLife
                                    -----------------------------------------------------------------------------------
                                        Davis         Davis        Harris        Harris
                                       Venture       Venture       Oakmark       Oakmark      Jennison      Jennison
                                        Value         Value     Focused Value Focused Value    Growth        Growth
                                        Fund         Fund E        Fund A        Fund B      Portfolio A   Portfolio B
                                    ------------- ------------- ------------- ------------- ------------- -------------
ASSETS:
Investments at Fair Value:
Metropolitan Series Funds, Inc.
 (MetLife), continued:
MetLife Davis Venture Value Fund    $   6,133,833 $           - $           - $           - $           - $           -
  198,442 shares; cost $5,484,118
MetLife Davis Venture Value Fund E              -   568,639,391             -             -             -             -
  18,486,326 shares; cost
   $470,259,091
MetLife Harris Oakmark Focused
 Value Fund A                                   -             -    21,448,400             -             -             -
  80,885 shares; cost $18,973,153
MetLife Harris Oakmark Focused
 Value Fund B                                   -             -             -   377,617,919             -             -
  1,450,480 shares; cost
   $302,747,185
MetLife Jennison Growth Portfolio A             -             -             -             -       368,071             -
  29,731 shares; cost $302,993
MetLife Jennison Growth Portfolio B             -             -             -             -             -   183,756,013
  14,903,164 shares; cost
   $150,238,115
MetLife BlackRock Money Market
 Portfolio A                                    -             -             -             -             -             -
  426 shares; cost $42,532
MetLife BlackRock Money Market
 Portfolio B                                    -             -             -             -             -             -
  1,237,430 shares; cost
   $123,743,018
                                    ------------- ------------- ------------- ------------- ------------- -------------
Total Investments                       6,133,833   568,639,391    21,448,400   377,617,919       368,071   183,756,013
Due From MetLife Investors
 Insurance Company                              1             -             -             -             -             -
Cash and Accounts Receivable                    -             -             -             -             -             -
                                    ------------- ------------- ------------- ------------- ------------- -------------
    Total Assets                        6,133,834   568,639,391    21,448,400   377,617,919       368,071   183,756,013
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                        -            31            17            39             1            41
                                    ------------- ------------- ------------- ------------- ------------- -------------
NET ASSETS                          $   6,133,834 $ 568,639,360 $  21,448,383 $ 377,617,880 $     368,070 $ 183,755,972
                                    ============= ============= ============= ============= ============= =============
Outstanding Units                         177,847    44,430,046       579,120    23,363,834       152,268    15,807,330
Unit Fair Values                    $       34.46 $       12.46 $       37.02 $       15.75 $        2.42 $       11.37
                                               to            to            to            to                          to
                                    $       36.27 $       13.00 $       39.25 $       16.43               $       11.78

                                    ----------------------------
                                      BlackRock     BlackRock
                                        Money         Money
                                       Market        Market
                                     Portfolio A   Portfolio B
                                    ------------- -------------
ASSETS:
Investments at Fair Value:
Metropolitan Series Funds, Inc.
 (MetLife), continued:
MetLife Davis Venture Value Fund    $           - $           -
  198,442 shares; cost $5,484,118
MetLife Davis Venture Value Fund E              -             -
  18,486,326 shares; cost
   $470,259,091
MetLife Harris Oakmark Focused
 Value Fund A                                   -             -
  80,885 shares; cost $18,973,153
MetLife Harris Oakmark Focused
 Value Fund B                                   -             -
  1,450,480 shares; cost
   $302,747,185
MetLife Jennison Growth Portfolio A             -             -
  29,731 shares; cost $302,993
MetLife Jennison Growth Portfolio B             -             -
  14,903,164 shares; cost
   $150,238,115
MetLife BlackRock Money Market
 Portfolio A                               42,532             -
  426 shares; cost $42,532
MetLife BlackRock Money Market
 Portfolio B                                    -   123,743,018
  1,237,430 shares; cost
   $123,743,018
                                    ------------- -------------
Total Investments                          42,532   123,743,018
Due From MetLife Investors
 Insurance Company                             86            21
Cash and Accounts Receivable                    -             -
                                    ------------- -------------
    Total Assets                           42,618   123,743,039
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                        -             -
                                    ------------- -------------
NET ASSETS                          $      42,618 $ 123,743,039
                                    ============= =============
Outstanding Units                           1,819    12,429,599
Unit Fair Values                    $       23.43 $        9.70
                                                             to
                                                  $       10.12

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                     MetLife                                                    Van Kampen
                                   -------------------------------------------     -----------------------------------------------
                                   T. Rowe Price     Salomon       Oppenheimer
                                     Small-Cap      Brothers         Global          Emerging      Emerging
                                      Growth     U.S. Government     Equity           Growth        Growth         Enterprise
                                      Class A        Class B       Portfolio B         Fund         Fund B            Fund
                                   ------------- ---------------  -------------    ------------- -------------    -------------
ASSETS:
Investments at Fair Value:
Metropolitan Series Funds, Inc.
 (MetLife), continued:
MetLife T. Rowe Price Small-Cap
 Growth Class A                    $     932,544  $           -   $           -    $           - $           -    $           -
  61,635 shares; cost $821,413
MetLife Salomon Brothers
 U.S. Government Class B                       -      6,041,051               -                -             -                -
  496,797 shares; cost $6,033,196
MetLife Oppenheimer Global
 Equity Portfolio B                            -              -               -                -             -                -
  0 shares; cost $0
VanKampen LIT Funds
 (VanKampen):
Van Kampen Emerging Growth
 Fund                                          -              -               -          402,323             -                -
  14,364 shares; cost $458,910
Van Kampen Emerging Growth
 Fund B                                        -              -               -                -             -                -
  0 shares; cost $0
Van Kampen Enterprise Fund                     -              -               -                -             -          160,314
  10,980 shares; cost $164,914
Van Kampen Growth & Income
 Fund                                          -              -               -                -             -                -
  13,322 shares; cost $206,578
Van Kampen Growth & Income
 Fund B                                        -              -               -                -             -                -
  0 shares; cost $0
                                   -------------  -------------   -------------    ------------- -------------    -------------
Total Investments                        932,544      6,041,051               -          402,323             -          160,314
Due From MetLife Investors
 Insurance Company                             1              -               -                1             -                -
Cash and Accounts Receivable                   -              -               -                -             -                -
                                   -------------  -------------   -------------    ------------- -------------    -------------
    Total Assets                         932,545      6,041,051               -          402,324             -          160,314
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       -            268               -                -             -                1
                                   -------------  -------------   -------------    ------------- -------------    -------------
NET ASSETS                         $     932,545  $   6,040,783   $           -    $     402,324 $           -    $     160,313
                                   =============  =============   =============    ============= =============    =============
Outstanding Units                         63,311        391,235               -           88,859             -           43,297
Unit Fair Values                   $       14.64  $       14.20   $       16.10    $        4.53 $        4.61    $        3.70
                                              to             to              to                             to
                                   $       16.45  $       15.96   $       16.68                  $        4.81

                                   ----------------------

                                     Growth &      Growth &
                                      Income        Income
                                       Fund         Fund B
                                   ------------- -------------
ASSETS:
Investments at Fair Value:
Metropolitan Series Funds, Inc.
 (MetLife), continued:
MetLife T. Rowe Price Small-Cap
 Growth Class A                    $           - $           -
  61,635 shares; cost $821,413
MetLife Salomon Brothers
 U.S. Government Class B                       -             -
  496,797 shares; cost $6,033,196
MetLife Oppenheimer Global
 Equity Portfolio B                            -             -
  0 shares; cost $0
VanKampen LIT Funds
 (VanKampen):
Van Kampen Emerging Growth
 Fund                                          -             -
  14,364 shares; cost $458,910
Van Kampen Emerging Growth
 Fund B                                        -             -
  0 shares; cost $0
Van Kampen Enterprise Fund                     -             -
  10,980 shares; cost $164,914
Van Kampen Growth & Income
 Fund                                    272,973             -
  13,322 shares; cost $206,578
Van Kampen Growth & Income
 Fund B                                        -             -
  0 shares; cost $0
                                   ------------- -------------
Total Investments                        272,973             -
Due From MetLife Investors
 Insurance Company                             -             -
Cash and Accounts Receivable                   -             -
                                   ------------- -------------
    Total Assets                         272,973             -
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       -             -
                                   ------------- -------------
NET ASSETS                         $     272,973 $           -
                                   ============= =============
Outstanding Units                         43,633             -
Unit Fair Values                   $        6.26 $       12.16
                                                            to
                                                 $       12.42

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                   Van Kampen                  Federated                      Neuberger
                                                   -----------    -----------------------------------       -------------

                                                                    Equity       High Income      Growth
                                                    Comstock        Income          Bond         Strategic  Genesis Trust
                                                     Fund B          Fund           Fund           Fund        Class A
                                                   -----------    -----------    -----------    ----------- -------------
ASSETS:
Investments at Fair Value:
Van Kampen LIT Funds (Van Kampen), continued:
Van Kampen LIT Comstock Fund B                     $         -    $         -    $         -    $         -  $         -
  0 shares; cost $0
Federated Investors Insurance Company (Federated):
Federated Equity Income Fund                                 -         86,265              -              -            -
  6,357 shares; cost $81,057
Federated High Income Bond Fund                              -              -        132,651              -            -
  17,138 shares; cost $133,610
Federated Growth Strategic Fund                              -              -              -        188,802            -
  7,970 shares; cost $223,545
Neuberger:
Neuberger Genesis Trust Class A                              -              -              -              -       14,019
  287 shares; cost $8,519
The Alger American Fund (Alger):
Alger American Small-Capitalization Fund                     -              -              -              -            -
  2,835,408 shares; cost $83,722,375
T. Rowe Price Funds (T. Rowe):
T. Rowe Price Growth Fund                                    -              -              -              -            -
  359,117 shares; cost $9,801,986
T. Rowe Price International Fund                             -              -              -              -            -
  81,103 shares; cost $1,096,348
                                                   -----------    -----------    -----------    -----------  -----------
Total Investments                                            -         86,265        132,651        188,802       14,019
Due From MetLife Investors Insurance Company                 -              -              1              -            -
Cash and Accounts Receivable                                 -              -              -              -            -
                                                   -----------    -----------    -----------    -----------  -----------
    Total Assets                                             -         86,265        132,652        188,802       14,019
LIABILITIES:
Due to MetLife Investors Insurance Company                   -              1              -              1           66
                                                   -----------    -----------    -----------    -----------  -----------
NET ASSETS                                         $         -    $    86,264    $   132,652    $   188,801  $    13,953
                                                   ===========    ===========    ===========    ===========  ===========
Outstanding Units                                            -         18,507         22,143         35,001        1,183
Unit Fair Values                                   $     13.26    $      4.66    $      5.99    $      5.39  $     11.79
                                                            to
                                                   $     13.54

                                                       Alger               T. Rowe
                                                   -------------- -------------------------
                                                      American
                                                       Small
                                                   Capitalization   Growth    International
                                                        Fund         Fund         Fund
                                                   -------------- ----------- -------------
ASSETS:
Investments at Fair Value:
Van Kampen LIT Funds (Van Kampen), continued:
Van Kampen LIT Comstock Fund B                      $         -   $         -  $         -
  0 shares; cost $0
Federated Investors Insurance Company (Federated):
Federated Equity Income Fund                                  -             -            -
  6,357 shares; cost $81,057
Federated High Income Bond Fund                               -             -            -
  17,138 shares; cost $133,610
Federated Growth Strategic Fund                               -             -            -
  7,970 shares; cost $223,545
Neuberger:
Neuberger Genesis Trust Class A                               -             -            -
  287 shares; cost $8,519
The Alger American Fund (Alger):
Alger American Small-Capitalization Fund             67,142,469             -            -
  2,835,408 shares; cost $83,722,375
T. Rowe Price Funds (T. Rowe):
T. Rowe Price Growth Fund                                     -    10,198,927            -
  359,117 shares; cost $9,801,986
T. Rowe Price International Fund                              -             -    1,199,508
  81,103 shares; cost $1,096,348
                                                    -----------   -----------  -----------
Total Investments                                    67,142,469    10,198,927    1,199,508
Due From MetLife Investors Insurance Company                  1             1            -
Cash and Accounts Receivable                                  -             -            -
                                                    -----------   -----------  -----------
    Total Assets                                     67,142,470    10,198,928    1,199,508
LIABILITIES:
Due to MetLife Investors Insurance Company                    -             -            1
                                                    -----------   -----------  -----------
NET ASSETS                                          $67,142,470   $10,198,928  $ 1,199,507
                                                    ===========   ===========  ===========
Outstanding Units                                     8,307,133       142,212      102,719
Unit Fair Values                                    $      8.05   $     71.72  $     11.68
                                                             to
                                                    $      8.11

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005


                                   T. Rowe           Janus                            American
                                -------------    ------------- -------------------------------------------------------
                                                     Aspen
                                                   Worldwide      Global                     Growth &       Global
                                Prime Reserve       Growth       Small-Cap      Growth        Income        Growth
                                    Fund            Class A        Fund          Fund          Fund         Fund B
                                -------------    ------------- ------------- ------------- ------------- -------------
ASSETS:
Investments at Fair Value:
T. Rowe Price Funds
 (T. Rowe), continued:
T. Rowe Price Prime Reserve
 Fund                           $   1,387,503    $           - $           - $           - $           - $           -
  1,387,503 shares; cost
   $1,387,503
Janus Capital Funds Corp.
 (Janus):
Janus Aspen Worldwide
 Growth Class A                             -            9,069             -             -             -             -
  325 shares; cost $7,520
American Funds Corp.
 (American):
American Global Small-Cap
 Fund                                       -                -    11,408,823             -             -             -
  540,191 shares; cost
   $9,312,359
American Growth Fund                        -                -             -    30,740,599             -             -
  521,204 shares; cost
   $25,079,857
American Growth & Income
 Fund                                       -                -             -             -    20,563,508             -
  539,441 shares; cost
   $18,547,591
American Global Growth
 Fund B                                     -                -             -             -             -       473,628
  24,264 shares; cost $471,201
Alliance Variable Products
 Series Fund, Inc. (Alliance):
Alliance Bernstein Large-Cap
 Growth Fund B                              -                -             -             -             -             -
  0 shares; cost $0
Franklin Templeton Variable
 Insurance Products Trust
 (Templeton):
Templeton Developing Markets
 Fund B                                     -                -             -             -             -             -
  21,136 shares; cost $225,086
                                -------------    ------------- ------------- ------------- ------------- -------------
Total Investments                   1,387,503            9,069    11,408,823    30,740,599    20,563,508       473,628
Due From MetLife Investors
 Insurance Company                          2                6             1             -             -             -
Cash and Accounts Receivable                -                -             -             -             -             -
                                -------------    ------------- ------------- ------------- ------------- -------------
    Total Assets                    1,387,505            9,075    11,408,824    30,740,599    20,563,508       473,628
LIABILITIES:
Due to MetLife Investors
 Insurance Company                          -                -             -           192           162           169
                                -------------    ------------- ------------- ------------- ------------- -------------
NET ASSETS                      $   1,387,505    $       9,075 $  11,408,824 $  30,740,407 $  20,563,346      $473,459
                                =============    ============= ============= ============= ============= =============
Outstanding Units                      82,793            1,375       470,780       208,063       199,680        22,386
Unit Fair Values                $       16.76    $        6.60 $       24.22 $      120.44 $       83.76      $  20.17
                                                                          to            to            to            to
                                                               $       25.09 $      164.02 $      114.07      $  21.81

                                  Alliance        Templeton
                                -------------    -------------
                                  Bernstein
                                  Large-Cap       Developing
                                   Growth          Markets
                                   Fund B           Fund B
                                -------------    -------------
ASSETS:
Investments at Fair Value:
T. Rowe Price Funds
 (T. Rowe), continued:
T. Rowe Price Prime Reserve
 Fund                             $         -      $         -
  1,387,503 shares; cost
   $1,387,503
Janus Capital Funds Corp.
 (Janus):
Janus Aspen Worldwide
 Growth Class A                             -                -
  325 shares; cost $7,520
American Funds Corp.
 (American):
American Global Small-Cap
 Fund                                       -                -
  540,191 shares; cost
   $9,312,359
American Growth Fund                        -                -
  521,204 shares; cost
   $25,079,857
American Growth & Income
 Fund                                       -                -
  539,441 shares; cost
   $18,547,591
American Global Growth
 Fund B                                     -                -
  24,264 shares; cost $471,201
Alliance Variable Products
 Series Fund, Inc. (Alliance):
Alliance Bernstein Large-Cap
 Growth Fund B                              -                -
  0 shares; cost $0
Franklin Templeton Variable
 Insurance Products Trust
 (Templeton):
Templeton Developing Markets
 Fund B                                     -          230,380
  21,136 shares; cost $225,086
                                -------------    -------------
Total Investments                           -          230,380
Due From MetLife Investors
 Insurance Company                          -                -
Cash and Accounts Receivable                -                -
                                -------------    -------------
    Total Assets                            -          230,380
LIABILITIES:
Due to MetLife Investors
 Insurance Company                          -              148
                                -------------    -------------
NET ASSETS                        $         -    $     230,232
                                =============    =============
Outstanding Units                           -           21,537
Unit Fair Values                $       32.67    $        9.76
                                           to               to
                                $       34.49    $       16.02

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005


                                                           Templeton                                 Lazard
                                    -------------------------------------------------------       -------------
                                                                                        VIP
                                      Foreign        Growth        Mutual Shares       Income      Retirement
                                     Securities    Securities       Securities       Securities    Small-Cap
                                       Fund B        Fund B           Fund B           Fund B      Portfolio
                                    ------------- -------------    -------------    ------------- -------------
ASSETS:
Investments at Fair Value:
Franklin Templeton Variable
 Insurance Products Trust
 (Templeton), continued:
Templeton Foreign Securities Fund B $     813,909 $           -    $           -    $           - $           -
  52,107 shares; cost $802,356
Templeton Growth Securities Fund B              -             -                -                -             -
  0 shares; cost $0
Templeton Mutual Shares Securities
 Fund B                                         -             -          217,567                -             -
  11,974 shares; cost $214,110
Templeton VIP Income Securities
 Fund B                                         -             -                -          150,988             -
  9,856 shares; cost $150,767
Lazard:
Lazard Retirement Small-Cap
 Portfolio                                      -             -                -                -        23,238
  1,425 shares; cost $23,530
Morgan Stanley:
Morgan Stanley UIF Equity and
 Income Portfolio B                             -             -                -                -             -
  0 shares; cost $0
Morgan Stanley UIF U.S. Real
 Estate Portfolio                               -             -                -                -             -
  0 shares; cost $0
Pioneer:
Pioneer VCT Mid-Cap Portfolio B                 -             -                -                -             -
  0 shares; cost $0
                                    ------------- -------------    -------------    ------------- -------------
Total Investments                         813,909             -          217,567          150,988        23,238
Due From MetLife Investors
 Insurance Company                              -             -                -                -             -
Cash and Accounts Receivable                    -             -                -                -             -
                                    ------------- -------------    -------------    ------------- -------------
    Total Assets                          813,909             -          217,567          150,988        23,238
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                      158             -               54               63             6
                                    ------------- -------------    -------------    ------------- -------------
NET ASSETS                          $     813,751 $           -    $     217,513    $     150,925 $      23,232
                                    ============= =============    =============    ============= =============
Outstanding Units                          33,847             -           11,181            4,136         1,373
Unit Fair Values                    $       11.63 $       15.41    $       18.72    $       33.58 $       16.11
                                               to            to               to               to            to
                                    $       27.51 $       16.46    $       20.33    $       38.78 $       16.92

                                          Morgan Stanley           Pioneer
                                    --------------------------- -------------
                                         UIF
                                       Equity       UIF U.S.         VCT
                                     and Income    Real Estate     Mid-Cap
                                     Portfolio B    Portfolio    Portfolio B
                                    ------------- ------------- -------------
ASSETS:
Investments at Fair Value:
Franklin Templeton Variable
 Insurance Products Trust
 (Templeton), continued:
Templeton Foreign Securities Fund B $           - $           - $           -
  52,107 shares; cost $802,356
Templeton Growth Securities Fund B              -             -             -
  0 shares; cost $0
Templeton Mutual Shares Securities
 Fund B                                         -             -             -
  11,974 shares; cost $214,110
Templeton VIP Income Securities
 Fund B                                         -             -             -
  9,856 shares; cost $150,767
Lazard:
Lazard Retirement Small-Cap
 Portfolio                                      -             -             -
  1,425 shares; cost $23,530
Morgan Stanley:
Morgan Stanley UIF Equity and
 Income Portfolio B                             -             -             -
  0 shares; cost $0
Morgan Stanley UIF U.S. Real
 Estate Portfolio                               -             -             -
  0 shares; cost $0
Pioneer:
Pioneer VCT Mid-Cap Portfolio B                 -             -             -
  0 shares; cost $0
                                    ------------- ------------- -------------
Total Investments                               -             -             -
Due From MetLife Investors
 Insurance Company                              -             -             -
Cash and Accounts Receivable                    -             -             -
                                    ------------- ------------- -------------
    Total Assets                                -             -             -
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                        -             -             -
                                    ------------- ------------- -------------
NET ASSETS                          $           - $           - $           -
                                    ============= ============= =============
Outstanding Units                               -             -             -
Unit Fair Values                    $       13.34 $       21.80 $       27.60
                                               to            to            to
                                    $       13.49 $       22.20 $       28.83

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                    Putnam                 Salomon Brothers
                                 ------------- -----------------------------------------       ---------------
                                      VT         Variable                                       Greenwich
                                   Small-Cap    High Yield        Variable    VSF Investors       Street
                                     Value         Bond           Small-Cap       Fund         Appreciation
                                    Fund B      Portfolio         Portfolio     Portfolio       Portfolio
                                 ------------- -------------    ------------- -------------    -------------
ASSETS:
Investments at Fair Value:
Putnam Variable Trust (Putnam):
Putnam VT Small-Cap Value
 Fund B                          $           - $           -    $           - $           -    $           -
  0 shares; cost $0
Salomon Brothers:
Salomon Brothers Variable High
 Yield Bond Portfolio                        -        51,579                -             -                -
  5,441 shares; cost $55,196
Salomon Brothers Variable Small-
 Cap Portfolio                               -             -          185,668             -                -
  13,608 shares; cost $195,944
Salomon Brothers VSF Investors
 Fund Portfolio                              -             -                -        95,560                -
 6,572 shares; cost $97,021
Smith Barney:
Smith Barney Greenwich Street
 Appreciation Portfolio                      -             -                -             -           47,025
  1,941 shares; cost $47,713
Smith Barney Equity Index Fund
 Portfolio B                                 -             -                -             -                -
  651 shares; cost $20,241
Smith Barney Greenwich
 Fundamental Value Portfolio                 -             -                -             -                -
  1,668 shares; cost $36,770
Smith Barney Multi-Discipline
 Balanced All Cap Growth and
 Value Portfolio                             -             -                -             -                -
  2,609 shares; cost $35,667
                                 ------------- -------------    ------------- -------------    -------------
Total Investments                            -        51,579          185,668        95,560           47,025
Due From MetLife Investors
 Insurance Company                           -             -            1,471            56                -
Cash and Accounts Receivable                 -             -                -             -                -
                                 ------------- -------------    ------------- -------------    -------------
    Total Assets                             -        51,579          187,139        95,616           47,025
LIABILITIES:
Due to MetLife Investors
 Insurance Company                           -            63               78            22               18
                                 ------------- -------------    ------------- -------------    -------------
NET ASSETS                       $           - $      51,516    $     187,061 $      95,594    $      47,007
                                 ============= =============    ============= =============    =============
Outstanding Units                            -         3,458           15,787         6,750            1,722
Unit Fair Values                 $       22.12 $       14.31    $       11.63 $       13.62    $       24.91
                                            to            to               to            to               to
                                 $       22.72 $       15.33    $       12.01 $       14.62    $       28.31

                                         Smith Barney
                                 -------------------------------------------
                                                    Greenwich   Multi-Discipline
                                 Equity Index      Fundamental  Balanced All Cap
                                     Fund             Value      Growth & Value
                                 Portfolio B        Portfolio      Portfolio
                                 -------------    ------------- ----------------
ASSETS:
Investments at Fair Value:
Putnam Variable Trust (Putnam):
Putnam VT Small-Cap Value
 Fund B                          $           -    $           -  $           -
  0 shares; cost $0
Salomon Brothers:
Salomon Brothers Variable High
 Yield Bond Portfolio                        -                -              -
  5,441 shares; cost $55,196
Salomon Brothers Variable Small-
 Cap Portfolio                               -                -              -
  13,608 shares; cost $195,944
Salomon Brothers VSF Investors
 Fund Portfolio                              -                -              -
 6,572 shares; cost $97,021
Smith Barney:
Smith Barney Greenwich Street
 Appreciation Portfolio                      -                -              -
  1,941 shares; cost $47,713
Smith Barney Equity Index Fund
 Portfolio B                            19,795                -              -
  651 shares; cost $20,241
Smith Barney Greenwich
 Fundamental Value Portfolio                 -           34,431              -
  1,668 shares; cost $36,770
Smith Barney Multi-Discipline
 Balanced All Cap Growth and
 Value Portfolio                             -                -         35,096
  2,609 shares; cost $35,667
                                 -------------    -------------  -------------
Total Investments                       19,795           34,431         35,096
Due From MetLife Investors
 Insurance Company                           -                -              -
Cash and Accounts Receivable                 -                -              -
                                 -------------    -------------  -------------
    Total Assets                        19,795           34,431         35,096
LIABILITIES:
Due to MetLife Investors
 Insurance Company                          22               55             28
                                 -------------    -------------  -------------
NET ASSETS                       $      19,773    $      34,376  $      35,068
                                 =============    =============  =============
Outstanding Units                        2,224            1,160          2,660
Unit Fair Values                 $        8.54    $       27.73  $       12.93
                                            to               to             to
                                 $        9.03    $       30.92  $       13.29

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                                                     Smith Barney
                               --------------------------------------------------------------------------------------------
                               Multi-Discipline Multi-Discipline Multi-Discipline  Allocation    Allocation    Allocation
                                  Large-Cap         All Cap       Global All Cap     Select        Select        Select
                                Growth & Value    Growth Value    Growth & Value    Balanced       Growth      High Growth
                                  Portfolio        Portfolio        Portfolio      Portfolio     Portfolio      Portfolio
                               ---------------- ---------------- ---------------- ------------- ------------- -------------
ASSETS:
Investments at Fair Value:
Smith Barney, continued:
Smith Barney Multi-Discipline
 Large-Cap Growth and Value
 Portfolio                      $      30,962    $           -    $           -   $           -   $         -   $         -
  2,116 shares; cost $31,912
Smith Barney Multi-Discipline
 All Cap Growth Value
 Portfolio                                  -          142,627                -               -             -             -
  9,359 shares; cost $146,793
Smith Barney Multi-Discipline
 Global All Cap Growth and
 Value Portfolio                            -                -          159,052               -             -             -
  9,836 shares; cost $161,202
Smith Barney Allocation Select
 Balanced Portfolio                         -                -                -               -             -             -
  0 shares; cost $0
Smith Barney Allocation Select
 Growth Portfolio                           -                -                -               -             -             -
  0 shares; cost $0
Smith Barney Allocation Select
 High Growth Portfolio                      -                -                -               -             -             -
  0 shares; cost $0
Smith Barney Capital and
 Income Portfolio                           -                -                -               -             -             -
  0 shares; cost $0
Smith Barney IS Dividend
 Strategy Portfolio                         -                -                -               -             -             -
  3,683 shares; cost $32,722
                                -------------    -------------    -------------   ------------- ------------- -------------
Total Investments                      30,962          142,627          159,052               -             -             -
Due From MetLife Investors
 Insurance Company                          -                -                -               -             -             -
Cash and Accounts Receivable                -                -                -               -             -             -
                                -------------    -------------    -------------   ------------- ------------- -------------
    Total Assets                       30,962          142,627          159,052               -             -             -
LIABILITIES:
Due to MetLife Investors
 Insurance Company                         31               76                -               -             -             -
                                -------------    -------------    -------------   ------------- ------------- -------------
NET ASSETS                      $      30,931    $     142,551    $     159,052   $           -   $         -   $         -
                                =============    =============    =============   ============= ============= =============
Outstanding Units                       2,136            9,633           10,041               -             -             -
Unit Fair Values                $       14.20    $       14.58    $       15.46   $       14.37 $       13.08 $       13.59
                                           to               to               to              to            to            to
                                $       14.62    $       15.01    $       15.92   $       14.89 $       13.55 $       14.08

                               ----------------------------

                                Capital and   IS Dividend
                                  Income       Strategy
                                 Portfolio     Portfolio
                               ------------- -------------
ASSETS:
Investments at Fair Value:
Smith Barney, continued:
Smith Barney Multi-Discipline
 Large-Cap Growth and Value
 Portfolio                       $         -   $         -
  2,116 shares; cost $31,912
Smith Barney Multi-Discipline
 All Cap Growth Value
 Portfolio                                 -             -
  9,359 shares; cost $146,793
Smith Barney Multi-Discipline
 Global All Cap Growth and
 Value Portfolio                           -             -
  9,836 shares; cost $161,202
Smith Barney Allocation Select
 Balanced Portfolio                        -             -
  0 shares; cost $0
Smith Barney Allocation Select
 Growth Portfolio                          -             -
  0 shares; cost $0
Smith Barney Allocation Select
 High Growth Portfolio                     -             -
  0 shares; cost $0
Smith Barney Capital and
 Income Portfolio                          -             -
  0 shares; cost $0
Smith Barney IS Dividend
 Strategy Portfolio                        -        32,008
  3,683 shares; cost $32,722
                               ------------- -------------
Total Investments                          -        32,008
Due From MetLife Investors
 Insurance Company                         -             -
Cash and Accounts Receivable               -             -
                               ------------- -------------
    Total Assets                           -        32,008
LIABILITIES:
Due to MetLife Investors
 Insurance Company                         -            12
                               ------------- -------------
NET ASSETS                       $         -       $31,996
                               ============= =============
Outstanding Units                          -         3,967
Unit Fair Values               $       10.61 $        7.85
                                          to            to
                               $       10.64 $        8.25

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                Smith Barney
                                 ------------------------------------------ ----------------
                                    Premier                     Greenwich   Salomon Brothers
                                 Selections All  IS Growth    Street Equity    Adjustable
                                   Cap Growth    and Income       Index       Rate Income
                                   Portfolio     Portfolio      Portfolio      Portfolio
                                 -------------- ------------- ------------- ----------------
ASSETS:
Investments at Fair Value:
Smith Barney, continued:
Smith Barney Premier Selections
 All Cap Growth Portfolio        $           -  $           - $           -  $           -
  0 shares; cost $0
Smith Barney IS Growth and
 Income Portfolio                            -              -             -              -
  0 shares; cost $0
Smith Barney Greenwich Street
 Equity Index Portfolio                      -              -             -              -
  0 shares; cost $0
Travelers Series Fund:
Travelers Series Fund Salomon
 Brothers Adjustable Rate
 Income Portfolio                            -              -             -          3,506
  353 shares; cost $3,605
Travelers Series Fund Smith
 Barney Aggressive Growth
 Portfolio                                   -              -             -              -
  13,470 shares; cost $201,607
Travelers Series Fund Smith
 Barney Large-Cap Growth
 Portfolio                                   -              -             -              -
  13,320 shares; cost $204,537
Travelers Series Fund Smith
 Barney Large-Cap Value
 Portfolio                                   -              -             -              -
  0 shares; cost $0
Travelers Series Fund Smith
 Barney Money Market Portfolio               -              -             -              -
  190,257 shares; cost $190,257
                                 -------------  ------------- -------------  -------------
Total Investments                            -              -             -          3,506
Due From MetLife Investors
 Insurance Company                           -              -             -              -
Cash and Accounts Receivable                 -              -             -              -
                                 -------------  ------------- -------------  -------------
    Total Assets                             -              -             -          3,506
LIABILITIES:
Due to MetLife Investors
 Insurance Company                           -              -             -              2
                                 -------------  ------------- -------------  -------------
NET ASSETS                       $           -  $           - $           -  $       3,504
                                 =============  ============= =============  =============
Outstanding Units                            -              -             -            351
Unit Fair Values                 $       11.53  $        9.11 $       25.69  $        9.87
                                            to             to                           to
                                 $       11.83  $        9.34                $       10.06

                                          Travelers Series Fund
                                 --------------------------------------------------------
                                 Smith Barney  Smith Barney     Smith Barney
                                  Aggressive    Large-Cap        Large-Cap    Smith Barney
                                    Growth        Growth           Value      Money Market
                                  Portfolio     Portfolio        Portfolio     Portfolio
                                 ------------- -------------    ------------- -------------
ASSETS:
Investments at Fair Value:
Smith Barney, continued:
Smith Barney Premier Selections
 All Cap Growth Portfolio        $           - $           -    $           - $           -
  0 shares; cost $0
Smith Barney IS Growth and
 Income Portfolio                            -             -                -             -
  0 shares; cost $0
Smith Barney Greenwich Street
 Equity Index Portfolio                      -             -                -             -
  0 shares; cost $0
Travelers Series Fund:
Travelers Series Fund Salomon
 Brothers Adjustable Rate
 Income Portfolio                            -             -                -             -
  353 shares; cost $3,605
Travelers Series Fund Smith
 Barney Aggressive Growth
 Portfolio                             200,287             -                -             -
  13,470 shares; cost $201,607
Travelers Series Fund Smith
 Barney Large-Cap Growth
 Portfolio                                   -       201,129                -             -
  13,320 shares; cost $204,537
Travelers Series Fund Smith
 Barney Large-Cap Value
 Portfolio                                   -             -                -             -
  0 shares; cost $0
Travelers Series Fund Smith
 Barney Money Market Portfolio               -             -                -       190,257
  190,257 shares; cost $190,257
                                 ------------- -------------    ------------- -------------
Total Investments                      200,287       201,129                -       190,257
Due From MetLife Investors
 Insurance Company                           -             -                -             -
Cash and Accounts Receivable                 -             -                -
                                 ------------- -------------    ------------- -------------
    Total Assets                       200,287       201,129                -       190,257
LIABILITIES:
Due to MetLife Investors
 Insurance Company                         101            35                -            55
                                 ------------- -------------    ------------- -------------
NET ASSETS                       $     200,186 $     201,094    $           - $     190,202
                                 ============= =============    ============= =============
Outstanding Units                       15,934        15,016                -        15,276
Unit Fair Values                 $       12.34 $       12.83    $       20.51 $       11.66
                                            to            to               to            to
                                 $       12.75 $       13.74    $       21.48 $       12.94

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                              Travelers Series Fund                                                Trav
                              --------------------- ---------------------------------------------------
                                  Smith Barney                                             Managed
                                     Social            Janus                          Allocation Series
                                 Awareness Stock    Appreciation       Large-Cap         Aggressive
                                    Portfolio        Portfolio         Portfolio          Portfolio
                              --------------------- -------------    -------------    -----------------
ASSETS:
Investments at Fair Value:
Travelers Series Fund,
 continued:
Travelers Series Fund Smith
 Barney Social Awareness
 Stock Portfolio                  $           -     $           -    $           -      $           -
  0 shares; cost $0
Travelers Series Trust:
Travelers Series Trust Janus
 Appreciation Portfolio                       -            25,925                -                  -
  331 shares; cost $26,200
Travelers Series Trust
 Large-Cap Portfolio                          -                 -          107,146                  -
  7,077 shares; cost
   $107,173
Travelers Series Trust
 Managed Allocation Series
 Aggressive Portfolio                         -                 -                -             49,915
  4,441 shares; cost $50,004
Travelers Series Trust
 Managed Allocation Series
 Conservative Portfolio                       -                 -                -                  -
  0 shares; cost $0
Travelers Series Trust
 Managed Allocation Series
 Moderate Portfolio                           -                 -                -                  -
  97,900 shares; cost
   $1,062,332
Travelers Series Trust
 Managed Allocation Series
 Mod Aggressive Portfolio                     -                 -                -                  -
  50,671 shares; cost
   $556,229
Travelers Series Trust
 Managed Allocation Series
 Mod Conservative
 Portfolio                                    -                 -                -                  -
  0 shares; cost $0
                                  -------------     -------------    -------------      -------------
Total Investments                             -            25,925          107,146             49,915
Due From MetLife Investors
 Insurance Company                            -                 -                -                  -
Cash and Accounts
 Receivable                                   -                 -                -                  -
                                  -------------     -------------    -------------      -------------
    Total Assets                              -            25,925          107,146             49,915
LIABILITIES:
Due to MetLife Investors
 Insurance Company                            -                14               24                  8
                                  -------------     -------------    -------------      -------------
NET ASSETS                        $           -     $      25,911    $     107,122      $      49,907
                                  =============     =============    =============      =============
Outstanding Units                             -               239            6,503              4,493
Unit Fair Values                  $       24.85     $       97.10    $       15.58      $       11.08
                                             to                to               to                 to
                                  $       26.25     $      119.00    $       16.95      $       11.14

                              elers Series Trust
                              ------------------------------------------------------------------
                                   Managed           Managed           Managed           Managed
                              Allocation Series Allocation Series Allocation Series Allocation Series
                                Conservative        Moderate       Mod Aggressive   Mod Conservative
                                  Portfolio         Portfolio         Portfolio         Portfolio
                              ----------------- ----------------- ----------------- -----------------
ASSETS:
Investments at Fair Value:
Travelers Series Fund,
 continued:
Travelers Series Fund Smith
 Barney Social Awareness
 Stock Portfolio                $           -     $           -     $           -     $           -
  0 shares; cost $0
Travelers Series Trust:
Travelers Series Trust Janus
 Appreciation Portfolio                     -                 -                 -                 -
  331 shares; cost $26,200
Travelers Series Trust
 Large-Cap Portfolio                        -                 -                 -                 -
  7,077 shares; cost
   $107,173
Travelers Series Trust
 Managed Allocation Series
 Aggressive Portfolio                       -                 -                 -                 -
  4,441 shares; cost $50,004
Travelers Series Trust
 Managed Allocation Series
 Conservative Portfolio                     -                 -                 -                 -
  0 shares; cost $0
Travelers Series Trust
 Managed Allocation Series
 Moderate Portfolio                         -         1,057,319                 -                 -
  97,900 shares; cost
   $1,062,332
Travelers Series Trust
 Managed Allocation Series
 Mod Aggressive Portfolio                   -                 -           553,329                 -
  50,671 shares; cost
   $556,229
Travelers Series Trust
 Managed Allocation Series
 Mod Conservative
 Portfolio                                  -                 -                 -                 -
  0 shares; cost $0
                                -------------     -------------     -------------     -------------
Total Investments                           -         1,057,319           553,329                 -
Due From MetLife Investors
 Insurance Company                          -                 -                 -                 -
Cash and Accounts
 Receivable                                 -                 -                 -                 -
                                -------------     -------------     -------------     -------------
    Total Assets                            -         1,057,319           553,329                 -
LIABILITIES:
Due to MetLife Investors
 Insurance Company                          -                98                35                 -
                                -------------     -------------     -------------     -------------
NET ASSETS                      $           -     $   1,057,221     $     553,294     $           -
                                =============     =============     =============     =============
Outstanding Units                           -            98,524            51,045                 -
Unit Fair Values                $       10.25     $       10.69     $       10.81     $       10.47
                                           to                to                to                to
                                $       10.32     $       10.75     $       10.87     $       10.53

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005


                                                                                 Travelers Series Trust
                                    ----------------------------------------------------------------------------------------
                                                   Style Focus
                                                     Series       Style Focus     Travelers                    Pioneer
                                                    Small-Cap       Series         Managed                     Mid-Cap
                                     MFS ++Value     Growth        Small-Cap       Income     Pioneer Fund      Value
                                      Portfolio     Portfolio   Value Portfolio   Portfolio    Portfolio      Portfolio
                                    ------------- ------------- --------------- ------------- ------------- -------------
ASSETS:
Investments at Fair Value:
Travelers Series Trust, continued:
Travelers Series Trust MFS Value
 Portfolio                          $      21,686 $           -  $           -  $           - $           - $           -
  1,743 shares; cost $22,487
Travelers Series Trust Style Focus
 Series Small-Cap Growth
 Portfolio                                      -        52,223              -              -             -             -
  4,613 shares; cost $53,326
Travelers Series Trust Style Focus
 Series Small-Cap Value Portfolio               -             -         86,825              -             -             -
  7,759 shares; cost $87,900
Travelers Series Trust Travelers
 Managed Income Portfolio                       -             -              -        161,462             -             -
  14,638 shares; cost $165,108
Travelers Series Trust Pioneer Fund
 Portfolio                                      -             -              -              -        46,619             -
  3,656 shares; cost $46,839
Travelers Series Trust Pioneer Mid-
 Cap Value Portfolio                            -             -              -              -             -       131,891
  12,235 shares; cost $133,039
Travelers Series Trust Pioneer
 Strategic Income Portfolio                     -             -              -              -             -             -
  1,019 shares; cost $9,454
Travelers Series Trust Convertible
 Securities Portfolio                           -             -              -              -             -             -
  0 shares; cost $0
                                    ------------- -------------  -------------  ------------- ------------- -------------
Total Investments                          21,686        52,223         86,825        161,462        46,619       131,891
Due From MetLife Investors
 Insurance Company                              -             -              -              -             -             -
Cash and Accounts Receivable                    -             -              -              -             -             -
                                    ------------- -------------  -------------  ------------- ------------- -------------
    Total Assets                           21,686        52,223         86,825        161,462        46,619       131,891
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                       13            39             38             77            42            43
                                    ------------- -------------  -------------  ------------- ------------- -------------
NET ASSETS                          $      21,673 $      52,184  $      86,787  $     161,385 $      46,577 $     131,848
                                    ============= =============  =============  ============= ============= =============
Outstanding Units                           1,651         4,581          7,734         10,658         2,811        12,149
Unit Fair Values                    $       12.66 $       11.35  $       11.18  $       14.22 $       15.48 $       10.81
                                               to            to             to             to            to            to
                                    $       13.54 $       11.43  $       11.25  $       15.77 $       17.23 $       10.88

                                    -------------------------

                                       Pioneer
                                      Strategic    Convertible
                                       Income      Securities
                                      Portfolio     Portfolio
                                    ------------- -------------
ASSETS:
Investments at Fair Value:
Travelers Series Trust, continued:
Travelers Series Trust MFS Value
 Portfolio                          $           - $           -
  1,743 shares; cost $22,487
Travelers Series Trust Style Focus
 Series Small-Cap Growth
 Portfolio                                      -             -
  4,613 shares; cost $53,326
Travelers Series Trust Style Focus
 Series Small-Cap Value Portfolio               -             -
  7,759 shares; cost $87,900
Travelers Series Trust Travelers
 Managed Income Portfolio                       -             -
  14,638 shares; cost $165,108
Travelers Series Trust Pioneer Fund
 Portfolio                                      -             -
  3,656 shares; cost $46,839
Travelers Series Trust Pioneer Mid-
 Cap Value Portfolio                            -             -
  12,235 shares; cost $133,039
Travelers Series Trust Pioneer
 Strategic Income Portfolio                 9,505             -
  1,019 shares; cost $9,454
Travelers Series Trust Convertible
 Securities Portfolio                           -             -
  0 shares; cost $0
                                    ------------- -------------
Total Investments                           9,505             -
Due From MetLife Investors
 Insurance Company                              -             -
Cash and Accounts Receivable                    -             -
                                    ------------- -------------
    Total Assets                            9,505             -
LIABILITIES:
Due to MetLife Investors Insurance
 Company                                        4             -
                                    ------------- -------------
NET ASSETS                          $       9,501 $           -
                                    ============= =============
Outstanding Units                             546             -
Unit Fair Values                    $       16.62 $       14.48
                                               to            to
                                    $       18.33 $       14.93

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Assets and Liabilities
December 31, 2005

                                                                                           Travelers Series Trust
                                                            --------------------------------------------------------

                                                              MFS Total    Federated       Mercury        Equity
                                                               Return      High Yield     Large-Cap       Income
                                                              Portfolio    Portfolio    Core Portfolio   Portfolio
                                                            ------------- ------------- -------------- -------------
ASSETS:
Investments at Fair Value:
Travelers Series Trust, continued:
Travelers Series Trust MFS Total Return Portfolio           $      95,767 $           - $           -  $           -
  5,825 shares; cost $98,868
Travelers Series Trust Federated High Yield Portfolio                   -        80,370             -              -
  9,092 shares; cost $79,839
Travelers Series Trust Mercury Large-Cap Core Portfolio                 -             -        29,128              -
  2,873 shares; cost $28,954
Travelers Series Trust Equity Income Portfolio                          -             -             -        127,020
  7,184 shares; cost $127,793
Travelers Series Trust AIM Capital Appreciation Portfolio               -             -             -              -
  0 shares; cost $0
Travelers Series Trust U.S. Government Securities Portfolio             -             -             -              -
  260 shares; cost $3,427
                                                            ------------- ------------- -------------  -------------
Total Investments                                                  95,767        80,370        29,128        127,020
Due From MetLife Investors Insurance Company                            -             -             -              -
Cash and Accounts Receivable                                            -             -             -              -
                                                            ------------- ------------- -------------  -------------
    Total Assets                                                   95,767        80,370        29,128        127,020
LIABILITIES:
Due to MetLife Investors Insurance Company                             53            76            56             65
                                                            ------------- ------------- -------------  -------------
NET ASSETS                                                  $      95,714 $      80,294 $      29,072  $     126,955
                                                            ============= ============= =============  =============
Outstanding Units                                                   4,031         5,243         2,961          6,546
Unit Fair Values                                            $       22.17 $       14.56 $        9.43  $       18.53
                                                                       to            to            to             to
                                                            $       24.60 $       15.40 $       10.12  $       20.15

                                                            ----------------------------
                                                                              U.S.
                                                            AIM Capital    Government
                                                            Appreciation   Securities
                                                             Portfolio     Portfolio
                                                            ------------- -------------
ASSETS:
Investments at Fair Value:
Travelers Series Trust, continued:
Travelers Series Trust MFS Total Return Portfolio           $           - $           -
  5,825 shares; cost $98,868
Travelers Series Trust Federated High Yield Portfolio                   -             -
  9,092 shares; cost $79,839
Travelers Series Trust Mercury Large-Cap Core Portfolio                 -             -
  2,873 shares; cost $28,954
Travelers Series Trust Equity Income Portfolio                          -             -
  7,184 shares; cost $127,793
Travelers Series Trust AIM Capital Appreciation Portfolio               -             -
  0 shares; cost $0
Travelers Series Trust U.S. Government Securities Portfolio             -         3,458
  260 shares; cost $3,427
                                                            ------------- -------------
Total Investments                                                       -         3,458
Due From MetLife Investors Insurance Company                            -             -
Cash and Accounts Receivable                                            -             -
                                                            ------------- -------------
    Total Assets                                                        -         3,458
LIABILITIES:
Due to MetLife Investors Insurance Company                              -             1
                                                            ------------- -------------
NET ASSETS                                                  $           - $       3,457
                                                            ============= =============
Outstanding Units                                                       -           167
Unit Fair Values                                            $       12.78 $       19.02
                                                                       to            to
                                                            $       14.01 $       20.68

See accompanying notes to financial statements.

                                                                    (Concluded)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                                                       Met Investors
                                 -------------------------------------------------------------------------------------------
                                  Lord Abbett    Lord Abbett    Lord Abbett    Lord Abbett     Lord Abbett     Lord Abbett
                                  Growth and     Growth and        Bond           Bond           Growth          Mid-Cap
                                    Income         Income        Debenture      Debenture     Opportunities       Value
                                   Portfolio     Portfolio B     Portfolio     Portfolio B   Portfolio B (d) Portfolio B (d)
                                 -------------  -------------  -------------  -------------  --------------- ---------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $   9,174,487  $  14,487,021  $     153,251  $  12,664,347   $      18,441   $      11,179
Expenses:
 Mortality and expense charges       3,898,275      7,377,951         36,672      4,502,324             276             318
 Administrative fee                     61,354      1,308,214          1,006        795,500              19               8
                                 -------------  -------------  -------------  -------------   -------------   -------------
    Total expenses                   3,959,629      8,686,165         37,678      5,297,824             295             326
                                 -------------  -------------  -------------  -------------   -------------   -------------
    Net investment income
     (loss)                          5,214,858      5,800,856        115,573      7,366,523          18,146          10,853
                                 -------------  -------------  -------------  -------------   -------------   -------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions          2,104,692     35,503,350         37,201     18,275,995               2               2
Change in unrealized
 appreciation (depreciation)
 of investments                       (873,049)   (36,549,563)      (128,424)   (27,365,887)        (19,628)        (12,409)
                                 -------------  -------------  -------------  -------------   -------------   -------------
Net realized and unrealized
 gains (losses) on investments       1,231,643     (1,046,213)       (91,223)    (9,089,892)        (19,626)        (12,407)
                                 -------------  -------------  -------------  -------------   -------------   -------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $   6,446,501  $   4,754,643  $      24,350  $  (1,723,369)  $      (1,480)  $      (1,554)
                                 =============  =============  =============  =============   =============   =============

                                 -----------------------------
                                    Lazard         Met/AIM
                                   Large-Cap      Small-Cap
                                     Value         Growth
                                  Portfolio B     Portfolio
                                 -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $  13,311,498  $      14,402
Expenses:
 Mortality and expense charges       1,708,912          6,361
 Administrative fee                    302,804              -
                                 -------------  -------------
    Total expenses                   2,011,716          6,361
                                 -------------  -------------
    Net investment income
     (loss)                         11,299,782          8,041
                                 -------------  -------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions          6,501,495         31,683
Change in unrealized
 appreciation (depreciation)
 of investments                    (10,784,556)        (5,623)
                                 -------------  -------------
Net realized and unrealized
 gains (losses) on investments      (4,283,061)        26,060
                                 -------------  -------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $   7,016,721  $      34,101
                                 =============  =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005


                                                                                      Met Investors
                                 ----------------------------------------------------------------------------------------
                                    Met/AIM       Harris       Third Avenue   Third Avenue   Oppenheimer    Oppenheimer
                                   Small-Cap      Oakmark       Small-Cap      Small-Cap       Capital        Capital
                                    Growth     International      Value          Value       Appreciation   Appreciation
                                  Portfolio B   Portfolio B     Portfolio     Portfolio B     Portfolio     Portfolio B
                                 ------------- -------------  -------------  -------------  -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $   3,522,578 $   3,472,197  $      16,469  $     851,968  $     163,638  $   3,365,272
Expenses:
 Mortality and expense charges       2,366,423     3,633,052         57,548      3,977,945        178,866      4,997,424
 Administrative Fee                    421,569       644,463              -        705,386         25,091        890,977
                                 ------------- -------------  -------------  -------------  -------------  -------------
    Total Expenses                   2,787,992     4,277,515         57,548      4,683,331        203,957      5,888,401
                                 ------------- -------------  -------------  -------------  -------------  -------------
    Net investment income
     (loss)                            734,586      (805,318)       (41,079)    (3,831,363)       (40,319)    (2,523,129)
                                 ------------- -------------  -------------  -------------  -------------  -------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions          6,604,031    19,012,472        166,476     23,219,251        117,726     13,495,875
Change in unrealized
 appreciation (depreciation)
 of investments                      1,249,607    11,761,014        477,735     15,602,308        472,333     (3,364,101)
                                 ------------- -------------  -------------  -------------  -------------  -------------
Net realized and unrealized
 gains (losses) on investments       7,853,638    30,773,486        644,211     38,821,559        590,059     10,131,774
                                 ------------- -------------  -------------  -------------  -------------  -------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $   8,588,224 $  29,968,168  $     603,132  $  34,990,196  $     549,740  $   7,608,645
                                 ============= =============  =============  =============  =============  =============

                                 ------------------------------
                                                     Janus
                                      Money       Aggressive
                                     Market         Growth
                                 Portfolio B (a)  Portfolio B
                                 --------------- -------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                        $     649,130  $     134,958
Expenses:
 Mortality and expense charges          505,430      1,761,971
 Administrative Fee                      89,128        310,007
                                  -------------  -------------
    Total Expenses                      594,558      2,071,978
                                  -------------  -------------
    Net investment income
     (loss)                              54,572     (1,937,020)
                                  -------------  -------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions                   -      9,155,692
Change in unrealized
 appreciation (depreciation)
 of investments                               -      4,199,581
                                  -------------  -------------
Net realized and unrealized
 gains (losses) on investments                -     13,355,273
                                  -------------  -------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS              $      54,572  $  11,418,253
                                  =============  =============

(a) For the period from January 1, 2005 to April 29, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                                                       Met Investors
                                    ------------------------------------------------------------------------------------------
                                        PIMCO          PIMCO                                          PIMCO      T. Rowe Price
                                     Total Return   Total Return    RCM Global    RCM Global        Inflation       Mid-Cap
                                         Bond           Bond        Technology    Technology      Protected Bond    Growth
                                      Portfolio     Portfolio B     Portfolio     Portfolio B      Portfolio B    Portfolio B
                                    -------------  -------------  -------------  -------------    -------------- -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $     368,860  $   2,355,424  $       5,165  $     334,776    $     447,579  $   4,647,091
Expenses:
  Mortality and expense charges           670,378      5,161,518          8,782        655,545        4,004,721      2,625,858
  Administrative fee                       34,640        922,344              -        115,258          701,814        470,590
                                    -------------  -------------  -------------  -------------    -------------  -------------
    Total expenses                        705,018      6,083,862          8,782        770,803        4,706,535      3,096,448
                                    -------------  -------------  -------------  -------------    -------------  -------------
    Net investment income (loss)         (336,158)    (3,728,438)        (3,617)      (436,027)      (4,258,956)     1,550,643
                                    -------------  -------------  -------------  -------------    -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                    472,440        858,004        (43,850)    (1,418,442)       3,481,462      5,797,023
Change in unrealized appreciation
 (depreciation) of investments            453,612      4,913,289        112,221      4,834,351         (451,994)    15,711,237
                                    -------------  -------------  -------------  -------------    -------------  -------------
Net realized and unrealized gains
 (losses) on investments                  926,052      5,771,293         68,371      3,415,909        3,029,468     21,508,260
                                    -------------  -------------  -------------  -------------    -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $     589,894  $   2,042,855  $      64,754  $   2,979,882    $  (1,229,488) $  23,058,903
                                    =============  =============  =============  =============    =============  =============

                                    --------------------------
                                         MFS              MFS
                                      Research         Research
                                    International    International
                                      Portfolio       Portfolio B
                                    -------------    -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $      92,254    $   9,876,395
Expenses:
  Mortality and expense charges            16,498        2,596,167
  Administrative fee                            -          461,731
                                    -------------    -------------
    Total expenses                         16,498        3,057,898
                                    -------------    -------------
    Net investment income (loss)           75,756        6,818,497
                                    -------------    -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                     33,648       13,061,321
Change in unrealized appreciation
 (depreciation) of investments            119,538        5,038,033
                                    -------------    -------------
Net realized and unrealized gains
 (losses) on investments                  153,186       18,099,354
                                    -------------    -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $     228,942    $  24,917,851
                                    =============    =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                                                         Met Investors
                                    -----------------------------------------------------------------------------------------
                                      Neuberger       Turner      Goldman Sachs    Defensive       Moderate       Balanced
                                       Berman         Mid-Cap        Mid-Cap       Strategy        Strategy       Strategy
                                     Real Estate      Growth          Value         Fund of        Fund of        Fund of
                                     Portfolio B    Portfolio B    Portfolio B      Fund B          Fund B         Fund B
                                    -------------  -------------  -------------  -------------  -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $      85,710  $   1,280,062  $   6,435,143  $   2,758,151  $  10,348,544  $  30,157,573
Expenses:
  Mortality and expense charges           871,974        521,848      1,015,641      2,862,605      9,996,114     29,465,982
  Administrative fee                      155,316         92,183        178,571        506,902      1,756,411      5,183,814
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Total expenses                      1,027,290        614,031      1,194,212      3,369,507     11,752,525     34,649,796
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Net investment income (loss)         (941,580)       666,031      5,240,931       (611,356)    (1,403,981)    (4,492,223)
                                    -------------  -------------  -------------  -------------  -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                  6,286,475      2,931,951      4,435,533        902,896      2,318,404        667,945
Change in unrealized appreciation
 (depreciation) of investments           (174,297)      (958,525)    (2,769,221)     7,272,970     35,770,238    139,053,277
                                    -------------  -------------  -------------  -------------  -------------  -------------
Net realized and unrealized gains
 (losses) on investments                6,112,178      1,973,426      1,666,312      8,175,866     38,088,642    139,721,222
                                    -------------  -------------  -------------  -------------  -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $   5,170,598  $   2,639,457  $   6,907,243  $   7,564,510  $  36,684,661  $ 135,228,999
                                    =============  =============  =============  =============  =============  =============

                                    -----------------------------
                                        Growth       Aggressive
                                       Strategy       Strategy
                                       Fund of        Fund of
                                        Fund B         Fund B
                                    -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $  24,901,907  $   4,990,197
Expenses:
  Mortality and expense charges        24,686,461      5,487,982
  Administrative fee                    4,343,084        960,810
                                    -------------  -------------
    Total expenses                     29,029,545      6,448,792
                                    -------------  -------------
    Net investment income (loss)       (4,127,638)    (1,458,595)
                                    -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                    100,990        333,979
Change in unrealized appreciation
 (depreciation) of investments        158,330,857     39,921,987
                                    -------------  -------------
Net realized and unrealized gains
 (losses) on investments              158,431,847     40,255,966
                                    -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $ 154,304,209  $  38,797,371
                                    =============  =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                  Met Investors
                                 -----------------------------------------------       ---------------
                                                     Legg Mason        Met/Putnam
                                   Van Kampen           Value            Capital           Premier
                                    Comstock           Equity         Opportunities        Equity
                                 Portfolio B (b)   Portfolio B (d)   Portfolio B (d)        Fund
                                 ---------------   ---------------   ---------------   --------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $      290,079    $            -    $            -    $       10,341
Expenses:
 Mortality and expense charges           64,373               812                 -            16,453
 Administrative Fee                      11,091                62                 -             1,974
                                 --------------    --------------    --------------    --------------
    Total Expenses                       75,464               874                 -            18,427
                                 --------------    --------------    --------------    --------------
    Net investment income
     (loss)                             214,615              (874)                -            (8,086)
                                 --------------    --------------    --------------    --------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions                 (66)                4                 -           (56,891)
Change in unrealized
 appreciation (depreciation)
 of investments                         221,096            (8,725)                -           114,334
                                 --------------    --------------    --------------    --------------
Net realized and unrealized
 gains (losses) on investments          221,030            (8,721)                -            57,443
                                 --------------    --------------    --------------    --------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $      435,645    $       (9,595)   $            -    $       49,357
                                 ==============    ==============    ==============    ==============

                                                AIM                                     MFS
                                 -----------------------------------------------   --------------

                                    Capital       International      Basic
                                  Appreciation       Growth         Balanced          Research
                                      Fund            Fund            Fund             Series
                                 --------------  --------------  --------------    --------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $          435  $        5,207  $       15,160    $        1,607
Expenses:
 Mortality and expense charges            8,532           9,755          13,804             4,175
 Administrative Fee                       1,024           1,171           1,657               501
                                 --------------  --------------  --------------    --------------
    Total Expenses                        9,556          10,926          15,461             4,676
                                 --------------  --------------  --------------    --------------
    Net investment income
     (loss)                              (9,121)         (5,719)           (301)           (3,069)
                                 --------------  --------------  --------------    --------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions             (10,715)          1,383         (11,929)           (2,744)
Change in unrealized
 appreciation (depreciation)
 of investments                          67,960         124,742          51,224            26,000
                                 --------------  --------------  --------------    --------------
Net realized and unrealized
 gains (losses) on investments           57,245         126,125          39,295            23,256
                                 --------------  --------------  --------------    --------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $       48,124  $      120,406  $       38,994    $       20,187
                                 ==============  ==============  ==============    ==============

(b) For the period from May 2, 2005 to December 31, 2005
(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005


                                               MFS                                                        Oppenheimer
                                 ------------------------------  ----------------------------------------------------------------
                                                                   Main Street                                      Main Street
                                    Investors          New          Growth &                        Strategic        Small-Cap
                                      Trust         Discovery        Income           Bond            Bond            Growth
                                     Series          Series           Fund            Fund            Fund             Fund
                                 --------------  --------------  --------------  --------------  --------------    --------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $          927  $            -  $        4,105  $       20,208  $        4,994    $        5,013
Expenses:
 Mortality and expense charges            2,067           2,628           3,680           4,830           1,325             2,302
 Administrative Fee                         248             315             442             580             159               276
                                 --------------  --------------  --------------  --------------  --------------    --------------
    Total Expenses                        2,315           2,943           4,122           5,410           1,484             2,578
                                 --------------  --------------  --------------  --------------  --------------    --------------
Net investment income (loss)             (1,388)         (2,943)            (17)         14,798           3,510             2,435
                                 --------------  --------------  --------------  --------------  --------------    --------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions               1,107          (2,079)           (440)          1,157           6,425             6,067
Change in unrealized
 appreciation (depreciation)
 of investments                           9,733          10,671          13,076         (11,332)         (9,004)            5,659
                                 --------------  --------------  --------------  --------------  --------------    --------------
Net realized and unrealized
 gains (losses) on investments           10,840           8,592          12,636         (10,175)         (2,579)           11,726
                                 --------------  --------------  --------------  --------------  --------------    --------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $        9,452  $        5,649  $       12,619  $        4,623  $          931    $       14,161
                                 ==============  ==============  ==============  ==============  ==============    ==============

                                 -----------------------------

                                                       Capital
                                     Money          Appreciation
                                   Portfolio       Portfolio B (d)
                                 --------------    ---------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $        6,789    $            -
Expenses:
 Mortality and expense charges            3,131                 -
 Administrative Fee                         376                 -
                                 --------------    --------------
    Total Expenses                        3,507                 -
                                 --------------    --------------
Net investment income (loss)              3,282                 -
                                 --------------    --------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions                   -                 -
Change in unrealized
 appreciation (depreciation)
 of investments                               -                 -
                                 --------------    --------------
Net realized and unrealized
 gains (losses) on investments                -                 -
                                 --------------    --------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $        3,282    $            -
                                 ==============    ==============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005


                                                                                           Fidelity
                                 ----------------------------------------------------------------------------------------------
                                      Asset
                                     Manager         Growth        Contrafund       Overseas      Equity-Income    Index 500
                                    Portfolio       Portfolio      Portfolio        Portfolio       Portfolio      Portfolio
                                 --------------  --------------  --------------  --------------  --------------  --------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $    4,334,413  $    1,199,256  $      888,032  $      129,340  $    1,188,328  $    2,679,984
Expenses:
 Mortality and expense charges        2,058,452       3,082,241       3,871,474         121,482         269,758       1,952,198
 Administrative Fee                      33,417          51,729          42,968          13,907          32,371               8
                                 --------------  --------------  --------------  --------------  --------------  --------------
    Total Expenses                    2,091,869       3,133,970       3,914,442         135,389         302,129       1,952,206
                                 --------------  --------------  --------------  --------------  --------------  --------------
Net investment income (loss)          2,242,544      (1,934,714)     (3,026,410)         (6,049)        886,199         727,778
                                 --------------  --------------  --------------  --------------  --------------  --------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions          (2,110,546)     (7,095,149)      3,877,670        (159,567)        225,830       1,609,808
Change in unrealized
 appreciation (depreciation)
 of investments                       3,606,847      18,387,197      41,502,913       1,878,817        (282,062)      2,214,439
                                 --------------  --------------  --------------  --------------  --------------  --------------
Net realized and unrealized
 gains (losses) on investments        1,496,301      11,292,048      45,380,583       1,719,250         (56,232)      3,824,247
                                 --------------  --------------  --------------  --------------  --------------  --------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $    3,738,845  $    9,357,334  $   42,354,173  $    1,713,201  $      829,967  $    4,552,025
                                 ==============  ==============  ==============  ==============  ==============  ==============

                                 -------------------------------
                                     Money
                                    Market          Mid-Cap
                                   Portfolio    Portfolio B (d)
                                 -------------- ---------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $      918,116 $            -
Expenses:
 Mortality and expense charges          403,499              -
 Administrative Fee                       6,333              -
                                 -------------- --------------
    Total Expenses                      409,832              -
                                 -------------- --------------
Net investment income (loss)            508,284              -
                                 -------------- --------------
NET REALIZED AND UNREALIZED
 GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions                   -              -
Change in unrealized
 appreciation (depreciation)
 of investments                               -              -
                                 -------------- --------------
Net realized and unrealized
 gains (losses) on investments                -              -
                                 -------------- --------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $      508,284 $            -
                                 ============== ==============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                       Fidelity       Scudder I                                             MetLife
                                    --------------- -------------  ------------------------------------------------------------
                                                                                                      FI              FI
                                                                        FI         Russell 2000  International   International
                                      Contrafund    International     Mid-Cap         Index          Stock           Stock
                                    Portfolio B (d)   Portfolio      Portfolio      Portfolio      Portfolio    Portfolio B (d)
                                    --------------- -------------  -------------  -------------  -------------  ---------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                          $           -  $     394,585  $           -  $     245,548  $       4,064   $           -
Expenses:
  Mortality and expense charges                 31        335,990         47,410         79,840          7,592               -
  Administrative fee                             -            595          1,436          1,161            911               -
                                     -------------  -------------  -------------  -------------  -------------   -------------
    Total expenses                              31        336,585         48,846         81,001          8,503               -
                                     -------------  -------------  -------------  -------------  -------------   -------------
    Net investment income (loss)               (31)        58,000        (48,846)       164,547         (4,439)              -
                                     -------------  -------------  -------------  -------------  -------------   -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                           -       (197,126)       (12,734)       330,827         17,991               -
Change in unrealized appreciation
 (depreciation) of investments                (379)     3,662,606        295,898       (275,880)        84,277               -
                                     -------------  -------------  -------------  -------------  -------------   -------------
Net realized and unrealized gains
 (losses) on investments                      (379)     3,465,480        283,164         54,947        102,268               -
                                     -------------  -------------  -------------  -------------  -------------   -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                 $        (410) $   3,523,480  $     234,318  $     219,494  $      97,829   $           -
                                     =============  =============  =============  =============  =============   =============

                                    -----------------------------

                                      Met/Putnam       Stock
                                       Voyager         Index
                                    Portfolio A(a)   Portfolio
                                    -------------- -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $       1,878  $   1,250,190
Expenses:
  Mortality and expense charges             1,548        992,118
  Administrative fee                          186         44,085
                                    -------------  -------------
    Total expenses                          1,734      1,036,203
                                    -------------  -------------
    Net investment income (loss)              144        213,987
                                    -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                   (141,089)     1,570,677
Change in unrealized appreciation
 (depreciation) of investments            109,175        740,389
                                    -------------  -------------
Net realized and unrealized gains
 (losses) on investments                  (31,914)     2,311,066
                                    -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $     (31,770) $   2,525,053
                                    =============  =============

(a) For the period from January 1, 2005 to April 29, 2005
(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                                                            MetLife
                                    ------------------------------------------------------------------------------------------
                                                     BlackRock      BlackRock      BlackRock      BlackRock    Lehman Brothers
                                        Stock         Legacy        Strategic        Bond         Large-Cap       Aggregate
                                        Index        Large-Cap        Value         Income          Value        Bond Index
                                     Portfolio B      Growth         Class A        Class A        Class A         Class A
                                    -------------  -------------  -------------  -------------  -------------  ---------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $   2,967,623  $       1,334  $     675,088  $     117,826  $      13,320  $      109,953
Expenses:
  Mortality and expense charges         2,956,442          4,623        138,468         36,029         10,154          42,521
  Administrative fee                      533,379              -              -              -              -               -
                                    -------------  -------------  -------------  -------------  -------------  --------------
    Total expenses                      3,489,821          4,623        138,468         36,029         10,154          42,521
                                    -------------  -------------  -------------  -------------  -------------  --------------
    Net investment income (loss)         (522,198)        (3,289)       536,620         81,797          3,166          67,432
                                    -------------  -------------  -------------  -------------  -------------  --------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                  5,665,464         21,191        188,690         (7,303)        38,642            (580)
Change in unrealized appreciation
 (depreciation) of investments            896,649          4,508       (377,877)       (48,894)        (3,542)        (44,909)
                                    -------------  -------------  -------------  -------------  -------------  --------------
Net realized and unrealized gains
 (losses) on investments                6,562,113         25,699       (189,187)       (56,197)        35,100         (45,489)
                                    -------------  -------------  -------------  -------------  -------------  --------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $   6,039,915  $      22,410  $     347,433  $      25,600  $      38,266  $       21,943
                                    =============  =============  =============  =============  =============  ==============

                                    ------------------------------
                                        Harris           Morgan
                                        Oakmark         Stanley
                                    Large-Cap Value    EAFE Index
                                        Class A         Class A
                                    ---------------   -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $       34,515    $      86,930
Expenses:
  Mortality and expense charges             68,653           77,785
  Administrative fee                             -                -
                                    --------------    -------------
    Total expenses                          68,653           77,785
                                    --------------    -------------
    Net investment income (loss)           (34,138)           9,145
                                    --------------    -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                     100,980           44,220
Change in unrealized appreciation
 (depreciation) of investments            (190,418)         741,422
                                    --------------    -------------
Net realized and unrealized gains
 (losses) on investments                   (89,438)         785,642
                                    --------------    -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $     (123,576)   $     794,787
                                    ==============    =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                                                           MetLife
                                    ----------------------------------------------------------------------------------
                                         MFS                              Davis            Davis         Harris
                                        Total           Mid-Cap          Venture          Venture        Oakmark
                                       Return         Stock Index         Value            Value      Focused Value
                                       Class A          Class A           Fund            Fund E         Fund A
                                    -------------    -------------    -------------    -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $     163,197    $     332,202    $      23,044    $   2,859,828  $     161,891
Expenses:
  Mortality and expense charges            83,664           82,557           53,647        7,489,953        225,780
  Administrative fee                          289                -                -        1,337,765              -
                                    -------------    -------------    -------------    -------------  -------------
    Total expenses                         83,953           82,557           53,647        8,827,718        225,780
                                    -------------    -------------    -------------    -------------  -------------
    Net investment income (loss)           79,244          249,645          (30,603)      (5,967,890)       (63,889)
                                    -------------    -------------    -------------    -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                     24,033           90,225           50,867       34,479,658        177,938
Change in unrealized appreciation
 (depreciation) of investments             33,936          346,192          376,187       13,897,692      1,226,931
                                    -------------    -------------    -------------    -------------  -------------
Net realized and unrealized gains
 (losses) on investments                   57,969          436,417          427,054       48,377,350      1,404,869
                                    -------------    -------------    -------------    -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $     137,213    $     686,062    $     396,451    $  42,409,460  $   1,340,980
                                    =============    =============    =============    =============  =============

                                    -----------------------------------
                                       Harris
                                       Oakmark         Jennison        Jennison
                                    Focused Value       Growth          Growth
                                       Fund B       Portfolio A (b)   Portfolio B
                                    -------------   ---------------  -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $   3,839,432    $           -   $           -
Expenses:
  Mortality and expense charges         5,187,316            3,201       2,378,659
  Administrative fee                      920,414              384         421,379
                                    -------------    -------------   -------------
    Total expenses                      6,107,730            3,585       2,800,038
                                    -------------    -------------   -------------
    Net investment income (loss)       (2,268,298)          (3,585)     (2,800,038)
                                    -------------    -------------   -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                 20,484,547           11,145      10,582,752
Change in unrealized appreciation
 (depreciation) of investments          8,816,916           65,078       8,034,770
                                    -------------    -------------   -------------
Net realized and unrealized gains
 (losses) on investments               29,301,463           76,223      18,617,522
                                    -------------    -------------   -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $  27,033,165    $      72,638   $  15,817,484
                                    =============    =============   =============

(b) For the period from May 2, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                                   MetLife
                                 ----------------------------------------------------------------------------      --------------
                                   BlackRock         BlackRock     T. Rowe Price      Salomon       Oppenheimer    T. Rowe Price
                                     Money             Money         Small-Cap       Brothers         Global         Emerging
                                    Market            Market          Growth      U.S. Government     Equity          Growth
                                  Portfolio A     Portfolio B (b)     Class A       Class B (b)   Portfolio B (d)      Fund
                                 -------------    ---------------  -------------  --------------- ---------------  -------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $       1,247     $   2,507,848   $           -  $            -   $           -   $       1,162
Expenses:
 Mortality and expense charges             544         1,182,062           8,487          25,307               -           5,372
 Administrative Fee                         65           210,978             237           4,666               -             645
                                 -------------     -------------   -------------  --------------   -------------   -------------
    Total Expenses                         609         1,393,040           8,724          29,973               -           6,017
                                 -------------     -------------   -------------  --------------   -------------   -------------
    Net investment income
     (loss)                                638         1,114,808          (8,724)        (29,973)              -          (4,855)
                                 -------------     -------------   -------------  --------------   -------------   -------------
NET REALIZED AND
 UNREALIZED GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions                  -                 -          11,710          (2,529)              -         (25,226)
Change in unrealized
 appreciation (depreciation)
 of investments                              -                 -          71,200           7,855               -          55,406
                                 -------------     -------------   -------------  --------------   -------------   -------------
Net realized and unrealized
 gains (losses) on investments               -                 -          82,910           5,326               -          30,180
                                 -------------     -------------   -------------  --------------   -------------   -------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $         638     $   1,114,808   $      74,186  $      (24,647)  $           -   $      25,325
                                 =============     =============   =============  ==============   =============   =============

                                   Van Kampen
                                 ----------------------------

                                   Emerging
                                    Growth          Enterprise
                                  Fund B (d)           Fund
                                 -------------    -------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $           -    $       1,113
Expenses:
 Mortality and expense charges               -            1,922
 Administrative Fee                          -              231
                                 -------------    -------------
    Total Expenses                           -            2,153
                                 -------------    -------------
    Net investment income
     (loss)                                  -           (1,040)
                                 -------------    -------------
NET REALIZED AND
 UNREALIZED GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions                  -           (1,785)
Change in unrealized
 appreciation (depreciation)
 of investments                              -           12,802
                                 -------------    -------------
Net realized and unrealized
 gains (losses) on investments               -           11,017
                                 -------------    -------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $           -    $       9,977
                                 =============    =============

(b) For the period from May 2, 2005 to December 31, 2005
(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                   Van Kampen                                  Federated
                                    ----------------------------------------- ------------------------------------------

                                      Growth &      Growth &                     Equity      High Income      Growth
                                       Income        Income       Comstock       Income         Bond         Strategic
                                        Fund       Fund B (d)    Fund B (d)       Fund          Fund           Fund
                                    ------------- ------------- ------------- ------------- -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $      11,032 $           - $           - $       1,974 $      14,873  $           -
Expenses:
  Mortality and expense charges             3,724             -             -         1,088         2,093          2,314
  Administrative Fee                          447             -             -           131           251            278
                                    ------------- ------------- ------------- ------------- -------------  -------------
    Total Expenses                          4,171             -             -         1,219         2,344          2,592
                                    ------------- ------------- ------------- ------------- -------------  -------------
    Net investment income (loss)            6,861             -             -           755        12,529         (2,592)
                                    ------------- ------------- ------------- ------------- -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                     15,310             -             -           107        (2,215)        (7,387)
Change in unrealized appreciation
 (depreciation) of investments              1,796             -             -           538        (9,083)        29,360
                                    ------------- ------------- ------------- ------------- -------------  -------------
Net realized and unrealized gains
 (losses) on investments                   17,106             -             -           645       (11,298)        21,973
                                    ------------- ------------- ------------- ------------- -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $      23,967 $           - $           - $       1,400 $       1,231  $      19,381
                                    ============= ============= ============= ============= =============  =============

                                      Neuberger       Alger
                                    ------------- --------------
                                                     American
                                                      Small
                                    Genesis Trust Capitalization
                                       Class A         Fund
                                    ------------- --------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $         309 $           -
Expenses:
  Mortality and expense charges               132       833,132
  Administrative Fee                            -        12,057
                                    ------------- -------------
    Total Expenses                            132       845,189
                                    ------------- -------------
    Net investment income (loss)              177      (845,189)
                                    ------------- -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                      1,071    (3,642,356)
Change in unrealized appreciation
 (depreciation) of investments                977    13,519,296
                                    ------------- -------------
Net realized and unrealized gains
 (losses) on investments                    2,048     9,876,940
                                    ------------- -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $       2,225 $   9,031,751
                                    ============= =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                      T. Rowe                           Janus
                                    -------------------------------------------     ------------- ----------------
                                                                                        Aspen
                                                                                      Worldwide      Global
                                        Growth       International    Prime Reserve    Growth       Small-Cap
                                         Fund            Fund             Fund         Class A        Fund
                                    -------------    -------------    ------------- ------------- -------------
INVESTMENT INCOME (LOSS) :
Income:
  Dividends                         $       7,239    $      19,229    $      33,290 $         120 $      74,442
Expenses:
  Mortality and expense charges            91,966            9,713           10,902            77       107,988
  Administrative fee                            -                -                -             -             -
                                    -------------    -------------    ------------- ------------- -------------
    Total expenses                         91,966            9,713           10,902            77       107,988
                                    -------------    -------------    ------------- ------------- -------------
    Net investment income (loss)          (84,727)           9,516           22,388            43       (33,546)
                                    -------------    -------------    ------------- ------------- -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                    (77,402)          (4,503)               -           103       545,651
Change in unrealized appreciation
 (depreciation) of investments            703,720          156,433                -           255     1,280,910
                                    -------------    -------------    ------------- ------------- -------------
Net realized and unrealized
 gains (losses) on investments            626,318          151,930                -           358     1,826,561
                                    -------------    -------------    ------------- ------------- -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $     541,591    $     161,446    $      22,388 $         401 $   1,793,015
                                    =============    =============    ============= ============= =============

                                             American
                                    -----------------------------------------
                                                                        U.S.
                                                       Growth &        Global
                                        Growth          Income        Growth|
                                         Fund            Fund        Fund B (d)
                                    -------------    ------------- -------------
INVESTMENT INCOME (LOSS) :
Income:
  Dividends                         $     179,200    $     317,461 $           -
Expenses:
  Mortality and expense charges           304,147          222,554           272
  Administrative fee                           64               16            10
                                    -------------    ------------- -------------
    Total expenses                        304,211          222,570           282
                                    -------------    ------------- -------------
    Net investment income (loss)         (125,011)          94,891          (282)
                                    -------------    ------------- -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                    102,918           95,477             2
Change in unrealized appreciation
 (depreciation) of investments          3,485,539          669,431         2,427
                                    -------------    ------------- -------------
Net realized and unrealized
 gains (losses) on investments          3,588,457          764,908         2,429
                                    -------------    ------------- -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $   3,463,446    $     859,799 $       2,147
                                    =============    ============= =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                      Alliance                                    Templeton
                                    ------------- ------------------------------------------------------------------------
                                     Bernstein
                                     Large-Cap      Developing      Foreign        Growth     Mutual Shares    VIP Income
                                       Growth        Markets       Securities    Securities    Securities      Securities
                                     Fund B (d)     Fund B (d)     Fund B (d)    Fund B (d)    Fund B (d)      Fund B (d)
                                    ------------- -------------  -------------  ------------- -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $           - $           -  $           -  $           - $           -  $           -
Expenses:
  Mortality and expense charges                 -           196            694              -           308             64
  Administrative Fee                            -             5             50              -            21              -
                                    ------------- -------------  -------------  ------------- -------------  -------------
    Total Expenses                              -           201            744              -           329             64
                                    ------------- -------------  -------------  ------------- -------------  -------------
    Net investment income (loss)                -          (201)          (744)             -          (329)           (64)
                                    ------------- -------------  -------------  ------------- -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                          -             -              -              -             5              -
Change in unrealized appreciation
 (depreciation) of investments                  -         5,294         11,553              -         3,457            221
                                    ------------- -------------  -------------  ------------- -------------  -------------
Net realized and unrealized gains
 (losses) on investments                        -         5,294         11,553              -         3,462            221
                                    ------------- -------------  -------------  ------------- -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $           - $       5,093  $      10,809  $           - $       3,133  $         157
                                    ============= =============  =============  ============= =============  =============

                                       Lazard      Morgan Stanley
                                    -------------  ---------------

                                     Retirement      UIF Equity
                                      Small-Cap      and Income
                                    Portfolio (d)  Portfolio B (d)
                                    -------------  ---------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $           -   $           -
Expenses:
  Mortality and expense charges                 7               -
  Administrative Fee                            -               -
                                    -------------   -------------
    Total Expenses                              7               -
                                    -------------   -------------
    Net investment income (loss)               (7)              -
                                    -------------   -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                          -               -
Change in unrealized appreciation
 (depreciation) of investments               (292)              -
                                    -------------   -------------
Net realized and unrealized gains
 (losses) on investments                     (292)              -
                                    -------------   -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $        (299)  $           -
                                    =============   =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                    Morgan Stanley     Pioneer        Putnam                   Salomon Brothers
                                    -------------- --------------- ------------- -------------------------------------------
                                                                        VT
                                       UIF U.S.          VCT        Small-Cap    Variable High    Variable     VSF Investors
                                     Real Estate       Mid-Cap        Value       Yield Bond      Small-Cap        Fund
                                    Portfolio (d)  Portfolio B (d)  Fund B (d)   Portfolio (d)  Portfolio (d)  Portfolio (d)
                                    -------------- --------------- ------------- -------------  -------------  -------------
INVESTMENT INCOME (LOSS) :
Income:
  Dividends                         $           -   $           -  $           - $       3,906  $       9,565  $       1,058
Expenses:
  Mortality and expense charges                 -               -              -            62            179             69
  Administrative fee                            -               -              -             -             10              4
                                    -------------   -------------  ------------- -------------  -------------  -------------
    Total expenses                              -               -              -            62            189             73
                                    -------------   -------------  ------------- -------------  -------------  -------------
    Net investment income (loss)                -               -              -         3,844          9,376            985
                                    -------------   -------------  ------------- -------------  -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                          -               -              -             -              2              -
Change in unrealized appreciation
 (depreciation) of investments                  -               -              -        (3,617)       (10,276)        (1,461)
                                    -------------   -------------  ------------- -------------  -------------  -------------
Net realized and unrealized gains
 (losses) on investments                        -               -              -        (3,617)       (10,274)        (1,461)
                                    -------------   -------------  ------------- -------------  -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $           -   $           -  $           - $         227  $        (898) $        (476)
                                    =============   =============  ============= =============  =============  =============

                                             Smith Barney
                                    -----------------------------
                                      Greenwich
                                       Street       Equity Index
                                    Appreciation        Fund
                                    Portfolio (d)  Portfolio B (d)
                                    -------------  ---------------
INVESTMENT INCOME (LOSS) :
Income:
  Dividends                         $         226   $         241
Expenses:
  Mortality and expense charges                18              22
  Administrative fee                            -               -
                                    -------------   -------------
    Total expenses                             18              22
                                    -------------   -------------
    Net investment income (loss)              208             219
                                    -------------   -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                          -               -
Change in unrealized appreciation
 (depreciation) of investments               (688)           (446)
                                    -------------   -------------
Net realized and unrealized gains
 (losses) on investments                     (688)           (446)
                                    -------------   -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $        (480)  $        (227)
                                    =============   =============

(d) For the period from November 7, 2005 to December 31, 2005


See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                                                             Smith Barney
                                    ----------------------------------------------------------------------------------
                                      Greenwich    Multi-Discipline Multi-Discipline Multi-Discipline Multi-Discipline
                                     Fundamental   Balanced All Cap    Large-Cap         All Cap       Global All Cap
                                        Value       Growth & Value   Growth & Value    Growth Value    Growth & Value
                                    Portfolio (d)   Portfolio (d)    Portfolio (d)    Portfolio (d)   Portfolio B (d)
                                    -------------  ---------------- ---------------- ---------------- ----------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $       2,309   $          511   $          609   $        3,302   $        1,818
Expenses:
  Mortality and expense charges                43               29               31              173              104
  Administrative fee                            -                -                -                9               11
                                    -------------   --------------   --------------   --------------   --------------
    Total Expenses                             43               29               31              182              115
                                    -------------   --------------   --------------   --------------   --------------
    Net investment income (loss)            2,266              482              578            3,120            1,703
                                    -------------   --------------   --------------   --------------   --------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                          -                -                -                -               (1)
Change in unrealized appreciation
 (depreciation) of investments             (2,339)            (571)            (950)          (4,166)          (2,150)
                                    -------------   --------------   --------------   --------------   --------------
Net realized and unrealized gains
 (losses) on investments                   (2,339)            (571)            (950)          (4,166)          (2,151)
                                    -------------   --------------   --------------   --------------   --------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $         (73)  $          (89)  $         (372)  $       (1,046)  $         (448)
                                    =============   ==============   ==============   ==============   ==============

                                    --------------------------------------------
                                     Allocation     Allocation     Allocation
                                       Select         Select         Select
                                      Balanced    Large-Cap Value  High Growth
                                    Portfolio (d)  Portfolio (d)  Portfolio (d)
                                    ------------- --------------- -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $           - $            -  $           -
Expenses:
  Mortality and expense charges                 -              -              -
  Administrative fee                            -              -              -
                                    ------------- --------------  -------------
    Total Expenses                              -              -              -
                                    ------------- --------------  -------------
    Net investment income (loss)                -              -              -
                                    ------------- --------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                          -              -              -
Change in unrealized appreciation
 (depreciation) of investments                  -              -              -
                                    ------------- --------------  -------------
Net realized and unrealized gains
 (losses) on investments                        -              -              -
                                    ------------- --------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $           - $            -  $           -
                                    ============= ==============  =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                                              Smith Barney
                                 -----------------------------------------------------------------------
                                                                 Premier                     Greenwich
                                  Capital and   IS Dividend   Selections All   IS Growth   Street Equity
                                    Income       Strategy       Cap Growth    and Income       Index
                                 Portfolio (d) Portfolio (d)  Portfolio (d)  Portfolio (d) Portfolio (d)
                                 ------------- -------------  -------------- ------------- -------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                       $           - $         433  $           -  $           - $           -
Expenses:
 Mortality and expense charges               -            13              -              -             -
 Administrative fee                          -             -              -              -             -
                                 ------------- -------------  -------------  ------------- -------------
    Total expenses                           -            13              -              -             -
                                 ------------- -------------  -------------  ------------- -------------
    Net investment income
     (loss)                                  -           420              -              -             -
                                 ------------- -------------  -------------  ------------- -------------
NET REALIZED AND
 UNREALIZED GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions                  -             -              -              -             -
Change in unrealized
 appreciation (depreciation)
 of investments                              -          (714)             -              -             -
                                 ------------- -------------  -------------  ------------- -------------
Net realized and unrealized
 gains (losses) on investments               -          (714)             -              -             -
                                 ------------- -------------  -------------  ------------- -------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS             $           - $        (294) $           -  $           - $           -
                                 ============= =============  =============  ============= =============

                                             Travelers Series Fund
                                 ---------------------------------------------
                                 Salomon Brothers Smith Barney   Smith Barney
                                 Adjustable Rate   Aggressive      Large-Cap
                                      Income         Growth         Growth
                                  Portfolio (d)   Portfolio (d)  Portfolio (d)
                                 ---------------- -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
 Dividends                        $          105  $           6  $         241
Expenses:
 Mortality and expense charges                 2            147            175
 Administrative fee                            -              4             13
                                  --------------  -------------  -------------
    Total expenses                             2            151            188
                                  --------------  -------------  -------------
    Net investment income
     (loss)                                  103           (145)            53
                                  --------------  -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS (LOSSES) ON
 INVESTMENTS:
Net realized gains (losses)
 from security transactions                    -              1             49
Change in unrealized
 appreciation (depreciation)
 of investments                              (99)        (1,320)        (3,408)
                                  --------------  -------------  -------------
Net realized and unrealized
 gains (losses) on investments               (99)        (1,319)        (3,359)
                                  --------------  -------------  -------------
    NET INCREASE (DECREASE)
     IN NET ASSETS RESULTING
     FROM OPERATIONS              $            4  $      (1,464) $      (3,306)
                                  ==============  =============  =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005

                                               Travelers Series Fund
                                    ------------------------------------------- -----------------------------
                                    Smith Barney                 Smith Barney
                                      Large-Cap   Smith Barney      Social          Janus
                                        Value     Money Market  Awareness Stock Appreciation     Large-Cap
                                    Portfolio (d) Portfolio (d)  Portfolio (d)  Portfolio (d)  Portfolio (d)
                                    ------------- ------------- --------------- -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $           - $         295  $           -  $           -  $           -
Expenses:
  Mortality and expense charges                 -           108              -             15            123
  Administrative fee                            -             5              -              -             10
                                    ------------- -------------  -------------  -------------  -------------
    Total expenses                              -           113              -             15            133
                                    ------------- -------------  -------------  -------------  -------------
    Net investment income (loss)                -           182              -            (15)          (133)
                                    ------------- -------------  -------------  -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                          -             -              -              -              4
Change in unrealized appreciation
 (depreciation) of investments                  -             -              -           (275)           (27)
                                    ------------- -------------  -------------  -------------  -------------
Net realized and unrealized gains
 (losses) on investments                        -             -              -           (275)           (23)
                                    ------------- -------------  -------------  -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $           - $         182  $           -  $        (290) $        (156)
                                    ============= =============  =============  =============  =============

                                     Travelers Series Trust
                                    -----------------------------------------------------
                                      T. Rowe Price        Managed           Managed
                                    Allocation Series Allocation Series Allocation Series
                                       Aggressive       Conservative        Moderate
                                      Portfolio (d)     Portfolio (d)     Portfolio (d)
                                    ----------------- ----------------- -----------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                          $           55    $            -    $        5,300
Expenses:
  Mortality and expense charges                  54                 -               912
  Administrative fee                              4                 -                77
                                     --------------    --------------    --------------
    Total expenses                               58                 -               989
                                     --------------    --------------    --------------
    Net investment income (loss)                 (3)                -             4,311
                                     --------------    --------------    --------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                            -                 -                13
Change in unrealized appreciation
 (depreciation) of investments                  (89)                -            (5,013)
                                     --------------    --------------    --------------
Net realized and unrealized gains
 (losses) on investments                        (89)                -            (5,000)
                                     --------------    --------------    --------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                 $          (92)   $            -    $         (689)
                                     ==============    ==============    ==============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005


                                                                                           Travelers Series Trust
                                    -------------------------------------------------------------------------------------------
                                         Managed           Managed                        Style Focus Series Style Focus Series
                                    Allocation Series Allocation Series                       Small-Cap          Small-Cap
                                     Mod Aggressive   Mod Conservative     MFS Value            Growth             Value
                                      Portfolio (d)     Portfolio (d)    Portfolio (d)      Portfolio (d)      Portfolio (d)
                                    ----------------- -----------------  -------------    ------------------ ------------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                          $        1,335    $             -   $         557      $         575      $         921
Expenses:
  Mortality and expense charges                 341                  -              13                 40                 90
  Administrative fee                             28                  -               -                  -                  5
                                     --------------    ---------------   -------------      -------------      -------------
    Total expenses                              369                  -              13                 40                 95
                                     --------------    ---------------   -------------      -------------      -------------
    Net investment income (loss)                966                  -             544                535                826
                                     --------------    ---------------   -------------      -------------      -------------
NET REALIZED AND
 UNREALIZED GAINS (LOSSES)
 ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                            2                  -               -                  -                  -
Change in unrealized appreciation
 (depreciation) of investments               (2,900)                 -            (801)            (1,103)            (1,075)
                                     --------------    ---------------   -------------      -------------      -------------
Net realized and unrealized gains
 (losses) on investments                     (2,898)                 -            (801)            (1,103)            (1,075)
                                     --------------    ---------------   -------------      -------------      -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                 $       (1,932)   $             -   $        (257)     $        (568)     $        (249)
                                     ==============    ===============   =============      =============      =============

                                    -----------------------------------------
                                      Travelers                         Pioneer
                                       Managed                          Mid-Cap
                                       Income        Pioneer Fund        Value
                                    Portfolio (d)    Portfolio (d)   Portfolio (d)
                                    -------------    -------------   -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                         $       4,214    $           -   $       1,245
Expenses:
  Mortality and expense charges               176               41              93
  Administrative fee                           10                -               5
                                    -------------    -------------   -------------
    Total expenses                            186               41              98
                                    -------------    -------------   -------------
    Net investment income (loss)            4,028              (41)          1,147
                                    -------------    -------------   -------------
NET REALIZED AND
 UNREALIZED GAINS (LOSSES)
 ON INVESTMENTS:
Net realized gains (losses) from
 security transactions                          -                -               -
Change in unrealized appreciation
 (depreciation) of investments             (3,646)            (220)         (1,148)
                                    -------------    -------------   -------------
Net realized and unrealized gains
 (losses) on investments                   (3,646)            (220)         (1,148)
                                    -------------    -------------   -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                $         382    $        (261)  $          (1)
                                    =============    =============   =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Operations
Year Ended December 31, 2005


                                                                                          Travelers Series Trust
                                          -------------------------------------------------------------------------
                                             Pioneer
                                            Strategic     Convertible    MFS Total      Federated    Mercury Large
                                             Income       Securities      Return       High Yield      Cap Core
                                          Portfolio (d)  Portfolio (d) Portfolio (d)  Portfolio (d)  Portfolio (d)
                                          -------------  ------------- -------------  -------------  -------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                               $           -  $           - $       2,808  $           -  $           -
Expenses:
  Mortality and expense charges                       4              -            53             76             55
  Administrative fee                                  -              -             -              -              -
                                          -------------  ------------- -------------  -------------  -------------
    Total expenses                                    4              -            53             76             55
                                          -------------  ------------- -------------  -------------  -------------
    Net investment income (loss)                     (4)             -         2,755            (76)           (55)
                                          -------------  ------------- -------------  -------------  -------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from security
 transactions                                         -              -             -              -              -
Change in unrealized appreciation
 (depreciation) of investments                       51              -        (3,101)           531            174
                                          -------------  ------------- -------------  -------------  -------------
Net realized and unrealized gains
 (losses) on investments                             51              -        (3,101)           531            174
                                          -------------  ------------- -------------  -------------  -------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                      $          47  $           - $        (346) $         455  $         119
                                          =============  ============= =============  =============  =============

                                          --------------------------------------------
                                                                            U.S.
                                                          AIM Capital    Government
                                          Equity Income  Appreciation    Securities
                                          Portfolio (d)  Portfolio (d)  Portfolio (d)
                                          -------------  ------------- --------------
INVESTMENT INCOME (LOSS):
Income:
  Dividends                               $           -  $           - $            -
Expenses:
  Mortality and expense charges                     116              -              2
  Administrative fee                                  4              -              -
                                          -------------  ------------- --------------
    Total expenses                                  120              -              2
                                          -------------  ------------- --------------
    Net investment income (loss)                   (120)             -             (2)
                                          -------------  ------------- --------------
NET REALIZED AND
 UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from security
 transactions                                         -              -              -
Change in unrealized appreciation
 (depreciation) of investments                     (773)             -             31
                                          -------------  ------------- --------------
Net realized and unrealized gains
 (losses) on investments                           (773)             -             31
                                          -------------  ------------- --------------
    NET INCREASE
     (DECREASE) IN NET
     ASSETS RESULTING
     FROM OPERATIONS                      $        (893) $           - $           29
                                          =============  ============= ==============

(d) For the period from November 7, 2005 to December 31, 2005


See accompanying notes to financial statements.

                                                                    (Concluded)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                 Met Investors
                            ----------------------------------------------------------------------------------------------------
                               Lord Abbett Growth and            Lord Abbett Growth and          Lord Abbett Bond Debenture
                                  Income Portfolio                 Income Portfolio B                     Portfolio
                            ----------------------------      ----------------------------      ----------------------------
                                 2005             2004             2005             2004             2005             2004
                            -------------    -------------    -------------    -------------    -------------    -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $   5,214,858    $  (2,530,213)   $   5,800,856    $ (10,745,664)   $     115,573    $      50,622
 Net realized gains
   (losses) from
   security transactions        2,104,692         (258,789)      35,503,350       67,526,358           37,201           17,613
 Change in unrealized
   appreciation
   (depreciation) of
   investments                   (873,049)      35,854,914      (36,549,563)      25,862,520         (128,424)          48,724
                            -------------    -------------    -------------    -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations            6,446,501       33,065,912        4,754,643       82,643,214           24,350          116,959
                            -------------    -------------    -------------    -------------    -------------    -------------
From capital
 transactions:
 Net purchase payments         15,109,163       17,063,809       44,744,699      303,861,066          352,454          237,564
 Net investment division
   transfers                  (10,774,883)      (5,480,924)    (168,781,586)    (301,793,567)       1,056,132        1,004,501
 Other net transfers          (28,809,068)     (22,997,599)     (31,824,481)     (37,472,572)        (237,488)        (144,772)
                            -------------    -------------    -------------    -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions             (24,474,788)     (11,414,714)    (155,861,368)     (35,405,073)       1,171,098        1,097,293
                            -------------    -------------    -------------    -------------    -------------    -------------
    NET CHANGE IN NET
     ASSETS                   (18,028,287)      21,651,198     (151,106,725)      47,238,141        1,195,448        1,214,252
NET ASSETS - BEGINNING
 OF PERIOD                    319,825,154      298,173,956      673,340,046      626,101,905        2,211,496          997,244
                            -------------    -------------    -------------    -------------    -------------    -------------
NET ASSETS - END OF
 PERIOD                     $ 301,796,867    $ 319,825,154    $ 522,233,321    $ 673,340,046    $   3,406,944    $   2,211,496
                            =============    =============    =============    =============    =============    =============

                            ------------------
                             Lord Abbett Bond Debenture
                                     Portfolio B
                            ----------------------------
                                 2005            2004
                            -------------   -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $   7,366,523   $   4,647,469
 Net realized gains
   (losses) from
   security transactions       18,275,995      38,584,694
 Change in unrealized
   appreciation
   (depreciation) of
   investments                (27,365,887)     (9,759,808)
                            -------------   -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations           (1,723,369)     33,472,355
                            -------------   -------------
From capital
 transactions:
 Net purchase payments         19,249,661     214,328,655
 Net investment division
   transfers                 (137,016,294)   (254,672,860)
 Other net transfers          (24,630,686)    (34,473,630)
                            -------------   -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions            (142,397,319)    (74,817,835)
                            -------------   -------------
    NET CHANGE IN NET
     ASSETS                  (144,120,688)    (41,345,480)
NET ASSETS - BEGINNING
 OF PERIOD                    443,728,310     485,073,790
                            -------------   -------------
NET ASSETS - END OF
 PERIOD                     $ 299,607,622   $ 443,728,310
                            =============   =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                             Met Investors
                            ------------------------------------------------------------------------------------------------
                            Lord Abbett Growth Opportunities   Lord Abbett Mid-Cap Value            JP Morgan Quality
                                    Portfolio B                       Portfolio B                         Bond
                            --------------------------------  ---------------------------      --------------------------
                               2005 (d)                          2005 (d)                                      2004 (c)
                             -------------                    -------------                                 -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $      18,146                     $      10,853                                 $   2,470,018
 Net realized gains
   (losses)
   from security
   transactions                         2                                 2                                      (906,141)
 Change in
   unrealized appreciation
   (depreciation) of
   investments                    (19,628)                          (12,409)                                     (743,674)
                             -------------                    -------------                                 -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations               (1,480)                           (1,554)                                      820,203
                             -------------                    -------------                                 -------------
From capital
 transactions:
 Net purchase payments            300,651                           310,539                                     2,383,713
 Net investment
   division transfers                 381                            34,916                                   (33,973,608)
 Other net transfers                    -                                 -                                    (2,414,466)
                             -------------                    -------------                                 -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                 301,032                           345,455                                   (34,004,361)
                             -------------                    -------------                                 -------------
    NET CHANGE IN NET
     ASSETS                       299,552                           343,901                                   (33,184,158)
NET ASSETS - BEGINNING
  OF PERIOD                             -                                 -                                    33,184,158
                             -------------                    -------------                                 -------------
NET ASSETS - END OF
  PERIOD                    $     299,552                     $     343,901                                 $           -
                             =============                    =============                                 =============

                            -------------------
                                Met/Putnam Research
                                     Portfolio
                            --------------------------
                                            2004 (c)
                                         -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                                $     (45,897)
 Net realized gains
   (losses)
   from security
   transactions                              1,622,730
 Change in
   unrealized appreciation
   (depreciation) of
   investments                              (1,276,614)
                                         -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations                           300,219
                                         -------------
From capital
 transactions:
 Net purchase payments                          73,039
 Net investment
   division transfers                      (18,375,896)
 Other net transfers                        (4,787,968)
                                         -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                          (23,090,825)
                                         -------------
    NET CHANGE IN NET
     ASSETS                                (22,790,606)
NET ASSETS - BEGINNING
  OF PERIOD                                 22,790,606
                                         -------------
NET ASSETS - END OF
  PERIOD                                 $           -
                                         =============

(c) For the period from January 1, 2004 to November 19, 2004
(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                Met Investors
                            -----------------------------------------------------------------------------------------------
                                Met/Putnam Research              Lazard Mid-Cap             Met/AIM Small-Cap Growth
                                    Portfolio B                    Portfolio B                      Portfolio
                            --------------------------    ----------------------------    ----------------------------
                                            2004 (c)           2005           2004             2005             2004
                                         -------------    -------------  -------------    -------------    -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                                $    (522,928)   $  11,299,782  $  (2,702,748)   $       8,041    $      (5,275)
 Net realized gains
   (losses)
   from security
   transactions                              8,997,703        6,501,495     15,976,683           31,683           10,529
 Change in
   unrealized appreciation
   (depreciation) of
   investments                              (7,997,493)     (10,784,556)     4,388,840           (5,623)          12,723
                                         -------------    -------------  -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations                           477,282        7,016,721     17,662,775           34,101           17,977
                                         -------------    -------------  -------------    -------------    -------------
From capital
 transactions:
 Net purchase payments                      19,058,377       12,430,005     63,328,555           88,741           97,132
 Net investment
   division transfers                      (84,403,497)     (25,566,467)   (81,087,583)         142,919          (19,064)
 Other net transfers                        (3,615,533)      (8,125,158)    (8,799,117)          (6,887)         (19,291)
                                         -------------    -------------  -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                          (68,960,653)     (21,261,620)   (26,558,145)         224,773           58,777
                                         -------------    -------------  -------------    -------------    -------------
    NET CHANGE IN NET
     ASSETS                                (68,483,371)     (14,244,899)    (8,895,370)         258,874           76,754
NET ASSETS-BEGINNING OF
 PERIOD                                     68,483,371      138,065,890    146,961,260          445,303          368,549
                                         -------------    -------------  -------------    -------------    -------------
NET ASSETS-END OF PERIOD                 $           -    $ 123,820,991  $ 138,065,890    $     704,177    $     445,303
                                         =============    =============  =============    =============    =============

                            ---------------------
                              Met/AIM Small-Cap Growth
                                     Portfolio B
                            ----------------------------
                                 2005           2004
                            -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $     734,586  $  (3,989,640)
 Net realized gains
   (losses)
   from security
   transactions                 6,604,031     21,807,555
 Change in
   unrealized appreciation
   (depreciation) of
   investments                  1,249,607       (278,818)
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations            8,588,224     17,539,097
                            -------------  -------------
From capital
 transactions:
 Net purchase payments         15,606,310    100,622,101
 Net investment
   division transfers         (65,678,496)   (30,217,510)
 Other net transfers           (9,605,550)   (11,037,210)
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions             (59,677,736)    59,367,381
                            -------------  -------------
    NET CHANGE IN NET
     ASSETS                   (51,089,512)    76,906,478
NET ASSETS-BEGINNING OF
 PERIOD                       220,854,664    143,948,186
                            -------------  -------------
NET ASSETS-END OF PERIOD    $ 169,765,152  $ 220,854,664
                            =============  =============

(c) For the period from January 1, 2004 to November 19, 2004

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004


                                                                                     Met Investors
                            -----------------------------------------------------------------------------------------------
                             Harris Oakmark International    Third Avenue Small-Cap Value    Third Avenue Small-Cap Value
                                      Portfolio B                      Portfolio                      Portfolio B
                            ------------------------------  ------------------------------  ------------------------------
                                 2005            2004            2005            2004            2005            2004
                            --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $     (805,318) $   (5,685,076) $      (41,079) $       47,196  $   (3,831,363) $    1,448,111
 Net realized gains
   (losses) from
   security transactions        19,012,472      52,686,338         166,476          31,330      23,219,251      45,561,520
 Change in unrealized
   appreciation
   (depreciation) of
   investments                  11,761,014      19,269,650         477,735         277,825      15,602,308      27,715,455
                            --------------  --------------  --------------  --------------  --------------  --------------
    Net increase
     (decrease) in net
     assets resulting
     from operations            29,968,168      66,270,912         603,132         356,351      34,990,196      74,725,086
                            --------------  --------------  --------------  --------------  --------------  --------------
From capital
 transactions:
 Net purchase payments          44,232,281     159,746,170         729,071         245,734      44,087,270     144,807,801
 Net investment division
   transfers                   (75,836,582)    (97,353,253)      2,348,127       1,654,312     (63,196,666)   (109,150,376)
 Other net transfers           (13,649,504)    (14,969,077)       (328,111)        (31,064)    (16,539,955)    (14,630,206)
                            --------------  --------------  --------------  --------------  --------------  --------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions              (45,253,805)     47,423,840       2,749,087       1,868,982     (35,649,351)     21,027,219
                            --------------  --------------  --------------  --------------  --------------  --------------
    NET CHANGE IN NET
     ASSETS                    (15,285,637)    113,694,752       3,352,219       2,225,333        (659,155)     95,752,305
NET ASSETS - BEGINNING
 OF PERIOD                     311,119,426     197,424,674       2,802,412         577,079     319,335,400     223,583,095
                            --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS - END OF
 PERIOD                     $  295,833,789  $  311,119,426  $    6,154,631  $    2,802,412  $  318,676,245  $  319,335,400
                            ==============  ==============  ==============  ==============  ==============  ==============

                            -------------------------------
                            Oppenheimer Capital Appreciation
                                       Portfolio
                            ------------------------------
                                 2005           2004 (g)
                            --------------   --------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $      (40,319)  $      (26,280)
 Net realized gains
   (losses) from
   security transactions           117,726            9,440
 Change in unrealized
   appreciation
   (depreciation) of
   investments                     472,333          590,950
                            --------------   --------------
    Net increase
     (decrease) in net
     assets resulting
     from operations               549,740          574,110
                            --------------   --------------
From capital
 transactions:
 Net purchase payments              68,943            5,930
 Net investment division
   transfers                       (42,181)      18,081,446
 Other net transfers            (2,644,119)        (364,136)
                            --------------   --------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions               (2,617,357)      17,723,240
                            --------------   --------------
    NET CHANGE IN NET
     ASSETS                     (2,067,617)      18,297,350
NET ASSETS - BEGINNING
 OF PERIOD                      18,297,350                -
                            --------------   --------------
NET ASSETS - END OF
 PERIOD                     $   16,229,733   $   18,297,350
                            ==============   ==============

(g) For the period from May 3, 2004 to December 31, 2004

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                 Met Investors
                            ----------------------------------------------------------------------------------------------------
                            Oppenheimer Capital Appreciation          Money Market                 Janus Aggressive Growth
                                     Portfolio B                       Portfolio B                       Portfolio B
                            -------------------------------   ----------------------------      ----------------------------
                                 2005             2004           2005 (a)           2004             2005            2004
                             -------------   -------------    -------------    -------------    -------------   -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $  (2,523,129)   $  25,609,985    $      54,572    $  (1,377,328)   $  (1,937,020)  $  (3,869,202)
 Net realized gains
   (losses) from
   security transactions       13,495,875       27,309,552                -                -        9,155,692      19,824,763
 Change in
   unrealized appreciation
   (depreciation)
   of investments              (3,364,101)     (30,034,891)               -                -        4,199,581        (905,303)
                             -------------   -------------    -------------    -------------    -------------   -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations            7,608,645       22,884,646           54,572       (1,377,328)      11,418,253      15,050,258
                             -------------   -------------    -------------    -------------    -------------   -------------
From capital
 transactions:
 Net purchase payments         27,396,922      210,046,036       22,818,621       73,676,991        8,741,854     101,545,028
 Net investment
   division transfers        (120,699,106)    (153,861,664)    (111,014,906)     (59,466,436)     (63,859,148)   (105,571,911)
 Other net transfers          (22,984,641)     (23,746,517)     (11,011,473)     (30,967,499)      (7,147,259)     (9,285,301)
                             -------------   -------------    -------------    -------------    -------------   -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions            (116,286,825)      32,437,855      (99,207,758)     (16,756,944)     (62,264,553)    (13,312,184)
                             -------------   -------------    -------------    -------------    -------------   -------------
    NET CHANGE IN NET
     ASSETS                  (108,678,180)      55,322,501      (99,153,186)     (18,134,272)     (50,846,300)      1,738,074
NET ASSETS - BEGINNING
 OF PERIOD                    462,796,500      407,473,999       99,153,186      117,287,458      178,656,634     176,918,560
                             -------------   -------------    -------------    -------------    -------------   -------------
NET ASSETS - END OF
 PERIOD                     $ 354,118,320    $ 462,796,500    $           -    $  99,153,186    $`127,810,334   $ 178,656,634
                             =============   =============    =============    =============    =============   =============

                            ---------------------
                               PIMCO Total Return Bond
                                      Portfolio
                            ----------------------------
                                 2005             2004
                            -------------    -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $    (336,158)   $   1,166,390
 Net realized gains
   (losses) from
   security transactions          472,440          495,278
 Change in
   unrealized appreciation
   (depreciation)
   of investments                 453,612         (639,625)
                            -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations              589,894        1,022,043
                            -------------    -------------
From capital
 transactions:
 Net purchase payments          3,950,623        1,507,494
 Net investment
   division transfers           2,074,769       33,139,654
 Other net transfers           (6,806,022)      (4,877,671)
                            -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                (780,630)      29,769,477
                            -------------    -------------
    NET CHANGE IN NET
     ASSETS                      (190,736)      30,791,520
NET ASSETS - BEGINNING
 OF PERIOD                     53,478,208       22,686,688
                            -------------    -------------
NET ASSETS - END OF
 PERIOD                     $  53,287,472    $  53,478,208
                            =============    =============

(a) For the period from January 1, 2005 to April 29, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004


                                                                                 Met Investors
                            --------------------------------------------------------------------------------------------------
                               PIMCO Total Return Bond         RCM Global Technology             RCM Global Technology
                                     Portfolio B                     Portfolio                        Portfolio B
                            ----------------------------   ----------------------------      ----------------------------
                                 2005            2004           2005             2004             2005             2004
                            -------------   -------------  -------------    -------------    -------------    -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $  (3,728,438)  $  27,927,575  $      (3,617)   $      (8,854)   $    (436,027)   $  (1,044,382)
 Net realized gains
   (losses)
   from security
   transactions                   858,004       2,201,587        (43,850)          39,734       (1,418,442)       1,930,754
 Change in
   unrealized appreciation
   (depreciation) of
   investments                  4,913,289     (15,690,290)       112,221          (96,425)       4,834,351       (2,370,714)
                            -------------   -------------  -------------    -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations            2,042,855      14,438,872         64,754          (65,545)       2,979,882       (1,484,342)
                            -------------   -------------  -------------    -------------    -------------    -------------
From capital
 transactions:
 Net purchase payments         31,229,491     164,802,723        121,091          170,031        3,819,529       22,082,000
 Net investment
   division transfers         (71,742,377)   (198,232,648)       (66,305)          15,509      (18,171,983)       3,746,099
 Other net transfers          (26,307,978)    (30,716,139)       (73,057)         (49,319)      (3,067,834)      (3,630,024)
                            -------------   -------------  -------------    -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions             (66,820,864)    (64,146,064)       (18,271)         136,221      (17,420,288)      22,198,075
                            -------------   -------------  -------------    -------------    -------------    -------------
    NET CHANGE IN NET
     ASSETS                   (64,778,009)    (49,707,192)        46,483           70,676      (14,440,406)      20,713,733
NET ASSETS - BEGINNING
 OF PERIOD                    430,243,605     479,950,797        716,963          646,287       62,731,454       42,017,721
                            -------------   -------------  -------------    -------------    -------------    -------------
NET ASSETS - END OF
 PERIOD                     $ 365,465,596   $ 430,243,605  $     763,446    $     716,963    $  48,291,048    $  62,731,454
                            =============   =============  =============    =============    =============    =============

                            --------------------
                            PIMCO Inflation Protected Bond
                                     Portfolio B
                            ----------------------------
                                 2005            2004
                            -------------   -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $  (4,258,956)  $  12,252,266
 Net realized gains
   (losses)
   from security
   transactions                 3,481,462      18,343,529
 Change in
   unrealized appreciation
   (depreciation) of
   investments                   (451,994)        854,458
                            -------------   -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations           (1,229,488)     31,450,253
                            -------------   -------------
From capital
 transactions:
 Net purchase payments         29,200,003     199,437,324
 Net investment
   division transfers        (101,121,979)   (112,202,113)
 Other net transfers          (17,363,010)    (19,804,845)
                            -------------   -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions             (89,284,986)     67,430,366
                            -------------   -------------
    NET CHANGE IN NET
     ASSETS                   (90,514,474)     98,880,619
NET ASSETS - BEGINNING
 OF PERIOD                    366,675,226     267,794,607
                            -------------   -------------
NET ASSETS - END OF
 PERIOD                     $ 276,160,752   $ 366,675,226
                            =============   =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                Met Investors
                            ---------------------------------------------------------------------------------------------------
                            T. Rowe Price Mid-Cap Growth     MFS Research International        MFS Research International
                                     Portfolio B                     Portfolio                         Portfolio B
                            ----------------------------    ----------------------------      ----------------------------
                                 2005             2004           2005          2004 (g)            2005             2004
                            -------------    -------------  -------------    -------------    -------------    -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $   1,550,643    $  (3,522,599) $      75,756    $         210    $   6,818,497    $  (3,338,841)
 Net realized gains
   (losses)
   from security
   transactions.                5,797,023       18,616,632         33,648              697       13,061,321       36,350,149
 Change in
   unrealized appreciation
   (depreciation)
   of investments              15,711,237       11,556,771        119,538           38,520        5,038,033       17,372,956
                            -------------    -------------  -------------    -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations           23,058,903       26,650,804        228,942           39,427       24,917,851       50,384,264
                            -------------    -------------  -------------    -------------    -------------    -------------
From capital
 transactions:
 Net purchase payments         29,182,475       84,852,922        146,764           20,337       19,388,186       79,857,470
 Net investment
   division transfers         (17,494,204)    (110,635,816)     1,051,163          449,613      (62,704,698)      (8,362,969)
 Other net transfers          (12,153,190)     (10,643,861)       (81,034)               -      (10,326,429)     (11,520,013)
                            -------------    -------------  -------------    -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                (464,919)     (36,426,755)     1,116,893          469,950      (53,642,941)      59,974,488
                            -------------    -------------  -------------    -------------    -------------    -------------
    NET CHANGE IN NET
     ASSETS                    22,593,984       (9,775,951)     1,345,835          509,377      (28,725,090)     110,358,752
NET ASSETS - BEGINNING
 OF PERIOD                    194,196,493      203,972,444        509,377                -      231,859,445      121,500,693
                            -------------    -------------  -------------    -------------    -------------    -------------
NET ASSETS - END OF
 PERIOD                     $ 216,790,477    $ 194,196,493  $   1,855,212    $     509,377    $ 203,134,355    $ 231,859,445
                            =============    =============  =============    =============    =============    =============

                            ------------------
                            Neuberger Berman Real Estate
                                     Portfolio B
                            ----------------------------
                                 2005         2004 (g)
                            -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $    (941,580) $   2,056,852
 Net realized gains
   (losses)
   from security
   transactions.                6,286,475     13,291,676
 Change in
   unrealized appreciation
   (depreciation)
   of investments                (174,297)    14,778,994
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations            5,170,598     30,127,522
                            -------------  -------------
From capital
 transactions:
 Net purchase payments         13,901,674     25,373,692
 Net investment
   division transfers         (25,677,556)    30,740,588
 Other net transfers           (3,842,962)    (3,560,058)
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions             (15,618,844)    52,554,222
                            -------------  -------------
    NET CHANGE IN NET
     ASSETS                   (10,448,246)    82,681,744
NET ASSETS - BEGINNING
 OF PERIOD                     82,681,744              -
                            -------------  -------------
NET ASSETS - END OF
 PERIOD                     $  72,233,498  $  82,681,744
                            =============  =============

(g) For the period from May 3, 2004 to December 31, 2004

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                 Met Investors
                            -----------------------------------------------------------------------------------------
                                Turner Mid-Cap Growth      Goldman Sachs Mid-Cap Value   Defensive Strategy Fund of
                                     Portfolio B                   Portfolio B                Fund Portfolio B
                            ----------------------------  ----------------------------  ----------------------------
                                 2005         2004 (g)         2005         2004 (g)         2005         2004 (f)
                            -------------  -------------  -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $     666,031  $    (841,006) $   5,240,931  $    (139,037) $    (611,356) $   1,647,956
 Net realized gains
   (losses)
   from security
   transactions                 2,931,951      5,309,182      4,435,533      8,797,585        902,896              -
 Change in
   unrealized appreciation
   (depreciation)
   of investments                (958,525)     7,666,573     (2,769,221)    11,000,598      7,272,970       (294,057)
                            -------------  -------------  -------------  -------------  -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations            2,639,457     12,134,749      6,907,243     19,659,146      7,564,510      1,353,899
                            -------------  -------------  -------------  -------------  -------------  -------------
From capital
 transactions:
 Net purchase payments          4,835,320     20,604,840     24,696,313     27,653,490     72,228,685      5,487,168
 Net investment
   division transfers         (24,082,865)    26,949,035     (6,180,261)    30,543,761     99,827,601     97,312,403
 Other net transfers           (1,858,580)    (1,968,358)    (4,801,477)    (2,381,224)   (13,021,934)      (462,130)
                            -------------  -------------  -------------  -------------  -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions             (21,106,125)    45,585,517     13,714,575     55,816,027    159,034,352    102,337,441
                            -------------  -------------  -------------  -------------  -------------  -------------
    NET CHANGE IN NET
     ASSETS                   (18,466,668)    57,720,266     20,621,818     75,475,173    166,598,862    103,691,340
NET ASSETS - BEGINNING
 OF PERIOD                     57,720,266              -     75,475,173              -    103,691,340              -
                            -------------  -------------  -------------  -------------  -------------  -------------
NET ASSETS - END OF
 PERIOD                     $  39,253,598  $  57,720,266  $  96,096,991  $  75,475,173  $ 270,290,202  $ 103,691,340
                            =============  =============  =============  =============  =============  =============

                            -----------------------------
                              Moderate Strategy Fund of
                                  Fund Portfolio B
                            ----------------------------
                                 2005         2004 (f)
                            -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $  (1,403,981) $   4,560,314
 Net realized gains
   (losses)
   from security
   transactions                 2,318,404              -
 Change in
   unrealized appreciation
   (depreciation)
   of investments              35,770,238        895,904
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations           36,684,661      5,456,218
                            -------------  -------------
From capital
 transactions:
 Net purchase payments        235,140,028     23,351,732
 Net investment
   division transfers         262,271,757    343,823,589
 Other net transfers          (40,030,753)      (345,858)
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions             457,381,032    366,829,463
                            -------------  -------------
    NET CHANGE IN NET
     ASSETS                   494,065,693    372,285,681
NET ASSETS - BEGINNING
 OF PERIOD                    372,285,681              -
                            -------------  -------------
NET ASSETS - END OF
 PERIOD                     $ 866,351,374  $ 372,285,681
                            =============  =============

(f) For the period from November 22, 2004 to December 31, 2004
(g) For the period from May 3, 2004 to December 31, 2004

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                 Met Investors
                            -----------------------------------------------------------------------------------------------------
                            Balanced Strategy Fund of Fund       Growth Strategy Fund of Fund    Aggressive Strategy Fund of Fund
                                      Portfolio B                        Portfolio B                      Portfolio B
                            ------------------------------      -----------------------------    -------------------------------
                                 2005            2004 (f)            2005            2004 (f)         2005           2004 (f)
                            --------------    --------------    --------------    -------------   -------------   -------------
INCREASE (DECREASE) IN
 NET
 ASSETS From operations:
 Net investment income
   (loss)                   $   (4,492,223)   $   10,452,008    $   (4,127,638)   $   4,976,102  $  (1,458,595)   $     245,779
 Net realized gains
   (losses) from
   security transactions           667,945                 -           100,990                -        333,979                -
 Change in
   unrealized appreciation
   (depreciation) of
   investments                 139,053,277        10,765,002       158,330,857       15,698,765     39,921,987        4,595,051
                            --------------    --------------    --------------    -------------   -------------   -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations           135,228,999        21,217,010       154,304,209       20,674,867     38,797,371        4,840,830
                            --------------    --------------    --------------    -------------   -------------   -------------
From capital
 transactions:
 Net purchase payments         744,839,691        81,657,374       676,269,942       54,473,523    124,548,718       12,627,286
 Net investment
   division transfers          703,612,982     1,087,382,362       580,940,328      897,185,960    122,869,798      201,703,072
 Other net transfers          (100,237,191)          (35,407)      (65,478,227)        (874,580)   (13,864,175)        (463,661)
                            --------------    --------------    --------------    -------------   -------------   -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions            1,348,215,482     1,169,004,329     1,191,732,043      950,784,903    233,554,341      213,866,697
                            --------------    --------------    --------------    -------------   -------------   -------------
    NET CHANGE IN NET
     ASSETS                  1,483,444,481     1,190,221,339     1,346,036,252      971,459,770    272,351,712      218,707,527
NET ASSETS - BEGINNING
 OF PERIOD                   1,190,221,339                 -       971,459,770                -    218,707,527                -
                            --------------    --------------    --------------    -------------   -------------   -------------
NET ASSETS - END OF
 PERIOD                     $2,673,665,820    $1,190,221,339    $2,317,496,022    $ 971,459,770  $ 491,059,239    $ 218,707,527
                            ==============    ==============    ==============    =============   =============   =============

                            ----------------------
                                Van Kampen Comstock
                                    Portfolio B
                            ---------------------------
                               2005 (b)
                            -------------
INCREASE (DECREASE) IN
 NET
 ASSETS From operations:
 Net investment income
   (loss)                   $     214,615
 Net realized gains
   (losses) from
   security transactions              (66)
 Change in
   unrealized appreciation
   (depreciation) of
   investments                    221,096
                            -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations              435,645
                            -------------
From capital
 transactions:
 Net purchase payments          9,176,704
 Net investment
   division transfers           7,360,164
 Other net transfers             (186,462)
                            -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions              16,350,406
                            -------------
    NET CHANGE IN NET
     ASSETS                    16,786,051
NET ASSETS - BEGINNING
 OF PERIOD                              -
                            -------------
NET ASSETS - END OF
 PERIOD                     $  16,786,051
                            =============

(b) For the period from May 2, 2005 to December 31, 2005
(f)  For the period from November 22, 2004 to December 31, 2004

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                Met Investors
                            ------------------------------------------------------------
                              Legg Mason Value Equity     Met/Putnam Capital Opportunities
                                    Portfolio B                  Portfolio B
                            ---------------------------   --------------------------------
                               2005 (d)                     2005 (d)
                            -------------                  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $        (874)                $           -
 Net realized gains
   (losses) from
   security transactions.               4                             -
 Change in
   unrealized appreciation
   (depreciation) of
   investments                     (8,725)                            -
                            -------------                  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations               (9,595)                            -
                            -------------                  -------------
From capital
 transactions:
 Net purchase payments          1,283,657                             -
 Net investment
   division transfers              61,648                             -
 Other net transfers                    -                             -
                            -------------                  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions               1,345,305                             -
                            -------------                  -------------
    NET CHANGE IN NET
     ASSETS                     1,335,710                             -
NET ASSETS - BEGINNING
 OF PERIOD                              -                             -
                            -------------                  -------------
NET ASSETS - END OF
 PERIOD                     $   1,335,710                 $           -
                            =============                  =============

                                                        AIM
                            ----------------------------------------------------------
                                   Premier Equity               Capital Appreciation
                                        Fund                            Fund
                            ----------------------------    ----------------------------
                                 2005           2004             2005             2004
                            -------------  -------------    -------------    -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $      (8,086) $     (13,596)   $      (9,121)   $     (10,313)
 Net realized gains
   (losses) from
   security transactions.         (56,891)       (87,947)         (10,715)         (41,575)
 Change in
   unrealized appreciation
   (depreciation) of
   investments                    114,334        154,810           67,960           85,483
                            -------------  -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations               49,357         53,267           48,124           33,595
                            -------------  -------------    -------------    -------------
From capital
 transactions:
 Net purchase payments                  -            332              720            4,400
 Net investment
   division transfers             (23,722)       (43,156)         (18,547)         (22,138)
 Other net transfers             (184,260)      (147,157)         (41,023)         (96,946)
                            -------------  -------------    -------------    -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                (207,982)      (189,981)         (58,850)        (114,684)
                            -------------  -------------    -------------    -------------
    NET CHANGE IN NET
     ASSETS                      (158,625)      (136,714)         (10,726)         (81,089)
NET ASSETS - BEGINNING
 OF PERIOD                      1,394,737      1,531,451          719,217          800,306
                            -------------  -------------    -------------    -------------
NET ASSETS - END OF
 PERIOD                     $   1,236,112  $   1,394,737    $     708,491    $     719,217
                            =============  =============    =============    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                        AIM
                            ----------------------------------------------------------
                                International Growth             Basic Balanced
                                        Fund                          Fund
                            ----------------------------  ----------------------------
                                 2005           2004           2005           2004
                            -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $      (5,719) $      (5,410) $        (301) $        (177)
 Net realized gains
   (losses) from
   security transactions            1,383        (17,714)       (11,929)       (17,498)
 Change in
   unrealized appreciation
   (depreciation) of
   investments                    124,742        163,836         51,224         83,501
                            -------------  -------------  -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations              120,406        140,712         38,994         65,826
                            -------------  -------------  -------------  -------------
From capital
 transactions:
 Net purchase payments                744          4,185              -            101
 Net investment
   division transfers              (9,669)       (18,568)       (23,565)        11,484
 Other net transfers              (38,731)       (22,235)      (156,023)       (84,421)
                            -------------  -------------  -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                 (47,656)       (36,618)      (179,588)       (72,836)
                            -------------  -------------  -------------  -------------
    NET CHANGE IN NET
     ASSETS                        72,750        104,094       (140,594)        (7,010)
NET ASSETS - BEGINNING
 OF PERIOD                        766,724        662,630      1,165,729      1,172,739
                            -------------  -------------  -------------  -------------
NET ASSETS - END OF
 PERIOD                     $     839,474  $     766,724  $   1,025,135  $   1,165,729
                            =============  =============  =============  =============

                                                        MFS
                            ----------------------------------------------------------
                                      Research                       Investors Trust
                                       Series                            Series
                            ----------------------------      ----------------------------
                                 2005             2004             2005           2004
                            -------------    -------------    -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $      (3,069)   $        (962)   $      (1,388) $      (1,297)
 Net realized gains
   (losses) from
   security transactions           (2,744)         (20,397)           1,107         (3,433)
 Change in
   unrealized appreciation
   (depreciation) of
   investments                     26,000           65,099            9,733         20,319
                            -------------    -------------    -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations               20,187           43,740            9,452         15,589
                            -------------    -------------    -------------  -------------
From capital
 transactions:
 Net purchase payments                  -                -                -              -
 Net investment
   division transfers              (7,747)         (36,922)          (8,412)       (10,745)
 Other net transfers              (24,407)         (33,966)          (5,995)       (34,671)
                            -------------    -------------    -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                 (32,154)         (70,888)         (14,407)       (45,416)
                            -------------    -------------    -------------  -------------
    NET CHANGE IN NET
     ASSETS                       (11,967)         (27,148)          (4,955)       (29,827)
NET ASSETS - BEGINNING
 OF PERIOD                        348,760          375,908          169,640        199,467
                            -------------    -------------    -------------  -------------
NET ASSETS - END OF
 PERIOD                     $     336,793    $     348,760    $     164,685  $     169,640
                            =============    =============    =============  =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                         MFS                                                     Oppenheimer
                            ----------------------------  -----------------------------------------------------------
                                    New Discovery          Main Street Growth & Income              Bond
                                       Series                         Fund                          Fund
                            ----------------------------  ----------------------------  ----------------------------
                                 2005           2004           2005           2004           2005           2004
                            -------------  -------------  -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $      (2,943) $      (3,962) $         (17) $       5,060  $      14,798  $      14,635
 Net realized gains
   (losses) from
   security transactions           (2,079)       (13,231)          (440)      (137,123)         1,157            448
 Change in
   unrealized appreciation
   (depreciation) of
   investments                     10,671         23,863         13,076        149,472        (11,332)           222
                            -------------  -------------  -------------  -------------  -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations                5,649          6,670         12,619         17,409          4,623         15,305
                            -------------  -------------  -------------  -------------  -------------  -------------
From capital
 transactions:
 Net purchase payments                  -             30              -          3,017              -            202
 Net investment
   division transfers             (15,622)       (49,309)        (4,071)    (1,369,999)       (22,463)        (4,443)
 Other net transfers              (17,032)       (70,744)       (27,708)       (31,875)       (12,439)       (51,461)
                            -------------  -------------  -------------  -------------  -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                 (32,654)      (120,023)       (31,779)    (1,398,857)       (34,902)       (55,702)
                            -------------  -------------  -------------  -------------  -------------  -------------
    NET CHANGE IN NET
     ASSETS                       (27,005)      (113,353)       (19,160)    (1,381,448)       (30,279)       (40,397)
NET ASSETS - BEGINNING
 OF PERIOD                        235,687        349,040        314,388      1,695,836        402,738        443,135
                            -------------  -------------  -------------  -------------  -------------  -------------
NET ASSETS - END OF
 PERIOD                     $     208,682  $     235,687  $     295,228  $     314,388  $     372,459  $     402,738
                            =============  =============  =============  =============  =============  =============

                            -----------------------------
                                   Strategic Bond
                                        Fund
                            ----------------------------
                                 2005           2004
                            -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $       3,510  $      10,799
 Net realized gains
   (losses) from
   security transactions            6,425          7,839
 Change in
   unrealized appreciation
   (depreciation) of
   investments                     (9,004)       (11,242)
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations                  931          7,396
                            -------------  -------------
From capital
 transactions:
 Net purchase payments                  -              -
 Net investment
   division transfers                   -       (145,659)
 Other net transfers              (64,320)        (1,913)
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                 (64,320)      (147,572)
                            -------------  -------------
    NET CHANGE IN NET
     ASSETS                       (63,389)      (140,176)
NET ASSETS - BEGINNING
 OF PERIOD                        111,803        251,979
                            -------------  -------------
NET ASSETS - END OF
 PERIOD                     $      48,414  $     111,803
                            =============  =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                 Oppenheimer
                            -------------------------------------------------------------------------------------
                            Main Street Small-Cap Growth              Money               Capital Appreciation
                                        Fund                          Fund                        Fund
                            ----------------------------  ----------------------------  -------------------------
                                 2005           2004           2005           2004        2005 (d)
                            -------------  -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $       2,435  $      (2,608) $       3,282  $      (1,803) $           -
 Net realized gains
   (losses) from
   security transactions            6,067          3,590              -              -              -
 Change in
   unrealized appreciation
   (depreciation) of
   investments                      5,659         28,777              -              -              -
                            -------------  -------------  -------------  -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations               14,161         29,759          3,282         (1,803)             -
                            -------------  -------------  -------------  -------------  -------------
From capital
 transactions:
 Net purchase payments                  -            561              -              -              -
 Net investment
   division transfers             (12,275)             -        (27,260)      (124,587)             -
 Other net transfers               (6,677)       (17,712)       (78,764)      (116,580)             -
                            -------------  -------------  -------------  -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions                 (18,952)       (17,151)      (106,024)      (241,167)             -
                            -------------  -------------  -------------  -------------  -------------
    NET CHANGE IN NET
     ASSETS                        (4,791)        12,608       (102,742)      (242,970)             -
NET ASSETS - BEGINNING
 OF PERIOD                        194,871        182,263        298,120        541,090              -
                            -------------  -------------  -------------  -------------  -------------
NET ASSETS - END OF
 PERIOD                     $     190,080  $     194,871  $     195,378  $     298,120  $           -
                            =============  =============  =============  =============  =============

                                      Fidelity
                            ----------------------------
                                    Asset Manager
                                      Portfolio
                            ----------------------------
                                 2005           2004
                            -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS From
 operations:
 Net investment income
   (loss)                   $   2,242,544  $   2,344,405
 Net realized gains
   (losses) from
   security transactions       (2,110,546)    (2,087,213)
 Change in
   unrealized appreciation
   (depreciation) of
   investments                  3,606,847      6,220,678
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from operations            3,738,845      6,477,870
                            -------------  -------------
From capital
 transactions:
 Net purchase payments          7,546,788      6,413,602
 Net investment
   division transfers          (9,921,558)    (6,138,000)
 Other net transfers          (16,300,590)   (15,412,600)
                            -------------  -------------
    Net increase
     (decrease) in net
     assets resulting
     from capital
     transactions             (18,675,360)   (15,136,998)
                            -------------  -------------
    NET CHANGE IN NET
     ASSETS                   (14,936,515)    (8,659,128)
NET ASSETS - BEGINNING
 OF PERIOD                    164,901,250    173,560,378
                            -------------  -------------
NET ASSETS - END OF
 PERIOD                     $ 149,964,735  $ 164,901,250
                            =============  =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                      Fidelity
                               -----------------------------------------------------------------------------------------
                                          Growth                      Contrafund                     Overseas
                                         Portfolio                     Portfolio                     Portfolio
                               ----------------------------  ----------------------------  ----------------------------
                                    2005           2004           2005           2004           2005           2004
                               -------------  -------------  -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN
 NET
 ASSETS From operations:
 Net investment income
   (loss)                      $  (1,934,714) $  (2,782,737) $  (3,026,410) $  (2,654,279) $      (6,049) $      (6,309)
 Net realized gains
   (losses) from
   security transactions          (7,095,149)    (7,634,812)     3,877,670      1,744,097       (159,567)      (548,352)
 Change in unrealized
   appreciation (depreciation)
   of investments                 18,387,197     14,833,445     41,502,913     35,062,867      1,878,817      1,804,993
                               -------------  -------------  -------------  -------------  -------------  -------------
    Net increase
     (decrease) in
     net assets
     resulting from
     operations                    9,357,334      4,415,896     42,354,173     34,152,685      1,713,201      1,250,332
                               -------------  -------------  -------------  -------------  -------------  -------------
From capital
 transactions:
 Net purchase payments            13,927,867     18,066,489     17,262,232     18,017,677        243,188        269,931
 Net investment
   division transfers            (21,537,464)   (18,940,842)       825,066     (4,574,866)      (196,354)      (428,126)
 Other net transfers             (22,019,362)   (21,498,853)   (23,199,750)   (18,362,223)    (1,699,999)    (2,179,238)
                               -------------  -------------  -------------  -------------  -------------  -------------
    Net increase
     (decrease) in
     net assets
     resulting from
     capital transactions        (29,628,959)   (22,373,206)    (5,112,452)    (4,919,412)    (1,653,165)    (2,337,433)
                               -------------  -------------  -------------  -------------  -------------  -------------
    NET CHANGE IN NET
     ASSETS                      (20,271,625)   (17,957,310)    37,241,721     29,233,273         60,036     (1,087,101)
NET ASSETS - BEGINNING
 OF PERIOD                       251,302,201    269,259,511    278,739,238    249,505,965     11,247,255     12,334,356
                               -------------  -------------  -------------  -------------  -------------  -------------
NET ASSETS - END OF
 PERIOD                        $ 231,030,576  $ 251,302,201  $ 315,980,959  $ 278,739,238  $  11,307,291  $  11,247,255
                               =============  =============  =============  =============  =============  =============

                               -----------------------------
                                      Equity - Income
                                         Portfolio
                               ----------------------------
                                    2005           2004
                               -------------  -------------
INCREASE (DECREASE) IN
 NET
 ASSETS From operations:
 Net investment income
   (loss)                      $     886,199  $     141,110
 Net realized gains
   (losses) from
   security transactions             225,830         65,049
 Change in unrealized
   appreciation (depreciation)
   of investments                   (282,062)     2,010,741
                               -------------  -------------
    Net increase
     (decrease) in
     net assets
     resulting from
     operations                      829,967      2,216,900
                               -------------  -------------
From capital
 transactions:
 Net purchase payments                82,641         77,952
 Net investment
   division transfers               (180,764)       229,534
 Other net transfers              (3,776,055)    (4,161,414)
                               -------------  -------------
    Net increase
     (decrease) in
     net assets
     resulting from
     capital transactions         (3,874,178)    (3,853,928)
                               -------------  -------------
    NET CHANGE IN NET
     ASSETS                       (3,044,211)    (1,637,028)
NET ASSETS - BEGINNING
 OF PERIOD                        23,638,818     25,275,846
                               -------------  -------------
NET ASSETS - END OF
 PERIOD                        $  20,594,607  $  23,638,818
                               =============  =============



See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                        Fidelity
                                    ------------------------------------------------------------------------------------------
                                             Index 500                     Money Market                   Mid-Cap
                                             Portfolio                       Portfolio                  Portfolio B
                                    ---------------------------    ----------------------------  --------------------------
                                        2005           2004             2005           2004        2005 (d)
                                    ------------  -------------    -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $    727,778  $     (14,501)   $     508,284  $     (36,951) $           -
  Net realized gains (losses) from
   security transactions               1,609,808        205,474                -              -              -
  Change in unrealized
   appreciation (depreciation) of
   investments                         2,214,439     13,352,761                -              -              -
                                    ------------  -------------    -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                        4,552,025     13,543,734          508,284        (36,951)             -
                                    ------------  -------------    -------------  -------------  -------------
From capital transactions:
  Net purchase payments                   17,608         33,300        8,117,814     11,407,103              -
  Net investment division
   transfers                         (11,379,815)   (11,911,707)      (3,173,149)    (5,163,355)             -
  Other net transfers                (10,487,336)    (9,655,740)      (3,244,973)    (3,591,291)             -
                                    ------------  -------------    -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions            (21,849,543)   (21,534,147)       1,699,692      2,652,457              -
                                    ------------  -------------    -------------  -------------  -------------
    NET CHANGE IN NET ASSETS         (17,297,518)    (7,990,413)       2,207,976      2,615,506              -
NET ASSETS - BEGINNING OF
 PERIOD                              156,921,964    164,912,377       29,288,538     26,673,032              -
                                    ------------  -------------    -------------  -------------  -------------
NET ASSETS - END OF PERIOD          $139,624,446  $ 156,921,964    $  31,496,514  $  29,288,538  $           -
                                    ============  =============    =============  =============  =============

                                    -----------------------
                                            Contrafund
                                            Portfolio B
                                    ---------------------------
                                       2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         (31)
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                               (379)
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (410)
                                    -------------
From capital transactions:
  Net purchase payments                    82,841
  Net investment division
   transfers                                4,583
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  87,424
                                    -------------
    NET CHANGE IN NET ASSETS               87,014
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                    -------------
NET ASSETS - END OF PERIOD          $      87,014
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004


                                              Scudder I
                                    ----------------------------    -------------------------------
                                            International                    FI Mid-Cap
                                              Portfolio                       Portfolio
                                    ----------------------------    ----------------------------
                                         2005             2004           2005             2004
                                    -------------    -------------  -------------    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $      58,000    $     (15,779) $     (48,846)   $     (13,442)
  Net realized gains (losses) from
   security transactions                 (197,126)        (774,822)       (12,734)         (68,076)
  Change in unrealized
   appreciation (depreciation) of
   investments                          3,662,606        3,899,643        295,898          499,735
                                    -------------    -------------  -------------    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                         3,523,480        3,109,042        234,318          418,217
                                    -------------    -------------  -------------    -------------
From capital transactions:
  Net purchase payments                 2,218,565        2,505,281        557,376          363,376
  Net investment division
   transfers                             (261,578)      (1,383,319)       326,714        1,768,728
  Other net transfers                  (1,696,765)      (1,553,606)      (349,078)        (124,324)
                                    -------------    -------------  -------------    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 260,222         (431,644)       535,012        2,007,780
                                    -------------    -------------  -------------    -------------
    NET CHANGE IN NET ASSETS            3,783,702        2,677,398        769,330        2,425,997
NET ASSETS - BEGINNING OF
 PERIOD                                23,956,966       21,279,568      3,334,720          908,723
                                    -------------    -------------  -------------    -------------
NET ASSETS - END OF PERIOD          $  27,740,668    $  23,956,966  $   4,104,050    $   3,334,720
                                    =============    =============  =============    =============

                                              MetLife
                                    ---------------------------------------------------------
                                         Russell 2000 Index            FI International Stock
                                              Portfolio                       Portfolio
                                    ----------------------------    ----------------------------
                                         2005             2004           2005           2004
                                    -------------    -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $     164,547    $     (42,613) $      (4,439) $        (656)
  Net realized gains (losses) from
   security transactions                  330,827          225,310         17,991          2,062
  Change in unrealized
   appreciation (depreciation) of
   investments                           (275,880)         379,609         84,277         65,240
                                    -------------    -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                           219,494          562,306         97,829         66,646
                                    -------------    -------------  -------------  -------------
From capital transactions:
  Net purchase payments                 1,010,785          714,378          3,850            350
  Net investment division
   transfers                              290,189        2,912,949        159,978        112,334
  Other net transfers                    (547,802)        (266,495)       (79,269)       (43,841)
                                    -------------    -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 753,172        3,360,832         84,559         68,843
                                    -------------    -------------  -------------  -------------
    NET CHANGE IN NET ASSETS              972,666        3,923,138        182,388        135,489
NET ASSETS - BEGINNING OF
 PERIOD                                 6,150,895        2,227,757        500,667        365,178
                                    -------------    -------------  -------------  -------------
NET ASSETS - END OF PERIOD          $   7,123,561    $   6,150,895  $     683,055  $     500,667
                                    =============    =============  =============  =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                          MetLife
                                    --------------------------------------------------------------------------------------------
                                      FI International Stock              Met/Putnam Voyager                Stock Index
                                           Portfolio B                        Portfolio A                    Portfolio
                                    --------------------------       ----------------------------  ----------------------------
                                      2005 (d)                          2005 (a)         2004           2005           2004
                                    -------------                    -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN
 NET ASSETS
 From operations:
  Net investment income (loss)      $           -                    $         144  $      (5,226) $     213,987  $    (334,511)
  Net realized gains (losses) from
   security transactions                        -                         (141,089)       (29,279)     1,570,677        924,563
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -                          109,175         49,249        740,389      5,858,151
                                    -------------                    -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -                          (31,770)        14,744      2,525,053      6,448,203
                                    -------------                    -------------  -------------  -------------  -------------
From capital transactions:
  Net purchase payments                         -                              121          9,551      7,069,078      7,476,250
  Net investment division
   transfers                                    -                         (353,829)         1,966        411,492      1,928,797
  Other net transfers                           -                          (12,730)       (47,040)    (8,563,562)    (7,197,876)
                                    -------------                    -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -                         (366,438)       (35,523)    (1,082,992)     2,207,171
                                    -------------                    -------------  -------------  -------------  -------------
    NET CHANGE IN NET
     ASSETS                                     -                         (398,208)       (20,779)     1,442,061      8,655,374
NET ASSETS - BEGINNING OF
 PERIOD                                         -                          398,208        418,987     78,250,221     69,594,847
                                    -------------                    -------------  -------------  -------------  -------------
NET ASSETS - END OF
 PERIOD                             $           -                    $           -  $     398,208  $  79,692,282  $  78,250,221
                                    =============                    =============  =============  =============  =============

                                    -----------------------
                                             Stock Index
                                             Portfolio B
                                    ----------------------------
                                         2005             2004
                                    -------------    -------------
INCREASE (DECREASE) IN
 NET ASSETS
 From operations:
  Net investment income (loss)      $    (522,198)   $  (1,613,017)
  Net realized gains (losses) from
   security transactions                5,665,464          918,964
  Change in unrealized
   appreciation (depreciation) of
   investments                            896,649       16,307,278
                                    -------------    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                         6,039,915       15,613,225
                                    -------------    -------------
From capital transactions:
  Net purchase payments                28,178,869       55,258,660
  Net investment division
   transfers                           (7,944,404)      13,229,585
  Other net transfers                 (15,961,634)      (8,296,368)
                                    -------------    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions               4,272,831       60,191,877
                                    -------------    -------------
    NET CHANGE IN NET
     ASSETS                            10,312,746       75,805,102
NET ASSETS - BEGINNING OF
 PERIOD                               211,685,671      135,880,569
                                    -------------    -------------
NET ASSETS - END OF
 PERIOD                             $ 221,998,417    $ 211,685,671
                                    =============    =============

(a) For the period from January 1, 2005 to April 29, 2005
(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                            MetLife
                                    ---------------------------------------------------------------------------------------------
                                    BlackRock Legacy Large-Cap Growth   BlackRock Strategic Value       BlackRock Bond Income
                                               Class A                           Class A                       Class A
                                    --------------------------------- ----------------------------  ----------------------------
                                         2005             2004             2005           2004           2005           2004
                                    ---------------   -------------   -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $      (3,289)   $      (3,004)   $     536,620  $     (82,254) $      81,797  $      42,172
  Net realized gains (losses) from
   security transactions                   21,191           12,572          188,690        150,224         (7,303)           172
  Change in unrealized
   appreciation (depreciation) of
   investments                              4,508            9,341         (377,877)       891,729        (48,894)         5,035
                                     -------------    -------------   -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                            22,410           18,909          347,433        959,699         25,600         47,379
                                     -------------    -------------   -------------  -------------  -------------  -------------
From capital transactions:
  Net purchase payments                    59,514           50,213        1,997,517      1,703,015        480,460        436,936
  Net investment division
   transfers                               71,110          101,127          250,543      4,004,867      1,050,830        993,180
  Other net transfers                     (13,523)         (71,122)        (483,344)      (248,088)      (172,164)      (155,990)
                                     -------------    -------------   -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 117,101           80,218        1,764,716      5,459,794      1,359,126      1,274,126
                                     -------------    -------------   -------------  -------------  -------------  -------------
    NET CHANGE IN NET
     ASSETS                               139,511           99,127        2,112,149      6,419,493      1,384,726      1,321,505
NET ASSETS - BEGINNING OF
 PERIOD                                   303,678          204,551        9,171,187      2,751,694      1,979,056        657,551
                                     -------------    -------------   -------------  -------------  -------------  -------------
NET ASSETS - END OF PERIOD          $     443,189    $     303,678    $  11,283,336  $   9,171,187  $   3,363,782  $   1,979,056
                                     =============    =============   =============  =============  =============  =============

                                    ------------------------------
                                      BlackRock Large-Cap Value
                                               Class A
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $       3,166  $      (5,438)
  Net realized gains (losses) from
   security transactions                   38,642          6,868
  Change in unrealized
   appreciation (depreciation) of
   investments                             (3,542)        51,558
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                            38,266         52,988
                                    -------------  -------------
From capital transactions:
  Net purchase payments                   121,408         92,441
  Net investment division
   transfers                              250,672        256,151
  Other net transfers                     (58,441)        (6,437)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 313,639        342,155
                                    -------------  -------------
    NET CHANGE IN NET
     ASSETS                               351,905        395,143
NET ASSETS - BEGINNING OF
 PERIOD                                   607,290        212,147
                                    -------------  -------------
NET ASSETS - END OF PERIOD          $     959,195  $     607,290
                                    =============  =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                           MetLife
                                    -----------------------------------------------------------------------------------------
                                    Lehman Brothers Aggregate Bond         FI Mid-Cap          Harris Oakmark Large-Cap Value
                                            Index Class A                 Opportunities                   Class A
                                    ----------------------------   --------------------------  ----------------------------
                                         2005            2004                      2004 (e)         2005            2004
                                    -------------   -------------               -------------  -------------   -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $      67,432   $     $20,360               $      75,483  $     (34,138)  $     (28,485)
  Net realized gains (losses) from
   security transactions.                    (580)          1,913                     (26,828)       100,980          24,268
  Change in unrealized
   appreciation (depreciation)
   of investments                         (44,909)         18,540                     (88,530)      (190,418)        347,478
                                    -------------   -------------               -------------  -------------   -------------
    Net increase (decrease) in
     net assets resulting from
     operations                            21,943          40,813                     (39,875)      (123,576)        343,261
                                    -------------   -------------               -------------  -------------   -------------
From capital transactions:
  Net purchase payments                   623,715         439,976                     156,728        990,460         776,024
  Net investment division
   transfers                            1,222,982       1,202,378                    (847,751)       452,335       1,727,417
  Other net transfers                    (197,040)        (84,351)                    (87,636)      (279,328)       (151,913)
                                    -------------   -------------               -------------  -------------   -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions               1,649,657       1,558,003                    (778,659)     1,163,467       2,351,528
                                    -------------   -------------               -------------  -------------   -------------
    NET CHANGE IN NET ASSETS            1,671,600       1,598,816                    (818,534)     1,039,891       2,694,789
NET ASSETS - BEGINNING OF
 PERIOD                                 2,300,758         701,942                     818,534      4,444,030       1,749,241
                                    -------------   -------------               -------------  -------------   -------------
NET ASSETS - END OF PERIOD          $   3,972,358   $   2,300,758               $           -  $   5,483,921   $   4,444,030
                                    =============   =============               =============  =============   =============

                                    ---------------------------
                                      Morgan Stanley EAFE Index
                                               Class A
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $       9,145  $     (16,834)
  Net realized gains (losses) from
   security transactions.                  44,220         25,162
  Change in unrealized
   appreciation (depreciation)
   of investments                         741,422        508,973
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                           794,787        517,301
                                    -------------  -------------
From capital transactions:
  Net purchase payments                 1,316,886        686,526
  Net investment division
   transfers                            2,406,994      1,867,853
  Other net transfers                    (398,270)      (132,830)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions               3,325,610      2,421,549
                                    -------------  -------------
    NET CHANGE IN NET ASSETS            4,120,397      2,938,850
NET ASSETS - BEGINNING OF
 PERIOD                                 4,007,493      1,068,643
                                    -------------  -------------
NET ASSETS - END OF PERIOD          $   8,127,890  $   4,007,493
                                    =============  =============

(e) For the period from January 1, 2004 to May 1, 2004

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                            MetLife
                                    -----------------------------------------------------------------------------------------
                                          MFS Total Return             Mid-Cap Stock Index              Davis Venture
                                               Class A                       Class A                     Value Fund
                                    ----------------------------  ----------------------------  ----------------------------
                                         2005           2004           2005           2004           2005           2004
                                    -------------  -------------  -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $      79,244  $     $32,990  $     249,645  $     (28,035) $     (30,603) $     (12,900)
  Net realized gains (losses) from
   security transactions                   24,033        (21,369)        90,225         23,748         50,867         26,062
  Change in unrealized
   appreciation (depreciation) of
   investments                             33,936        188,277        346,192        502,987        376,187        185,516
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                           137,213        199,898        686,062        498,700        396,451        198,678
                                    -------------  -------------  -------------  -------------  -------------  -------------
From capital transactions:
  Net purchase payments                 1,127,436      3,531,737      1,477,848        954,128        686,138        377,882
  Net investment division
   transfers                            2,840,082       (355,251)     1,343,574      2,080,347      2,742,649      1,269,727
  Other net transfers                    (309,012)             -       (441,563)      (183,797)      (272,782)       (47,240)
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions               3,658,506      3,176,486      2,379,859      2,850,678      3,156,005      1,600,369
                                    -------------  -------------  -------------  -------------  -------------  -------------
    NET CHANGE IN NET ASSETS            3,795,719      3,376,384      3,065,921      3,349,378      3,552,456      1,799,047
NET ASSETS - BEGINNING OF
 PERIOD                                 4,142,338        765,954      4,833,477      1,484,099      2,581,378        782,331
                                    -------------  -------------  -------------  -------------  -------------  -------------
NET ASSETS - END OF PERIOD          $   7,938,057  $   4,142,338  $   7,899,398  $   4,833,477  $   6,133,834  $   2,581,378
                                    =============  =============  =============  =============  =============  =============

                                    -----------------------------
                                            Davis Venture
                                            Value Fund E
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $  (5,967,890) $  (8,204,069)
  Net realized gains (losses) from
   security transactions               34,479,658     62,228,122
  Change in unrealized
   appreciation (depreciation) of
   investments                         13,897,692     19,965,602
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                        42,409,460     73,989,655
                                    -------------  -------------
From capital transactions:
  Net purchase payments                64,214,461    250,978,454
  Net investment division
   transfers                         (144,483,629)   (79,589,251)
  Other net transfers                 (30,648,024)   (30,208,664)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions            (110,917,192)   141,180,539
                                    -------------  -------------
    NET CHANGE IN NET ASSETS          (68,507,732)   215,170,194
NET ASSETS - BEGINNING OF
 PERIOD                               637,147,092    421,976,898
                                    -------------  -------------
NET ASSETS - END OF PERIOD          $ 568,639,360  $ 637,147,092
                                    =============  =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004


                                                                                           MetLife
                                    ---------------------------------------------------------------------------------------
                                    Harris Oakmark Focused Value  Harris Oakmark Focused Value        Jennison Growth
                                               Fund A                        Fund B                     Portfolio A
                                    ----------------------------  ----------------------------  ---------------------------
                                         2005           2004           2005           2004         2005 (b)
                                    -------------  -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $     (63,889) $     (34,791) $  (2,268,298) $  (2,304,431) $      (3,585)
  Net realized gains (losses) from
   security transactions                  177,938         30,887     20,484,547     39,323,227         11,145
  Change in unrealized
   appreciation (depreciation) of
   investments                          1,226,931        892,834      8,816,916     (4,829,272)        65,078
                                    -------------  -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                         1,340,980        888,930     27,033,165     32,189,524         72,638
                                    -------------  -------------  -------------  -------------  -------------
From capital transactions:
  Net purchase payments                 3,245,446      2,646,301     38,108,551    173,527,744          3,342
  Net investment division
   transfers                            5,423,642      5,623,567    (75,525,778)  (180,014,819)       338,857
  Other net transfers                    (861,057)      (501,782)   (24,521,841)   (23,120,716)       (46,767)
                                    -------------  -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions               7,808,031      7,768,086    (61,939,068)   (29,607,791)       295,432
                                    -------------  -------------  -------------  -------------  -------------
    NET CHANGE IN NET ASSETS            9,149,011      8,657,016    (34,905,903)     2,581,733        368,070
NET ASSETS - BEGINNING OF PERIOD       12,299,372      3,642,356    412,523,783    409,942,050              -
                                    -------------  -------------  -------------  -------------  -------------
NET ASSETS - END OF PERIOD          $  21,448,383  $  12,299,372  $ 377,617,880  $ 412,523,783  $     368,070
                                    =============  =============  =============  =============  =============

                                    -----------------------------
                                           Jennison Growth
                                             Portfolio B
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $  (2,800,038) $  (4,540,203)
  Net realized gains (losses) from
   security transactions               10,582,752     24,712,282
  Change in unrealized
   appreciation (depreciation) of
   investments                          8,034,770      2,377,607
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                        15,817,484     22,549,686
                                    -------------  -------------
From capital transactions:
  Net purchase payments                17,169,997    121,283,027
  Net investment division
   transfers                          (68,285,225)   (86,038,762)
  Other net transfers                 (10,005,098)   (12,757,826)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions             (61,120,326)    22,486,439
                                    -------------  -------------
    NET CHANGE IN NET ASSETS          (45,302,842)    45,036,125
NET ASSETS - BEGINNING OF PERIOD      229,058,814    184,022,689
                                    -------------  -------------
NET ASSETS - END OF PERIOD          $ 183,755,972  $ 229,058,814
                                    =============  =============

(b) For the period from May 2, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004


                                                                                         MetLife
                                    ---------------------------------------------------------------------------------------
                                       BlackRock Money Market       BlackRock Money Market   T. Rowe Price Small-Cap Growth
                                             Portfolio A                 Portfolio B                    Class A
                                    ----------------------------  -------------------------- ----------------------------
                                         2005         2004 (g)       2005 (b)                     2005          2004 (g)
                                    -------------  -------------  -------------              -------------   -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         638  $        (296) $   1,114,808              $      (8,724)  $      (1,485)
  Net realized gains (losses) from
   security transactions                        -              -              -                     11,710          (4,315)
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -              -              -                     71,200          39,931
                                    -------------  -------------  -------------              -------------   -------------
    Net increase (decrease) in
     net assets resulting from
     operations                               638           (296)     1,114,808                     74,186          34,131
                                    -------------  -------------  -------------              -------------   -------------
From capital transactions:
  Net purchase payments                         -              -     44,029,115                     85,540          25,079
  Net investment division
   transfers                               10,589         68,849    103,694,334                    419,104         362,762
  Other net transfers                     (11,476)       (25,686)   (25,095,218)                   (65,018)         (3,239)
                                    -------------  -------------  -------------              -------------   -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                    (887)        43,163    122,628,231                    439,626         384,602
                                    -------------  -------------  -------------              -------------   -------------
    NET CHANGE IN NET ASSETS                 (249)        42,867    123,743,039                    513,812         418,733
NET ASSETS - BEGINNING OF PERIOD           42,867              -              -                    418,733               -
                                    -------------  -------------  -------------              -------------   -------------
NET ASSETS - END OF PERIOD.         $      42,618  $      42,867  $ 123,743,039              $     932,545   $     418,733
                                    =============  =============  =============              =============   =============

                                    --------------------------------
                                    Salomon Brothers U.S. Government
                                             Class B
                                    --------------------------------
                                       2005 (b)
                                     -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $     (29,973)
  Net realized gains (losses) from
   security transactions                   (2,529)
  Change in unrealized
   appreciation (depreciation) of
   investments                              7,855
                                     -------------
    Net increase (decrease) in
     net assets resulting from
     operations                           (24,647)
                                     -------------
From capital transactions:
  Net purchase payments                 1,679,808
  Net investment division
   transfers                            4,646,702
  Other net transfers                    (261,080)
                                     -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions               6,065,430
                                     -------------
    NET CHANGE IN NET ASSETS            6,040,783
NET ASSETS - BEGINNING OF PERIOD                -
                                     -------------
NET ASSETS - END OF PERIOD.         $   6,040,783
                                     =============

(b) For the period from May 2, 2005 to December 31, 2005
(g) For the period from May 3, 2004 to December 31, 2004

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004


                                             MetLife                                                Van Kampen
                                    -------------------------- -------------------------------------------------------
                                    Oppenheimer Global Equity         Emerging Growth             Emerging Growth
                                           Portfolio B                     Fund                       Fund B
                                    -------------------------- ----------------------------  -------------------------
                                      2005 (d)                      2005           2004        2005 (d)
                                    -------------              -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -              $      (4,855) $      (6,707) $           -
  Net realized gains (losses) from
   security transactions                        -                    (25,226)       (34,248)             -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -                     55,406         63,504              -
                                    -------------              -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -                     25,325         22,549              -
                                    -------------              -------------  -------------  -------------
From capital transactions:
  Net purchase payments                         -                          -            270              -
  Net investment division
   transfers                                    -                       (412)       (28,243)             -
  Other net transfers                           -                    (82,990)       (63,594)             -
                                    -------------              -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -                    (83,402)       (91,567)             -
                                    -------------              -------------  -------------  -------------
    NET CHANGE IN NET ASSETS                    -                    (58,077)       (69,018)             -
NET ASSETS - BEGINNING OF PERIOD                -                    460,401        529,419              -
                                    -------------              -------------  -------------  -------------
NET ASSETS - END OF PERIOD          $           -              $     402,324  $     460,401  $           -
                                    =============              =============  =============  =============

                                    -----------------------------
                                             Enterprise
                                                Fund
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $      (1,040) $      (1,611)
  Net realized gains (losses) from
   security transactions                   (1,785)        (7,096)
  Change in unrealized
   appreciation (depreciation) of
   investments                             12,802         12,323
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                             9,977          3,616
                                    -------------  -------------
From capital transactions:
  Net purchase payments                         -              -
  Net investment division
   transfers                                   58          7,091
  Other net transfers                     (10,743)       (19,549)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 (10,685)       (12,458)
                                    -------------  -------------
    NET CHANGE IN NET ASSETS                 (708)        (8,842)
NET ASSETS - BEGINNING OF PERIOD          161,021        169,863
                                    -------------  -------------
NET ASSETS - END OF PERIOD          $     160,313  $     161,021
                                    =============  =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                        Van Kampen
                                    ----------------------------------------------------------------------------------
                                           Growth & Income             Growth & Income               Comstock
                                                Fund                        Fund B                    Fund B
                                    ----------------------------  -------------------------- -------------------------
                                         2005           2004        2005 (d)                   2005 (d)
                                    -------------  -------------  -------------              -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $       6,861  $      (1,217) $           -              $           -
  Net realized gains (losses) from
   security transactions                   15,310          7,607              -                          -
  Change in unrealized
   appreciation (depreciation) of
   investments                              1,796         29,963              -                          -
                                    -------------  -------------  -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     operations                            23,967         36,353              -                          -
                                    -------------  -------------  -------------              -------------
From capital transactions:
  Net purchase payments                         -              -              -                          -
  Net investment division
   transfers                               (2,267)          (972)             -                          -
  Other net transfers                     (60,632)       (38,621)             -                          -
                                    -------------  -------------  -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 (62,899)       (39,593)             -                          -
                                    -------------  -------------  -------------              -------------
    NET CHANGE IN NET ASSETS              (38,932)        (3,240)             -                          -
NET ASSETS - BEGINNING OF PERIOD          311,905        315,145              -                          -
                                    -------------  -------------  -------------              -------------
NET ASSETS - END OF PERIOD          $     272,973  $     311,905  $           -              $           -
                                    =============  =============  =============              =============

                                              Federated
                                    ----------------------------
                                            Equity Income
                                                Fund
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         755  $       4,342
  Net realized gains (losses) from
   security transactions                      107        (19,256)
  Change in unrealized
   appreciation (depreciation) of
   investments                                538         24,295
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                             1,400          9,381
                                    -------------  -------------
From capital transactions:
  Net purchase payments                         -            170
  Net investment division
   transfers                                    -       (247,189)
  Other net transfers                      (9,566)        (3,975)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  (9,566)      (250,994)
                                    -------------  -------------
    NET CHANGE IN NET ASSETS               (8,166)      (241,613)
NET ASSETS - BEGINNING OF PERIOD           94,430        336,043
                                    -------------  -------------
NET ASSETS - END OF PERIOD          $      86,264  $      94,430
                                    =============  =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                          Federated
                                    -------------------------------------------------------------------------------------
                                          High Income Bond             American Leaders            Growth Strategic
                                                Fund                       Fund II                       Fund
                                    ----------------------------  -------------------------  ----------------------------
                                         2005           2004                     2004 (e)         2005           2004
                                    -------------  -------------              -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $      12,529  $      15,719              $       6,719  $      (2,592) $      (2,652)
  Net realized gains (losses) from
   security transactions                   (2,215)        (2,656)                     3,680         (7,387)       (21,009)
  Change in unrealized
   appreciation (depreciation) of
   investments                             (9,083)         4,126                    (16,459)        29,360         48,422
                                    -------------  -------------              -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                             1,231         17,189                     (6,060)        19,381         24,761
                                    -------------  -------------              -------------  -------------  -------------
From capital transactions:
  Net purchase payments                         -              -                        121              -            952
  Net investment division
   transfers                               (8,661)       (68,611)                  (633,873)       (11,975)        (1,972)
  Other net transfers                     (46,145)       (25,113)                    (7,528)        (7,411)       (37,046)
                                    -------------  -------------              -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 (54,806)       (93,724)                  (641,280)       (19,386)       (38,066)
                                    -------------  -------------              -------------  -------------  -------------
    NET CHANGE IN NET ASSETS              (53,575)       (76,535)                  (647,340)            (5)       (13,305)
NET ASSETS - BEGINNING OF
 PERIOD                                   186,227        262,762                    647,340        188,806        202,111
                                    -------------  -------------              -------------  -------------  -------------
NET ASSETS - END OF PERIOD          $     132,652  $     186,227              $           -  $     188,801  $     188,806
                                    =============  =============              =============  =============  =============

                                              Neuberger
                                    ----------------------------
                                            Genesis Trust
                                               Class A
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         177  $         256
  Net realized gains (losses) from
   security transactions                    1,071          1,982
  Change in unrealized
   appreciation (depreciation) of
   investments                                977             72
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                             2,225          2,310
                                    -------------  -------------
From capital transactions:
  Net purchase payments                         -              -
  Net investment division
   transfers                                    -         (3,937)
  Other net transfers                      (2,297)        (2,266)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  (2,297)        (6,203)
                                    -------------  -------------
    NET CHANGE IN NET ASSETS                  (72)        (3,893)
NET ASSETS - BEGINNING OF
 PERIOD                                    14,025         17,918
                                    -------------  -------------
NET ASSETS - END OF PERIOD          $      13,953  $      14,025
                                    =============  =============

(e) For the period from January 1, 2004 to May 1, 2004

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                Alger                                                      T. Rowe
                                    ----------------------------  -----------------------------------------------------------
                                    American Small-Capitalization            Growth                     International
                                                Fund                          Fund                          Fund
                                    ----------------------------  ----------------------------  ----------------------------
                                         2005           2004           2005           2004           2005           2004
                                    -------------  -------------  -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $    (845,189) $    (817,623) $     (84,727) $     (30,234) $       9,516  $       3,283
  Net realized gains (losses) from
   security transactions               (3,642,356)    (4,840,201)       (77,402)      (195,711)        (4,503)       (36,804)
  Change in unrealized
   appreciation (depreciation) of
   investments                         13,519,296     14,014,757        703,720      1,171,341        156,433        158,743
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                         9,031,751      8,356,933        541,591        945,396        161,446        125,222
                                    -------------  -------------  -------------  -------------  -------------  -------------
From capital transactions:
  Net purchase payments                 3,845,735      4,763,693        513,668        463,974         73,808         73,449
  Net investment division
   transfers                           (3,675,140)    (4,572,138)      (467,524)      (178,943)       (32,402)         5,368
  Other net transfers                  (5,262,335)    (4,815,936)    (1,431,885)      (825,028)       (97,019)      (168,101)
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions              (5,091,740)    (4,624,381)    (1,385,741)      (539,997)       (55,613)       (89,284)
                                    -------------  -------------  -------------  -------------  -------------  -------------
    NET CHANGE IN NET ASSETS            3,940,011      3,732,552       (844,150)       405,399        105,833         35,938
NET ASSETS-BEGINNING OF
 PERIOD                                63,202,459     59,469,907     11,043,078     10,637,679      1,093,674      1,057,736
                                    -------------  -------------  -------------  -------------  -------------  -------------
NET ASSETS-END OF PERIOD            $  67,142,470  $  63,202,459  $  10,198,928  $  11,043,078  $   1,199,507  $   1,093,674
                                    =============  =============  =============  =============  =============  =============

                                    -----------------------------
                                            Prime Reserve
                                                Fund
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $      22,388  $      (1,346)
  Net realized gains (losses) from
   security transactions                        -              -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -              -
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                            22,388         (1,346)
                                    -------------  -------------
From capital transactions:
  Net purchase payments                       172          4,580
  Net investment division
   transfers                              303,591         26,056
  Other net transfers                     (87,974)      (316,827)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 215,789       (286,191)
                                    -------------  -------------
    NET CHANGE IN NET ASSETS              238,177       (287,537)
NET ASSETS-BEGINNING OF
 PERIOD                                 1,149,328      1,436,865
                                    -------------  -------------
NET ASSETS-END OF PERIOD            $   1,387,505  $   1,149,328
                                    =============  =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                Janus                                                     American
                                    ----------------------------  -----------------------------------------------------------
                                       Aspen Worldwide Growth           Global Small-Cap                   Growth
                                               Class A                        Fund                          Fund
                                    ----------------------------  ----------------------------  ----------------------------
                                         2005           2004           2005           2004           2005           2004
                                    -------------  -------------  -------------  -------------  -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $          43  $          24  $     (33,546) $     (44,075) $    (125,011) $    (137,318)
  Net realized gains (losses) from
   security transactions                      103            138        545,651         46,781        102,918         50,495
  Change in unrealized
   appreciation (depreciation) of
   investments                                255            341      1,280,910        681,229      3,485,539      1,563,691
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                               401            503      1,793,015        683,935      3,463,446      1,476,868
                                    -------------  -------------  -------------  -------------  -------------  -------------
From capital transactions:
  Net purchase payments                         -              -      1,268,111        851,426      4,490,773      2,716,304
  Net investment division
   transfers                                    -              -      3,258,526      2,837,097      7,013,332      6,614,333
  Other net transfers                        (622)          (812)      (451,972)      (111,030)    (1,413,824)      (591,451)
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                    (622)          (812)     4,074,665      3,577,493     10,090,281      8,739,186
                                    -------------  -------------  -------------  -------------  -------------  -------------
    NET CHANGE IN NET ASSETS                 (221)          (309)     5,867,680      4,261,428     13,553,727     10,216,054
NET ASSETS - BEGINNING OF
 PERIOD                                     9,296          9,605      5,541,144      1,279,716     17,186,680      6,970,626
                                    -------------  -------------  -------------  -------------  -------------  -------------
NET ASSETS - END OF PERIOD          $       9,075  $       9,296  $  11,408,824  $   5,541,144  $  30,740,407  $  17,186,680
                                    =============  =============  =============  =============  =============  =============

                                    -----------------------------
                                           Growth & Income
                                                Fund
                                    ----------------------------
                                         2005           2004
                                    -------------  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $      94,891  $     (17,073)
  Net realized gains (losses) from
   security transactions                   95,477         12,407
  Change in unrealized
   appreciation (depreciation) of
   investments                            669,431        942,223
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                           859,799        937,557
                                    -------------  -------------
From capital transactions:
  Net purchase payments                 3,608,318      2,477,325
  Net investment division
   transfers                            3,327,169      5,775,624
  Other net transfers                    (868,712)      (424,286)
                                    -------------  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions               6,066,775      7,828,663
                                    -------------  -------------
    NET CHANGE IN NET ASSETS            6,926,574      8,766,220
NET ASSETS - BEGINNING OF
 PERIOD                                13,636,772      4,870,552
                                    -------------  -------------
NET ASSETS - END OF PERIOD          $  20,563,346  $  13,636,772
                                    =============  =============

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                   American                   Alliance
                                          --------------------------- -------------------------
                                                 Global Growth        Bernstein Large-Cap Growth
                                                    Fund B                     Fund B
                                          --------------------------- -------------------------
                                             2005 (d)                   2005 (d)
                                          -------------               -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)            $        (282)              $           -
  Net realized gains (losses) from
   security transactions                              2                           -
  Change in unrealized
   appreciation (depreciation) of
   investments                                    2,427                           -
                                          -------------               -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                   2,147                           -
                                          -------------               -------------
From capital transactions:
  Net purchase payments                         438,428                           -
  Net investment division
   transfers                                     32,884                           -
  Other net transfers                                 -                           -
                                          -------------               -------------
    Net increase (decrease) in
     net assets resulting from capital
     transactions                               471,312                           -
                                          -------------               -------------
    NET CHANGE IN NET ASSETS                    473,459                           -
NET ASSETS - BEGINNING OF PERIOD                      -                           -
                                          -------------               -------------
NET ASSETS - END OF PERIOD                $     473,459               $           -
                                          =============               =============

                                                                Templeton
                                          -----------------------------------------------------
                                              Developing Markets         Foreign Securities
                                                    Fund B                     Fund B
                                          -------------------------- --------------------------
                                             2005 (d)                   2005 (d)
                                          -------------              -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)            $        (201)             $        (744)
  Net realized gains (losses) from
   security transactions                              -                          -
  Change in unrealized
   appreciation (depreciation) of
   investments                                    5,294                     11,553
                                          -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                   5,093                     10,809
                                          -------------              -------------
From capital transactions:
  Net purchase payments                         222,408                    768,570
  Net investment division
   transfers                                      2,731                     34,372
  Other net transfers                                 -                          -
                                          -------------              -------------
    Net increase (decrease) in
     net assets resulting from capital
     transactions                               225,139                    802,942
                                          -------------              -------------
    NET CHANGE IN NET ASSETS                    230,232                    813,751
NET ASSETS - BEGINNING OF PERIOD                      -                          -
                                          -------------              -------------
NET ASSETS - END OF PERIOD                $     230,232              $     813,751
                                          =============              =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                       Templeton
                                    --------------------------------------------------------------------------------
                                        Growth Securities       Mutual Shares Securities    VIP Income Securities
                                              Fund B                     Fund B                     Fund B
                                    -------------------------- -------------------------- --------------------------
                                      2005 (d)                    2005 (d)                   2005 (d)
                                    -------------              -------------              -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -              $        (329)             $         (64)
  Net realized gains (losses) from
   security transactions                        -                          5                          -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -                      3,457                        221
                                    -------------              -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -                      3,133                        157
                                    -------------              -------------              -------------
From capital transactions:
  Net purchase payments                         -                    212,628                    148,650
  Net investment division
   transfers                                    -                      1,752                      2,150
  Other net transfers                           -                          -                        (32)
                                    -------------              -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -                    214,380                    150,768
                                    -------------              -------------              -------------
    NET CHANGE IN NET ASSETS                    -                    217,513                    150,925
NET ASSETS - BEGINNING OF
 PERIOD                                         -                          -                          -
                                    -------------              -------------              -------------
NET ASSETS - END OF PERIOD          $           -              $     217,513              $     150,925
                                    =============              =============              =============

                                              Lazard
                                    ---------------------------
                                       Retirement Small-Cap
                                             Portfolio
                                    ---------------------------
                                       2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $          (7)
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                               (292)
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (299)
                                    -------------
From capital transactions:
  Net purchase payments                    23,530
  Net investment division
   transfers                                    1
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  23,531
                                    -------------
    NET CHANGE IN NET ASSETS               23,232
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                    -------------
NET ASSETS - END OF PERIOD          $      23,232
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005


See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                       Morgan Stanley                             Pioneer
                                    ---------------------------------------------------- -------------------------
                                      UIF Equity and Income      UIF U.S. Real Estate           VCT Mid-Cap
                                           Portfolio B                 Portfolio                Portfolio B
                                    -------------------------- ------------------------- -------------------------
                                      2005 (d)                   2005 (d)                  2005 (d)
                                    -------------              -------------             -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -              $           -             $           -
  Net realized gains (losses) from
   security transactions                        -                          -                         -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -                          -                         -
                                    -------------              -------------             -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -                          -                         -
                                    -------------              -------------             -------------
From capital transactions:
  Net purchase payments                         -                          -                         -
  Net investment division
   transfers                                    -                          -                         -
  Other net transfers                           -                          -                         -
                                    -------------              -------------             -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -                          -                         -
                                    -------------              -------------             -------------
    NET CHANGE IN NET ASSETS                    -                          -                         -
NET ASSETS - BEGINNING OF
 PERIOD                                         -                          -                         -
                                    -------------              -------------             -------------
NET ASSETS - END OF PERIOD          $           -              $           -             $           -
                                    =============              =============             =============

                                             Putnam
                                    -------------------------
                                       VT Small-Cap Value
                                             Fund B
                                    -------------------------
                                      2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -
                                    -------------
From capital transactions:
  Net purchase payments                         -
  Net investment division
   transfers                                    -
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -
                                    -------------
    NET CHANGE IN NET ASSETS                    -
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                    -------------
NET ASSETS - END OF PERIOD          $           -
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005


See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                    Salomon Brothers
                                    --------------------------------------------------------------------------------
                                     Variable High Yield Bond      Variable Small-Cap         VSF Investors Fund
                                            Portfolio                  Portfolio                  Portfolio
                                    -------------------------- -------------------------- --------------------------
                                       2005 (d)                   2005 (d)                   2005 (d)
                                    -------------              -------------              -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $       3,844              $       9,376              $         985
  Net realized gains (losses) from
   security transactions                        -                          2                          -
  Change in unrealized
   appreciation (depreciation) of
   investments                             (3,617)                   (10,276)                    (1,461)
                                    -------------              -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     operations                               227                       (898)                      (476)
                                    -------------              -------------              -------------
From capital transactions:
  Net purchase payments                    42,745                    186,816                     96,134
  Net investment division
   transfers                                9,395                     10,708                        994
  Other net transfers                        (851)                    (9,565)                    (1,058)
                                    -------------              -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  51,289                    187,959                     96,070
                                    -------------              -------------              -------------
    NET CHANGE IN NET ASSETS               51,516                    187,061                     95,594
NET ASSETS - BEGINNING OF
 PERIOD                                         -                          -                          -
                                    -------------              -------------              -------------
NET ASSETS - END OF PERIOD          $      51,516              $     187,061              $      95,594
                                    =============              =============              =============

                                           Smith Barney
                                    -----------------------------
                                    Greenwich Street Appreciation
                                            Portfolio
                                    -----------------------------
                                       2005 (d)
                                     -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         208
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                               (688)
                                     -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (480)
                                     -------------
From capital transactions:
  Net purchase payments                    43,639
  Net investment division
   transfers                                3,848
  Other net transfers                           -
                                     -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  47,487
                                     -------------
    NET CHANGE IN NET ASSETS               47,007
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                     -------------
NET ASSETS - END OF PERIOD          $      47,007
                                     =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                   Smith Barney
                                    ------------------------------------------------------------------------------------
                                        Equity Index Fund      Greenwich Fundamental Value Multi-Discipline Balanced All
                                           Portfolio B                 Portfolio           Cap Growth & Value Portfolio
                                    -------------------------- --------------------------  -----------------------------
                                       2005 (d)                   2005 (d)                    2005 (d)
                                    -------------              -------------                -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         219              $       2,266               $         482
  Net realized gains (losses) from
   security transactions.                       -                          -                           -
  Change in unrealized
   appreciation (depreciation) of
   investments                               (446)                    (2,339)                       (571)
                                    -------------              -------------                -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (227)                       (73)                        (89)
                                    -------------              -------------                -------------
From capital transactions:
  Net purchase payments                    20,000                     34,447                      35,186
  Net investment division
   transfers                                    -                      1,999                           -
  Other net transfers                           -                     (1,997)                        (29)
                                    -------------              -------------                -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  20,000                     34,449                      35,157
                                    -------------              -------------                -------------
    NET CHANGE IN NET ASSETS               19,773                     34,376                      35,068
NET ASSETS - BEGINNING OF
 PERIOD                                         -                          -                           -
                                    -------------              -------------                -------------
NET ASSETS - END OF PERIOD          $      19,773              $      34,376               $      35,068
                                    =============              =============                =============

                                    --------------------------
                                    Multi-Discipline Large-Cap
                                     Growth & Value Portfolio
                                    --------------------------
                                       2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         578
  Net realized gains (losses) from
   security transactions.                       -
  Change in unrealized
   appreciation (depreciation) of
   investments                               (950)
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (372)
                                    -------------
From capital transactions:
  Net purchase payments                    31,303
  Net investment division
   transfers                                    -
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  31,303
                                    -------------
    NET CHANGE IN NET ASSETS               30,931
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                    -------------
NET ASSETS - END OF PERIOD          $      30,931
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                   Smith Barney
                                    --------------------------------------------------------------------------------------
                                     Multi-Discipline All Cap   Multi-Discipline Global All Cap Allocation Select Balanced
                                     Growth & Value Portfolio    Growth & Value Portfolio               Portfolio
                                    --------------------------- ------------------------------- -------------------------
                                       2005 (d)                    2005 (d)                       2005 (d)
                                    -------------                -------------                  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $       3,120               $       1,703                   $           -
  Net realized gains (losses) from
   security transactions                        -                          (1)                              -
  Change in unrealized
   appreciation (depreciation) of
   investments                             (4,166)                     (2,150)                              -
                                    -------------                -------------                  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                            (1,046)                       (448)                              -
                                    -------------                -------------                  -------------
From capital transactions:
  Net purchase payments                    93,450                     159,000                               -
  Net investment division
   transfers                               50,147                         500                               -
  Other net transfers                           -                           -                               -
                                    -------------                -------------                  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 143,597                     159,500                               -
                                    -------------                -------------                  -------------
    NET CHANGE IN NET
     ASSETS                               142,551                     159,052                               -
NET ASSETS - BEGINNING OF
 PERIOD                                         -                           -                               -
                                    -------------                -------------                  -------------
NET ASSETS - END OF PERIOD          $     142,551               $     159,052                   $           -
                                    =============                =============                  =============

                                    -------------------------
                                    Allocation Select Growth
                                            Portfolio
                                    -------------------------
                                      2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -
                                    -------------
From capital transactions:
  Net purchase payments                         -
  Net investment division
   transfers                                    -
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -
                                    -------------
    NET CHANGE IN NET
     ASSETS                                     -
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                    -------------
NET ASSETS - END OF PERIOD          $           -
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                  Smith Barney
                                  ------------------------------------------------------------------------------------------
                                  Allocation Select High Growth     Capital and Income              IS Dividend Strategy
                                          Portfolio                     Portfolio                         Portfolio
                                  ----------------------------- --------------------------       ---------------------------
                                    2005 (d)                      2005 (d)                          2005 (d)
                                   -------------                -------------                    -------------
INCREASE (DECREASE) IN NET
 ASSETS From operations:
 Net investment income (loss)     $           -                 $           -                    $         420
 Net realized gains (losses)
   from security transactions                 -                             -                                -
 Change in
   unrealized appreciation
   (depreciation) of
   investments                                -                             -                             (714)
                                   -------------                -------------                    -------------
    Net increase (decrease)
     in net assets resulting
     from operations                          -                             -                             (294)
                                   -------------                -------------                    -------------
From capital transactions:
 Net purchase payments                        -                             -                           32,250
 Net investment
   division transfers                         -                             -                               40
 Other net transfers                          -                             -                                -
                                   -------------                -------------                    -------------
    Net increase (decrease)
     in net assets resulting
     from capital transactions                -                             -                           32,290
                                   -------------                -------------                    -------------
    NET CHANGE IN NET ASSETS                  -                             -                           31,996
NET ASSETS - BEGINNING OF
 PERIOD                                       -                             -                                -
                                   -------------                -------------                    -------------
NET ASSETS - END OF PERIOD        $           -                 $           -                    $      31,996
                                   =============                =============                    =============

                                  ----------------------------
                                  Premier Selections All Cap Growth
                                          Portfolio
                                  ---------------------------------
                                    2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS From operations:
 Net investment income (loss)     $           -
 Net realized gains (losses)
   from security transactions                 -
 Change in
   unrealized appreciation
   (depreciation) of
   investments                                -
                                    -------------
    Net increase (decrease)
     in net assets resulting
     from operations                          -
                                    -------------
From capital transactions:
 Net purchase payments                        -
 Net investment
   division transfers                         -
 Other net transfers                          -
                                    -------------
    Net increase (decrease)
     in net assets resulting
     from capital transactions                -
                                    -------------
    NET CHANGE IN NET ASSETS                  -
NET ASSETS - BEGINNING OF
 PERIOD                                       -
                                    -------------
NET ASSETS - END OF PERIOD        $           -
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004


                                                        Smith Barney
                                    --------------------------------------------------------
                                       IS Growth and Income       Greenwich Street Equity Index
                                            Portfolio                     Portfolio
                                    --------------------------    -----------------------------
                                      2005 (d)                      2005 (d)
                                    -------------                  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -                 $           -
  Net realized gains (losses) from
   security transactions                        -                             -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -                             -
                                    -------------                  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -                             -
                                    -------------                  -------------
From capital transactions:
  Net purchase payments                         -                             -
  Net investment division
   transfers                                    -                             -
  Other net transfers                           -                             -
                                    -------------                  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -                             -
                                    -------------                  -------------
    NET CHANGE IN NET ASSETS                    -                             -
NET ASSETS - BEGINNING OF PERIOD                -                             -
                                    -------------                  -------------
NET ASSETS - END OF PERIOD          $           -                 $           -
                                    =============                  =============

                                                     Travelers Series Fund
                                    ---------------------------------------------------------------
                                    Salomon Brothers Adjustable Rate Smith Barney Aggressive Growth
                                         Income Portfolio                     Portfolio
                                    -------------------------------- ------------------------------
                                       2005 (d)                         2005 (d)
                                     -------------                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         103                    $        (145)
  Net realized gains (losses) from
   security transactions                        -                                1
  Change in unrealized
   appreciation (depreciation) of
   investments                                (99)                          (1,320)
                                     -------------                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 4                           (1,464)
                                     -------------                    -------------
From capital transactions:
  Net purchase payments                         -                          193,927
  Net investment division
   transfers                                3,500                            7,729
  Other net transfers                           -                               (6)
                                     -------------                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                   3,500                          201,650
                                     -------------                    -------------
    NET CHANGE IN NET ASSETS                3,504                          200,186
NET ASSETS - BEGINNING OF PERIOD                -                                -
                                     -------------                    -------------
NET ASSETS - END OF PERIOD          $       3,504                    $     200,186
                                     =============                    =============

(d) For the period from November 7, 2005 to December 31, 2005


See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                              Travelers Series Fund
                                    -------------------------------------------------------------------------------------
                                    Smith Barney Large-Cap Growth  Smith Barney Large-Cap Value Smith Barney Money Market
                                             Portfolio                     Portfolio                    Portfolio
                                    -----------------------------  ---------------------------- -------------------------
                                       2005 (d)                      2005 (d)                     2005 (d)
                                    -------------                   -------------               -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $          53                  $           -                $         182
  Net realized gains (losses) from
   security transactions                       49                              -                            -
  Change in unrealized
   appreciation (depreciation) of
   investments                             (3,408)                             -                            -
                                    -------------                   -------------               -------------
    Net increase (decrease) in
     net assets resulting from
     operations                            (3,306)                             -                          182
                                    -------------                   -------------               -------------
From capital transactions:
  Net purchase payments                   204,360                              -                       85,139
  Net investment division
   transfers                                   40                              -                      104,881
  Other net transfers                           -                              -                            -
                                    -------------                   -------------               -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 204,400                              -                      190,020
                                    -------------                   -------------               -------------
    NET CHANGE IN NET ASSETS              201,094                              -                      190,202
NET ASSETS - BEGINNING OF
 PERIOD                                         -                              -                            -
                                    -------------                   -------------               -------------
NET ASSETS - END OF PERIOD          $     201,094                  $           -                $     190,202
                                    =============                   =============               =============

                                    -----------------------------
                                    Smith Barney Social Awareness
                                         Stock Portfolio
                                    -----------------------------
                                      2005 (d)
                                     -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -
                                     -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -
                                     -------------
From capital transactions:
  Net purchase payments                         -
  Net investment division
   transfers                                    -
  Other net transfers                           -
                                     -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -
                                     -------------
    NET CHANGE IN NET ASSETS                    -
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                     -------------
NET ASSETS - END OF PERIOD          $           -
                                     =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004


                                                                                Travelers Series Trust
                                    -------------------------------------------------------------------------------------------
                                        Janus Appreciation                 Large-Cap              Managed Allocation Series
                                             Portfolio                     Portfolio                Aggressive Portfolio
                                    ---------------------------   ---------------------------    ---------------------------
                                       2005 (d)                      2005 (d)                       2005 (d)
                                    -------------                 -------------                  -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         (15)                $        (133)                 $          (3)
  Net realized gains (losses) from
   security transactions                        -                             4                              -
  Change in unrealized
   appreciation (depreciation) of
   investments                               (275)                          (27)                           (89)
                                    -------------                 -------------                  -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (290)                         (156)                           (92)
                                    -------------                 -------------                  -------------
From capital transactions:
  Net purchase payments                    21,200                       107,120                         50,000
  Net investment division
   transfers                                5,001                           158                              -
  Other net transfers                           -                             -                             (1)
                                    -------------                 -------------                  -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  26,201                       107,278                         49,999
                                    -------------                 -------------                  -------------
    NET CHANGE IN NET ASSETS               25,911                       107,122                         49,907
NET ASSETS - BEGINNING OF PERIOD                -                             -                              -
                                    -------------                 -------------                  -------------
NET ASSETS - END OF PERIOD          $      25,911                 $     107,122                  $      49,907
                                    =============                 =============                  =============

                                    -------------------
                                    Managed Allocation Series
                                      Conservative Portfolio
                                    --------------------------
                                      2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -
                                    -------------
From capital transactions:
  Net purchase payments                         -
  Net investment division
   transfers                                    -
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -
                                    -------------
    NET CHANGE IN NET ASSETS                    -
NET ASSETS - BEGINNING OF PERIOD                -
                                    -------------
NET ASSETS - END OF PERIOD          $           -
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004



                                    -----------------------------------
                                    Managed Allocation Series Moderate
                                              Portfolio
                                    ----------------------------------
                                       2005 (d)
                                     --------------
INCREASE (DECREASE) IN
 NET ASSETS
 From operations:
  Net investment income (loss)      $        4,311
  Net realized gains (losses) from
   security transactions.                       13
  Change in unrealized
   appreciation (depreciation) of
   investments                              (5,013)
                                     --------------
    Net increase (decrease) in
     net assets resulting from
     operations                               (689)
                                     --------------
From capital transactions:
  Net purchase payments                  1,025,333
  Net investment division
   transfers                                33,333
  Other net transfers                         (756)
                                     --------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                1,057,910
                                     --------------
    NET CHANGE IN NET
     ASSETS                              1,057,221
NET ASSETS - BEGINNING OF
 PERIOD                                          -
                                     --------------
NET ASSETS - END OF
 PERIOD                             $    1,057,221
                                     ==============

                                                 Travelers Series Trust
                                    -------------------------------------------------------------------------------------------
                                      Managed Allocation Series         Managed Allocation Series
                                    Moderate Aggressive Portfolio      Moderate Conservative Portfolio
                                    -----------------------------      -------------------------------
                                       2005 (d)                           2005 (d)
                                    --------------                      --------------
INCREASE (DECREASE) IN
 NET ASSETS
 From operations:
  Net investment income (loss)      $          966                     $            -
  Net realized gains (losses) from
   security transactions.                        2                                  -
  Change in unrealized
   appreciation (depreciation) of
   investments                              (2,900)                                 -
                                    --------------                      --------------
    Net increase (decrease) in
     net assets resulting from
     operations                             (1,932)                                 -
                                    --------------                      --------------
From capital transactions:
  Net purchase payments                    527,200                                  -
  Net investment division
   transfers                                28,167                                  -
  Other net transfers                         (141)                                 -
                                    --------------                      --------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  555,226                                  -
                                    --------------                      --------------
    NET CHANGE IN NET
     ASSETS                                553,294                                  -
NET ASSETS - BEGINNING OF
 PERIOD                                          -                                  -
                                    --------------                      --------------
NET ASSETS - END OF
 PERIOD                             $      553,294                     $            -
                                    ==============                      ==============

                                    ---------------------
                                              MFS Value
                                              Portfolio
                                    -----------------------------
                                       2005 (d)
                                    --------------
INCREASE (DECREASE) IN
 NET ASSETS
 From operations:
  Net investment income (loss)      $          544
  Net realized gains (losses) from
   security transactions.                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                                (801)
                                    --------------
    Net increase (decrease) in
     net assets resulting from
     operations                               (257)
                                    --------------
From capital transactions:
  Net purchase payments                     20,350
  Net investment division
   transfers                                 1,583
  Other net transfers                           (3)
                                    --------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                   21,930
                                    --------------
    NET CHANGE IN NET
     ASSETS                                 21,673
NET ASSETS - BEGINNING OF
 PERIOD                                          -
                                    --------------
NET ASSETS - END OF
 PERIOD                             $       21,673
                                    ==============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                                Travelers Series Trust
                                    -------------------------------------------------------------------------------------
                                    Style Focus Series Small-Cap Style Focus Series Small-Cap  Travelers Managed Income
                                         Growth Portfolio              Value Portfolio                 Portfolio
                                    ---------------------------  ---------------------------  ---------------------------
                                       2005 (d)                     2005 (d)                     2005 (d)
                                    -------------                -------------                -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         535                $         826                $       4,028
  Net realized gains (losses) from
   security transactions                        -                            -                            -
  Change in unrealized
   appreciation (depreciation) of
   investments                             (1,103)                      (1,075)                      (3,646)
                                    -------------                -------------                -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (568)                        (249)                         382
                                    -------------                -------------                -------------
From capital transactions:
  Net purchase payments                    52,702                       86,961                      158,862
  Net investment division
   transfers                                   50                           75                        2,141
  Other net transfers                           -                            -                            -
                                    -------------                -------------                -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  52,752                       87,036                      161,003
                                    -------------                -------------                -------------
    NET CHANGE IN NET ASSETS               52,184                       86,787                      161,385
NET ASSETS - BEGINNING OF
 PERIOD                                         -                            -                            -
                                    -------------                -------------                -------------
NET ASSETS - END OF PERIOD          $      52,184                $      86,787                $     161,385
                                    =============                =============                =============

                                    --------------------------
                                           Pioneer Fund
                                             Portfolio
                                    ---------------------------
                                       2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         (41)
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                               (220)
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (261)
                                    -------------
From capital transactions:
  Net purchase payments                    20,474
  Net investment division
   transfers                               26,364
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  46,838
                                    -------------
    NET CHANGE IN NET ASSETS               46,577
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                    -------------
NET ASSETS - END OF PERIOD          $      46,577
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                              Travelers Series Trust
                                    -------------------------------------------------------------------------------
                                      Pioneer Mid-Cap Value     Pioneer Strategic Income   Convertible Securities
                                            Portfolio                  Portfolio                  Portfolio
                                    -------------------------- -------------------------- -------------------------
                                       2005 (d)                   2005 (d)                  2005 (d)
                                    -------------              -------------              -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $       1,147              $          (4)             $           -
  Net realized gains (losses) from
   security transactions                        -                          -                          -
  Change in unrealized
   appreciation (depreciation) of
   investments                             (1,148)                        51                          -
                                    -------------              -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                (1)                        47                          -
                                    -------------              -------------              -------------
From capital transactions:
  Net purchase payments                   131,873                      9,454                          -
  Net investment division
   transfers                                    -                          -                          -
  Other net transfers                         (24)                         -                          -
                                    -------------              -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                 131,849                      9,454                          -
                                    -------------              -------------              -------------
    NET CHANGE IN NET ASSETS              131,848                      9,501                          -
NET ASSETS - BEGINNING OF PERIOD                -                          -                          -
                                    -------------              -------------              -------------
NET ASSETS - END OF PERIOD          $     131,848              $       9,501              $           -
                                    =============              =============              =============

                                    ---------------------------
                                         MFS Total Return
                                            Portfolio
                                    --------------------------
                                       2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $       2,755
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                             (3,101)
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                              (346)
                                    -------------
From capital transactions:
  Net purchase payments                    64,204
  Net investment division
   transfers                               31,856
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  96,060
                                    -------------
    NET CHANGE IN NET ASSETS               95,714
NET ASSETS - BEGINNING OF PERIOD                -
                                    -------------
NET ASSETS - END OF PERIOD          $      95,714
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                                                              Travelers Series Trust
                                    --------------------------------------------------------------------------------
                                       Federated High Yield      Mercury Large-Cap Core         Equity Income
                                            Portfolio                  Portfolio                  Portfolio
                                    -------------------------- -------------------------- --------------------------
                                       2005 (d)                   2005 (d)                   2005 (d)
                                    -------------              -------------              -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $         (76)             $         (55)             $        (120)
  Net realized gains (losses) from
   security transactions                        -                          -                          -
  Change in unrealized
   appreciation (depreciation) of
   investments                                531                        174                       (773)
                                    -------------              -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     operations                               455                        119                       (893)
                                    -------------              -------------              -------------
From capital transactions:
  Net purchase payments                    79,840                     27,500                    126,560
  Net investment division
   transfers                                    -                      1,453                      1,333
  Other net transfers                          (1)                         -                        (45)
                                    -------------              -------------              -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                  79,839                     28,953                    127,848
                                    -------------              -------------              -------------
    NET CHANGE IN NET ASSETS               80,294                     29,072                    126,955
NET ASSETS - BEGINNING OF
 PERIOD                                         -                          -                          -
                                    -------------              -------------              -------------
NET ASSETS - END OF PERIOD          $      80,294              $      29,072              $     126,955
                                    =============              =============              =============

                                    --------------------------
                                    AIM Capital Appreciation
                                            Portfolio
                                    -------------------------
                                      2005 (d)
                                    -------------
INCREASE (DECREASE) IN NET
 ASSETS
 From operations:
  Net investment income (loss)      $           -
  Net realized gains (losses) from
   security transactions                        -
  Change in unrealized
   appreciation (depreciation) of
   investments                                  -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     operations                                 -
                                    -------------
From capital transactions:
  Net purchase payments                         -
  Net investment division
   transfers                                    -
  Other net transfers                           -
                                    -------------
    Net increase (decrease) in
     net assets resulting from
     capital transactions                       -
                                    -------------
    NET CHANGE IN NET ASSETS                    -
NET ASSETS - BEGINNING OF
 PERIOD                                         -
                                    -------------
NET ASSETS - END OF PERIOD          $           -
                                    =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Statement of Changes in Net Assets
Years ended December 31, 2005 and 2004

                                               Travelers Series Trust
                                             --------------------------
                                             U.S. Government Securities
                                                     Portfolio
                                             --------------------------
                                                2005 (d)
                                             -------------
         INCREASE (DECREASE) IN NET
          ASSETS
          From operations:
           Net investment income (loss)      $          (2)
           Net realized gains (losses) from
            security transactions                        -
           Change in unrealized
            appreciation (depreciation) of
            investments                                 31
                                             -------------
             Net increase (decrease) in
              net assets resulting from
              operations                                29
                                             -------------
         From capital transactions:
           Net purchase payments                     3,427
           Net investment division
            transfers                                    1
           Other net transfers                           -
                                             -------------
             Net increase (decrease) in
              net assets resulting from
              capital transactions                   3,428
                                             -------------
             NET CHANGE IN NET ASSETS                3,457
         NET ASSETS - BEGINNING OF
          PERIOD                                         -
                                             -------------
         NET ASSETS - END OF PERIOD          $       3,457
                                             =============

(d) For the period from November 7, 2005 to December 31, 2005

See accompanying notes to financial statements.

                                                                    (Concluded)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(1) ORGANIZATION
   MetLife Investors USA Separate Account A (the Separate Account), a unit investment trust registered under the Investment Company Act of 1940, as amended, was established by MetLife Investors USA Insurance Company (MLIUSA) and exists in accordance with the regulations of the Delaware Department of Insurance. MLIUSA is an indirect wholly owned subsidiary of MetLife, Inc. The Separate Account is a funding vehicle for variable annuity contracts issued by MLIUSA.

   The Separate Account is divided into sub-accounts with the assets of each sub-account invested in corresponding portfolios of twenty-four investment companies. The investment companies are diversified, open-end, management investment companies registered under the Investment Company Act of 1940 as amended. The sub-accounts available for investment vary between variable annuity contracts offered for sale by MLIUSA.

   Under applicable insurance law, the assets and liabilities of the Separate Account are clearly identified and distinguished from MLIUSA's other assets and liabilities. The portion of the Separate Account's assets applicable to the variable contracts is not chargeable with liabilities arising out of any other business MLIUSA may conduct.

   The following sub-accounts were available for investment as of December 31, 2005:

                 Met Investors Series Trust (Met Investors):
                  Lord Abbett Growth and Income Portfolio
                  Lord Abbett Growth and Income Portfolio B
                  Lord Abbett Bond Debenture Portfolio
                  Lord Abbett Bond Debenture Portfolio B
                  Lord Abbett Growth Opportunities Portfolio B
                  Lord Abbett Mid-Cap Value Portfolio B
                  Lazard Mid-Cap Portfolio B
                  Met/AIM Small-Cap Growth Portfolio
                  Met/AIM Small-Cap Growth Portfolio B
                  Harris Oakmark International Portfolio B
                  Third Avenue Small-Cap Value Portfolio
                  Third Avenue Small-Cap Value Portfolio B
                  Oppenheimer Capital Appreciation Portfolio
                  Oppenheimer Capital Appreciation Portfolio B
                  Janus Aggressive Growth Portfolio B
                  PIMCO Total Return Bond Portfolio
                  PIMCO Total Return Bond Portfolio B
                  RCM Global Technology Portfolio
                  RCM Global Technology Portfolio B
                  PIMCO Inflation Protected Bond Portfolio B
                  T. Rowe Price Mid-Cap Growth Portfolio B
                  MFS Research International Portfolio
                  MFS Research International Portfolio B
                  Neuberger Berman Real Estate Portfolio B
                  Turner Mid-Cap Growth Portfolio B
                  Goldman Sachs Mid-Cap Value Portfolio B
                  Defensive Strategy Fund of Fund B
                  Moderate Strategy Fund of Fund B
                  Balanced Strategy Fund of Fund B
                  Growth Strategy Fund of Fund B
                  Aggressive Strategy Fund of Fund B
                  Van Kampen Comstock Portfolio B
                  Legg Mason Value Equity Portfolio B
                  Met/Putnam Capital Opportunities Portfolio B
                 AIM Variable Insurance Funds, Inc. (AIM):
                  Premier Equity Fund
                  Capital Appreciation Fund
                  International Growth Fund

        Basic Balanced Fund
       MFS Variable Insurance Trust (MFS):
        Research Series
        Investors Trust Series
        New Discovery Series
       Oppenheimer Variable Account Funds (Oppenheimer):
        Main Street Growth & Income Fund
        Bond Fund
        Strategic Bond Fund
        Main Street Small-Cap Growth Fund
        Money Fund
        Capital Appreciation Fund
       Variable Insurance Products Fund, Fund II and Fund III (Fidelity):
        Asset Manager Portfolio
        Growth Portfolio
        Contrafund Portfolio
        Overseas Portfolio
        Equity-Income Portfolio
        Index 500 Portfolio
        Money Market Portfolio
        Mid-Cap Portfolio B
        Contrafund Portfolio B
       Scudder Variable Series I (Scudder I):
        International Portfolio
       Metropolitan Series Funds, Inc. (MetLife):
        FI Mid-Cap Portfolio
        Russell 2000 Index Portfolio
        FI International Stock Portfolio
        FI International Stock Portfolio B
        Stock Index Portfolio
        Stock Index Portfolio B
        BlackRock Legacy Large-Cap Growth Class A
        BlackRock Strategic Value Class A
        BlackRock Bond Income Class A
        BlackRock Large-Cap Value Class A
        Lehman Brothers Aggregate Bond Index Class A
        Harris Oakmark Large-Cap Value Class A
        Morgan Stanley EAFE Index Class A
        MFS Total Return Class A

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(1) ORGANIZATION, CONTINUED:

        Mid-Cap Stock Index Class A
        Davis Venture Value Fund
        Davis Venture Value Fund E
        Harris Oakmark Focused Value Fund A
        Harris Oakmark Focused Value Fund B
        Jennison Growth Portfolio A
        Jennison Growth Portfolio B
        BlackRock Money Market Portfolio A
        BlackRock Money Market Portfolio B
        T.Rowe Price Small-Cap Growth Class A
        Metropolitan Series Funds (MetLife), continued:
          Salomon Brothers U.S. Government Class B
          Oppenheimer Global Equity Portfolio B
        Van Kampen LIT Funds (Van Kampen):
          Emerging Growth Fund
          Emerging Growth Fund B
          Enterprise Fund
          Growth & Income Fund
          Growth & Income Fund B
          Comstock Fund B
        Federated Investors Insurance Company (Federated):
          Equity Income Fund
          High Income Bond Fund
          Growth Strategic Fund
        Neuberger Berman (Neuberger):
          Genesis Trust Class A
        The Alger American Fund (Alger):
          American Small-Capitalization Fund
        T. Rowe Price Funds (T. Rowe):
          Growth Fund
          International Fund
          Prime Reserve Fund
        Janus Capital Funds Corp. (Janus):
          Aspen Worldwide Growth Class A
        American Funds (American):
          Global Small-Cap Fund
          Growth Fund
          Growth and Income Fund
          Global Growth Fund B
        Alliance Variable Products Series Fund, Inc. (Alliance):
          Bernstein Large-Cap Growth Fund B
        Franklin Templeton Variable Insurance Products Trust (Templeton):
          Developing Markets Fund B
          Foreign Securities Fund B
          Growth Securities Fund B
          Mutual Shares Securities Fund B
          VIP Income Securities Fund B
        Lazard:
          Retirement Small-Cap Portfolio
        Morgan Stanley:
          UIF Equity and Income Portfolio B
          UIF U.S. Real Estate Portfolio

         Pioneer:
           VCT Mid-Cap Portfolio B
         Putnam Variable Trust (Putnam):
           VT Small-Cap Value Fund B
         Salomon Brothers:
           Variable High Yield Bond Portfolio
           Variable Small-Cap Portfolio
           VSF Investors Fund Portfolio
         Smith Barney:
           Greenwich Street Appreciation Portfolio
           Equity Index Fund Portfolio B
           Greenwich Fundamental Value Portfolio
           Multi-Discipline Balanced All Cap Growth and Value Portfolio
           Multi-Discipline Large-Cap Growth and Value Portfolio
           Multi-Discipline All Cap Growth and Value Portfolio
           Multi-Discipline Global All Cap Growth and Value Portfolio
           Allocation Select Balanced Portfolio
           Allocation Select Growth Portfolio
           Allocation Select High Growth Portfolio
           Capital and Income Portfolio
           IS Dividend Strategy Portfolio
           Premier Selections All Cap Growth Portfolio
           IS Growth and Income Portfolio
           Greenwich Street Equity Index Portfolio
         Travelers Series Fund:
           Salomon Brothers Adjustable Rate Income Portfolio
           Smith Barney Aggressive Growth Portfolio
           Smith Barney Large-Cap Growth Portfolio
           Smith Barney Large-Cap Value Portfolio
           Smith Barney Money Market Portfolio
           Smith Barney Social Awareness Stock Portfolio
         Travelers Series Trust:
           Janus Appreciation Portfolio
           Large-Cap Portfolio
           Managed Allocation Series Aggressive Portfolio
           Managed Allocation Series Conservative Portfolio
           Managed Allocation Series Moderate Portfolio
           Managed Allocation Series Moderate Aggressive Portfolio
           Managed Allocation Series Moderate Conservative Portfolio
           MFS Value Portfolio
           Style Focus Series Small-Cap Growth Portfolio
           Style Focus Series Small-Cap Value Portfolio
           Travelers Managed Income Portfolio
           Pioneer Fund Portfolio
           Pioneer Mid-Cap Value Portfolio
           Pioneer Strategic Income Portfolio
           Convertible Securities Portfolio
           MFS Total Return Portfolio
           Federated High Yield Portfolio
           Mercury Large-Cap Core Portfolio
           Equity Income Portfolio
           AIM Capital Appreciation Portfolio
           U.S. Government Securities Portfolio

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements


(1) ORGANIZATION, CONTINUED:
   The following sub-accounts changed names during the year ended December 31, 2005:
      Met Investors - Met/AIM Mid-Cap Core Equity Portfolio B to Lazard Mid-Cap Portfolio B
      Met Investors - PIMCO PEA Innovation Portfolio to RCM Global Technology Portfolio
      Met Investors - PIMCO Innovation Portfolio B to RCM Global Technology Portfolio B
      MetLife Series - SSR Money Market Portfolio to BlackRock Money Market Portfolio
      MetLife Series - SSR Bond Income Class A to BlackRock Bond Income Class A MetLife Series -SSR Aurora Class A to BlackRock Strategic Value Class A AIM VI Balanced Fund Class A to AIM VI Basic Balanced Fund Class A

   The following sub-accounts ceased operations during the years ended December 31, 2005 and December 31, 2004:

     Year Ended December 31, 2005:                  Date Ceased Operations
     -----------------------------                  ----------------------
     Met Investors Money Market Portfolio B            April 29, 2005
     MetLife Met/Putnam Voyager Portfolio A            April 29, 2005

     Year Ended December 31, 2004:                  Date Ceased Operations
     -----------------------------                  ----------------------
     Met Investors JP Morgan Quality Bond Portfolio   November 19, 2004
     Met Investors Met Putnam Research Portfolio      November 19, 2004
     Met Investors Met Putnam Research Portfolio B    November 19, 2004
     Metlife FI Mid-Cap Opportunities                    May 1, 2004
     Federated American Leaders Fund II                  May 1, 2004

   The following sub-accounts began operations during the years ended December 31, 2005 and December 31, 2004:

Year Ended December 31, 2005:                              Date Began Operations
-----------------------------                              ---------------------
Met Investors Van Kampen Comstock Portfolio B                  May 2, 2005
MetLife Jennison Growth Portfolio                              May 2, 2005
MetLife BlackRock Money Market Portfolio B                     May 2, 2005
MetLife Salomon Brothers U.S. Government Class B               May 2, 2005
Met Investors Lord Abbett Growth Opportunities Portfolio B   November 7, 2005
Met Investors Lord Abbett Mid-Cap Value Portfolio B          November 7, 2005
Met Investors Legg Mason Value Equity Portfolio B            November 7, 2005
Met Investors Met/Putnam Capital Opportunities Portfolio B   November 7, 2005
Oppenheimer Capital Appreciation Fund                        November 7, 2005
Fidelity VIP Mid-Cap Portfolio B                             November 7, 2005
Fidelity VIP Contrafund Portfolio B                          November 7, 2005
MetLife - FI International Stock Portfolio B                 November 7, 2005
MetLife Oppenheimer Global Equity Portfolio B                November 7, 2005
Van Kampen LIT Emerging Growth Fund B                        November 7, 2005
Van Kampen LIT Growth & Income Fund B                        November 7, 2005
Van Kampen LIT Comstock Fund B                               November 7, 2005
American Fund Global Growth Fund B                           November 7, 2005
Alliance Bernstein Large-Cap Growth Fund B                   November 7, 2005
Templeton Developing Markets Fund B                          November 7, 2005
Templeton Foreign Secutities Fund B                          November 7, 2005
Templeton Growth Securities Fund B                           November 7, 2005

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements


(1) ORGANIZATION, CONTINUED:
   The following sub-accounts began operations during the years ended December 31, 2005 and December 31, 2004, continued:

Year Ended December 31, 2005, continued:                                         Date Began Operations
----------------------------------------                                         ---------------------
Templeton Mutual Shares Securities Fund B                                          November 7, 2005
Templeton VIP Income Securities Fund B                                             November 7, 2005
Lazard Retirement Small-Cap Portfolio                                              November 7, 2005
Morgan Stanley UIF Equity and Income Portfolio B                                   November 7, 2005
Morgan Stanley UIF U.S. Real Estate Portfolio                                      November 7, 2005
Pioneer VCT Mid-Cap Portfolio B                                                    November 7, 2005
Putnam VT Small-Cap Value Fund B                                                   November 7, 2005
Salomon Brothers Variable High Yield Bond Portfolio                                November 7, 2005
Salomon Brothers Variable Small-Cap Portfolio                                      November 7, 2005
Salomon Brothers VSF Investors Fund Portfolio                                      November 7, 2005
Smith Barney Greenwich Street Appreciation Portfolio                               November 7, 2005
Smith Barney Equity Index Fund Portfolio B                                         November 7, 2005
Smith Barney Greenwich Fundamental Value Portfolio                                 November 7, 2005
Smith Barney Multi-Discipline Balanced All Cap Growth and Value Portfolio          November 7, 2005
Smith Barney Multi-Discipline Large-Cap Growth and Value Portfolio                 November 7, 2005
Smith Barney Multi-Discipline All Cap Growth and Value Portfolio                   November 7, 2005
Smith Barney Multi-Discipline Global All Cap Growth and Value Portfolio            November 7, 2005
Smith Barney Allocation Select Balanced Portfolio                                  November 7, 2005
Smith Barney Allocation Select Growth Portfolio                                    November 7, 2005
Smith Barney Allocation Select High Growth Portfolio                               November 7, 2005
Smith Barney Capital and Income Portfolio                                          November 7, 2005
Smith Barney IS Dividend Strategy Portfolio                                        November 7, 2005
Smith Barney Premier Selections All Cap Growth Portfolio                           November 7, 2005
Smith Barney IS Growth and Income Portfolio                                        November 7, 2005
Smith Barney Greenwich Street Equity Index Portfolio                               November 7, 2005
Travelers Series Fund Salomon Brothers Adjustable Rate Income Portfolio            November 7, 2005
Travelers Series Fund Smith Barney Aggressive Growth Portfolio                     November 7, 2005
Travelers Series Fund Smith Barney Large-Cap Growth Portfolio                      November 7, 2005
Travelers Series Fund Smith Barney Large-Cap Value Portfolio                       November 7, 2005
Travelers Series Fund Smith Barney Money Market Portfolio                          November 7, 2005
Travelers Series Fund Smith Barney Social Awareness Stock Portfolio                November 7, 2005
Travelers Series Trust Janus Appreciation Portfolio                                November 7, 2005
Travelers Series Trust Large-Cap Portfolio                                         November 7, 2005
Travelers Series Trust Managed Allocation Series Aggressive Portfolio              November 7, 2005
Travelers Series Trust Managed Allocation Series Conservative Portfolio            November 7, 2005
Travelers Series Trust Managed Allocation Series Moderate Portfolio                November 7, 2005
Travelers Series Trust Managed Allocation Series Moderate Aggressive Portfolio     November 7, 2005
Travelers Series Trust Managed Allocation Series Moderate Conservative Portfolio   November 7, 2005
Travelers Series Trust MFS Value Portfolio                                         November 7, 2005
Travelers Series Trust Style Focus Series Small-Cap Growth Portfolio               November 7, 2005
Travelers Series Trust Style Focus Series Small-Cap Value Portfolio                November 7, 2005
Travelers Series Trust Travelers Managed Income Portfolio                          November 7, 2005
Travelers Series Trust Pioneer Fund Portfolio                                      November 7, 2005
Travelers Series Trust Pioneer Mid-Cap Value Portfolio                             November 7, 2005

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements


(1) ORGANIZATION, CONTINUED:
   The following sub-accounts began operations during the years ended December 31, 2005 and December 31, 2004, continued:

Year Ended December 31, 2005, continued:                    Date Began Operations
----------------------------------------                    ---------------------
Travelers Series Trust Pioneer Strategic Income Portfolio     November 7, 2005
Travelers Series Trust Convertible Securities Portfolio       November 7, 2005
Travelers Series Trust MFS Total Return Portfolio             November 7, 2005
Travelers Series Trust Federated High Yield Portfolio         November 7, 2005
Travelers Series Trust Mecury Large-Cap Core Portfolio        November 7, 2005
Travelers Series Trust Equity Income Portfolio                November 7, 2005
Travelers Series Trust AIM Capital Appreciation Portfolio     November 7, 2005
Travelers Series Trust U.S. Government Securities Portfolio   November 7, 2005

Year Ended December 31, 2004:                               Date Began Operations
-----------------------------                               ---------------------
Met Investors Oppenheimer Capital Appreciation                   May 3, 2004
Met Investors MFS Research International Portfolio A             May 3, 2004
Met Investors Neuberger Berman Real Estate Portfolio B           May 3, 2004
Met Investors Turner Mid-Cap Growth B                            May 3, 2004
Met Investors Goldman Sachs Mid-Cap Value Class B                May 3, 2004
MetLife SSR Money Market                                         May 3, 2004
MetLife T. Rowe Price Small-Cap Growth                           May 3, 2004
Met Investors - Defensive Strategy Fund of Fund B             November 22, 2004
Met Investors - Moderate Strategy Fund of Fund B              November 22, 2004
Met Investors - Balanced Strategy Fund of Fund B              November 22, 2004
Met Investors - Growth Strategy Fund of Fund B                November 22, 2004
Met Investors - Aggressive Strategy Fund of Fund B            November 22, 2004

(2) SIGNIFICANT ACCOUNTING POLICIES

  (A) INVESTMENT VALUATION
      Investments made in the portfolios of the investment companies are valued at the reported net asset value of such portfolios, which value their investment securities at fair value. Realized gains and losses on the sale of portfolio shares owned by the sub-accounts are computed on the basis of the identified cost of the portfolio shares sold. Income from dividends and gains from realized capital gain distributions are recorded on the ex-distribution date.

  (B) REINVESTMENT OF DISTRIBUTIONS
      Dividends and gains from realized gain distributions are reinvested in additional shares of the portfolio.

  (C) FEDERAL INCOME TAXES
      The operations of the Separate Account sub-accounts are included in the federal income tax return of MLIUSA, which is taxed as a Life Insurance Company under the provisions of the Internal Revenue Code (IRC). Under current IRC provisions, MLIUSA believes it will be treated as the owner of the Separate Account sub-account assets for federal income tax purposes. MLIUSA does not expect to incur federal income taxes on the earnings of the Separate Account sub-accounts to the extent the earnings are credited to the variable annuity contracts. Based on this, no charge has been made to the Separate Account sub-accounts for federal income taxes. A charge may be made in future years for any federal income taxes that would be attributable to the variable annuity contracts.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements


(2) SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  (D) ANNUITY RESERVES
      Annuity reserves are computed for contracts in the payout stage according to the 1983a Mortality Table. The assumed investment return is 3%. The mortality risk is borne by MLIUSA and may result in additional transfers to the Separate Account. Conversely, if reserves exceed amounts required, transfers may be made from the Separate Account to MLIUSA.

  (D) ESTIMATES
      The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from these estimates. Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

(3) SEPARATE ACCOUNT EXPENSES
   For variable annuity contracts, MLI deducts a daily charge from the net assets of the Separate Account sub-accounts for mortality and administrative expenses that ranges from an annual rate of 0.89% to an annual rate of 2.90%. This varies according to the product specifications. The mortality risks assumed by MLIUSA arise from its contractual obligation to make annuity payments after the annuity date for the life of the annuitant and to waive the withdrawal fee in the event of the death of the contract owner. The administrative fees cover the cost of establishing and maintaining the variable annuity contracts and the Separate Account.

(4) CONTRACT FEES
   There are no deductions made from purchase payments for sales fees at the time a variable annuity contract is purchased. However, if all or a portion of the contract value is withdrawn, a withdrawal charge may be assessed and deducted from the contract value or payment to the contract owner. The withdrawal charge is imposed on withdrawals of contract values attributable to purchase payments within a certain number of years after receipt and is equal to a flat percentage of the purchase payment withdrawn or on a declining scale, depending on the product. For certain annuity contracts, after the first contract anniversary, provided the contract value exceeds $5,000, the contract owner may make one withdrawal each contract year of up to 10% of the aggregate purchase payments (on deposit for more than one year) without incurring a withdrawal charge. For certain other contracts, after the first contract anniversary, the contract owner may withdrawal up to 10 % of the aggregate purchase payments each contract year, without incurring a surrender fee. During the first contract year, MLIUSA currently does not assess the surrender fee on amounts withdrawn under the systematic withdrawal program.

   During the accumulation phase, MLIUSA imposes an annual contract maintenance fee of $30 on variable annuity contracts with account values less than $50,000 on the contract anniversary. This fee covers the cost of contract administration for the previous year and is deducted pro rata from the Separate Account sub-accounts (and for some contracts, the fixed account as well) for which account value is allocated. The charge is taken from the account value on a full withdrawal or on the annuity date if such annuity date is other than the contract anniversary date. During the income phase, the charge is collected from each annuity payment, regardless of contract size. Subject to certain restrictions, the contract owner may transfer all or a part of the accumulated value of the contract among the available sub-accounts and the fixed rate account. If more than 12 transfers have been made in the contract year, a transfer fee of $25 per transfer or, for certain contracts, if less, 2% of the amount transferred, may be deducted from the account value. Transfers made in a dollar cost averaging program are not subject to the transfer fee. During the year ended December 31, 2005, contract maintenance, surrender, and transfer fees of $43,281,947 were deducted.

   Currently, MLIUSA advances any premium taxes due at the time purchase payments are made and then deducts premium taxes at the time annuity payments begin. MLIUSA reserves the right to deduct premium taxes when incurred.

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements


(5) PURCHASES AND SALES OF INVESTMENTS
   The cost of purchases and proceeds from the sale of investments for the year ended December 31, 2005 were as follows:

                                                                 Purchases       Sales
                                                               -------------- ------------
Met Investors Lord Abbett Growth and Income Portfolio          $   10,758,404 $ 30,222,499
Met Investors Lord Abbett Growth and Income Portfolio B            26,792,141  176,852,614
Met Investors Lord Abbett Bond Debenture Portfolio                  1,732,940      447,473
Met Investors Lord Abbett Bond Debenture Portfolio B               19,148,687  154,179,458
(d) Met Investors Lord Abbett Growth Opportunities Portfolio B        319,364          114
Met Investors Lord Abbett Mid-Cap Value Portfolio B                   356,581           51
Met Investors Lazard Mid-Cap Portfolio B                           18,711,026   28,672,900
Met Investors Met/AIM Small-Cap Growth Portfolio                      430,806      198,337
Met Investors Met/AIM Small-Cap Growth Portfolio B                  8,146,086   67,089,249
Met Investors Harris Oakmark International Portfolio B             41,475,645   87,534,730
Met Investors Third Avenue Small-Cap Value Portfolio                3,249,567      543,617
Met Investors Third Avenue Small-Cap Value Portfolio B             31,827,950   71,308,634
Met Investors Oppenheimer Capital Appreciation Portfolio            1,306,260    3,964,185
Met Investors Oppenheimer Capital Appreciation Portfolio B          9,025,158  127,835,073
(a) Met Investors Money Market Portfolio B                         63,461,688  162,614,907
Met Investors Janus Aggressive Growth Portfolio B                   3,862,470   68,064,069
Met Investors PIMCO Total Return Portfolio                          6,264,597    7,362,136
Met Investors PIMCO Total Return Portfolio B                       18,465,832   89,015,090
Met Investors RCM Global Technology Portfolio                         358,340      380,772
Met Investors RCM Global Technology Portfolio B                     3,268,153   21,124,374
Met Investors PIMCO Inflation Protected Bond Portfolio B           25,918,319  119,462,245
Met Investors T. Rowe Price Mid-Cap Growth Portfolio B             25,300,192   24,214,484
Met Investors MFS Research International Portfolio                  1,423,388      231,089
Met Investors MFS Research International Portfolio B               20,562,858   67,387,232
Met Investors Neuberger Berman Real Estate Portfolio B             15,651,345   32,211,613
Met Investors Turner Mid-Cap Growth Portfolio B                     4,920,727   25,360,650
Met Investors Goldman Sachs Mid-Cap Value B                        43,518,008   24,562,422
Met Investors Defensive Strategy Fund of Fund Class B             194,138,973   35,715,980
Met Investors Moderate Strategy Fund of Fund Class B              518,833,770   62,856,709
Met Investors Balanced Strategy Fund of Fund Class B            1,377,448,425   33,725,167
Met Investors Growth Strategy Fund of Fund Class B              1,189,432,308    1,827,864
Met Investors Aggressive Strategy Fund of Fund Class B            237,476,268    5,380,479
(b) Met Investors Van Kampen Comstock Portfolio B                  16,598,016       32,704
(d) Met Investors Legg Mason Value Equity Portfolio B               1,344,629           64
(d) Met Investors Met/Putnam Capital Opportunities Portfolio B              -            -
AIM Premier Equity Fund                                                30,300      246,339
AIM Capital Appreciation Fund                                           1,690       69,678
AIM International Growth Fund                                          22,684       76,059
AIM Basic Balanced Fund                                                33,495      213,389
MFS Research Series                                                     1,714       36,928

(a) For the period from January 1, 2005 to April 29, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from November 7, 2005 to December 31, 2005

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements


(5) PURCHASES AND SALES OF INVESTMENTS, CONTINUED

                                                    Purchases     Sales
                                                   ----------- ------------
    MFS Investors Trust Series                     $     9,691 $     25,466
    MFS New Discovery Series                               116       35,721
    Oppenheimer Main Street Growth & Income Fund         7,088       38,867
    Oppenheimer Bond Fund                               20,320       40,423
    Oppenheimer Strategic Bond Fund                      4,994       65,757
    Oppenheimer Main Street Small-Cap Growth Fund        9,247       25,744
    Oppenheimer Money Fund                               8,459      111,246
    (d) Oppenheimer Capital Appreciation Fund                -            -
    Fidelity Asset Manager Portfolio                 4,855,019   21,400,424
    Fidelity Growth Portfolio                        2,781,646   34,510,732
    Fidelity Contrafund Portfolio                    7,565,110   15,897,143
    Fidelity Overseas Portfolio                      1,042,838    2,702,958
    Fidelity Equity-Income Portfolio                 2,118,273    5,106,253
    Fidelity Index 500 Portfolio                     2,714,871   23,969,135
    Fidelity Money Market Portfolio                  6,488,885    4,299,743
    (d) Fidelity Mid-Cap Portfolio B                         -            -
    (d) Fidelity Contrafund Portfolio B                 87,424            -
    Scudder I International Portfolio                2,052,322    1,752,313
    MetLife FI Mid-Cap Portfolio                     1,239,465      755,315
    MetLife Russell 2000 Index Portfolio             7,832,197    6,918,344
    MetLife FI International Stock Portfolio           194,523      114,401
    (d) MetLife FI International Stock Portfolio B           -            -
    (a) MetLife Putnam Voyager Portfolio                32,176      398,473
    MetLife MetLife Stock Index Portfolio            7,724,335    8,626,656
    MetLife MetLife Stock Index Portfolio B         32,396,035   28,645,382
    MetLife BlackRock Legacy Large-Cap Growth          255,780      142,186
    MetLife BlackRock Strategic Value                3,219,372      924,980
    MetLife BlackRock Bond Income                    1,757,863      318,426
    MetLife BlackRock Large-Cap Value                  508,287      191,925
    MetLife Lehman Brothers Aggregate Bond Index     2,028,874      313,535
    MetLife Harris Oakmark Large-Cap Value           1,831,182      705,200
    MetLife Morgan Stanley EAFE Index                3,521,802      190,049
    MetLife MFS Total Return                         4,140,839      401,850
    MetLife MetLife Mid-Cap Stock Index              3,039,253      413,324
    MetLife Davis Venture Value Fund                 3,353,113      229,661
    MetLife Davis Venture Value Fund E              27,004,784  143,889,839
    MFS Harris Oakmark Focused Value Fund            8,535,280      800,441
    MetLife Harris Oakmark Focused Value Fund B     20,896,735   85,104,065
    (b) MetLife Jennison Growth Portfolio A            380,495       88,657
    MetLife Jennison Growth Portfolio B             11,804,712   75,725,085
    MetLife BlackRock Money Market Portfolio A          11,832       12,150

(a) For the period from January 1, 2005 to April 29, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from November 7, 2005 to December 31, 2005

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements


(5) PURCHASES AND SALES OF INVESTMENTS, CONTINUED

                                                                               Purchases      Sales
                                                                              ------------ -----------
(b) MetLife BlackRock Money Market Portfolio B                                $209,689,641 $85,946,624
MetLife T. Rowe Price Small-Cap Growth                                             512,847      82,102
(b) MetLife Salomon Brothers U.S. Government - Class B                           6,672,429     636,701
(b) MetLife Oppenheimer Global Equity Portfolio B                                        -           -
Van Kampen Emerging Growth Fund                                                     25,085     113,333
(d) Van Kampen Emerging Growth Fund B                                                    -           -
Van Kampen Enterprise Fund                                                           1,612      13,354
Van Kampen Growth & Income Fund                                                     11,286      67,335
(d) Van Kampen Growth & Income Fund B                                                    -           -
(d) Van Kampen Comstock Fund B                                                           -           -
Federated Equity Income Fund                                                         1,974      10,777
Federated High Income Bond Fund                                                     14,873      57,160
Federated Growth Strategic Fund                                                      2,513      24,474
Neuberger Genesis Trust                                                                310       2,306
Alger American Small-Capitalization Fund                                         2,363,826   8,343,655
T. Rowe Price Growth Fund                                                          611,167   2,087,714
T. Rowe Price International Fund                                                   120,295     166,944
T. Rowe Price Prime Reserve Fund                                                 1,489,768   1,252,266
Janus Aspen Worldwide Growth                                                           119         695
American Funds Global Small-Cap Fund                                             6,121,780   2,084,803
American Funds Growth Fund                                                      10,447,476     495,086
American Funds Growth and Income Fund                                            6,715,983     564,829
(d) American Fund Global Growth Fund B                                             471,252          55
(d) Alliance Bernstein Large-Cap Growth Fund B                                           -           -
(d) Templeton Developing Markets Fund B                                            225,086           -
(d) Templeton Foreign Secutities Fund B                                            802,357           1
(d) Templeton Growth Securities Fund B                                                   -           -
(d) Templeton Mutual Shares Securities Fund B                                      214,317         212
(d) Templeton VIP Income Securities Fund B                                         150,768           -
(d) Lazard Retirement Small-Cap Portfolio                                           23,530           -
(d) Morgan Stanley UIF Equity and Income Portfolio B                                     -           -
(d) Morgan Stanley UIF U.S. Real Estate Portfolio                                        -           -
(d) Pioneer VCT Mid-Cap Portfolio B                                                      -           -
(d) Putnam VT Small-Cap Value Fund B                                                     -           -
(d) Salomon Brothers Variable High Yield Bond Portfolio                             54,345           -
(d) Salomon Brothers Variable Small-Cap Portfolio                                  186,434          57
(d) Salomon Brothers VSF Investors Fund Portfolio                                   96,016          52
(d) Smith Barney Greenwich Street Appreciation Portfolio                            47,714           -
(d) Smith Barney Equity Index Fund Portfolio B                                      20,241           -
(d) Smith Barney Greenwich Fundamental Value Portfolio                              34,773           -
(d) Smith Barney Multi-Discipline Balanced All Cap Growth and Value Portfolio       35,667           -
(d) Smith Barney Multi-Discipline Large-Cap Growth and Value Portfolio              31,912           -

(d) For the period from November 7, 2005 to December 31, 2005

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements


(5) PURCHASES AND SALES OF INVESTMENTS, CONTINUED

                                                                                       Purchases        Sales
                                                                                     -------------- --------------
(d) Smith Barney Multi-Discipline All Cap Growth Value Portfolio                     $      146,846 $           53
(d) Smith Barney Multi-Discipline Global All Cap Growth and Value Portfolio                 161,318            115
(d) Smith Barney Allocation Select Balanced Portfolio                                             -              -
(d) Smith Barney Allocation Select Growth Portfolio                                               -              -
(d) Smith Barney Allocation Select High Growth Portfolio                                          -              -
(d) Smith Barney Capital and Income Portfolio                                                     -              -
(d) Smith Barney IS Dividend Strategy Portfolio                                              32,722              -
(d) Smith Barney Premier Selections All Cap Growth Portfolio                                      -              -
(d) Smith Barney IS Growth and Income Portfolio                                                   -              -
(d) Smith Barney Greenwich Street Equity Index Portfolio                                          -              -
(d) Travelers Series Fund Salomon Brothers Adjustable Rate Income Portfolio                   3,605              -
(d) Travelers Series Fund Smith Barney Aggressive Growth Portfolio                          201,658             51
(d) Travelers Series Fund Smith Barney Large-Cap Growth Portfolio                           208,149          3,660
(d) Travelers Series Fund Smith Barney Large-Cap Value Portfolio                                  -              -
(d) Travelers Series Fund Smith Barney Money Market Portfolio                               190,123             58
(d) Travelers Series Fund Smith Barney Social Awareness Stock Portfolio                           -              -
(d) Travelers Series Trust Janus Appreciation Portfolio                                      26,200              -
(d) Travelers Series Trust Large-Cap Portfolio                                              107,277            109
(d) Travelers Series Trust Managed Allocation Series Aggressive Portfolio                    50,055             51
(d) Travelers Series Trust Managed Allocation Series Conservative Portfolio                       -              -
(d) Travelers Series Trust Managed Allocation Series Moderate Portfolio                   1,062,916            598
(d) Travelers Series Trust Managed Allocation Series Moderate Aggressive Portfolio          556,333            106
(d) Travelers Series Trust Managed Allocation Series Moderate Conservative Portfolio              -              -
(d) Travelers Series Trust MFS Value Portfolio                                               22,487              -
(d) Travelers Series Trust Style Focus Series Small-Cap Growth Portfolio                     53,326              -
(d) Travelers Series Trust Style Focus Series Small-Cap Value Portfolio                      87,899              -
(d) Travelers Series Trust Travelers Managed Income Portfolio                               165,165             58
(d) Travelers Series Trust Pioneer Fund Portfolio                                            46,839              -
(d) Travelers Series Trust Pioneer Mid-Cap Value Portfolio                                  133,041              2
(d) Travelers Series Trust Pioneer Strategic Income Portfolio                                 9,454              -
(d) Travelers Series Trust Convertible Securities Portfolio                                       -              -
(d) Travelers Series Trust MFS Total Return Portfolio                                        98,868              -
(d) Travelers Series Trust Federated High Yield Portfolio                                    79,839              -
(d) Travelers Series Trust Mercury Large-Cap Core Portfolio                                  28,954              -
(d) Travelers Series Trust Equity Income Portfolio                                          127,793              -
(d) Travelers Series Trust AIM Capital Apprectiation Portfolio                                    -              -
(d) Travelers Series Trust U.S. Government Securities Portfolio                               3,427              -
                                                                                     -------------- --------------
                                                                                     $4,363,895,731 $2,097,868,642
                                                                                     ============== ==============

(d) For the period from November 7, 2005 to December 31, 2005

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING:

                                                                        Met Investors
                                  -----------------------------------------------------------------------------------------
                                  Lord Abbett  Lord Abbett  Lord Abbett  Lord Abbett   Lord Abbett  Lord Abbett  JP Morgan
                                  Growth and   Growth and      Bond         Bond         Growth       Mid-Cap     Quality
                                    Income       Income      Debenture    Debenture   Opportunities    Value       Bond
                                   Portfolio   Portfolio B   Portfolio   Portfolio B   Portfolio B  Portfolio B  Portfolio
                                  -----------  -----------  -----------  -----------  ------------- ----------- -----------
Unit Balance at January 1, 2004    12,148,950   14,631,212      108,131   30,331,364                              2,677,207
                                  ===========  ===========  ===========  ===========                            ===========
   Units Issued                       949,648    9,212,774      126,041   19,630,145                                268,500
   Units Redeemed                  (1,402,954)  (9,640,060)     (34,956) (23,879,975)                            (2,945,707)
                                  -----------  -----------  -----------  -----------                            -----------
Unit Balance at December 31, 2004  11,695,644   14,203,926      199,216   26,081,534             -            -           -
                                  ===========  ===========  ===========  ===========   ===========  =========== ===========
   Units Issued                       754,860    1,587,412      124,406    2,385,546        30,352       14,110
   Units Redeemed                  (1,640,375)  (4,962,859)     (57,808) (10,831,021)            -            -
                                  -----------  -----------  -----------  -----------   -----------  -----------
Unit Balance at December 31, 2005  10,810,129   10,828,479      265,814   17,636,059        30,352       14,110
                                  ===========  ===========  ===========  ===========   ===========  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                         Met Investors
                                  -------------------------------------------------------------------------------------------
                                                                           Met/AIM      Met/AIM       Harris         Third
                                   Met/Putnam  Met/Putnam     Lazard      Small-Cap    Small-Cap      Oakmark       Avenue
                                    Research    Research      Mid-Cap      Growth       Growth     International   Small-Cap
                                   Portfolio   Portfolio B  Portfolio B   Portfolio   Portfolio B   Portfolio B  Val Portfolio
                                  -----------  -----------  -----------  -----------  -----------  ------------- -------------
Unit Balance at January 1, 2004     2,828,413    8,932,927   12,288,849       31,568   12,475,776    16,889,437        50,110
                                  ===========  ===========  ===========  ===========  ===========   ===========   ===========
   Units Issued                        31,710    4,307,738    7,218,796       23,890   17,762,216    22,559,744       164,286
   Units Redeemed                  (2,860,123) (13,240,665)  (9,246,875)     (19,259) (11,949,957)  (16,992,968)      (19,895)
                                  -----------  -----------  -----------  -----------  -----------   -----------   -----------
Unit Balance at December 31, 2004           -            -   10,260,770       36,199   18,288,035    22,456,213       194,501
                                  ===========  ===========  ===========  ===========  ===========   ===========   ===========
   Units Issued                                               1,574,751       36,710    2,005,477     5,483,166       255,145
   Units Redeemed                                            (3,179,867)     (19,464)  (7,100,781)   (8,943,671)      (75,855)
                                                            -----------  -----------  -----------   -----------   -----------
Unit Balance at December 31, 2005                             8,655,654       53,445   13,192,731    18,995,708       373,791
                                                            ===========  ===========  ===========   ===========   ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                          Met Investors
                                  --------------------------------------------------------------------------------------------
                                       Third      Oppenheimer  Oppenheimer                  Janus        PIMCO        PIMCO
                                      Avenue        Capital      Capital       Money     Aggressive   Total Return Total Return
                                     Small-Cap    Appreciation Appreciation   Market       Growth         Bond         Bond
                                  Val Portfolio B  Portfolio   Portfolio B  Portfolio B  Portfolio B   Portfolio   Portfolio B
                                  --------------- ------------ ------------ -----------  -----------  ------------ ------------
Unit Balance at January 1, 2004      19,557,686             -   51,514,003   11,786,985   26,535,225    2,852,827   41,371,628
                                    ===========   ===========  ===========  ===========  ===========  ===========  ===========
   Units Issued                      16,005,760     1,833,755   41,510,722   24,809,904   21,515,189    4,316,812   20,597,148
   Units Redeemed                   (13,110,569)      (47,744) (37,118,297) (26,539,641) (22,914,551)    (781,581) (26,056,891)
                                    -----------   -----------  -----------  -----------  -----------  -----------  -----------
Unit Balance at December 31, 2004    22,452,877     1,786,011   55,906,428   10,057,248   25,135,863    6,388,058   35,911,885
                                    ===========   ===========  ===========  ===========  ===========  ===========  ===========
   Units Issued                       5,234,468     1,219,377    5,105,334   10,067,024    2,138,231    1,152,504    5,523,254
   Units Redeemed                    (7,965,027)   (1,484,666) (19,504,171) (20,124,272) (11,183,829)  (1,244,284) (11,113,132)
                                    -----------   -----------  -----------  -----------  -----------  -----------  -----------
Unit Balance at December 31, 2005    19,722,318     1,520,722   41,507,591            -   16,090,265    6,296,278   30,322,007
                                    ===========   ===========  ===========  ===========  ===========  ===========  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                           Met Investors
                                  -----------------------------------------------------------------------------------------
                                                                    PIMCO      T. Rowe Price       MFS            MFS
                                   RCM Global    RCM Global       Inflation       Mid-Cap       Research       Research
                                   Technology    Technology     Protected Bond    Growth      International  International
                                   Portfolio     Portfolio B     Portfolio B    Portfolio B     Portfolio     Portfolio B
                                  -----------    -----------    -------------- -------------  -------------  -------------
Unit Balance at January 1, 2004       139,123      9,200,629      25,707,912     33,526,891              -     12,887,155
                                  ===========    ===========     ===========    ===========    ===========    ===========
   Units Issued                       174,511     15,369,987      31,658,383     19,663,291         46,605     22,120,298
   Units Redeemed                    (150,244)    (9,975,875)    (24,525,447)   (25,654,276)        (1,484)   (14,092,592)
                                  -----------    -----------     -----------    -----------    -----------    -----------
Unit Balance at December 31, 2004     163,390     14,594,741      32,840,848     27,535,906         45,121     20,914,861
                                  ===========    ===========     ===========    ===========    ===========    ===========
   Units Issued                        94,164      2,061,982       5,834,881      6,804,696        123,959      3,228,111
   Units Redeemed                     (99,156)    (6,371,168)    (13,870,632)    (7,090,887)       (26,439)    (8,146,431)
                                  -----------    -----------     -----------    -----------    -----------    -----------
Unit Balance at December 31, 2005     158,398     10,285,555      24,805,097     27,249,715        142,641     15,996,541
                                  ===========    ===========     ===========    ===========    ===========    ===========

                                  -----
                                   Neuberger
                                    Berman
                                  Real Estate
                                  Portfolio B
                                  -----------
Unit Balance at January 1, 2004             -
                                  ===========
   Units Issued                    12,065,092
   Units Redeemed                  (5,611,196)
                                  -----------
Unit Balance at December 31, 2004   6,453,896
                                  ===========
   Units Issued                     2,105,807
   Units Redeemed                  (3,499,605)
                                  -----------
Unit Balance at December 31, 2005   5,060,098
                                  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                         Met Investors
                                  ------------------------------------------------------------------------------------------
                                    Turner        Goldman     Defensive     Moderate     Balanced      Growth       Aggressive
                                    Mid-Cap        Sachs      Strategy      Strategy     Strategy     Strategy       Strategy
                                    Growth     Mid-Cap Value   Fund of      Fund of      Fund of      Fund of        Fund of
                                  Portfolio B   Portfolio B    Fund B        Fund B       Fund B       Fund B         Fund B
                                  -----------  ------------- -----------  -----------  -----------  -----------    -----------
Unit Balance at January 1, 2004             -             -            -            -            -            -              -
                                  ===========   ===========  ===========  ===========  ===========  ===========    ===========
   Units Issued                    10,189,107    11,383,384   10,602,537   36,748,873  114,899,506   91,985,226     20,763,078
   Units Redeemed                  (4,986,365)   (5,067,259)    (343,427)    (348,202)    (356,734)    (355,889)      (298,105)
                                  -----------   -----------  -----------  -----------  -----------  -----------    -----------
Unit Balance at December 31, 2004   5,202,742     6,316,125   10,259,110   36,400,671  114,542,772   91,629,337     20,464,973
                                  ===========   ===========  ===========  ===========  ===========  ===========    ===========
   Units Issued                       770,692     4,238,160   22,898,220   59,438,524  148,637,237  124,772,078     25,649,342
   Units Redeemed                  (2,743,358)   (3,287,746)  (7,138,300) (14,437,102) (18,945,614) (12,721,546)    (3,783,517)
                                  -----------   -----------  -----------  -----------  -----------  -----------    -----------
Unit Balance at December 31, 2005   3,230,076     7,266,539   26,019,030   81,402,093  244,234,395  203,679,869     42,330,798
                                  ===========   ===========  ===========  ===========  ===========  ===========    ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                               Met Investors                                      AIM
                                  --------------------------------------- ---------------------------------------------------
                                                             Met/Putnam
                                  Van Kampen    Legg Mason     Capital                   Capital                     Basic
                                   Comstock    Value Equity Opportunities   Premier    Appreciation International   Balanced
                                  Portfolio B  Portfolio B   Portfolio B  Equity Fund      Fund      Growth Fund      Fund
                                  -----------  ------------ ------------- -----------  ------------ ------------- -----------
Unit Balance at January 1, 2004                                               427,127      187,203       157,713      264,594
                                                                          ===========  ===========   ===========  ===========
   Units Issued                                                                15,709       10,541         8,201       11,779
   Units Redeemed                                                             (69,868)     (37,733)      (16,673)     (28,299)
                                                                          -----------  -----------   -----------  -----------
Unit Balance at December 31, 2004           -            -             -      372,968      160,011       149,241      248,074
                                  ===========  ===========   ===========  ===========  ===========   ===========  ===========
   Units Issued                     1,677,901      131,367             -        2,574          426         3,560        3,834
   Units Redeemed                     (72,443)      (5,578)            -      (58,286)     (13,573)      (12,293)     (41,796)
                                  -----------  -----------   -----------  -----------  -----------   -----------  -----------
Unit Balance at December 31, 2005   1,605,458      125,789             -      317,256      146,864       140,508      210,112
                                  ===========  ===========   ===========  ===========  ===========   ===========  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                  MFS                                Oppenheimer
                                  ----------------------------------  ----------------------------------------
                                                                      Main Street                   Main Street
                                                                        Growth            Strategic  Small-Cap
                                  Research  Investors   New Discovery  & Income    Bond     Bond      Growth
                                   Series  Trust Series    Series        Fund      Fund     Fund       Fund
                                  -------- ------------ ------------- ----------- ------  --------- -----------
Unit Balance at January 1, 2004    97,097     50,833        58,708      398,851   70,248    38,061    25,050
                                  =======    =======       =======     ========   ======   =======    ======
   Units Issued                     2,706      1,495           382        4,246      262       933       281
   Units Redeemed                 (20,944)   (12,956)      (21,348)    (334,590)  (9,134)  (23,234)   (2,587)
                                  -------    -------       -------     --------   ------   -------    ------
Unit Balance at December 31, 2004  78,859     39,372        37,742       68,507   61,376    15,760    22,744
                                  =======    =======       =======     ========   ======   =======    ======
   Units Issued                        42      2,092            34          679        6         -       478
   Units Redeemed                  (7,265)    (5,346)       (5,577)      (7,628)  (5,274)   (9,019)   (2,756)
                                  -------    -------       -------     --------   ------   -------    ------
Unit Balance at December 31, 2005  71,636     36,118        32,199       61,558   56,108     6,741    20,466
                                  =======    =======       =======     ========   ======   =======    ======

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                         Oppenheimer                                    Fidelity
                                  ------------------------- ---------------------------------------------------------------
                                                 Capital       Asset                                              Equity-
                                     Money     Appreciation   Manager      Growth      Contrafund   Overseas      Income
                                     Fund          Fund      Portfolio    Portfolio    Portfolio    Portfolio    Portfolio
                                  -----------  ------------ -----------  -----------  -----------  -----------  -----------
Unit Balance at January 1, 2004       100,223                18,335,507   22,744,437   19,001,001    1,619,585    2,369,870
                                  ===========               ===========  ===========  ===========  ===========  ===========
   Units Issued                           409                 1,145,632    1,852,548    1,669,272       50,920       37,741
   Units Redeemed                     (45,178)               (2,738,722)  (3,785,380)  (2,037,710)    (364,750)    (392,265)
                                  -----------               -----------  -----------  -----------  -----------  -----------
Unit Balance at December 31, 2004      55,454            -   16,742,417   20,811,605   18,632,563    1,305,755    2,015,346
                                  ===========  ===========  ===========  ===========  ===========  ===========  ===========
   Units Issued                           318            -      914,047    1,436,688    1,833,357      120,574       20,938
   Units Redeemed                     (19,943)           -   (2,823,318)  (3,920,510)  (2,158,928)    (310,905)    (354,440)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Unit Balance at December 31, 2005      35,829            -   14,833,146   18,327,783   18,306,992    1,115,424    1,681,844
                                  ===========  ===========  ===========  ===========  ===========  ===========  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                        Fidelity                          Scudder I             Metlife
                                  ----------------------------------------------------- ------------- --------------------------

                                                                                                           FI       Russell 2000
                                    Index 500   Money Market    Mid-Cap    Contrafund   International    Midcap        Index
                                    Portfolio    Portfolio    Portfolio B  Portfolio B    Portfolio     Portfolio    Portfolio
                                  ------------  ------------  ------------ ------------ ------------- ------------  ------------
Unit Balance at January 1, 2004     12,981,916     3,919,391                               3,132,281       472,999       229,747
                                  ============  ============                            ============  ============  ============
   Units Issued                          6,920     2,223,892                                 558,180       226,043       834,539
   Units Redeemed                   (1,669,445)   (1,832,144)                               (623,109)      (84,205)     (587,686)
                                  ------------  ------------                            ------------  ------------  ------------
Unit Balance at December 31, 2004   11,319,391     4,311,139             -            -    3,067,352       614,837       476,600
                                  ============  ============  ============ ============ ============  ============  ============
   Units Issued                         70,580     1,641,690             -        2,419      463,667       120,786       563,884
   Units Redeemed                   (1,651,849)   (1,392,800)            -            -     (432,089)     (156,505)     (531,637)
                                  ------------  ------------  ------------ ------------ ------------  ------------  ------------
Unit Balance at December 31, 2005    9,738,122     4,560,029             -        2,419    3,098,930       579,118       508,847
                                  ============  ============  ============ ============ ============  ============  ============

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                            Metlife
                                  ---------------------------------------------------------------------------------------
                                       FI             FI                                                    BlackRock
                                  International  International    Putnam                                     Legacy
                                      Stock          Stock        Voyager      Stock Index    Stock Index   Large-Cap
                                    Portfolio     Portfolio B    Portfolio      Portfolio     Portfolio B    Growth
                                  -------------  -------------  -----------    -----------    -----------  -----------
Unit Balance at January 1, 2004        102,075                      199,325      1,956,414     13,065,732        8,406
                                   ===========                  ===========    ===========    ===========  ===========
   Units Issued                         32,211                       18,011        353,635      8,665,525        8,549
   Units Redeemed                      (14,208)                     (34,334)      (294,834)    (2,974,606)      (5,332)
                                   -----------                  -----------    -----------    -----------  -----------
Unit Balance at December 31, 2004      120,078              -       183,002      2,015,215     18,756,651       11,623
                                   ===========    ===========   ===========    ===========    ===========  ===========
   Units Issued                         45,623              -        14,660        309,451      5,041,796       10,254
   Units Redeemed                      (24,922)             -      (197,662)      (338,384)    (4,643,783)      (5,810)
                                   -----------    -----------   -----------    -----------    -----------  -----------
Unit Balance at December 31, 2005      140,779              -             -      1,986,282     19,154,664       16,067
                                   ===========    ===========   ===========    ===========    ===========  ===========

                                  ----
                                   BlackRock
                                   Strategic
                                     Value
                                    Class A
                                  -----------
Unit Balance at January 1, 2004       170,814
                                  ===========
   Units Issued                       455,399
   Units Redeemed                    (125,959)
                                  -----------
Unit Balance at December 31, 2004     500,254
                                  ===========
   Units Issued                       214,452
   Units Redeemed                    (115,764)
                                  -----------
Unit Balance at December 31, 2005     598,942
                                  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                               MetLife
                                  -----------------------------------------------------------------------------------------
                                   BlackRock      BlackRock     Lehman Brothers                    Harris         Morgan
                                     Bond         Large-Cap        Aggregate                       Oakmark       Stanley
                                    Income          Value         Bond Index     FI Mid-Cap    Large-Cap Value  EAFE Index
                                    Class A        Class A          Class A     Opportunities      Class A       Class A
                                  -----------    -----------    --------------- -------------  --------------- -----------
Unit Balance at January 1, 2004        14,179         19,981           55,030         71,708         144,358       110,435
                                  ===========    ===========      ===========    ===========     ===========   ===========
   Units Issued                        33,697         38,765          150,652         74,916         224,189       275,627
   Units Redeemed                      (6,479)        (7,622)         (30,070)      (146,624)        (34,923)      (35,261)
                                  -----------    -----------      -----------    -----------     -----------   -----------
Unit Balance at December 31, 2004      41,397         51,124          175,612              -         333,624       350,801
                                  ===========    ===========      ===========    ===========     ===========   ===========
   Units Issued                        39,540         43,996          168,898                        185,697       359,890
   Units Redeemed                     (11,404)       (17,908)         (43,862)                       (96,308)      (73,937)
                                  -----------    -----------      -----------                    -----------   -----------
Unit Balance at December 31, 2005      69,533         77,212          300,648                        423,013       636,754
                                  ===========    ===========      ===========                    ===========   ===========

                                  -------
                                      MFS
                                     Total
                                    Return
                                    Class A
                                  -----------
Unit Balance at January 1, 2004        19,756
                                  ===========
   Units Issued                        86,273
   Units Redeemed                      (8,666)
                                  -----------
Unit Balance at December 31, 2004      97,363
                                  ===========
   Units Issued                       103,584
   Units Redeemed                     (17,618)
                                  -----------
Unit Balance at December 31, 2005     183,329
                                  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                            MetLife
                                  -------------------------------------------------------------------------------------------
                                                  Davis        Davis        Harris        Harris
                                    Mid-Cap      Venture      Venture       Oakmark       Oakmark     Jennison     Jennison
                                  Stock Index     Value        Value     Focused Value Focused Value   Growth       Growth
                                    Class A       Fund        Fund E        Fund A        Fund B     Portfolio A  Portfolio B
                                  -----------  -----------  -----------  ------------- ------------- -----------  -----------
Unit Balance at January 1, 2004       128,276       27,371   39,430,080       115,746    29,524,602                18,943,891
                                  ===========  ===========  ===========   ===========   ===========               ===========
   Units Issued                       274,805       63,374   43,188,532       275,930    16,523,778                18,744,168
   Units Redeemed                     (38,229)      (9,247) (28,647,204)      (31,324)  (18,498,880)              (15,675,727)
                                  -----------  -----------  -----------   -----------   -----------               -----------
Unit Balance at December 31, 2004     364,852       81,498   53,971,408       360,352    27,549,500            -   22,012,332
                                  ===========  ===========  ===========   ===========   ===========  ===========  ===========
   Units Issued                       255,765      114,393    7,463,545       287,195     4,107,935      189,675    3,126,142
   Units Redeemed                     (82,489)     (18,044) (17,004,907)      (68,427)   (8,293,601)     (37,407)  (9,331,144)
                                  -----------  -----------  -----------   -----------   -----------  -----------  -----------
Unit Balance at December 31, 2005     538,128      177,847   44,430,046       579,120    23,363,834      152,268   15,807,330
                                  ===========  ===========  ===========   ===========   ===========  ===========  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                              MetLife                                     Van Kampen
                                  ---------------------------------------------------------------- ------------------------
                                                              T. Rowe       Salomon    Oppenheimer
                                   BlackRock    BlackRock    Small-Cap   Brothers U.S.   Global      Emerging    Emerging
                                  Money Market Money Market   Growth      Government     Equity       Growth      Growth
                                  Portfolio A  Portfolio B    Class A       Class B    Portfolio B     Fund       Fund B
                                  ------------ ------------ -----------  ------------- ----------- -----------  -----------
Unit Balance at January 1, 2004             -                         -                                131,352
                                  ===========               ===========                            ===========
   Units Issued                         3,089                    35,384                                    127
   Units Redeemed                      (1,233)                   (4,376)                               (23,249)
                                  -----------               -----------                            -----------
Unit Balance at December 31, 2004       1,856            -       31,008             -            -     108,230            -
                                  ===========  ===========  ===========   ===========  =========== ===========  ===========
   Units Issued                           457   27,627,331       39,020       444,727            -       5,622            -
   Units Redeemed                        (494) (15,197,732)      (6,717)      (53,492)           -     (24,993)           -
                                  -----------  -----------  -----------   -----------  ----------- -----------  -----------
Unit Balance at December 31, 2005       1,819   12,429,599       63,311       391,235            -      88,859            -
                                  ===========  ===========  ===========   ===========  =========== ===========  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                     Van Kampen                                             Federated
                                  -------------------------------------------------           -----------------------------

                                                   Growth &      Growth &                       Equity          High
                                   Enterprise       Income        Income        Comstock        Income         Income
                                      Fund           Fund         Fund B         Fund B         Fund II       Bond Fund
                                  -----------    -----------    -----------    -----------    -----------    -----------
Unit Balance at January 1, 2004        50,200         61,622                                       81,743         48,364
                                  ===========    ===========                                  ===========    ===========
   Units Issued                         5,924          2,822                                          556          1,872
   Units Redeemed                      (9,743)       (10,369)                                     (61,655)       (18,767)
                                  -----------    -----------                                  -----------    -----------
Unit Balance at December 31, 2004      46,381         54,075              -              -         20,644         31,469
                                  ===========    ===========    ===========    ===========    ===========    ===========
   Units Issued                           165             56              -              -              -              -
   Units Redeemed                      (3,249)       (10,498)             -              -         (2,137)        (9,326)
                                  -----------    -----------    -----------    -----------    -----------    -----------
Unit Balance at December 31, 2005      43,297         43,633              -              -         18,507         22,143
                                  ===========    ===========    ===========    ===========    ===========    ===========

                                  --------

                                    American
                                    Leaders
                                    Fund II
                                  -----------
Unit Balance at January 1, 2004       140,461
                                  ===========
   Units Issued                         5,143
   Units Redeemed                    (145,604)
                                  -----------
Unit Balance at December 31, 2004           -
                                  ===========
   Units Issued
   Units Redeemed

Unit Balance at December 31, 2005


                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                   Federated      Neuberger       Alger                   T.Rowe Price
                                  -----------    -----------  -------------- --------------------------------------

                                    Growth         Genesis        Small                                      Prime
                                   Strategic        Trust     Capitalization    Growth      International   Reserve
                                     Fund          Class A         Fund          Fund           Fund         Fund
                                  -----------    -----------  -------------- -----------    ------------- -----------
Unit Balance at January 1, 2004        47,399          2,060     9,758,550       171,175         117,827       87,209
                                  ===========    ===========   ===========   ===========     ===========  ===========
   Units Issued                           707              -       930,119        17,085           8,968       80,310
   Units Redeemed                      (9,204)          (689)   (1,670,753)      (25,625)        (18,864)     (97,700)
                                  -----------    -----------   -----------   -----------     -----------  -----------
Unit Balance at December 31, 2004      38,902          1,371     9,017,916       162,635         107,931       69,819
                                  ===========    ===========   ===========   ===========     ===========  ===========
   Units Issued                           494              -     1,169,601        12,389          10,433       92,361
   Units Redeemed                      (4,395)          (188)   (1,880,384)      (32,812)        (15,645)     (79,387)
                                  -----------    -----------   -----------   -----------     -----------  -----------
Unit Balance at December 31, 2005      35,001          1,183     8,307,133       142,212         102,719       82,793
                                  ===========    ===========   ===========   ===========     ===========  ===========

                                     Janus
                                  -----------
                                     Aspen
                                   Worldwide
                                    Growth
                                    Class A
                                  -----------
Unit Balance at January 1, 2004         1,585
                                  ===========
   Units Issued                             -
   Units Redeemed                        (108)
                                  -----------
Unit Balance at December 31, 2004       1,477
                                  ===========
   Units Issued                             1
   Units Redeemed                        (103)
                                  -----------
Unit Balance at December 31, 2005       1,375
                                  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                       American                          Alliance              Templeton
                                  --------------------------------------------------    -----------    ------------------------
                                                                                         Bernstein
                                    Global                    Growth &     Global        Large-Cap      Developing    Foreign
                                   Small-Cap      Growth       Income      Growth         Growth         Markets     Securities
                                     Fund          Fund         Fund       Fund B         Fund B          Fund B       Fund B
                                  -----------  -----------  -----------  -----------    -----------    -----------  -----------
Unit Balance at January 1, 2004        77,922       59,754       53,632
                                  ===========  ===========  ===========
   Units Issued                       244,173       86,038       93,553
   Units Redeemed                     (39,279)     (13,087)      (9,266)
                                  -----------  -----------  -----------
Unit Balance at December 31, 2004     282,816      132,705      137,919            -              -              -            -
                                  ===========  ===========  ===========  ===========    ===========    ===========  ===========
   Units Issued                       338,920       97,221       88,127       22,386              -         21,659       34,163
   Units Redeemed                    (150,956)     (21,863)     (26,366)           -              -           (122)        (316)
                                  -----------  -----------  -----------  -----------    -----------    -----------  -----------
Unit Balance at December 31, 2005     470,780      208,063      199,680       22,386              -         21,537       33,847
                                  ===========  ===========  ===========  ===========    ===========    ===========  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                               Templeton                Lazard        Morgan Stanley        Pioneer
                                  ----------------------------------- ----------- ----------------------- -----------
                                                Mutual
                                    Growth      Shares    VIP Income  Retirement  UIF Equity   UIF U.S.       VCT
                                  Securities  Securities  Securities  Small-Cap   and Income  Real Estate   Mid-Cap
                                    Fund B      Fund B      Fund B    Portfolio   Portfolio B  Portfolio  Portfolio B
                                  ----------- ----------- ----------- ----------- ----------- ----------- -----------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004           -           -           -           -           -           -           -
                                  =========== =========== =========== =========== =========== =========== ===========
   Units Issued                             -      11,181       4,136       1,373           -           -           -
   Units Redeemed                           -           -           -           -           -           -           -
                                  ----------- ----------- ----------- ----------- ----------- ----------- -----------
Unit Balance at December 31, 2005           -      11,181       4,136       1,373           -           -           -
                                  =========== =========== =========== =========== =========== =========== ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                    Putnam              Salomon Brothers                        Smith Barney
                                  ----------- ------------------------------------- ------------------------------------
                                      VT       Variable                              Greenwich                Greenwich
                                   Small-Cap  High Yield   Variable   VSF Investors    Street      Equity    Fundamental
                                     Value       Bond      Small-Cap      Fund      Appreciation Index Fund     Value
                                    Fund B    Portfolio    Portfolio    Portfolio   Portfolio B  Portfolio B  Portfolio
                                  ----------- ----------- ----------- ------------- ------------ ----------- -----------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004           -           -           -            -            -            -           -
                                  =========== =========== ===========  ===========  ===========  =========== ===========
   Units Issued                             -       3,458      15,787        6,750        1,722        2,224       1,160
   Units Redeemed                           -           -           -            -            -            -           -
                                  ----------- ----------- -----------  -----------  -----------  ----------- -----------
Unit Balance at December 31, 2005           -       3,458      15,787        6,750        1,722        2,224       1,160
                                  =========== =========== ===========  ===========  ===========  =========== ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                               Smith Barney
                                  -------------------------------------------------------------------------------------------
                                  Multi-Discipline Multi-Discipline Multi-Discipline Multi-Discipline Allocation  Allocation
                                  Balanced All Cap    Large-Cap         All Cap       Global All Cap    Select      Select
                                   Growth & Value   Growth & Value  Growth and Value  Growth & Value   Balanced     Growth
                                     Portfolio        Portfolio        Portfolio        Portfolio     Portfolio   Portfolio
                                  ---------------- ---------------- ---------------- ---------------- ----------- -----------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004             -                -                -                -              -           -
                                    ===========      ===========      ===========      ===========    =========== ===========
   Units Issued                           2,660            2,136            9,633           10,041              -           -
   Units Redeemed                             -                -                -                -              -           -
                                    -----------      -----------      -----------      -----------    ----------- -----------
Unit Balance at December 31, 2005         2,660            2,136            9,633           10,041              -           -
                                    ===========      ===========      ===========      ===========    =========== ===========

                                  ------------
                                  Allocation
                                    Select
                                  High Growth
                                   Portfolio
                                  -----------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004           -
                                  ===========
   Units Issued                             -
   Units Redeemed                           -
                                  -----------
Unit Balance at December 31, 2005           -
                                  ===========

(d) For the period from November 7, 2005 to December 31, 2005

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                           Smith Barney
                                  ---------------------------------------------------------------
                                                                   Premier                  Greenwich
                                  Capital and    IS Dividend    Selections All IS Growth      Street
                                    Income        Strategy        Cap Growth   and Income  Equity Index
                                   Portfolio      Portfolio       Portfolio    Portfolio    Portfolio
                                  -----------    -----------    -------------- ----------- ------------
Unit Balance at January 1, 2004
   Units Issued
   Units Redeemed
Unit Balance at December 31, 2004           -              -               -             -           -
                                  ===========    ===========     ===========   =========== ===========
   Units Issued                             -          3,967               -             -           -
   Units Redeemed                           -              -               -             -           -
                                  -----------    -----------     -----------   ----------- -----------
Unit Balance at December 31, 2005           -          3,967               -             -           -
                                  ===========    ===========     ===========   =========== ===========

                                      Travelers Series Fund
                                  ----------------------------
                                  Salomon Brothers Smith Barney
                                     Adjustable     Aggressive
                                    Rate Income       Growth
                                     Portfolio      Portfolio
                                  ---------------- ------------
Unit Balance at January 1, 2004
   Units Issued
   Units Redeemed
Unit Balance at December 31, 2004             -              -
                                    ===========    ===========
   Units Issued                             351         16,222
   Units Redeemed                             -           (288)
                                    -----------    -----------
Unit Balance at December 31, 2005           351         15,934
                                    ===========    ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                   Travelers Series Fund
                                  -------------------------------------------------------
                                  Smith Barney Smith Barney Smith Barney   Smith Barney
                                   Large-Cap    Large-Cap      Money     Social Awareness
                                     Growth       Value        Market         Stock
                                   Portfolio    Portfolio    Portfolio      Portfolio
                                  ------------ ------------ ------------ ----------------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004           -            -            -              -
                                  ===========  ===========  ===========    ===========
   Units Issued                        15,281            -       15,276              -
   Units Redeemed                        (265)           -            -              -
                                  -----------  -----------  -----------    -----------
Unit Balance at December 31, 2005      15,016            -       15,276              -
                                  ===========  ===========  ===========    ===========

                                            Travelers Series Trust
                                  ------------------------------------------
                                                                     Managed
                                     Janus                      Allocation Series
                                  Appreciation    Large-Cap        Aggressive
                                   Portfolio      Portfolio         Portfolio
                                  ------------   -----------    -----------------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004           -              -                 -
                                  ===========    ===========       ===========
   Units Issued                           239          6,503             4,493
   Units Redeemed                           -              -                 -
                                  -----------    -----------       -----------
Unit Balance at December 31, 2005         239          6,503             4,493
                                  ===========    ===========       ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                               Travelers Series Trust
                                  -----------------------------------------------------------------------------------------

                                       Managed           Managed            Managed              Managed
                                  Allocation Series Allocation Series  Allocation Series    Allocation Series
                                    Conservative        Moderate      Moderate Aggressive Moderate Conservative  MFS Value
                                      Portfolio         Portfolio          Portfolio            Portfolio        Portfolio
                                  ----------------- ----------------- ------------------- --------------------- -----------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004              -                 -                  -                    -                -
                                     ===========       ===========        ===========          ===========      ===========
   Units Issued                                -            98,524             51,045                    -            1,651
   Units Redeemed                              -                 -                  -                    -                -
                                     -----------       -----------        -----------          -----------      -----------
Unit Balance at December 31, 2005              -            98,524             51,045                    -            1,651
                                     ===========       ===========        ===========          ===========      ===========

                                  ------------------------
                                  Style Focus    Style Focus
                                    Series         Series
                                   Small-Cap      Small-Cap
                                    Growth          Value
                                   Portfolio      Portfolio
                                  -----------    -----------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004           -              -
                                  ===========    ===========
   Units Issued                         4,581          7,734
   Units Redeemed                           -              -
                                  -----------    -----------
Unit Balance at December 31, 2005       4,581          7,734
                                  ===========    ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                                                 Travelers Series Trust
                                  ------------------------------------------------------------------------------------
                                   Travelers                   Pioneer     Pioneer
                                    Managed        Pioneer     Mid-Cap    Strategic     Convertible        MFS      Federated
                                    Income          Fund        Value      Income       Securities     Total Return High Yield
                                   Portfolio      Portfolio   Portfolio   Portfolio      Portfolio      Portfolio   Portfolio
                                  -----------    ----------- ----------- -----------    -----------    ------------ -----------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004           -              -           -           -              -              -            -
                                  ===========    =========== =========== ===========    ===========    ===========  ===========
   Units Issued                        10,658          2,811      12,149         546              -          4,031        5,243
   Units Redeemed                           -              -           -           -              -              -            -
                                  -----------    ----------- ----------- -----------    -----------    -----------  -----------
Unit Balance at December 31, 2005      10,658          2,811      12,149         546              -          4,031        5,243
                                  ===========    =========== =========== ===========    ===========    ===========  ===========

                                                                    (Continued)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
Notes to Financial Statements

(6) CHANGES IN UNITS OUTSTANDING, CONTINUED:

                                               Travelers Series Trust
                                  ------------------------------------------------
                                    Mercury                   AIM         U.S.
                                   Large-Cap    Equity      Capital    Government
                                     Core       Income    Appreciation Securities
                                   Portfolio   Portfolio   Portfolio   Portfolio
                                  ----------- ----------- ------------ -----------
Unit Balance at January 1, 2004

   Units Issued
   Units Redeemed

Unit Balance at December 31, 2004           -           -           -            -
                                  =========== =========== ===========  ===========
   Units Issued                         2,961       6,546           -          167
   Units Redeemed                           -           -           -            -
                                  ----------- ----------- -----------  -----------
Unit Balance at December 31, 2005       2,961       6,546           -          167
                                  =========== =========== ===========  ===========

                                                                    (Concluded)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS



MetLife Investors USA Separate Account A (the Separate Account) sells a number of variable annuity products which have unique combinations of features and fees that are charged against the contract owner's account balance. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.

The following table displays the financial information for each sub-account offered by the various products in the Separate Account in ranges of lowest to highest values:

                                                                                       Met Investors
                                          ---------------------------------------------------------------------------------------
                                             Lord Abbett        Lord Abbett       Lord Abbett      Lord Abbett      Lord Abbett
                                             Growth and         Growth and           Bond             Bond            Growth
                                               Income             Income           Debenture        Debenture      Opportunities
                                              Portfolio         Portfolio B        Portfolio       Portfolio B      Portfolio B
                                          ------------------ ------------------ ---------------- ---------------- ---------------
DECEMBER 31, 2005
Units                                             10,810,129         10,828,479          265,814       17,636,059          30,352
Unit Fair Value, Lowest to Highest (1)      $83.02 to $49.25   $49.03 to $47.57 $18.28 to $17.40 $17.27 to $16.76 $10.06 to $9.63
Net Assets (In Thousands)                           $301,797           $522,233           $3,407         $299,608            $300
Investment Income Ratio to Net Assets (2)              1.08%              0.77%            5.49%            3.79%           0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     1.30% to 2.35%   0.89% to 1.40%   1.30% to 2.35%  1.40% to 2.30%
Total Return, Lowest to Highest (4)           2.76% to 2.24%     2.06% to 1.00%   0.91% to 0.40%  0.19% to -0.86%  4.55% to 4.40%

DECEMBER 31, 2004
Units                                             11,695,644         14,203,926          199,216       26,081,534
Unit Fair Value, Lowest to Highest (1)      $80.79 to $48.17   $48.04 to $47.10 $18.12 to $17.33 $17.24 to $16.91
Net Assets (In Thousands)                           $319,825           $673,340           $2,211         $443,728
Investment Income Ratio to Net Assets (2)              0.48%              0.31%            4.67%            2.64%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     1.30% to 2.35%   0.89% to 1.40%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         11.92% to 11.35%   11.19% to 10.02%   7.47% to 6.92%   6.77% to 5.65%

DECEMBER 31, 2003
Units                                             12,148,950         14,631,212          108,131       30,331,364
Unit Fair Value, Lowest to Highest (1)      $72.18 to $22.54   $43.21 to $42.81  $16.86 to $5.48 $16.15 to $16.00
Net Assets (In Thousands)                           $298,174           $626,102             $997         $485,074
Investment Income Ratio to Net Assets (2)              1.15%              0.69%            3.64%            2.75%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     1.30% to 2.35%   0.89% to 1.40%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         29.90% to 29.24%   29.04% to 23.90% 18.46% to 17.86%  17.62% to 8.88%

DECEMBER 31, 2002
Units                                             12,846,775          4,763,078           23,392        8,449,518
Unit Fair Value, Lowest to Highest (1)      $17.44 to $55.57   $33.02 to $33.48   $4.65 to $4.65 $13.54 to $13.73
Net Assets (In Thousands)                           $256,901           $158,469             $109         $115,255
Investment Income Ratio to Net Assets (2)              0.91%              1.77%            0.00%            4.91%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     1.30% to 2.25%   1.40% to 1.40%   1.30% to 2.25%
Total Return, Lowest to Highest (4)       -19.09% to -18.67% -19.94% to -19.18% -1.77% to -1.77% -2.79% to -1.86%

DECEMBER 31, 2001
Units                                             13,056,744            829,894                           949,659
Unit Fair Value, Lowest to Highest (1)      $21.56 to $68.33   $41.18 to $41.43                  $13.91 to $13.99
Net Assets (In Thousands)                           $325,654            $34,277                           $13,246
Investment Income Ratio to Net Assets (2)              0.95%              0.17%                             1.47%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     1.30% to 2.25%                    1.30% to 2.25%
Total Return, Lowest to Highest (4)         -7.24% to -6.56%   -8.09% to -7.21%                    1.17% to 2.14%

                                          -----------------
                                            Lord Abbett
                                              Mid-Cap
                                               Value
                                            Portfolio B
                                          ----------------
DECEMBER 31, 2005
Units                                               14,110
Unit Fair Value, Lowest to Highest (1)    $25.27 to $23.23
Net Assets (In Thousands)                             $344
Investment Income Ratio to Net Assets (2)            0.35%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 2.30%
Total Return, Lowest to Highest (4)         4.31% to 4.15%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                       Met Investors
                                       ------------------------------------------------------------------------------------------
                                          JP Morgan                                                                  Met/AIM
                                           Quality          Met/Putnam        Met/Putnam           Lazard           Small-Cap
                                            Bond             Research          Research            Mid-Cap           Growth
                                          Portfolio         Portfolio         Portfolio B        Portfolio B        Portfolio
                                       ---------------- ------------------ ------------------ ------------------ ----------------
DECEMBER 31, 2005
Units                                                                                                  8,655,654           53,445
Unit Fair Value, Lowest to Highest (1)                                                          $14.52 to $14.10 $13.43 to $13.17
Net Assets (In Thousands)                                                                               $123,821             $704
Investment Income Ratio to Net
 Assets (2)                                                                                                0.06%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                                                        1.30% to 2.35%   0.89% to 1.35%
Total Return, Lowest to Highest (4)                                                               6.67% to 5.56%   7.63% to 7.14%

DECEMBER 31, 2004
Units                                                                                                 10,260,770           36,199
Unit Fair Value, Lowest to Highest (1)                                                          $13.61 to $13.35 $12.48 to $12.29
Net Assets (In Thousands)                                                                               $138,066             $445
Investment Income Ratio to Net
 Assets (2)                                                                                                0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                                                        1.30% to 2.35%   0.89% to 1.35%
Total Return, Lowest to Highest (4)                                                             12.92% to 11.74%   5.78% to 5.30%

DECEMBER 31, 2003
Units                                         2,677,207          2,828,413          8,932,927         12,288,849           31,568
Unit Fair Value, Lowest to Highest (1) $26.53 to $11.96     $8.65 to $6.78     $7.74 to $7.67   $12.05 to $11.95 $11.70 to $11.67
Net Assets (In Thousands)                       $33,184            $22,791            $68,483           $146,961             $369
Investment Income Ratio to Net
 Assets (2)                                       3.73%              0.03%              0.00%              1.53%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                               0.89% to 1.40%     1.15% to 1.40%     1.30% to 2.35%     1.30% to 2.35%   1.25% to 1.35%
Total Return, Lowest to Highest (4)      3.07% to 2.55%   23.19% to 22.88%   22.73% to 19.42%   24.55% to 22.83% 37.35% to 37.21%

DECEMBER 31, 2002
Units                                         3,059,939          3,520,815          4,317,303          2,416,396
Unit Fair Value, Lowest to Highest (1) $11.25 to $25.74     $5.52 to $7.02     $6.22 to $6.31     $9.57 to $9.68
Net Assets (In Thousands)                       $38,254            $23,034            $27,062            $23,277
Investment Income Ratio to Net
 Assets (2)                                       5.20%              0.41%              0.69%              0.02%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                               0.89% to 1.40%     1.15% to 1.40%     1.30% to 2.25%     1.30% to 2.25%
Total Return, Lowest to Highest (4)      7.44% to 7.99% -21.71% to -21.52% -22.58% to -21.84% -12.80% to -11.97%

DECEMBER 31, 2001
Units                                         2,400,419          4,271,829          1,148,099             91,975
Unit Fair Value, Lowest to Highest (1) $10.47 to $23.83     $7.05 to $8.94     $8.03 to $8.07   $10.97 to $10.99
Net Assets (In Thousands)                       $27,978            $35,502             $9,240             $1,010
Investment Income Ratio to Net
 Assets (2)                                       4.86%              0.07%              0.44%              0.05%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                               0.89% to 1.40%     1.15% to 1.40%     1.30% to 2.25%     1.30% to 2.25%
Total Return, Lowest to Highest (4)      5.33% to 6.10%     7.00% to 7.00%   -1.54% to -0.81%     9.70% to 9.94%

                                       -------------------
                                            Met/AIM
                                           Small-Cap
                                            Growth
                                          Portfolio B
                                       ------------------
DECEMBER 31, 2005
Units                                          13,192,731
Unit Fair Value, Lowest to Highest (1)   $13.06 to $12.68
Net Assets (In Thousands)                        $169,765
Investment Income Ratio to Net
 Assets (2)                                         0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.35%
Total Return, Lowest to Highest (4)        6.87% to 5.76%

DECEMBER 31, 2004
Units                                          18,288,035
Unit Fair Value, Lowest to Highest (1)   $12.22 to $11.99
Net Assets (In Thousands)                        $220,855
Investment Income Ratio to Net
 Assets (2)                                         0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.35%
Total Return, Lowest to Highest (4)        5.05% to 3.95%

DECEMBER 31, 2003
Units                                          12,475,776
Unit Fair Value, Lowest to Highest (1)   $11.63 to $11.53
Net Assets (In Thousands)                        $143,948
Investment Income Ratio to Net
 Assets (2)                                         0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.35%
Total Return, Lowest to Highest (4)      37.07% to 32.40%

DECEMBER 31, 2002
Units                                           4,064,765
Unit Fair Value, Lowest to Highest (1)     $8.38 to $8.48
Net Assets (In Thousands)                         $34,329
Investment Income Ratio to Net
 Assets (2)                                         0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.25%
Total Return, Lowest to Highest (4)    -29.12% to -28.44%

DECEMBER 31, 2001
Units                                             119,269
Unit Fair Value, Lowest to Highest (1)   $11.83 to $11.86
Net Assets (In Thousands)                          $1,413
Investment Income Ratio to Net
 Assets (2)                                         0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.25%
Total Return, Lowest to Highest (4)      18.30% to 18.55%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                      Met Investors
                                       ------------------------------------------------------------------------------------------
                                            Harris          Third Avenue      Third Avenue      Oppenheimer       Oppenheimer
                                            Oakmark          Small-Cap         Small-Cap          Capital           Capital
                                         International         Value             Value          Appreciation      Appreciation
                                          Portfolio B        Portfolio        Portfolio B        Portfolio        Portfolio B
                                       ------------------ ---------------- ------------------ ---------------- ------------------
DECEMBER 31, 2005
Units                                          18,995,708          373,791         19,722,318        1,520,722         41,507,591
Unit Fair Value, Lowest to Highest (1)   $15.81 to $15.34 $16.74 to $16.46   $16.37 to $15.90 $10.70 to $10.60     $8.67 to $8.41
Net Assets (In Thousands)                        $295,834           $6,155           $318,676          $16,230           $354,118
Investment Income Ratio to Net
 Assets (2)                                         0.00%            0.00%              0.00%            0.06%              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.35%   0.89% to 1.35%     1.30% to 2.35%   1.15% to 1.40%     1.30% to 2.35%
Total Return, Lowest to Highest (4)      12.77% to 11.59% 14.79% to 14.27%   13.99% to 12.80%   3.80% to 3.54%     3.37% to 2.29%

DECEMBER 31, 2004
Units                                          22,456,213          194,501         22,452,877        1,786,011         55,906,428
Unit Fair Value, Lowest to Highest (1)   $14.02 to $13.75 $14.58 to $14.41   $14.36 to $14.10 $10.31 to $10.24     $8.39 to $8.22
Net Assets (In Thousands)                        $311,119           $2,802           $319,335          $18,297           $462,797
Investment Income Ratio to Net
 Assets (2)                                         0.00%            2.98%              1.38%            0.00%              3.35%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.35%   0.89% to 1.35%     1.30% to 2.35%   1.15% to 1.40%     1.30% to 2.35%
Total Return, Lowest to Highest (4)      18.96% to 17.72% 25.68% to 25.10%   24.87% to 23.56%   3.09% to 5.21%     5.03% to 3.93%

DECEMBER 31, 2003
Units                                          16,889,437           50,110         19,557,686                          51,514,003
Unit Fair Value, Lowest to Highest (1)   $11.78 to $11.68 $11.54 to $11.52   $11.50 to $11.41                      $7.99 to $7.91
Net Assets (In Thousands)                        $197,425             $577           $223,583                            $407,474
Investment Income Ratio to Net
 Assets (2)                                         1.81%            0.62%              0.48%                               0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.35%   1.25% to 1.35%     1.30% to 2.35%                      1.30% to 2.35%
Total Return, Lowest to Highest (4)      33.23% to 33.47% 39.78% to 39.64%   39.60% to 34.67%                    26.87% to 20.90%

DECEMBER 31, 2002
Units                                           1,441,751                           3,106,789                          15,642,954
Unit Fair Value, Lowest to Highest (1)     $8.74 to $8.84                      $8.19 to $8.24                      $6.21 to $6.30
Net Assets (In Thousands)                         $12,689                             $25,529                             $97,837
Investment Income Ratio to Net
 Assets (2)                                         0.24%                               0.39%                               0.01%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.25%                      1.30% to 2.25%                      1.30% to 2.25%
Total Return, Lowest to Highest (4)    -19.92% to -19.15%                  -18.14% to -17.62%                  -26.41% to -25.71%

DECEMBER 31, 2001
Units                                              20,012                                                               2,574,330
Unit Fair Value, Lowest to Highest (1)   $10.91 to $10.94                                                          $8.42 to $8.47
Net Assets (In Thousands)                            $219                                                                 $21,746
Investment Income Ratio to Net
 Assets (2)                                         0.08%                                                                   0.07%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.30% to 2.25%                                                          1.30% to 2.25%
Total Return, Lowest to Highest (4)        9.15% to 9.38%                                                        -1.73% to -1.00%

                                       -----------------

                                            Money
                                           Market
                                         Portfolio B
                                       ----------------
DECEMBER 31, 2005
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net
 Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2004
Units                                        10,057,248
Unit Fair Value, Lowest to Highest (1)   $9.99 to $9.79
Net Assets (In Thousands)                       $99,153
Investment Income Ratio to Net
 Assets (2)                                       0.64%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                               1.30% to 2.35%
Total Return, Lowest to Highest (4)    -0.66% to -1.70%

DECEMBER 31, 2003
Units                                        11,786,985
Unit Fair Value, Lowest to Highest (1)  $10.05 to $9.96
Net Assets (In Thousands)                      $117,287
Investment Income Ratio to Net
 Assets (2)                                       0.41%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                               1.30% to 2.35%
Total Return, Lowest to Highest (4)    -0.86% to -1.33%

DECEMBER 31, 2002
Units                                         8,981,636
Unit Fair Value, Lowest to Highest (1) $10.00 to $10.14
Net Assets (In Thousands)                       $90,464
Investment Income Ratio to Net
 Assets (2)                                       1.02%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                               1.30% to 2.25%
Total Return, Lowest to Highest (4)    -1.15% to -0.21%

DECEMBER 31, 2001
Units                                         2,040,930
Unit Fair Value, Lowest to Highest (1) $10.10 to $10.16
Net Assets (In Thousands)                       $20,681
Investment Income Ratio to Net
 Assets (2)                                       1.02%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                               1.30% to 2.25%
Total Return, Lowest to Highest (4)      0.66% to 1.29%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                        Met Investors
                                          ---------------------------------------------------------------------
                                                Janus             PIMCO            PIMCO
                                             Aggressive        Total Return     Total Return      RCM Global
                                               Growth              Bond             Bond          Technology
                                             Portfolio B        Portfolio       Portfolio B       Portfolio
                                          ------------------ ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                             16,090,265        6,296,278       30,322,007          158,398
Unit Fair Value, Lowest to Highest (1)        $8.08 to $7.84  $12.65 to $8.28 $12.25 to $11.89   $4.93 to $4.82
Net Assets (In Thousands)                           $127,810          $53,287         $365,466             $763
Investment Income Ratio to Net Assets (2)              0.00%            0.05%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%   0.89% to 1.40%   1.30% to 2.35%   0.89% to 1.35%
Total Return, Lowest to Highest (4)         12.11% to 10.95%   1.56% to 1.04%  0.93% to -0.12%  10.37% to 9.86%

DECEMBER 31, 2004
Units                                             25,135,863        6,388,058       35,911,885          163,390
Unit Fair Value, Lowest to Highest (1)        $7.21 to $7.06 $12.46 to $12.21 $12.14 to $11.90   $4.47 to $4.39
Net Assets (In Thousands)                           $178,657          $53,478         $430,244             $717
Investment Income Ratio to Net Assets (2)              0.00%            5.26%            7.26%            0.08%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%   0.89% to 1.40%   1.30% to 2.35%   0.89% to 1.35%
Total Return, Lowest to Highest (4)           7.04% to 5.92%   4.31% to 3.78%   3.62% to 2.54% -5.13% to -5.56%

DECEMBER 31, 2003
Units                                             26,535,225        2,852,827       41,371,628          139,123
Unit Fair Value, Lowest to Highest (1)        $6.73 to $6.67  $11.94 to $7.90 $11.71 to $11.61   $4.71 to $4.65
Net Assets (In Thousands)                           $176,919          $22,687         $479,951             $646
Investment Income Ratio to Net Assets (2)              0.00%            1.06%            1.38%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%   0.89% to 1.40%   1.30% to 2.35%   0.89% to 1.35%
Total Return, Lowest to Highest (4)         29.21% to 21.15%   3.59% to 3.07%  2.96% to -0.06% 56.45% to 55.73%

DECEMBER 31, 2002
Units                                              7,128,991        3,311,248       21,084,805
Unit Fair Value, Lowest to Highest (1)        $5.14 to $5.21   $7.66 to $7.73 $11.22 to $11.38
Net Assets (In Thousands)                            $36,902          $25,487         $238,271
Investment Income Ratio to Net Assets (2)              0.01%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.25%   1.15% to 1.40%   1.30% to 2.25%
Total Return, Lowest to Highest (4)       -29.44% to -28.77%   8.04% to 8.31%   6.86% to 7.88%

DECEMBER 31, 2001
Units                                              1,408,153        3,960,781        2,425,689
Unit Fair Value, Lowest to Highest (1)        $7.27 to $7.31   $7.09 to $7.14 $10.48 to $10.54
Net Assets (In Thousands)                            $10,268          $28,189          $25,502
Investment Income Ratio to Net Assets (2)              0.00%            0.88%            2.47%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.25%   1.15% to 1.40%   1.30% to 2.25%
Total Return, Lowest to Highest (4)         -9.72% to -9.05% -0.31% to -0.25%   3.00% to 3.77%

                                          ------------------------------------
                                                                  PIMCO
                                             RCM Global         Inflation
                                             Technology       Protected Bond
                                             Portfolio B       Portfolio B
                                          ------------------ ----------------
DECEMBER 31, 2005
Units                                             10,285,555       24,805,097
Unit Fair Value, Lowest to Highest (1)        $4.77 to $4.63 $11.25 to $10.93
Net Assets (In Thousands)                            $48,291         $276,161
Investment Income Ratio to Net Assets (2)              0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)           9.59% to 8.44%  0.08% to -0.96%

DECEMBER 31, 2004
Units                                             14,594,741       32,840,848
Unit Fair Value, Lowest to Highest (1)        $4.36 to $4.27 $11.24 to $11.04
Net Assets (In Thousands)                            $62,731         $366,675
Investment Income Ratio to Net Assets (2)              0.08%            4.84%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         -5.55% to -6.54%   7.60% to 6.47%

DECEMBER 31, 2003
Units                                              9,200,629       25,707,912
Unit Fair Value, Lowest to Highest (1)        $4.61 to $4.57 $10.44 to $10.37
Net Assets (In Thousands)                            $42,018         $267,795
Investment Income Ratio to Net Assets (2)              0.00%            0.42%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         55.54% to 38.29%   4.43% to 3.70%

DECEMBER 31, 2002
Units                                              3,460,978
Unit Fair Value, Lowest to Highest (1)        $2.92 to $2.97
Net Assets (In Thousands)                            $10,196
Investment Income Ratio to Net Assets (2)              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.25%
Total Return, Lowest to Highest (4)       -51.83% to -51.37%

DECEMBER 31, 2001
Units                                                719,543
Unit Fair Value, Lowest to Highest (1)        $6.06 to $6.10
Net Assets (In Thousands)                             $4,375
Investment Income Ratio to Net Assets (2)              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.25%
Total Return, Lowest to Highest (4)       -16.33% to -15.70%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                        Met Investors
                                          -----------------------------------------------------------------------
                                            T. Rowe Price          MFS               MFS            Neuberger
                                               Mid-Cap          Research          Research           Berman
                                               Growth         International     International      Real Estate
                                             Portfolio B        Portfolio        Portfolio B       Portfolio B
                                          ------------------ ---------------- ------------------ ----------------
DECEMBER 31, 2005
Units                                             27,249,715          142,641         15,996,541        5,060,098
Unit Fair Value, Lowest to Highest (1)        $8.08 to $7.84 $13.79 to $12.97   $12.91 to $12.53 $14.36 to $14.11
Net Assets (In Thousands)                           $216,790           $1,855           $203,134          $72,233
Investment Income Ratio to Net Assets (2)              0.00%            0.79%              0.34%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.30% to 2.35%   0.89% to 1.40%     1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         13.15% to 11.97% 15.91% to 15.15%   14.92% to 13.73% 11.83% to 10.66%

DECEMBER 31, 2004
Units                                             27,535,906           45,121         20,914,861        6,453,896
Unit Fair Value, Lowest to Highest (1)        $7.14 to $7.00 $11.90 to $11.27   $11.23 to $10.01 $12.84 to $12.75
Net Assets (In Thousands)                           $194,196             $509           $231,859          $82,682
Investment Income Ratio to Net Assets (2)              0.00%            0.49%              0.23%            3.24%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.30% to 2.35%   0.89% to 1.40%     1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         16.30% to 15.08% 19.72% to 18.06%   18.01% to 16.78% 28.44% to 27.55%

DECEMBER 31, 2003
Units                                             33,526,891                          12,887,155
Unit Fair Value, Lowest to Highest (1)        $6.14 to $6.09                      $9.52 to $9.43
Net Assets (In Thousands)                           $203,972                            $121,501
Investment Income Ratio to Net Assets (2)              0.00%                               0.89%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.30% to 2.35%                      1.30% to 2.35%
Total Return, Lowest to Highest (4)         34.88% to 27.90%                    30.34% to 28.59%

DECEMBER 31, 2002
Units                                              9,490,409                           6,394,788
Unit Fair Value, Lowest to Highest (1)        $4.49 to $4.55                      $7.20 to $7.30
Net Assets (In Thousands)                            $42,935                             $46,398
Investment Income Ratio to Net Assets (2)              0.00%                               0.24%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.30% to 2.25%                      1.30% to 2.25%
Total Return, Lowest to Highest (4)       -45.29% to -44.76%                  -13.77% to -12.94%

DECEMBER 31, 2001
Units                                              1,668,902                             916,898
Unit Fair Value, Lowest to Highest (1)        $8.19 to $8.24                      $8.34 to $8.39
Net Assets (In Thousands)                            $13,714                              $7,667
Investment Income Ratio to Net Assets (2)              0.00%                               0.13%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.30% to 2.25%                      1.30% to 2.25%
Total Return, Lowest to Highest (4)           1.03% to 1.78%                    -5.45% to -4.75%

                                          ----------------------------------
                                              Turner        Goldman Sachs
                                              Mid-Cap          Mid-Cap
                                              Growth            Value
                                            Portfolio B      Portfolio B
                                          ---------------- ----------------
DECEMBER 31, 2005
Units                                            3,230,076        7,266,539
Unit Fair Value, Lowest to Highest (1)    $12.23 to $12.01 $13.31 to $13.08
Net Assets (In Thousands)                          $39,254          $96,097
Investment Income Ratio to Net Assets (2)            0.00%            0.76%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                  1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         9.92% to 8.78%  11.09% to 9.93%

DECEMBER 31, 2004
Units                                            5,202,742        6,316,125
Unit Fair Value, Lowest to Highest (1)    $11.12 to $11.04 $11.98 to $11.90
Net Assets (In Thousands)                          $57,720          $75,475
Investment Income Ratio to Net Assets (2)            0.00%            0.97%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                  1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)       11.24% to 10.47% 19.81% to 18.98%

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                      Met Investors
                                          ------------------------------------------------------------------------------------
                                             Defensive         Moderate         Balanced          Growth         Aggressive
                                             Strategy          Strategy         Strategy         Strategy         Strategy
                                              Fund of          Fund of          Fund of          Fund of          Fund of
                                              Fund B            Fund B           Fund B           Fund B           Fund B
                                          ---------------- ---------------- ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                           26,019,030       81,402,093      244,234,395      203,679,869       42,330,798
Unit Fair Value, Lowest to Highest (1)    $10.43 to $10.30 $10.69 to $10.56 $10.99 to $10.86 $11.43 to $11.29 $11.65 to $11.51
Net Assets (In Thousands)                         $270,290         $866,351       $2,673,666       $2,317,496         $491,059
Investment Income Ratio to Net Assets (2)            1.17%            1.28%            1.27%            1.16%            0.93%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.30% to 2.35%   1.30% to 2.35%   1.30% to 2.35%   1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         3.13% to 2.06%   4.45% to 3.36%   5.74% to 4.64%   7.72% to 6.60%   8.96% to 7.82%

DECEMBER 31, 2004
Units                                           10,259,110       36,400,671      114,542,772       91,629,337       20,464,973
Unit Fair Value, Lowest to Highest (1)    $10.11 to $10.10 $10.23 to $10.22 $10.40 to $10.38 $10.61 to $10.59 $10.69 to $10.68
Net Assets (In Thousands)                         $103,691         $372,286       $1,190,221         $971,460         $218,708
Investment Income Ratio to Net Assets (2)            1.71%            1.34%            0.99%            0.62%            0.22%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.30% to 2.35%   1.30% to 2.35%   1.30% to 2.35%   1.30% to 2.35%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         1.71% to 1.59%   2.20% to 2.08%   2.91% to 2.79%   3.56% to 3.45%   3.79% to 3.67%

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          -----------------

                                            Van Kampen
                                             Comstock
                                            Portfolio B
                                          ----------------
DECEMBER 31, 2005
Units                                            1,605,458
Unit Fair Value, Lowest to Highest (1)    $10.48 to $10.41
Net Assets (In Thousands)                          $16,786
Investment Income Ratio to Net Assets (2)            1.82%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.30% to 2.35%
Total Return, Lowest to Highest (4)         4.84% to 4.11%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS



                                                 Met Investors                                               AIM
                                       --------------------------------- --------------------------------------------------------
                                         Legg Mason       Met/Putnam
                                            Value           Capital           Premier            Capital         International
                                           Equity        Opportunities        Equity           Appreciation         Growth
                                         Portfolio B      Portfolio B          Fund                Fund              Fund
                                       ---------------- ---------------- ------------------ ------------------ ------------------
DECEMBER 31, 2005
Units                                           125,789                -            317,256            146,864            140,508
Unit Fair Value, Lowest to Highest (1) $10.63 to $10.61 $17.71 to $14.65     $3.90 to $3.90     $4.82 to $4.82     $5.97 to $5.97
Net Assets (In Thousands)                        $1,336               $-             $1,236               $708               $839
Investment Income Ratio to Net
 Assets (2)                                       0.00%            0.00%              0.78%              0.06%              0.66%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                               1.30% to 2.35%   1.40% to 2.25%     1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)      6.28% to 6.10%   4.54% to 4.39%     4.19% to 4.19%     7.33% to 7.33%   16.29% to 16.29%

DECEMBER 31, 2004
Units                                                                               372,968            160,011            149,241
Unit Fair Value, Lowest to Highest (1)                                       $3.74 to $3.74     $4.49 to $4.49     $5.14 to $5.14
Net Assets (In Thousands)                                                            $1,395               $719               $767
Investment Income Ratio to Net
 Assets (2)                                                                           0.44%              0.00%              0.64%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                                   1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)                                          4.30% to 4.30%     5.14% to 5.14%   22.28% to 22.28%

DECEMBER 31, 2003
Units                                                                               427,127            187,203            157,713
Unit Fair Value, Lowest to Highest (1)                                       $3.59 to $3.59     $4.28 to $4.28     $4.20 to $4.20
Net Assets (In Thousands)                                                            $1,531               $800               $663
Investment Income Ratio to Net
 Assets (2)                                                                           0.31%              0.00%              0.55%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                                   1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)                                        23.34% to 23.34%   27.72% to 27.72%   27.27% to 27.27%

DECEMBER 31, 2002
Units                                                                               467,409            213,116            168,594
Unit Fair Value, Lowest to Highest (1)                                       $2.91 to $2.91     $3.35 to $3.35     $3.30 to $3.30
Net Assets (In Thousands)                                                            $1,359               $713               $557
Investment Income Ratio to Net
 Assets (2)                                                                           0.31%              0.00%              0.55%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                                   1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)                                      -31.23% to -31.23% -25.41% to -25.41% -16.85% to -16.85%

DECEMBER 31, 2001
Units                                                                               544,055            236,958            189,032
Unit Fair Value, Lowest to Highest (1)                                       $4.23 to $4.23     $4.49 to $4.49     $3.97 to $3.97
Net Assets (In Thousands)                                                            $2,300             $1,063               $750
Investment Income Ratio to Net
 Assets (2)                                                                           0.14%              0.00%              0.34%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                                   1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)                                      -11.93% to -11.93% -11.93% to -11.93% -11.93% to -11.93%

                                       -------------------

                                             Basic
                                            Balanced
                                              Fund
                                       ------------------
DECEMBER 31, 2005
Units                                             210,112
Unit Fair Value, Lowest to Highest (1)     $4.88 to $4.88
Net Assets (In Thousands)                          $1,025
Investment Income Ratio to Net
 Assets (2)                                         1.37%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%
Total Return, Lowest to Highest (4)        3.83% to 3.83%

DECEMBER 31, 2004
Units                                             248,074
Unit Fair Value, Lowest to Highest (1)     $4.70 to $4.70
Net Assets (In Thousands)                          $1,166
Investment Income Ratio to Net
 Assets (2)                                         1.39%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%
Total Return, Lowest to Highest (4)        6.02% to 6.02%

DECEMBER 31, 2003
Units                                             264,594
Unit Fair Value, Lowest to Highest (1)     $4.43 to $4.43
Net Assets (In Thousands)                          $1,173
Investment Income Ratio to Net
 Assets (2)                                         1.95%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%
Total Return, Lowest to Highest (4)      14.75% to 14.75%

DECEMBER 31, 2002
Units                                             298,328
Unit Fair Value, Lowest to Highest (1)     $3.86 to $3.86
Net Assets (In Thousands)                          $1,152
Investment Income Ratio to Net
 Assets (2)                                         2.34%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%
Total Return, Lowest to Highest (4)    -18.25% to -18.25%

DECEMBER 31, 2001
Units                                             334,293
Unit Fair Value, Lowest to Highest (1)     $4.73 to $4.73
Net Assets (In Thousands)                          $1,580
Investment Income Ratio to Net
 Assets (2)                                         1.91%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%
Total Return, Lowest to Highest (4)    -11.93% to -11.93%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                 MFS
                                       -------------------------------------------------------- ------------------
                                                                                                   Main Street
                                                              Investors             New             Growth &
                                            Research            Trust            Discovery           Income
                                             Series            Series             Series              Fund
                                       ------------------ ------------------ ------------------ ------------------
DECEMBER 31, 2005
Units                                              71,636             36,118             32,199             61,558
Unit Fair Value, Lowest to Highest (1)     $4.70 to $4.70     $4.56 to $4.56     $6.48 to $6.48     $4.80 to $4.80
Net Assets (In Thousands)                            $337               $165               $209               $295
Investment Income Ratio to Net
 Assets (2)                                         0.48%              0.56%              0.00%              1.38%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)        6.31% to 6.31%     5.83% to 5.83%     3.79% to 3.79%     4.51% to 4.51%

DECEMBER 31, 2004
Units                                              78,859             39,372             37,742             68,507
Unit Fair Value, Lowest to Highest (1)     $4.42 to $4.42     $4.31 to $4.31     $6.24 to $6.24     $4.59 to $4.59
Net Assets (In Thousands)                            $349               $170               $236               $314
Investment Income Ratio to Net
 Assets (2)                                         1.14%              0.66%              0.00%              1.66%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)      14.24% to 14.24%     9.80% to 9.80%     5.03% to 5.03%     7.93% to 7.93%

DECEMBER 31, 2003
Units                                              97,097             50,833             58,708            398,851
Unit Fair Value, Lowest to Highest (1)     $3.87 to $3.87     $3.92 to $3.92     $5.95 to $5.95     $4.25 to $4.25
Net Assets (In Thousands)                            $376               $199               $349             $1,696
Investment Income Ratio to Net
 Assets (2)                                         0.67%              0.67%              0.00%              0.97%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)      22.97% to 22.97%   20.45% to 20.45%   31.86% to 31.86%   24.96% to 24.96%

DECEMBER 31, 2002
Units                                             114,262             54,292             75,459            436,506
Unit Fair Value, Lowest to Highest (1)     $3.15 to $3.15     $3.26 to $3.26     $4.51 to $4.51     $3.40 to $3.40
Net Assets (In Thousands)                            $360               $177               $340             $1,485
Investment Income Ratio to Net
 Assets (2)                                         0.28%              0.56%              0.00%              0.81%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)    -25.59% to -25.59% -22.06% to -22.06% -32.58% to -32.58% -19.93% to -19.93%

DECEMBER 31, 2001
Units                                             126,396             60,869             90,551            552,681
Unit Fair Value, Lowest to Highest (1)     $4.23 to $4.23     $4.18 to $4.18     $6.69 to $6.69     $4.25 to $4.25
Net Assets (In Thousands)                            $535               $254               $606             $2,349
Investment Income Ratio to Net
 Assets (2)                                         1.16%              0.57%              3.11%              0.53%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)    -11.93% to -11.93% -11.93% to -11.93% -11.93% to -11.93% -11.93% to -11.93%

                                           Oppenheimer
                                       --------------------------------------

                                                              Strategic
                                              Bond              Bond
                                              Fund              Fund
                                       ------------------ ------------------
DECEMBER 31, 2005
Units                                              56,108              6,741
Unit Fair Value, Lowest to Highest (1)     $6.64 to $6.64     $7.18 to $7.18
Net Assets (In Thousands)                            $372                $48
Investment Income Ratio to Net
 Assets (2)                                         5.19%              5.03%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)        1.16% to 1.16%     1.24% to 1.24%

DECEMBER 31, 2004
Units                                              61,376             15,760
Unit Fair Value, Lowest to Highest (1)     $6.56 to $6.56     $7.09 to $7.09
Net Assets (In Thousands)                            $403               $112
Investment Income Ratio to Net
 Assets (2)                                         4.89%              7.67%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)        4.02% to 4.02%     7.16% to 7.16%

DECEMBER 31, 2003
Units                                              70,248             38,061
Unit Fair Value, Lowest to Highest (1)     $6.31 to $6.31     $6.62 to $6.62
Net Assets (In Thousands)                            $443               $252
Investment Income Ratio to Net
 Assets (2)                                         5.47%              6.49%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)        5.29% to 5.29%   16.43% to 16.43%

DECEMBER 31, 2002
Units                                              70,085             43,633
Unit Fair Value, Lowest to Highest (1)     $5.99 to $5.99     $5.69 to $5.69
Net Assets (In Thousands)                            $420               $248
Investment Income Ratio to Net
 Assets (2)                                         7.68%              8.38%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)        7.56% to 7.56%     5.95% to 5.95%

DECEMBER 31, 2001
Units                                              66,734             60,360
Unit Fair Value, Lowest to Highest (1)     $5.57 to $5.57     $5.37 to $5.37
Net Assets (In Thousands)                            $372               $324
Investment Income Ratio to Net
 Assets (2)                                         7.36%              2.21%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                 1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)    -11.93% to -11.93% -11.93% to -11.93%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                               Oppenheimer
                                          ------------------------------------------------------ -----------------
                                             Main Street
                                              Small-Cap                             Capital            Asset
                                               Growth              Money          Appreciation        Manager
                                                Fund               Fund               Fund           Portfolio
                                          ------------------ ------------------ ---------------- -----------------
DECEMBER 31, 2005
Units                                                 20,466             35,829                -        14,833,146
Unit Fair Value, Lowest to Highest (1)        $9.29 to $9.29     $5.45 to $5.45 $72.34 to $66.58  $10.20 to $10.10
Net Assets (In Thousands)                               $190               $195               $-          $149,965
Investment Income Ratio to Net Assets (2)              0.00%              2.77%            0.00%             2.76%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%     1.40% to 1.40%   1.50% to 1.90%    0.89% to 1.40%
Total Return, Lowest to Highest (4)           8.40% to 8.40%     1.44% to 1.44%   3.92% to 3.85%    3.12% to 2.60%

DECEMBER 31, 2004
Units                                                 22,744             55,454                         16,742,417
Unit Fair Value, Lowest to Highest (1)        $8.57 to $8.57     $5.38 to $5.38                     $9.89 to $9.84
Net Assets (In Thousands)                               $195               $298                           $164,901
Investment Income Ratio to Net Assets (2)              0.00%              0.82%                              2.75%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%     1.40% to 1.40%                     0.89% to 1.40%
Total Return, Lowest to Highest (4)         17.76% to 17.76%   -0.42% to -0.42%                     4.53% to 4.00%

DECEMBER 31, 2003
Units                                                 25,050            100,223                         18,335,507
Unit Fair Value, Lowest to Highest (1)        $7.28 to $7.28     $5.40 to $5.40                     $9.46 to $9.46
Net Assets (In Thousands)                               $182               $541                           $173,560
Investment Income Ratio to Net Assets (2)              0.00%              0.95%                              3.56%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%     1.40% to 1.40%                     0.89% to 1.40%
Total Return, Lowest to Highest (4)         42.36% to 42.36%   -0.61% to -0.61%                   16.93% to 16.34%

DECEMBER 31, 2002
Units                                                 24,139            167,544                         20,018,998
Unit Fair Value, Lowest to Highest (1)        $5.11 to $5.11     $5.43 to $5.43                     $8.07 to $8.16
Net Assets (In Thousands)                               $123               $910                           $162,779
Investment Income Ratio to Net Assets (2)              0.00%              1.47%                              4.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%     1.40% to 1.40%                     0.89% to 1.40%
Total Return, Lowest to Highest (4)       -16.92% to -16.92%     5.00% to 5.00%                  -10.00% to -9.54%

DECEMBER 31, 2001
Units                                                 26,017            164,326                         21,022,339
Unit Fair Value, Lowest to Highest (1)        $6.15 to $6.15     $5.43 to $5.43                     $8.94 to $9.06
Net Assets (In Thousands)                               $160               $892                           $189,787
Investment Income Ratio to Net Assets (2)              0.00%              3.88%                              4.32%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%     1.40% to 1.40%                     0.89% to 1.40%
Total Return, Lowest to Highest (4)       -11.93% to -11.93% -11.93% to -11.93%                   -6.25% to -4.95%

                                                Fidelity
                                          --------------------------------------


                                               Growth            Contrafund
                                              Portfolio          Portfolio
                                          ------------------ ------------------
DECEMBER 31, 2005
Units                                             18,327,783         18,306,992
Unit Fair Value, Lowest to Highest (1)      $12.65 to $12.57    $9.69 to $17.19
Net Assets (In Thousands)                           $231,031           $315,981
Investment Income Ratio to Net Assets (2)              0.51%              0.29%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     0.89% to 1.40%
Total Return, Lowest to Highest (4)           4.86% to 4.33%   15.90% to 15.32%

DECEMBER 31, 2004
Units                                             20,811,605         18,632,563
Unit Fair Value, Lowest to Highest (1)      $12.06 to $12.05    $8.36 to $14.91
Net Assets (In Thousands)                           $251,302           $278,739
Investment Income Ratio to Net Assets (2)              0.27%              0.33%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     0.89% to 1.40%
Total Return, Lowest to Highest (4)           2.46% to 1.94%   14.45% to 13.87%

DECEMBER 31, 2003
Units                                             22,744,437         19,001,001
Unit Fair Value, Lowest to Highest (1)      $11.77 to $11.82    $7.31 to $13.09
Net Assets (In Thousands)                           $269,260           $249,506
Investment Income Ratio to Net Assets (2)              0.27%              0.46%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     0.89% to 1.40%
Total Return, Lowest to Highest (4)         31.67% to 31.00%   27.33% to 26.68%

DECEMBER 31, 2002
Units                                             24,650,187         19,592,405
Unit Fair Value, Lowest to Highest (1)        $8.94 to $9.05    $5.74 to $10.37
Net Assets (In Thousands)                           $222,487           $200,853
Investment Income Ratio to Net Assets (2)              0.25%              0.82%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     0.89% to 1.40%
Total Return, Lowest to Highest (4)       -31.08% to -30.73% -10.61% to -10.15%

DECEMBER 31, 2001
Units                                             25,015,822         19,181,427
Unit Fair Value, Lowest to Highest (1)      $12.91 to $13.12    $6.39 to $11.59
Net Assets (In Thousands)                           $327,268           $219,635
Investment Income Ratio to Net Assets (2)              0.08%              0.78%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.40%     0.89% to 1.40%
Total Return, Lowest to Highest (4)       -18.67% to -15.40%  -15.42% to -7.08%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                           Fidelity
                                          ------------------------------------------------------------------------

                                                                                                        Money
                                              Overseas         Equity-Income        Index 500          Market
                                              Portfolio          Portfolio          Portfolio         Portfolio
                                          ------------------ ------------------ ------------------ ---------------
DECEMBER 31, 2005
Units                                              1,115,424          1,681,844          9,738,122       4,560,029
Unit Fair Value, Lowest to Highest (1)       $9.36 to $10.71   $12.25 to $12.25   $14.55 to $14.28  $7.25 to $6.85
Net Assets (In Thousands)                            $11,307            $20,595           $139,624         $31,497
Investment Income Ratio to Net Assets (2)              0.67%              1.71%              1.84%           3.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.15% to 1.40%     1.40% to 1.40%     0.89% to 1.40%  0.89% to 1.40%
Total Return, Lowest to Highest (4)         17.69% to 17.40%     4.40% to 4.40%     3.90% to 3.37%  2.12% to 1.61%

DECEMBER 31, 2004
Units                                              1,305,755          2,015,346         11,319,391       4,311,139
Unit Fair Value, Lowest to Highest (1)        $7.95 to $9.12   $11.73 to $11.73   $14.01 to $13.81  $7.10 to $6.74
Net Assets (In Thousands)                            $11,247            $23,639           $156,922         $29,289
Investment Income Ratio to Net
 Assets (2)                                            1.22%              1.61%              1.34%           1.21%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.15% to 1.40%     1.40% to 1.40%     0.89% to 1.40%  0.89% to 1.40%
Total Return, Lowest to Highest (4)         12.33% to 12.05%     9.98% to 9.98%     9.63% to 9.07% 0.30% to -0.21%

DECEMBER 31, 2003
Units                                              1,619,585          2,369,870         12,981,916       3,919,391
Unit Fair Value, Lowest to Highest (1)        $7.08 to $8.14   $10.67 to $10.67   $12.78 to $12.66  $7.08 to $6.76
Net Assets (In Thousands)                            $12,334            $25,276           $164,912         $26,673
Investment Income Ratio to Net
 Assets (2)                                            0.87%              1.89%              1.67%           1.08%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.15% to 1.40%     1.40% to 1.40%     0.89% to 1.40%  0.89% to 1.40%
Total Return, Lowest to Highest (4)         41.73% to 41.38%   28.52% to 28.52%   27.27% to 26.63% 0.10% to -0.40%

DECEMBER 31, 2002
Units                                              1,914,131          2,727,566         20,168,826       4,525,655
Unit Fair Value, Lowest to Highest (1)        $5.00 to $5.78     $8.30 to $8.30   $10.00 to $10.06  $6.78 to $7.07
Net Assets (In Thousands)                            $10,274            $22,635           $202,227         $30,913
Investment Income Ratio to Net
 Assets (2)                                            0.84%              1.84%              1.31%           1.70%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.15% to 1.40%     1.40% to 1.40%     0.89% to 1.40%  0.89% to 1.40%
Total Return, Lowest to Highest (4)       -21.39% to -21.19% -18.10% to -18.10% -23.33% to -22.94%  0.28% to 0.79%

DECEMBER 31, 2001
Units                                              2,228,327          3,242,873         19,727,766       5,072,413
Unit Fair Value, Lowest to Highest (1)        $6.34 to $7.35   $10.13 to $10.13   $13.03 to $13.12  $6.76 to $7.02
Net Assets (In Thousands)                            $15,199            $32,860           $257,801         $34,519
Investment Income Ratio to Net Assets (2)              5.65%              5.65%              1.19%           4.05%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.15% to 1.40%     1.40% to 1.40%     0.89% to 1.40%  0.89% to 1.40%
Total Return, Lowest to Highest (4)       -22.53% to -21.26%   -0.96% to -0.96% -13.79% to -11.98%  2.59% to 7.92%

                                          ----------------------------------


                                              Mid-Cap        Contrafund
                                            Portfolio B      Portfolio B
                                          ---------------- ----------------
DECEMBER 31, 2005
Units                                                    -            2,419
Unit Fair Value, Lowest to Highest (1)    $32.45 to $31.55 $37.22 to $33.90
Net Assets (In Thousands)                               $-              $87
Investment Income Ratio to Net Assets (2)            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%   1.40% to 2.25%
Total Return, Lowest to Highest (4)         7.04% to 6.98%   4.97% to 4.82%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net
 Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net
 Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net
 Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                              Scudder I                                                MetLife
                                          ------------------ --------------------------------------------------------
                                                                                                          FI
                                                                    FI             Russell 2000      International
                                            International         Mid-Cap             Index              Stock
                                              Portfolio          Portfolio          Portfolio          Portfolio
                                          ------------------ ------------------ ------------------ ------------------
DECEMBER 31, 2005
Units                                              3,098,930            579,118            508,847            140,779
Unit Fair Value, Lowest to Highest (1)        $8.95 to $8.91    $20.09 to $2.34    $16.85 to $6.17     $4.85 to $4.85
Net Assets (In Thousands)                            $27,741             $4,104             $7,124               $683
Investment Income Ratio to Net Assets (2)              1.56%              0.00%              0.67%              0.67%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.35% to 1.40%     0.89% to 1.40%     0.89% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)         14.61% to 14.56%     6.13% to 5.43%     3.58% to 3.05%   16.37% to 16.37%

DECEMBER 31, 2004
Units                                              3,067,352            614,837            476,600            120,078
Unit Fair Value, Lowest to Highest (1)        $7.81 to $7.78    $18.93 to $2.22    $16.27 to $5.98     $4.17 to $4.17
Net Assets (In Thousands)                            $23,957             $3,335             $6,151               $501
Investment Income Ratio to Net Assets (2)              1.27%              0.76%              0.33%              1.24%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.35% to 1.40%     0.89% to 1.40%     0.89% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)         14.96% to 14.91%   17.19% to 15.56%   16.72% to 16.12%   16.55% to 16.55%

DECEMBER 31, 2003
Units                                              3,132,281            472,999            229,747            102,075
Unit Fair Value, Lowest to Highest (1)        $6.79 to $6.77     $1.92 to $1.92    $13.94 to $5.15     $3.58 to $3.58
Net Assets (In Thousands)                            $21,280               $909             $2,228               $365
Investment Income Ratio to Net Assets (2)              0.76%              0.00%              0.26%              0.63%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.35% to 1.40%     1.40% to 1.40%     0.89% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)         25.98% to 26.04%   32.71% to 32.71%   44.77% to 44.04%   26.26% to 26.26%

DECEMBER 31, 2002
Units                                              2,973,433            486,103            105,781             97,675
Unit Fair Value, Lowest to Highest (1)        $5.38 to $5.39     $1.45 to $1.45     $3.58 to $3.58     $2.83 to $2.83
Net Assets (In Thousands)                            $16,027               $704               $378               $277
Investment Income Ratio to Net Assets (2)              0.84%              0.00%              0.61%              0.88%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.35% to 1.40%     1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)       -19.50% to -19.46% -29.98% to -29.98% -21.57% to -21.57% -18.64% to -18.64%

DECEMBER 31, 2001
Units                                              2,560,863            501,084             89,476             94,368
Unit Fair Value, Lowest to Highest (1)        $6.68 to $6.69     $2.07 to $2.07     $4.56 to $4.56     $3.48 to $3.48
Net Assets (In Thousands)                            $17,139             $1,036               $408               $329
Investment Income Ratio to Net Assets (2)              0.41%              0.00%              0.26%              0.28%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                    1.35% to 1.40%     1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)         -8.07% to -3.38% -38.21% to -38.21%   -0.55% to -0.55% -21.72% to -21.72%

                                          ------------------------------------
                                                FI
                                           International      Met/Putnam
                                               Stock            Voyager
                                            Portfolio B       Portfolio A
                                          ---------------- ------------------
DECEMBER 31, 2005
Units                                                    -
Unit Fair Value, Lowest to Highest (1)    $15.43 to $14.55
Net Assets (In Thousands)                               $-
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                  1.50% to 1.90%
Total Return, Lowest to Highest (4)         8.29% to 8.23%

DECEMBER 31, 2004
Units                                                                 183,002
Unit Fair Value, Lowest to Highest (1)                         $2.18 to $2.18
Net Assets (In Thousands)                                                $398
Investment Income Ratio to Net Assets (2)                               0.11%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                     1.40% to 1.40%
Total Return, Lowest to Highest (4)                            3.52% to 3.52%

DECEMBER 31, 2003
Units                                                                 199,325
Unit Fair Value, Lowest to Highest (1)                         $2.10 to $2.10
Net Assets (In Thousands)                                                $419
Investment Income Ratio to Net Assets (2)                               0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                     1.40% to 1.40%
Total Return, Lowest to Highest (4)                          24.16% to 24.16%

DECEMBER 31, 2002
Units                                                                 192,732
Unit Fair Value, Lowest to Highest (1)                         $1.69 to $1.69
Net Assets (In Thousands)                                                $326
Investment Income Ratio to Net Assets (2)                               0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                     1.40% to 1.40%
Total Return, Lowest to Highest (4)                        -29.90% to -29.90%

DECEMBER 31, 2001
Units                                                                 190,680
Unit Fair Value, Lowest to Highest (1)                         $2.42 to $2.42
Net Assets (In Thousands)                                                $461
Investment Income Ratio to Net Assets (2)                               0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to
   Highest                                                     1.40% to 1.40%
Total Return, Lowest to Highest (4)                        -31.81% to -31.81%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                          MetLife
                                          --------------------------------------------------------------------------------------
                                                                                 BlackRock        BlackRock        BlackRock
                                               Stock             Stock             Legacy         Strategic          Bond
                                               Index             Index           Large-Cap          Value           Income
                                             Portfolio        Portfolio B      Growth Class A      Class A          Class A
                                          ---------------- ------------------ ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                            1,986,282         19,154,664           16,067          598,942           69,533
Unit Fair Value, Lowest to Highest (1)    $43.18 to $39.91   $11.75 to $11.41 $29.03 to $27.57 $19.32 to $18.84 $53.50 to $47.73
Net Assets (In Thousands)                          $79,692           $221,998             $443          $11,283           $3,364
Investment Income Ratio to Net Assets (2)            1.60%              1.38%            0.38%            0.00%            3.39%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.40%     1.30% to 2.35%   0.89% to 1.35%   0.89% to 1.35%   0.89% to 1.40%
Total Return, Lowest to Highest (4)         3.71% to 3.22%     3.03% to 1.96%   6.06% to 5.57%   3.23% to 2.76%   1.51% to 0.99%

DECEMBER 31, 2004
Units                                            2,015,215         18,756,651           11,623          500,254           41,397
Unit Fair Value, Lowest to Highest (1)    $41.64 to $38.66   $11.40 to $11.19 $27.37 to $26.12 $18.71 to $18.33 $52.70 to $47.26
Net Assets (In Thousands)                          $78,250           $211,686             $304           $9,171           $1,979
Investment Income Ratio to Net
 Assets (2)                                          0.87%              0.71%            0.00%            0.00%            3.19%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.40%     1.30% to 2.35%   0.89% to 1.35%   0.89% to 1.35%   0.89% to 1.40%
Total Return, Lowest to Highest (4)         9.55% to 9.05%     8.85% to 7.71%   7.85% to 7.35% 14.32% to 13.79%   3.50% to 2.98%

DECEMBER 31, 2003
Units                                            1,956,414         13,065,732            8,406          170,814           14,179
Unit Fair Value, Lowest to Highest (1)    $38.01 to $35.45   $10.48 to $10.39 $24.55 to $24.33 $16.37 to $16.11 $50.92 to $46.37
Net Assets (In Thousands)                          $69,595           $135,881             $205           $2,752             $658
Investment Income Ratio to Net
 Assets (2)                                          0.00%              1.26%            0.00%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.40%     1.30% to 2.35%   1.25% to 1.35%   0.89% to 1.35%   0.89% to 1.35%
Total Return, Lowest to Highest (4)       27.07% to 26.44%   26.22% to 20.39% 33.47% to 33.34% 48.81% to 48.13%   4.92% to 4.43%

DECEMBER 31, 2002
Units                                                               5,021,812
Unit Fair Value, Lowest to Highest (1)                         $8.20 to $8.30
Net Assets (In Thousands)                                             $41,490
Investment Income Ratio to Net
 Assets (2)                                                             0.56%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest                        1.30% to 2.25%
Total Return, Lowest to Highest (4)                        -24.24% to -23.52%

DECEMBER 31, 2001
Units                                                                 166,446
Unit Fair Value, Lowest to Highest (1)                       $10.83 to $10.85
Net Assets (In Thousands)                                              $1,805
Investment Income Ratio to Net
 Assets (2)                                                             0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest                        1.30% to 2.25%
Total Return, Lowest to Highest (4)                        -15.49% to -14.68%

                                          -----------------
                                             BlackRock
                                             Large-Cap
                                               Value
                                              Class A
                                          ----------------
DECEMBER 31, 2005
Units                                               77,212
Unit Fair Value, Lowest to Highest (1)    $12.63 to $12.42
Net Assets (In Thousands)                             $959
Investment Income Ratio to Net Assets (2)            0.83%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%
Total Return, Lowest to Highest (4)         5.05% to 4.57%

DECEMBER 31, 2004
Units                                               51,124
Unit Fair Value, Lowest to Highest (1)    $12.03 to $11.88
Net Assets (In Thousands)                             $607
Investment Income Ratio to Net
 Assets (2)                                          0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%
Total Return, Lowest to Highest (4)       12.40% to 11.88%

DECEMBER 31, 2003
Units                                               19,981
Unit Fair Value, Lowest to Highest (1)    $10.64 to $10.62
Net Assets (In Thousands)                             $212
Investment Income Ratio to Net
 Assets (2)                                          1.28%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.25% to 1.35%
Total Return, Lowest to Highest (4)       33.99% to 33.86%

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net
 Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net
 Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                         MetLife
                                          ------------------------------------------------------------------------------------
                                          Lehman Brothers                       Harris            Morgan            MFS
                                             Aggregate                          Oakmark          Stanley           Total
                                            Bond Index       FI Mid-Cap     Large-Cap Value     EAFE Index        Return
                                              Class A       Opportunities       Class A          Class A          Class A
                                          ---------------- ---------------- ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                              300,648                           423,013          636,754          183,329
Unit Fair Value, Lowest to Highest (1)    $13.63 to $13.19                  $13.39 to $12.96 $13.19 to $12.76 $47.15 to $42.86
Net Assets (In Thousands)                           $3,972                            $5,484           $8,128           $7,938
Investment Income Ratio to Net Assets (2)            3.46%                             0.68%            1.48%            1.60%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%                    0.89% to 1.35%   0.89% to 1.35%   0.89% to 1.40%
Total Return, Lowest to Highest (4)         1.16% to 0.70%                  -2.25% to -2.70% 12.24% to 11.73%   2.21% to 1.69%

DECEMBER 31, 2004
Units                                              175,612                           333,624          350,801           97,363
Unit Fair Value, Lowest to Highest (1)    $13.48 to $13.10                  $13.70 to $13.32 $11.75 to $11.42 $46.13 to $42.15
Net Assets (In Thousands)                           $2,301                            $4,444           $4,007           $4,142
Investment Income Ratio to Net Assets (2)            2.68%                             0.45%            0.56%            2.14%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%                    0.89% to 1.35%   0.89% to 1.35%   0.89% to 1.40%
Total Return, Lowest to Highest (4)         3.17% to 2.80%                  10.43% to 10.03% 18.58% to 18.04%  10.27% to 9.70%

DECEMBER 31, 2003
Units                                               55,030           71,708          144,358          110,435           19,756
Unit Fair Value, Lowest to Highest (1)    $12.82 to $12.76 $11.50 to $11.41 $12.18 to $12.12   $9.91 to $9.67 $41.84 to $38.75
Net Assets (In Thousands)                             $702             $819           $1,749           $1,069             $766
Investment Income Ratio to Net Assets (2)            0.00%            0.00%            0.00%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.25% to 1.35%   0.89% to 1.35%   1.25% to 1.35%   0.89% to 1.35%   0.89% to 1.35%
Total Return, Lowest to Highest (4)         2.35% to 2.24% 41.26% to 40.62% 23.94% to 23.81% 36.42% to 35.79% 15.97% to 15.43%

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          -----------------

                                              Mid-Cap
                                            Stock Index
                                              Class A
                                          ----------------
DECEMBER 31, 2005
Units                                              538,128
Unit Fair Value, Lowest to Highest (1)    $15.04 to $14.67
Net Assets (In Thousands)                           $7,899
Investment Income Ratio to Net Assets (2)            0.64%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%
Total Return, Lowest to Highest (4)       11.28% to 10.77%

DECEMBER 31, 2004
Units                                              364,852
Unit Fair Value, Lowest to Highest (1)    $13.52 to $13.24
Net Assets (In Thousands)                           $4,833
Investment Income Ratio to Net Assets (2)            0.39%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%
Total Return, Lowest to Highest (4)       15.02% to 14.49%

DECEMBER 31, 2003
Units                                              128,276
Unit Fair Value, Lowest to Highest (1)    $11.75 to $11.57
Net Assets (In Thousands)                           $1,484
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%
Total Return, Lowest to Highest (4)       33.77% to 33.16%

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                           MetLife
                                          -----------------------------------------------------------------------
                                               Davis             Davis            Harris            Harris
                                              Venture           Venture           Oakmark           Oakmark
                                               Value             Value         Focused Value     Focused Value
                                               Fund             Fund E            Fund A            Fund B
                                          ---------------- ------------------ ---------------- ------------------
DECEMBER 31, 2005
Units                                              177,847         44,430,046          579,120         23,363,834
Unit Fair Value, Lowest to Highest (1)    $36.27 to $34.46   $13.00 to $12.62 $39.25 to $37.02   $16.43 to $15.94
Net Assets (In Thousands)                           $6,134           $568,639          $21,448           $377,618
Investment Income Ratio to Net Assets (2)            0.56%              0.51%            0.04%              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%     1.30% to 2.35%   0.89% to 1.35%     1.30% to 2.35%
Total Return, Lowest to Highest (4)         9.32% to 8.82%     8.72% to 7.59%   9.01% to 8.51%     8.29% to 7.17%

DECEMBER 31, 2004
Units                                               81,498         53,971,408          360,352         27,549,500
Unit Fair Value, Lowest to Highest (1)    $33.18 to $31.66   $11.96 to $11.73 $36.00 to $34.12   $15.17 to $14.88
Net Assets (In Thousands)                           $2,581           $637,147          $12,299           $412,524
Investment Income Ratio to Net Assets (2)            0.54%              0.45%            0.04%              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%     1.30% to 2.35%   0.89% to 1.35%     1.30% to 2.35%
Total Return, Lowest to Highest (4)       11.37% to 10.86%    10.69% to 9.53%   8.96% to 8.46%     8.23% to 7.10%

DECEMBER 31, 2003
Units                                               27,371         39,430,080          115,746         29,524,602
Unit Fair Value, Lowest to Highest (1)    $29.79 to $28.56   $10.80 to $10.71 $33.04 to $31.46   $14.02 to $13.89
Net Assets (In Thousands)                             $782           $421,977           $3,642           $409,942
Investment Income Ratio to Net Assets (2)            0.00%              0.27%            0.00%              0.05%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 1.35%     1.30% to 2.35%   0.89% to 1.35%     1.30% to 2.35%
Total Return, Lowest to Highest (4)       29.71% to 29.12%   29.05% to 25.13% 31.48% to 30.88%   30.62% to 26.99%

DECEMBER 31, 2002
Units                                                              15,486,565                          10,685,241
Unit Fair Value, Lowest to Highest (1)                         $8.26 to $8.37                    $10.59 to $10.73
Net Assets (In Thousands)                                            $128,845                            $113,939
Investment Income Ratio to Net Assets (2)                               0.65%                               0.12%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest                        1.30% to 2.25%                      1.30% to 2.25%
Total Return, Lowest to Highest (4)                        -18.41% to -17.63%                  -10.33% to -11.09%

DECEMBER 31, 2001
Units                                                               2,649,034                           1,863,945
Unit Fair Value, Lowest to Highest (1)                       $10.11 to $10.16                    $11.89 to $11.96
Net Assets (In Thousands)                                             $26,848                             $22,223
Investment Income Ratio to Net Assets (2)                               0.00%                               0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest                        1.30% to 2.25%                      1.30% to 2.25%
Total Return, Lowest to Highest (4)                        -13.19% to -12.36%                    24.59% to 25.79%

                                          ----------------------------------

                                           Loomis Sayles      Jennison
                                            High Yield         Growth
                                               Bond          Portfolio A
                                          ---------------- ----------------
DECEMBER 31, 2005
Units                                                               152,268
Unit Fair Value, Lowest to Highest (1)                       $2.42 to $2.42
Net Assets (In Thousands)                                              $368
Investment Income Ratio to Net Assets (2)                             0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest                      1.40% to 1.40%
Total Return, Lowest to Highest (4)                        20.37% to 20.37%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units                                               17,973
Unit Fair Value, Lowest to Highest (1)      $4.66 to $4.66
Net Assets (In Thousands)                              $84
Investment Income Ratio to Net Assets (2)           13.15%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 1.40%
Total Return, Lowest to Highest (4)       -2.68% to -2.68%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS



                                                                                         MetLife
                                          -------------------------------------------------------------------------------------
                                                                BlackRock        BlackRock     T. Rowe Price       Salomon
                                              Jennison            Money            Money         Small-Cap        Brothers
                                               Growth            Market           Market          Growth       U.S. Government
                                             Portfolio B       Portfolio A      Portfolio B       Class A          Class B
                                          ------------------ ---------------- --------------- ---------------- ----------------

DECEMBER 31, 2005
Units                                             15,807,330            1,819      12,429,599           63,311          391,235
Unit Fair Value, Lowest to Highest (1)      $11.78 to $11.44 $23.43 to $23.43 $10.12 to $9.82 $16.45 to $14.64 $15.96 to $14.20
Net Assets (In Thousands)                           $183,756              $43        $123,743             $933           $6,041
Investment Income Ratio to Net Assets (2)              0.00%            2.90%           2.01%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%   1.40% to 1.40%  1.30% to 2.35%   0.89% to 1.40%   1.30% to 2.35%
Total Return, Lowest to Highest (4)         12.07% to 10.91%   1.47% to 1.47%  1.12% to 0.42%  10.19% to 9.47% -0.04% to -0.73%

DECEMBER 31, 2004
Units                                             22,012,332            1,856                           31,008
Unit Fair Value, Lowest to Highest (1)      $10.51 to $10.31 $23.09 to $23.09                 $14.93 to $13.38
Net Assets (In Thousands)                           $229,059              $43                             $419
Investment Income Ratio to Net Assets (2)              0.01%            0.70%                            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%   1.40% to 1.40%                   0.89% to 1.40%
Total Return, Lowest to Highest (4)           7.53% to 6.40% -0.42% to -0.42%                  11.08% to 9.54%

DECEMBER 31, 2003
Units                                             18,943,891
Unit Fair Value, Lowest to Highest (1)        $9.77 to $9.69
Net Assets (In Thousands)                           $184,023
Investment Income Ratio to Net Assets (2)              0.14%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.35%
Total Return, Lowest to Highest (4)         28.02% to 20.13%

DECEMBER 31, 2002
Units                                              5,519,181
Unit Fair Value, Lowest to Highest (1)        $7.58 to $7.63
Net Assets (In Thousands)                            $42,026
Investment Income Ratio to Net Assets (2)              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.30% to 2.25%
Total Return, Lowest to Highest (4)       -24.15% to -23.67%

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          -----------------
                                            Oppenheimer
                                              Global
                                              Equity
                                            Portfolio B
                                          ----------------

DECEMBER 31, 2005
Units                                                    -
Unit Fair Value, Lowest to Highest (1)    $16.68 to $16.10
Net Assets (In Thousands)                               $-
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%
Total Return, Lowest to Highest (4)         6.70% to 6.63%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                         Van Kampen
                                          -----------------------------------------------------------------------
                                               Emerging         Emerging                            Growth &
                                                Growth           Growth         Enterprise           Income
                                                 Fund            Fund B            Fund               Fund
                                          ------------------ -------------- ------------------ ------------------
DECEMBER 31, 2005
Units                                                 88,859              -             43,297             43,633
Unit Fair Value, Lowest to Highest (1)        $4.53 to $4.53 $4.81 to $4.61     $3.70 to $3.70     $6.26 to $6.26
Net Assets (In Thousands)                               $402             $-               $160               $273
Investment Income Ratio to Net Assets (2)              0.27%          0.00%              0.71%              1.17%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40% 1.50% to 2.30%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)           6.44% to 6.44% 4.81% to 4.67%     6.65% to 6.65%     8.46% to 8.46%

DECEMBER 31, 2004
Units                                                108,230                            46,381             54,075
Unit Fair Value, Lowest to Highest (1)        $4.25 to $4.25                    $3.47 to $3.47     $5.77 to $5.77
Net Assets (In Thousands)                               $460                              $161               $312
Investment Income Ratio to Net Assets (2)              0.00%                             0.40%              1.01%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%                    1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)           5.54% to 5.54%                    2.60% to 2.60%   12.78% to 12.78%

DECEMBER 31, 2003
Units                                                131,352                            50,200             61,622
Unit Fair Value, Lowest to Highest (1)        $4.03 to $4.03                    $3.38 to $3.38     $5.11 to $5.11
Net Assets (In Thousands)                               $529                              $170               $315
Investment Income Ratio to Net Assets (2)              0.00%                             0.52%              0.87%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%                    1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)         25.58% to 25.58%                  24.13% to 24.13%   26.26% to 26.26%

DECEMBER 31, 2002
Units                                                142,960                            56,973             54,474
Unit Fair Value, Lowest to Highest (1)        $3.21 to $3.21                    $2.73 to $2.73     $4.05 to $4.05
Net Assets (In Thousands)                               $459                              $155               $221
Investment Income Ratio to Net Assets (2)              0.37%                             0.50%              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%                    1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)       -33.43% to -33.43%                -30.31% to -30.31% -15.69% to -15.69%

DECEMBER 31, 2001
Units                                                174,665                            68,149             60,282
Unit Fair Value, Lowest to Highest (1)        $4.82 to $4.82                    $3.91 to $3.91     $4.73 to $4.73
Net Assets (In Thousands)                               $842                              $267               $285
Investment Income Ratio to Net Assets (2)              0.00%                             0.18%              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%                    1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)           7.33% to 7.33%                  -7.70% to -7.70% -10.30% to -10.30%

                                          ----------------------------------
                                              Growth &
                                               Income          Comstock
                                               Fund B           Fund B
                                          ---------------- ----------------
DECEMBER 31, 2005
Units                                                    -                -
Unit Fair Value, Lowest to Highest (1)    $12.42 to $12.16 $13.54 to $13.26
Net Assets (In Thousands)                               $-               $-
Investment Income Ratio to Net Assets (2)            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%   1.50% to 1.90%
Total Return, Lowest to Highest (4)         2.41% to 2.34%   4.67% to 4.60%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                          Federated
                                          -------------------------------------------------------------------------
                                                Equity         High Income                            Growth
                                                Income            Bond         American Leaders      Strategic
                                                 Fund             Fund             Fund II             Fund
                                          ------------------ ---------------- ------------------ ------------------

DECEMBER 31, 2005
Units                                                 18,507           22,143                                35,001
Unit Fair Value, Lowest to Highest (1)        $4.66 to $4.66   $5.99 to $5.99                        $5.39 to $5.39
Net Assets (In Thousands)                                $86             $133                                  $189
Investment Income Ratio to Net Assets (2)              2.24%            8.76%                                 0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%   1.40% to 1.40%                        1.40% to 1.40%
Total Return, Lowest to Highest (4)           1.90% to 1.90%   1.23% to 1.23%                      11.14% to 11.14%

DECEMBER 31, 2004
Units                                                 20,644           31,469                                38,902
Unit Fair Value, Lowest to Highest (1)        $4.57 to $4.57   $5.92 to $5.92                        $4.85 to $4.85
Net Assets (In Thousands)                                $94             $186                                  $189
Investment Income Ratio to Net Assets (2)              3.43%            8.60%                                 0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%   1.40% to 1.40%                        1.40% to 1.40%
Total Return, Lowest to Highest (4)         11.27% to 11.27%   8.92% to 8.92%                      13.82% to 13.82%

DECEMBER 31, 2003
Units                                                 81,743           48,364            140,461             47,399
Unit Fair Value, Lowest to Highest (1)        $4.11 to $4.11   $5.43 to $5.43     $4.61 to $4.61     $4.26 to $4.26
Net Assets (In Thousands)                               $336             $263               $647               $202
Investment Income Ratio to Net Assets (2)              1.93%            7.69%              1.69%              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%   1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)         25.51% to 25.51% 20.52% to 20.52%   25.92% to 25.92%   38.13% to 38.13%

DECEMBER 31, 2002
Units                                                 91,827           54,149            162,190             51,227
Unit Fair Value, Lowest to Highest (1)        $3.28 to $3.28   $4.51 to $4.51     $3.66 to $3.66     $3.09 to $3.09
Net Assets (In Thousands)                               $301             $244               $594               $158
Investment Income Ratio to Net Assets (2)              2.13%           10.55%              1.26%              0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%   1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)       -21.84% to -21.84% -0.02% to -0.02% -21.33% to -21.33% -27.37% to -27.37%

DECEMBER 31, 2001
Units                                                116,932           60,212            249,732             55,308
Unit Fair Value, Lowest to Highest (1)        $4.19 to $4.19   $4.51 to $4.51     $4.65 to $4.65     $4.25 to $4.25
Net Assets (In Thousands)                               $490             $271             $1,162               $235
Investment Income Ratio to Net Assets (2)              1.76%           11.35%              1.29%              1.75%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.40% to 1.40%   1.40% to 1.40%     1.40% to 1.40%     1.40% to 1.40%
Total Return, Lowest to Highest (4)       -11.74% to -11.74% -0.75% to -0.75%   -6.74% to -6.74% -20.15% to -20.15%

                                                      Neuberger
                                          ---------------------------------

                                           Genesis Trust
                                              Class A          Partners
                                          ---------------- ----------------

DECEMBER 31, 2005
Units                                                1,183
Unit Fair Value, Lowest to Highest (1)    $11.79 to $11.79
Net Assets (In Thousands)                              $14
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 0.89%
Total Return, Lowest to Highest (4)       15.27% to 15.27%

DECEMBER 31, 2004
Units                                                1,371
Unit Fair Value, Lowest to Highest (1)    $10.23 to $10.23
Net Assets (In Thousands)                              $14
Investment Income Ratio to Net Assets (2)            0.15%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 0.89%
Total Return, Lowest to Highest (4)       17.62% to 17.62%

DECEMBER 31, 2003
Units                                                2,060
Unit Fair Value, Lowest to Highest (1)      $8.70 to $8.70
Net Assets (In Thousands)                              $18
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 0.89%
Total Return, Lowest to Highest (4)       30.49% to 30.49%

DECEMBER 31, 2002
Units                                              479,091
Unit Fair Value, Lowest to Highest (1)      $6.66 to $6.66
Net Assets (In Thousands)                           $3,193
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 0.89%
Total Return, Lowest to Highest (4)       -3.85% to -3.85%

DECEMBER 31, 2001
Units                                              478,656          295,027
Unit Fair Value, Lowest to Highest (1)      $6.93 to $6.93   $5.36 to $5.36
Net Assets (In Thousands)                           $3,318           $1,583
Investment Income Ratio to Net Assets (2)            0.00%            0.19%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     0.89% to 0.89%   0.89% to 0.89%
Total Return, Lowest to Highest (4)         1.24% to 1.24% -2.45% to -2.45%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS



                                                Alger                               T. Rowe
                                          ------------------ ------------------------------------------------------
                                               American
                                                Small
                                            Capitalization         Growth         International     Prime Reserve
                                                 Fund               Fund              Fund              Fund
                                          ------------------ ------------------ ------------------ ----------------
DECEMBER 31, 2005
Units                                              8,307,133            142,212            102,719           82,793
Unit Fair Value, Lowest to Highest (1)        $8.11 to $8.05   $71.72 to $71.72   $11.68 to $11.68 $16.76 to $16.76
Net Assets (In Thousands)                            $67,142            $10,199             $1,200           $1,388
Investment Income Ratio to Net Assets (2)              0.00%              0.07%              1.45%            2.70%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.25% to 1.40%     0.89% to 0.89%     0.89% to 0.89%   0.89% to 0.89%
Total Return, Lowest to Highest (4)         15.43% to 15.26%     5.62% to 5.62%   15.24% to 15.24%   1.81% to 1.81%

DECEMBER 31, 2004
Units                                              9,017,916            162,635            107,931           69,819
Unit Fair Value, Lowest to Highest (1)        $7.03 to $6.98   $67.90 to $67.90   $10.13 to $10.13 $16.46 to $16.46
Net Assets (In Thousands)                            $63,202            $11,043             $1,094           $1,149
Investment Income Ratio to Net Assets (2)              0.00%              0.59%              1.20%            0.81%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.25% to 1.40%     0.89% to 1.25%     0.89% to 0.89%   0.89% to 0.89%
Total Return, Lowest to Highest (4)         15.12% to 14.95%     9.26% to 9.26%   12.88% to 12.88% -0.10% to -0.10%

DECEMBER 31, 2003
Units                                              9,758,550            171,175            117,827           87,209
Unit Fair Value, Lowest to Highest (1)        $6.10 to $6.08   $62.15 to $62.15     $8.98 to $8.98 $16.48 to $16.48
Net Assets (In Thousands)                            $59,470            $10,638             $1,058           $1,437
Investment Income Ratio to Net Assets (2)              0.00%              0.16%              0.74%            0.69%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.25% to 1.40%     0.89% to 0.89%     0.89% to 0.89%   0.89% to 0.89%
Total Return, Lowest to Highest (4)         40.58% to 40.37%   30.06% to 30.06%   30.12% to 30.12% -0.30% to -0.30%

DECEMBER 31, 2002
Units                                              9,818,127            585,362            634,123          111,278
Unit Fair Value, Lowest to Highest (1)        $4.33 to $4.34   $47.78 to $47.78     $6.90 to $6.90 $16.52 to $16.52
Net Assets (In Thousands)                            $42,604            $27,969             $4,375           $1,839
Investment Income Ratio to Net Assets (2)              0.00%              0.18%              1.07%            1.39%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.25% to 1.40%     0.89% to 0.89%     0.89% to 0.89%   0.89% to 0.89%
Total Return, Lowest to Highest (4)       -27.25% to -27.21% -23.68% to -23.68% -18.91% to -18.91%   5.00% to 5.00%

DECEMBER 31, 2001
Units                                              9,374,497            656,181            664,996           91,744
Unit Fair Value, Lowest to Highest (1)        $5.95 to $5.96   $62.61 to $62.61     $8.51 to $8.51 $16.44 to $16.44
Net Assets (In Thousands)                            $55,888            $41,080             $5,658           $1,508
Investment Income Ratio to Net Assets (2)              0.05%              0.19%              1.55%            3.83%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       1.35% to 1.40%     0.89% to 0.89%     0.89% to 0.89%   0.89% to 0.89%
Total Return, Lowest to Highest (4)       -23.58% to -23.56%   -2.53% to -2.53% -22.60% to -22.60%   3.02% to 3.02%

                                                Janus           American
                                          ------------------ ----------------
                                                Aspen
                                              Worldwide          Global
                                               Growth           Small-Cap
                                               Class A            Fund
                                          ------------------ ----------------
DECEMBER 31, 2005
Units                                                  1,375          470,780
Unit Fair Value, Lowest to Highest (1)        $6.60 to $6.60 $25.09 to $24.22
Net Assets (In Thousands)                                 $9          $11,409
Investment Income Ratio to Net Assets (2)              1.36%            0.90%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 0.89%   0.89% to 1.35%
Total Return, Lowest to Highest (4)           4.93% to 4.93% 24.24% to 23.68%

DECEMBER 31, 2004
Units                                                  1,477          282,816
Unit Fair Value, Lowest to Highest (1)        $6.29 to $6.29 $20.19 to $19.58
Net Assets (In Thousands)                                 $9           $5,541
Investment Income Ratio to Net Assets (2)              1.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 0.89%   0.89% to 1.35%
Total Return, Lowest to Highest (4)           3.85% to 3.85% 19.81% to 19.26%

DECEMBER 31, 2003
Units                                                  1,585           77,922
Unit Fair Value, Lowest to Highest (1)        $6.06 to $6.06 $16.85 to $16.42
Net Assets (In Thousands)                                $10           $1,280
Investment Income Ratio to Net Assets (2)              0.01%            0.07%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 0.89%   0.89% to 1.35%
Total Return, Lowest to Highest (4)         22.89% to 22.89% 52.17% to 51.47%

DECEMBER 31, 2002
Units                                              1,049,176
Unit Fair Value, Lowest to Highest (1)        $4.93 to $4.93
Net Assets (In Thousands)                             $5,172
Investment Income Ratio to Net Assets (2)              0.86%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 0.89%
Total Return, Lowest to Highest (4)       -26.16% to -26.16%

DECEMBER 31, 2001
Units                                              1,246,925
Unit Fair Value, Lowest to Highest (1)        $6.68 to $6.68
Net Assets (In Thousands)                             $8,326
Investment Income Ratio to Net Assets (2)              0.48%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 0.89%
Total Return, Lowest to Highest (4)       -23.37% to -23.37%

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                American                           Alliance
                                          ----------------------------------------------------- ----------------
                                                                                                   Bernstein
                                                                 Growth &           Global         Large-Cap
                                                Growth            Income            Growth          Growth
                                                 Fund              Fund             Fund B          Fund B
                                          ------------------ ----------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                                208,063           199,680           22,386                -
Unit Fair Value, Lowest to Highest (1)    $164.02 to $120.44 $114.07 to $83.76 $21.81 to $20.17 $34.49 to $32.67
Net Assets (In Thousands)                            $30,740           $20,563             $473               $-
Investment Income Ratio to Net Assets (2)              0.78%             1.49%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 2.30%    0.89% to 2.30%   1.40% to 2.30%   1.50% to 1.90%
Total Return, Lowest to Highest (4)          15.16% to 6.63%    4.90% to 4.51%   7.25% to 7.09%   5.69% to 5.62%

DECEMBER 31, 2004
Units                                                132,705           137,919
Unit Fair Value, Lowest to Highest (1)    $142.42 to $129.36 $108.74 to $98.77
Net Assets (In Thousands)                            $17,187           $13,637
Investment Income Ratio to Net Assets (2)              0.21%             1.15%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.35%    0.89% to 1.35%
Total Return, Lowest to Highest (4)         11.50% to 10.98%    9.39% to 8.89%

DECEMBER 31, 2003
Units                                                 59,754            53,632
Unit Fair Value, Lowest to Highest (1)    $127.74 to $116.56  $99.40 to $90.71
Net Assets (In Thousands)                             $6,971            $4,871
Investment Income Ratio to Net Assets (2)              0.16%             1.38%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest       0.89% to 1.35%    0.89% to 1.35%
Total Return, Lowest to Highest (4)         35.60% to 34.97%  31.25% to 30.65%

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                      Templeton
                                          ---------------------------------

                                             Developing        Foreign
                                              Markets         Securities
                                               Fund B           Fund B
                                          ---------------- ----------------
DECEMBER 31, 2005
Units                                               21,537           33,847
Unit Fair Value, Lowest to Highest (1)     $16.02 to $9.76 $11.86 to $25.00
Net Assets (In Thousands)                             $230             $814
Investment Income Ratio to Net Assets (2)            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 2.30%   1.40% to 2.30%
Total Return, Lowest to Highest (4)       10.86% to 10.70%   5.02% to 4.87%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                              Templeton                           Lazard
                                          -------------------------------------------------- ----------------
                                               Growth       Mutual Shares      VIP Income       Retirement
                                             Securities      Securities        Securities       Small-Cap
                                               Fund B          Fund B            Fund B         Portfolio
                                          ---------------- ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                                    -           11,181            4,136            1,373
Unit Fair Value, Lowest to Highest (1)    $15.57 to $15.41 $20.33 to $18.72 $38.78 to $33.58 $16.92 to $16.11
Net Assets (In Thousands)                               $-             $218             $151              $23
Investment Income Ratio to Net Assets (2)            0.00%            0.00%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%   1.40% to 2.30%   1.40% to 2.25%   1.70% to 2.30%
Total Return, Lowest to Highest (4)         4.84% to 4.78%   4.79% to 4.64%   0.96% to 0.82%   3.93% to 3.83%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                   Morgan Stanley
                                          ---------------------------------
                                            UIF Equity        UIF U.S.
                                            and Income       Real Estate
                                            Portfolio B       Portfolio
                                          ---------------- ----------------
DECEMBER 31, 2005
Units                                                    -                -
Unit Fair Value, Lowest to Highest (1)    $13.49 to $13.34 $22.20 to $21.80
Net Assets (In Thousands)                               $-               $-
Investment Income Ratio to Net Assets (2)            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%   1.50% to 1.90%
Total Return, Lowest to Highest (4)         2.22% to 2.16%   7.59% to 7.52%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                              Pioneer          Putnam                        Salomon Brothers
                                          ---------------- ---------------- --------------------------------------------------
                                                                 VT
                                                VCT           Small-Cap      Variable High      Variable       VSF Investors
                                              Mid-Cap           Value         Yield Bond        Small-Cap          Fund
                                            Portfolio B        Fund B         Portfolio B      Portfolio B      Portfolio B
                                          ---------------- ---------------- ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                                    -                -            3,458           15,787            6,750
Unit Fair Value, Lowest to Highest (1)    $28.83 to $27.60 $22.72 to $22.12 $15.33 to $14.31 $12.01 to $11.63 $14.62 to $13.62
Net Assets (In Thousands)                               $-               $-              $52             $187              $96
Investment Income Ratio to Net Assets (2)            0.00%            0.00%            6.03%            0.00%            1.12%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%   1.50% to 1.90%   1.40% to 2.30%   1.40% to 2.30%   1.40% to 2.30%
Total Return, Lowest to Highest (4)         6.29% to 6.23%   4.02% to 3.95%   1.42% to 1.28%   5.49% to 5.33%   3.73% to 3.58%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                            Smith Barney
                                          ----------------
                                             Greenwich
                                               Street
                                            Appreciation
                                            Portfolio B
                                          ----------------
DECEMBER 31, 2005
Units                                                1,722
Unit Fair Value, Lowest to Highest (1)    $28.31 to $24.91
Net Assets (In Thousands)                              $47
Investment Income Ratio to Net Assets (2)            0.48%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 2.30%
Total Return, Lowest to Highest (4)         2.47% to 2.32%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                     Smith Barney
                                          ----------------------------------------------------------------------------------
                                                            Greenwich     Multi-Discipline Multi-Discipline Multi-Discipline
                                           Equity Index    Fundamental    Balanced All Cap    Large-Cap         All Cap
                                               Fund           Value        Growth & Value   Growth & Value  Growth and Value
                                           Portfolio B      Portfolio        Portfolio        Portfolio        Portfolio
                                          -------------- ---------------- ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                              2,224            1,160            2,660            2,136            9,633
Unit Fair Value, Lowest to Highest (1)    $9.03 to $8.54 $30.92 to $27.73 $13.29 to $12.93 $14.62 to $14.20 $15.01 to $14.58
Net Assets (In Thousands)                            $20              $34              $35              $31             $143
Investment Income Ratio to Net Assets (2)          1.22%            0.96%            0.84%            0.63%            0.35%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest   1.40% to 2.30%   1.40% to 2.30%   1.40% to 2.25%   1.40% to 2.30%   1.40% to 2.30%
Total Return, Lowest to Highest (4)       3.83% to 3.68%   3.45% to 3.30%   2.77% to 2.63%   3.39% to 3.24%   3.55% to 3.40%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          -----------------
                                          Multi-Discipline
                                           Global All Cap
                                           Growth & Value
                                             Portfolio
                                          ----------------
DECEMBER 31, 2005
Units                                               10,041
Unit Fair Value, Lowest to Highest (1)    $15.92 to $15.46
Net Assets (In Thousands)                             $159
Investment Income Ratio to Net Assets (2)            0.46%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 2.30%
Total Return, Lowest to Highest (4)         3.94% to 3.79%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                     Smith Barney
                                          ----------------------------------------------------------------------------------
                                             Allocation       Allocation      Allocation
                                               Select           Select          Select         Capital and     IS Dividend
                                              Balanced          Growth        High Growth        Income         Strategy
                                             Portfolio        Portfolio        Portfolio        Portfolio       Portfolio
                                          ---------------- ---------------- ---------------- ---------------- --------------
DECEMBER 31, 2005
Units                                                    -                -                -                -          3,967
Unit Fair Value, Lowest to Highest (1)    $14.89 to $14.37 $13.55 to $13.08 $14.08 to $13.59 $10.64 to $10.61 $8.25 to $7.85
Net Assets (In Thousands)                               $-               $-               $-               $-            $32
Investment Income Ratio to Net Assets (2)            0.00%            0.00%            0.00%            0.00%          1.35%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%   1.50% to 1.90%   1.50% to 1.90%   1.50% to 1.90% 1.50% to 2.30%
Total Return, Lowest to Highest (4)         3.03% to 2.97%   3.93% to 3.86%   3.90% to 3.84%   1.71% to 1.65% 2.09% to 1.96%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          -----------------
                                              Premier
                                           Selections All
                                             Cap Growth
                                             Portfolio
                                          ----------------
DECEMBER 31, 2005
Units                                                    -
Unit Fair Value, Lowest to Highest (1)    $11.83 to $11.53
Net Assets (In Thousands)                               $-
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%
Total Return, Lowest to Highest (4)         4.33% to 4.26%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                   Smith Barney                                  Travelers Series Fund
                                          ------------------------------- --------------------------------------------------
                                                            Greenwich     Salomon Brothers   Smith Barney     Smith Barney
                                            IS Growth     Street Equity      Adjustable       Aggressive       Large-Cap
                                            and Income        Index         Rate Income         Growth           Growth
                                            Portfolio       Portfolio        Portfolio        Portfolio        Portfolio
                                          -------------- ---------------- ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                                  -                -             351            15,934           15,016
Unit Fair Value, Lowest to Highest (1)    $9.34 to $9.11 $25.69 to $25.69 $10.06 to $9.87  $12.75 to $12.34 $13.74 to $12.83
Net Assets (In Thousands)                             $-               $-              $4              $200             $201
Investment Income Ratio to Net Assets (2)          0.00%            0.00%           3.00%             0.00%            0.12%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest   1.50% to 1.90%   2.90% to 2.90%  1.40% to 2.25%    1.40% to 2.30%   1.40% to 2.30%
Total Return, Lowest to Highest (4)       4.47% to 4.41%   3.64% to 3.64%  0.42% to 0.29%    3.68% to 3.53%   4.33% to 4.17%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          -----------------
                                            Smith Barney
                                             Large-Cap
                                               Value
                                             Portfolio
                                          ----------------
DECEMBER 31, 2005
Units                                                    -
Unit Fair Value, Lowest to Highest (1)    $21.48 to $20.51
Net Assets (In Thousands)                               $-
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.50% to 1.90%
Total Return, Lowest to Highest (4)         3.71% to 3.64%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                Travelers Series Fund                               Travelers Series Trust
                                          --------------------------------- ----------------------------------------------------
                                                            Smith Barney                                            Managed
                                            Smith Barney       Social            Janus                         Allocation Series
                                            Money Market   Awareness Stock    Appreciation       Large-Cap        Aggressive
                                             Portfolio        Portfolio        Portfolio         Portfolio         Portfolio
                                          ---------------- ---------------- ----------------- ---------------- -----------------
DECEMBER 31, 2005
Units                                               15,276                -               239            6,503            4,493
Unit Fair Value, Lowest to Highest (1)    $12.94 to $11.66 $26.25 to $24.85 $119.00 to $97.10 $16.95 to $15.58 $11.14 to $11.08
Net Assets (In Thousands)                             $190               $-               $26             $107              $50
Investment Income Ratio to Net Assets (2)            0.15%            0.00%             0.00%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 2.30%   1.50% to 1.90%    1.40% to 2.30%   1.40% to 2.30%   1.40% to 2.25%
Total Return, Lowest to Highest (4)         0.40% to 0.25%   3.20% to 3.13%    6.29% to 6.14%   5.56% to 5.41%   4.83% to 4.68%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          ------------------
                                               Managed
                                          Allocation Series
                                            Conservative
                                              Portfolio
                                          -----------------
DECEMBER 31, 2005
Units                                                    -
Unit Fair Value, Lowest to Highest (1)    $10.32 to $10.25
Net Assets (In Thousands)                               $-
Investment Income Ratio to Net Assets (2)            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 2.25%
Total Return, Lowest to Highest (4)         2.10% to 1.96%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                         Travelers Series Trust
                                          ------------------------------------------------------------------------------

                                          Managed Allocation Managed Alloc Series Managed Alloc Series       Trust
                                           Series Moderate   Moderate Aggressive  Moderate Conservative    MFS Value
                                              Portfolio           Portfolio             Portfolio          Portfolio
                                          ------------------ -------------------- --------------------- ----------------
DECEMBER 31, 2005
Units                                                98,524              51,045                    -               1,651
Unit Fair Value, Lowest to Highest (1)     $10.75 to $10.69    $10.87 to $10.81     $10.53 to $10.47    $13.54 to $12.66
Net Assets (In Thousands)                            $1,057                $553                   $-                 $22
Investment Income Ratio to Net Assets (2)             0.43%               0.22%                0.00%               0.59%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest      1.40% to 2.25%      1.40% to 2.25%       1.40% to 2.25%      1.40% to 2.30%
Total Return, Lowest to Highest (4)          3.49% to 3.35%      3.91% to 3.77%       2.79% to 2.65%      2.71% to 2.56%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          --------------------------------------

                                          Style Focus Series Style Focus Series
                                           Small-Cap Growth   Small-Cap Value
                                              Portfolio          Portfolio
                                          ------------------ ------------------
DECEMBER 31, 2005
Units                                                 4,581              7,734
Unit Fair Value, Lowest to Highest (1)     $11.43 to $11.35   $11.25 to $11.18
Net Assets (In Thousands)                               $52                $87
Investment Income Ratio to Net Assets (2)             0.00%              0.29%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest      1.40% to 2.30%     1.40% to 2.30%
Total Return, Lowest to Highest (4)          4.86% to 4.70%     4.15% to 4.00%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                                 Travelers Series Trust
                                          ------------------------------------------------------------------------------------
                                             Travelers                          Pioneer          Pioneer
                                              Managed                           Mid-Cap         Strategic       Convertible
                                              Income         Pioneer Fund        Value           Income         Securities
                                             Portfolio        Portfolio        Portfolio        Portfolio        Portfolio
                                          ---------------- ---------------- ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                               10,658            2,811           12,149              546                -
Unit Fair Value, Lowest to Highest (1)    $15.77 to $14.22 $17.23 to $15.48 $10.88 to $10.81 $18.33 to $16.62 $14.93 to $14.48
Net Assets (In Thousands)                             $161              $47             $132              $10               $-
Investment Income Ratio to Net Assets (2)            2.61%            0.00%            0.11%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 2.30%   1.40% to 2.30%   1.40% to 2.30%   1.40% to 2.25%   1.50% to 1.90%
Total Return, Lowest to Highest (4)         0.87% to 0.72%   4.02% to 3.86%   6.10% to 5.94%   2.62% to 2.48%   2.49% to 2.42%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                          -----------------

                                             MFS Total
                                              Return
                                             Portfolio
                                          ----------------
DECEMBER 31, 2005
Units                                                4,031
Unit Fair Value, Lowest to Highest (1)    $24.60 to $22.17
Net Assets (In Thousands)                              $96
Investment Income Ratio to Net Assets (2)            0.92%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.40% to 2.30%
Total Return, Lowest to Highest (4)         2.00% to 1.85%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


                                                                        Travelers Series Trust
                                          -----------------------------------------------------------------------------------
                                                               Mercury                                             U.S.
                                             Federated        Large-Cap        Equity         AIM Capital       Government
                                             High Yield         Core           Income         Appreciation      Securities
                                             Portfolio        Portfolio       Portfolio        Portfolio        Portfolio
                                          ---------------- --------------- ---------------- ---------------- ----------------
DECEMBER 31, 2005
Units                                                5,243           2,961            6,546                -              167
Unit Fair Value, Lowest to Highest (1)    $15.40 to $14.56 $10.12 to $9.43 $20.15 to $18.53 $14.01 to $12.78 $20.68 to $19.02
Net Assets (In Thousands)                              $80             $29             $127               $-               $3
Investment Income Ratio to Net Assets (2)            0.00%           0.00%            0.00%            0.00%            0.00%
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest     1.70% to 2.30%  1.40% to 2.30%   1.40% to 2.30%   1.40% to 2.30%   1.70% to 2.30%
Total Return, Lowest to Highest (4)         1.56% to 1.47%  4.09% to 3.93%   4.50% to 4.35%   4.29% to 4.14%   2.03% to 1.93%

DECEMBER 31, 2004
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2003
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2002
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

DECEMBER 31, 2001
Units
Unit Fair Value, Lowest to Highest (1)
Net Assets (In Thousands)
Investment Income Ratio to Net Assets (2)
Expenses as a percent of (3)
  Average Net Assets, Lowest to Highest
Total Return, Lowest to Highest (4)

                                                                    (Continued)

                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                             FINANCIAL HIGHLIGHTS


(1) Unit fair value amounts are presented as a range of minimum to maximum values based on the product grouping representing the minimum and maximum expense ratio amounts. Some individual unit fair values are not within the ranges presented.

(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Separate Account sub-accounts from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Separate Account sub-accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Separate Account sub-accounts invest.

(3) These ratios represent the annualized contract expenses of the Separate Account sub-accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented. The total return ratios related to new products offered or new sub-accounts added as investment options during the year are calculated for the period from the inception date of the product or sub-account through the end of the reporting period.

                                                                    (Concluded)

                    METLIFE INVESTORS USA INSURANCE COMPANY
         (a wholly owned subsidiary of MetLife Investors Group, Inc.)
                             FINANCIAL STATEMENTS
             For the Years Ended December 31, 2005, 2004 and 2003
                                      and
            Report of Independent Registered Public Accounting Firm

      REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      To the Board of Directors and Stockholder of MetLife Investors USA Insurance Company:

      We have audited the accompanying balance sheets of MetLife Investors USA Insurance Company (the "Company") as of December 31, 2005 and 2004, and the related statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of MetLife Investors USA Insurance Company at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1, the Company changed its method of accounting for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which became effective on January 1, 2004 and October 1, 2003, respectively, and recorded the impact as cumulative effect of change in accounting principles.

      /s/ DELOITTE & TOUCHE LLP

      Certified Public Accountants

      Tampa, Florida

      April 20, 2006

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                                   BALANCE SHEETS
                             DECEMBER 31, 2005 AND 2004
                   (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                         2005    2004
                                                                                                       -------  -------
ASSETS
Investments:
 Fixed maturities available-for-sale, at fair value (amortized cost: $ 4,377 and $3,346, respectively) $ 4,419  $ 3,443
 Mortgage loans on real estate                                                                             449      402
 Policy loans                                                                                               35       35
 Other limited partnership interests                                                                         4        4
 Short-term investments                                                                                    283      130
 Other invested assets                                                                                      28        -
                                                                                                       -------  -------
   Total investments                                                                                     5,218    4,014
Cash and cash equivalents                                                                                   50      144
Accrued investment income                                                                                   53       41
Premiums and other receivables                                                                           1,709    1,163
Deferred policy acquisition costs                                                                        1,206      678
Current income taxes receivable                                                                             47      170
Other assets                                                                                               287      146
Separate account assets                                                                                 13,286   10,291
                                                                                                       -------  -------
   Total assets                                                                                        $21,856  $16,647
                                                                                                       =======  =======

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
 Future policy benefits                                                                                $   267  $   141
 Policyholder account balances                                                                           4,854    4,591
 Other policyholder funds                                                                                1,006        7
 Long-term debt                                                                                            435       35
 Deferred income taxes payable                                                                             158       79
 Payables for collateral under securities loaned and other transactions                                    987      790
 Other liabilities                                                                                         169       87
 Separate account liabilities                                                                           13,286   10,291
                                                                                                       -------  -------
   Total liabilities                                                                                    21,162   16,021
                                                                                                       -------  -------

Stockholder's Equity:
Preferred stock, par value $1.00 per share;
   200,000 shares authorized, issued and outstanding                                                         -        -
Common stock, par value $200.00 per share;
   15,000 shares authorized; 11,000 shares issued and outstanding                                            2        2
Additional paid-in capital                                                                                 398      398
Retained earnings                                                                                          338      190
Accumulated other comprehensive income (loss)                                                              (44)      36
                                                                                                       -------  -------
   Total stockholder's equity                                                                              694      626
                                                                                                       -------  -------
   Total liabilities and stockholder's equity                                                          $21,856  $16,647
                                                                                                       =======  =======

                   See accompanying notes to financial statements.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                                STATEMENTS OF INCOME
                FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                                    (IN MILLIONS)

                                                                 2005  2004  2003
                                                                 ----  ----  ----
REVENUES
Premiums                                                         $ 59  $  9  $  6
Universal life and investment-type product policy fees            420   159    88
Net investment income                                             221   207   199
Other revenues                                                     76    26     -
Net investment gains (losses)                                     (10)   (9)  (10)
                                                                 ----  ----  ----
   Total revenues                                                 766   392   283
                                                                 ----  ----  ----

EXPENSES
Policyholder benefits and claims                                   47    18     7
Interest credited to policyholder account balances                216   153   146
Other expenses                                                    298   179    75
                                                                 ----  ----  ----
   Total expenses                                                 561   350   228
                                                                 ----  ----  ----

Income before provision for income taxes                          205    42    55
Provision for income taxes                                         57    17    18
                                                                 ----  ----  ----
Income before cumulative effect of a change in accounting         148    25    37
Cumulative effect of a change in accounting, net of income taxes    -     2     -
                                                                 ----  ----  ----
Net income                                                       $148  $ 27  $ 37
                                                                 ====  ====  ====




                   See accompanying notes to financial statements.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                         STATEMENTS OF STOCKHOLDER'S EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                                    (IN MILLIONS)

                                                                                       ACCUMULATED
                                                                  ADDITIONAL              OTHER
                                                 PREFERRED COMMON  PAID-IN   RETAINED COMPREHENSIVE
                                                   STOCK   STOCK   CAPITAL   EARNINGS INCOME (LOSS) TOTAL
                                                 --------- ------ ---------- -------- ------------- -----
Balance at January 1, 2003                         $  -      $2      $ 48      $126       $ 31      $207
 Capital contribution                                                  50                             50
Comprehensive income:
 Net income                                                                      37                   37
 Other comprehensive income:
   Unrealized gains (losses) on derivative
     instruments, net of income taxes                                                       (1)       (1)
   Unrealized investment gains (losses), net of
     related offsets and income taxes                                                        9         9
                                                                                                    ----
 Other comprehensive income (loss)                                                                     8
                                                                                                    ----
 Comprehensive income                                                                                 45
                                                 --------- ------ ---------- -------- ------------- -----
Balance at December 31, 2003                          -       2        98       163         39       302
 Capital contribution                                                 300                            300
Comprehensive income (loss):
 Net income                                                                      27                   27
 Other comprehensive income (loss):
   Unrealized gains (losses) on derivative
     instruments, net of income taxes                                                       (2)       (2)
   Unrealized investment gains (losses), net of
     related offsets and income taxes                                                       (1)       (1)
                                                                                                    ----
 Other comprehensive income (loss)                                                                    (3)
                                                                                                    ----
 Comprehensive income (loss)                                                                          24
                                                   ----      --      ----      ----       ----      ----
Balance at December 31, 2004                          -       2       398       190         36       626
Comprehensive income:
 Net income                                                                     148                  148
 Other comprehensive income (loss):
   Unrealized gains (losses) on derivative
     instruments, net of income taxes                                                        1         1
   Unrealized investment gains (losses), net of
     related offsets and income taxes                                                      (81)      (81)
                                                                                                    ----
 Other comprehensive income (loss)                                                                   (80)
                                                                                                    ----
 Comprehensive income                                                                                 68
                                                 --------- ------ ---------- -------- ------------- ----
Balance at December 31, 2005                       $  -      $2      $398      $338       $(44)     $694
                                                 =======================================================


                   See accompanying notes to financial statements.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                              STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                                    (IN MILLIONS)

                                                                                           2005     2004     2003
                                                                                         -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                               $   148  $    27  $    37
 Adjustments to reconcile net income to net cash used in operating activities:
   Amortization of premiums and accretion of discounts associated with investments, net       15       21       17
   (Gains) losses from sales of investments, net                                              10        9       10
   Interest credited to policyholder account balances                                        216      153      146
   Universal life and investment-type product policy fees                                   (420)    (159)     (88)
   Change in accrued investment income                                                       (13)       -       (8)
   Change in premiums and other receivables                                                 (549)  (1,108)      33
   Change in deferred policy acquisition costs, net                                         (132)    (165)    (237)
   Change in insurance-related liabilities                                                   133       17        6
   Change in income taxes payable                                                            243      (29)     (53)
   Change in other assets                                                                     81      140       58
   Change in other liabilities                                                                96     (106)     (17)
                                                                                         -------  -------  -------
Net cash used in operating activities                                                       (172)  (1,200)     (96)
                                                                                         -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
 Sales, maturities and repayments of:
   Fixed maturities                                                                        1,943    1,521    1,491
   Equity securities                                                                           -        2        -
   Mortgage loans on real estate                                                              24       72       54
 Purchases of:
   Fixed maturities                                                                       (2,685)  (1,482)  (2,418)
   Mortgage loans on real estate                                                             (20)     (42)     (50)
 Net change in short-term investments                                                       (153)       7      (74)
 Net change in other invested assets                                                         (19)       1       (4)
                                                                                         -------  -------  -------
Net cash provided by (used in) investing activities                                         (910)      79   (1,001)
                                                                                         -------  -------  -------

CASH FLOWS FROM FINANCING ACTIVITIES
 Policyholder account balances:
   Deposits                                                                                3,789    4,541    4,334
   Withdrawals                                                                            (3,398)  (3,898)  (3,571)
 Net change in payable under securities loaned and other transactions                        197      122      443
 Long-term debt issued                                                                       400        -        -
 Capital contribution from the parent                                                          -      300       50
                                                                                         -------  -------  -------
Net cash provided by financing activities                                                    988    1,065    1,256
                                                                                         -------  -------  -------
Change in cash and cash equivalents                                                          (94)     (56)     159
Cash and cash equivalents, beginning of year                                                 144      200       41
                                                                                         -------  -------  -------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                   $    50  $   144  $   200
                                                                                         =======  =======  =======
Supplemental disclosures of cash flow information:
 Net cash paid during the period for:
   Interest                                                                              $    18  $     2  $     2
                                                                                         =======  =======  =======
   Income taxes                                                                          $    (3) $    (2) $   (12)
                                                                                         =======  =======  =======

                   See accompanying notes to financial statements.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                            NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF ACCOUNTING POLICIES

      BUSINESS

      MetLife Investors USA Insurance Company (the "Company"), a Delaware domiciled life insurance company is a wholly owned subsidiary of MetLife Investors Group, Inc. ("MLIG"). MLIG is a wholly owned subsidiary of MetLife, Inc. ("MetLife"). The Company markets, administers and insures a broad range of term life and universal life insurance policies and variable and fixed annuity contracts.

      BASIS OF PRESENTATION

      Certain amounts in the prior years' financial statements have been reclassified to conform with the 2005 presentation. Two material reclassifications relate to the statements of cash flows presentation of payables for collateral under securities loaned and other transactions and certain reinsurance receivable balances. The net change in payable for collateral under securities loaned and other transactions of $122 million and $443 million have been reclassified from cash flows from investing activities to cash flows from financing activities on the statements of cash flows for the years ended December 31, 2004 and 2003, respectively. Reflected in the balance sheet and the statements of cash flows is a reclassification of the reinsurance receivables. Premiums and other receivables and other liabilities reclassifications on the balance sheet include $31 million at December 31, 2004. The net effect to the change in premiums and other receivables and the change in other liabilities on the statements of cash flows is $31 million and $38 million for the years ended December 31, 2004 and 2003, respectively.

      SUMMARY OF CRITICAL ACCOUNTING ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the financial statements. The most critical estimates include those used in determining: (i) investment impairments; (ii) the fair value of investments in the absence of quoted market values; (iii) the fair value of and accounting for derivatives;
      (iv) the capitalization and amortization of deferred policy acquisition costs ("DAC"); (v) the liability for future policyholder benefits; and
      (vi) the liability for litigation and regulatory matters; and
      (vii) accounting for reinsurance transactions. In applying these policies, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to the Company's businesses and operations. Actual results could differ from these estimates.

      INVESTMENTS

      The Company's principal investments are in fixed maturities and mortgage loans on real estate, each of which are exposed to three primary sources of investment risk: credit, interest rate and market

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      valuation. The financial statement risks are those associated with the recognition of impairments and income, as well as the determination of fair values. The assessment of whether impairments have occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations used by the Company in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the market value has been below cost or amortized cost; (ii) the potential for impairments of securities when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources; (vi) the Company's ability and intent to hold the security for a period of time sufficient to allow for recovery of its value to an amount equal or greater than the cost or amortized cost;
      (vii) unfavorable changes in forecasted cash flows on asset-backed securities; and (viii) other subjective factors, including concentrations and information obtained from regulators and rating agencies. In addition, the earnings on certain investments are dependent upon market conditions, which could result in prepayments and changes in amounts to be earned due to changing interest rates or equity markets. The determination of fair values in the absence of quoted market values is based on: (i) valuation methodologies; (ii) securities the Company deems to be comparable; and (iii) assumptions deemed appropriate given the circumstances. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts. In addition, the Company enters into limited partnerships for which the Company may be deemed to be the primary beneficiary and, therefore, may be required to consolidate such investments. The accounting rules for the determination of the primary beneficiary are complex and require evaluation of the contractual rights and obligations associated with each party involved in the entity, an estimate of the entity's expected losses and expected residual returns and the allocation of such estimates to each party.

      DERIVATIVES

      The Company enters into freestanding derivative transactions primarily to manage the risk associated with variability in cash flows or changes in fair values related to the Company's financial assets and liabilities. The associated financial statement risk is the volatility in net income which can result from (i) changes in fair value of derivatives not qualifying as accounting hedges; (ii) ineffectiveness of designated hedges; and (iii) counterparty default. In addition, there is a risk that embedded derivatives requiring bifurcation are not identified and reported at fair value in the financial statements. Accounting for derivatives is complex, as evidenced by significant authoritative interpretations of the primary accounting standards which continue to evolve, as well as the significant judgments and estimates involved in determining fair value in the absence of quoted market values. These estimates are based on valuation methodologies and assumptions deemed appropriate under the circumstances. Such assumptions include estimated volatility and interest rates used in the determination of fair value

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      where quoted market values are not available. The use of different assumptions may have a material effect on the estimated fair value amounts.

      DEFERRED POLICY ACQUISITION COSTS

      The Company incurs significant costs in connection with acquiring new and renewal insurance business. These costs, which vary with and are primarily related to the production of that business, are deferred. The recovery of DAC is dependent upon the future profitability of the related business. The amount of future profit is dependent principally on investment returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns are most likely to impact the rate of amortization of such costs. The aforementioned factors enter into management's estimates of gross profits, which generally are used to amortize such costs. Revisions to estimates result in changes to the amounts expensed in the reporting period in which the revisions are made and could result in the impairment of the asset and a charge to income if estimated future gross profits are less than amounts deferred. In addition, the Company utilizes the reversion to the mean assumption, a common industry practice, in its determination of the amortization of DAC. This practice assumes that the expectation for long-term appreciation in equity markets is not changed by minor short-term market fluctuations, but that it does change when large interim deviations have occurred.

      LIABILITY FOR FUTURE POLICY BENEFITS

      The Company establishes liabilities for amounts payable under insurance policies, including term life insurance and annuities with life contingencies. Generally, amounts are payable over an extended period of time and liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, expenses, persistency, investment returns and inflation. Utilizing these assumptions, liabilities are established on a block of business basis.

      Differences between actual experience and the assumptions used in pricing these policies and in the establishment of liabilities result in variances in profit and could result in losses. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.

      REINSURANCE

      The Company enters into reinsurance transactions as both a provider and a purchaser of reinsurance. Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluates the financial strength of counterparties to its reinsurance agreements using

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      criteria similar to that evaluated in the security impairment process discussed previously. Additionally, for each of its reinsurance contracts, the Company must determine if the contract provides indemnification against loss or liability relating to insurance risk, in accordance with applicable accounting standards. The Company must review all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. If the Company determines that a reinsurance contract does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the contract using the deposit method of accounting.

      LITIGATION

      The Company is a party to a number of legal actions and regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on the Company's financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities related to certain lawsuits are especially difficult to estimate due to the limitation of available data and uncertainty regarding numerous variables used to determine amounts recorded. On a quarterly and annual basis, the Company reviews relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in the Company's financial statements. The review includes senior legal and financial personnel. It is possible that an adverse outcome in certain of the Company's litigation and regulatory investigations or the use of different assumptions in the determination of amounts recorded could have a material effect upon the Company's net income or cash flows in particular annual periods.

      SIGNIFICANT ACCOUNTING POLICIES

      INVESTMENTS

      The Company's fixed maturities are classified as available-for-sale and are reported at their estimated fair value. Unrealized investment gains and losses on securities are recorded as a separate component of other comprehensive income or loss, net of policyholder related amounts and deferred income taxes. The cost of fixed maturities is adjusted for impairments in value deemed to be other-than-temporary in the period in which the determination is made. These adjustments are recorded as investment losses. The assessment of whether such impairment has occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors, as described in "- Summary of Critical Accounting Estimates-Investments," about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential.

      The Company's review of its fixed maturities for impairments also includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities where the estimated fair value had declined and remained below cost or amortized cost by less than 20%;
      (ii) securities where the

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      estimated fair value had declined and remained below cost or amortized cost by 20% or more for less than six months; and (iii) securities where the estimated fair value had declined and remained below cost or amortized cost by 20% or more for six months or greater.

      Investment gains and losses on sales of securities are determined on a specific identification basis. All security transactions are recorded on a trade date basis. Amortization of premium and accretion of discount on fixed maturity securities is recorded using the effective interest method.

      Mortgage loans on real estate are stated at amortized cost, net of valuation allowances. Loans are considered to be impaired when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Valuation allowances are established for the excess carrying value of the mortgage loan over the present value of expected future cash flows discounted at the loan's original effective interest rate, the value of the loan's collateral or the loan's market value if the loan is being sold. The Company also establishes allowances for loan loss when a loss contingency exists for pools of loans with similar characteristics, for example, mortgage loans based on similar property types and loan to value risk factors. A loss contingency exists when the likelihood that a future event will occur is probable based on past events. Changes in valuation allowances are included in net investment gains and losses. Interest income earned on impaired loans is accrued on the principal amount of the loan based on the loan's contractual interest rate. However, interest ceases to be accrued for loans on which interest is generally more than 60 days past due and/or where the collection of interest is not considered probable. Cash receipts on impaired loans are recorded as a reduction of the recorded investment.

      Policy loans are stated at unpaid principal balances.

      Short-term investments are stated at amortized cost, which approximates fair value.

      Other invested assets consist principally of derivatives carried at fair value as determined by quoted market prices or through the use of pricing models.

      DERIVATIVE FINANCIAL INSTRUMENTS

      Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, or other financial indices. Derivatives may be exchange traded or contracted in the over-the-counter market. The Company uses a variety of derivatives, including swaps, forwards, futures and option contracts, to manage its various risks. Additionally, the Company can enter into income generation and replication derivatives as permitted by its Derivatives Use Plan. Freestanding derivatives are carried on the Company's balance sheet either as assets within other invested assets or as liabilities within other liabilities at fair value as determined by quoted market prices or through the use of pricing models. Values can be affected by changes in interest rates, foreign exchange rates, financial indices, credit spreads, market volatility, and liquidity. Values can also be affected by changes in estimates and assumptions used in pricing models. If a derivative is not designated as an accounting hedge or its use in managing risk does not qualify for hedge accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"), as amended, changes in the fair value of the derivative are reported in net investment gains (losses).

      To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge as either (i) a hedge of the fair value of a recognized asset or liability or unrecognized firm commitment ("fair value hedge"); (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"); or (iii) a hedge of a net investment in a foreign operation. In this documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument's effectiveness and the method which will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship.

      Under a fair value hedge, changes in the fair value of the hedging derivative, including amounts measured as ineffectiveness, and changes in the fair value of the hedged item related to the designated risk being hedged, are reported within net investment gains (losses). The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the statement of income within interest income or interest expense to match the location of the hedged item.

      Under a cash flow hedge, changes in the fair value of the hedging derivative measured as effective are reported within other comprehensive income (loss), a separate component of stockholder's equity, and the deferred gains or losses on the derivative are reclassified into the statement of income when the Company's earnings are affected by the variability in cash flows of the hedged item. Changes in the fair value of the hedging instrument measured as ineffectiveness are reported within net investment gains (losses). The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the statement of income within interest income or interest expense to match the location of the hedged item.

      In a hedge of a net investment in a foreign operation, changes in the fair value of the hedging derivative that are measured as effective are reported within other comprehensive income (loss) consistent with the translation adjustment for the hedged net investment in the foreign operation. Changes in the fair value of the hedging instrument measured as ineffectiveness are reported within net investment gains (losses). The Company had no foreign operations, nor hedges for net investments in foreign operations during the years ended December 31, 2005, 2004 and 2003.

      The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item;
      (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur;
      (iv) a hedged firm commitment no longer meets the definition of a firm commitment; or (v) the derivative is de-designated as a hedging instrument.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the fair value or cash flows of a hedged item, the derivative continues to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in net investment gains (losses). The carrying value of the hedged recognized asset or liability under a fair value hedge is no longer adjusted for changes in its fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in fair value of derivatives recorded in other comprehensive income (loss) related to discontinued cash flow hedges are released into the statement of income when the Company's earnings are affected by the variability in cash flows of the hedged item.

      When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur by the end of the specified time period or the hedged item no longer meets the definition of a firm commitment, the derivative continues to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in net investment gains (losses). Any asset or liability associated with a recognized firm commitment is derecognized from the balance sheet, and recorded currently in net investment gains (losses). Deferred gains and losses of a derivative recorded in other comprehensive income (loss) pursuant to the cash flow hedge of a forecasted transaction are recognized immediately in net investment gains (losses).

      In all other situations in which hedge accounting is discontinued, the derivative is carried at its fair value on the balance sheet, with changes in its fair value recognized in the current period as net investment gains (losses).

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

      DEFERRED POLICY ACQUISITION COSTS

      The costs of acquiring new and renewal insurance business that vary with, and are primarily related to, the production of that business are deferred. Such costs consist principally of commissions and agency and policy issue expenses.

      DAC is amortized with interest over the expected life of the contract for universal life and investment-type products. Generally, DAC is amortized in proportion to the present value of estimated profits from investment, mortality, expense margins and surrender charges. Interest rates used to compute the present value of estimated gross profits are based on rates in effect at the inception or acquisition of the contracts.

      Actual gross profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management utilizes the reversion to the mean assumption, a common industry

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      practice, in its determination of the amortization of DAC. This practice assumes that the expectation for long-term equity investment appreciation is not changed by minor short-term market fluctuations, but that it does change when large interim deviations have occurred. Management periodically updates these estimates and evaluates the recoverability of DAC. When appropriate, management revises its assumptions of the estimated profits of these contracts, and the cumulative amortization is re-estimated and adjusted by a cumulative charge or credit to current operations.

      DAC for non-participating term life and annuity policies with life contingencies are amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are made at the date of policy issuance or acquisition and are consistently applied during the lives of the contracts. Deviations from estimated experience are included in operations when they occur. For these contracts, the amortization period is typically the estimated life of the policy.

      Policy acquisition costs related to internally replaced contracts are expensed at the date of replacement.

      SALES INDUCEMENTS

      The Company has two different types of sales inducements which are included in other assets: (i) the policyholder receives a bonus whereby the policyholder's initial account balance is increased by an amount equal to a specified percentage of the customer's deposit; and (ii) the policyholder receives a higher interest rate using a dollar cost averaging method than would have been received based on the normal general account interest rate credited. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC.

      LIABILITY FOR FUTURE POLICY BENEFITS AND POLICYHOLDER ACCOUNT BALANCES

      Future policy benefits for non-participating term life insurance policies are equal to the aggregate of (i) the present value of future benefit payments and related expenses less the present value of future net premiums and (ii) premium deficiency reserves, if any. Assumptions as to mortality and persistency are based upon the Company's experience when the basis of the liability is established. Interest rates for the aggregate future policy benefit liabilities range from 5% to 7%.

      Future policy benefit liabilities for traditional fixed annuities after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 3% to 11%.

      Policyholder account balances relate to investment-type contracts and universal life-type policies. Investment-type contracts principally include traditional individual fixed annuities in the accumulation phase and non-variable group annuity contracts. Policyholder account balances are equal to the policy account values, which consist of an accumulation of gross premium payments plus credited interest, ranging from 2% to 12%, less expenses, mortality charges, and withdrawals.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      The Company establishes future policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity contracts and secondary guarantees and paid-up guarantees relating to certain life policies as follows:

         . Annuity guaranteed death benefit liabilities are determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in estimating the liabilities are consistent with those used for amortizing DAC, including the mean reversion assumption. The assumptions of investment performance and volatility are consistent with the historical experience of the Standard & Poors 500 Index ("S&P"). The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.

         . Guaranteed income benefit liabilities are determined by estimating the expected value of the income benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used for calculating such guaranteed income benefit liabilities are consistent with those used for calculating the guaranteed death benefit liabilities. In addition, the calculation of guaranteed annuitization benefit liabilities incorporates a percentage of the potential annuitizations that may be elected by the contractholder.

         . Liabilities for universal life secondary guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balances, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in estimating the secondary and paid up guarantee liabilities are consistent with those used for amortizing DAC. The assumptions of investment performance and volatility for variable products are consistent with historical S&P experience. The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.

      The Company offers certain variable annuity products with guaranteed minimum benefit riders as follows:

         . Guaranteed minimum withdrawal benefit riders ("GMWB"s) guarantee a policyholder return of the purchase payment plus a bonus amount via partial withdrawals, even if the account value is reduced to zero, provided that the policyholder's cumulative withdrawals in a contract year do not exceed a certain limit. The initial guaranteed withdrawal amount is equal to the

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

            initial benefit base as defined in the contract. When an additional purchase payment is made, the guaranteed withdrawal amount is set equal to the greater of (i) the guaranteed withdrawal amount before the purchase payment or (ii) the benefit base after the purchase payment. The benefit base increases by additional purchase payments plus a bonus amount and decreases by benefits paid and/or withdrawal amounts. After a specified period of time, the benefit base may also change as a result of an optional reset as defined in the contract. The benefit base can be reset to the account balance on the date of the reset if greater than the benefit base before the reset. The GMWB is an embedded derivative, which is measured at fair value separately from the host variable annuity product. The Company issues GMWBs directly and assumes risk relating to GMWBs issued by an affiliate through a financing agreement. The fair value relating to GMWBs directly written and the GMWB risk assumed from the affiliate included in policyholder account balances was $3 million and $23 million, respectively, at December 31, 2005. The risk associated with GMWBs directly written and assumed was transferred to a different affiliate through another financial reinsurance agreement valued at $26 million and included in premiums and other receivables at December 31, 2005.

         . Guaranteed minimum accumulation benefit riders ("GMAB"s) provide the contract holder with a minimum accumulation of their purchase payments deposited within a specific time period, adjusted proportionately for withdrawals, after a specified period of time determined at the time of issuance of the variable annuity contract. The GMAB is also an embedded derivative, which is measured at fair value separately from the host variable annuity product.

      The fair value of the GMWBs and GMABs is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. In measuring the fair value of GMWBs and GMABs, the Company attributes a portion of the fees collected from the policyholder equal to the present value of expected future guaranteed minimum withdrawal and accumulation benefits. GMWBs and GMABs are reported in policyholder account balances and the changes in fair value are reported in net investment gains (losses). Any additional fees represent "excess" fees and are reported in universal life and investment-type product policy fees.

      OTHER POLICYHOLDER FUNDS

      Other policyholder funds include policy and contract claims, unearned policy and contract fees and reinsurance assumed from affiliates.

      RECOGNITION OF INSURANCE REVENUE AND RELATED BENEFITS

      Premiums related to term life and annuity policies with life contingencies are recognized as revenues when due. Benefits and expenses are provided against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      Deposits related to universal life-type and investment-type products are credited to policyholder account balances. Revenues from such contracts consist of amounts assessed against policyholder account balances for mortality, policy administration and surrender charges and are recorded in universal life and investment-type product policy fees in the period in which services are provided. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related policyholder account balances.

      OTHER REVENUES

      Other revenues include reinsurance financings fees and advisory fees. Such fees are recognized in the period in which services are performed.

      FEDERAL INCOME TAXES

      The Company joined MetLife's includable affiliates in filing a federal income tax return. The future tax consequences of temporary differences between financial reporting and tax bases of assets and liabilities are measured at the balance sheet dates and are recorded as deferred income tax assets and liabilities. Valuation allowances are established when management assesses, based on available information, that it is more likely than not that deferred income tax assets will not be realized.

      REINSURANCE

      The Company has reinsured certain of its insurance contracts with other insurance companies under various agreements. Amounts due from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Policy and contract liabilities are reported gross of reinsurance credits. DAC is reduced by amounts recovered under reinsurance contracts.

      The Company enters into financial reinsurance contracts, which represent low mortality risk reinsurance treaties. These contracts are reported as deposits and are included in premiums and other receivables. The amount of revenue on these contracts represents fees and other cost of insurance under the terms of the reinsurance agreement and is reported in other revenues.

      SEPARATE ACCOUNTS

      Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. Effective with the adoption of Statement of Position 03-1, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS ("SOP 03-1"), on January 1, 2004, the Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts if (i) such separate accounts are legally recognized; (ii) assets supporting the contract liabilities are legally insulated from the Company's general account liabilities;
      (iii) investments are directed by the contractholder; and

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (iv) all investment performance, net of contract fees and assessments, is passed through to the contractholder. The Company reports separate account assets meeting such criteria at their fair value. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to contractholders of such separate accounts are offset within the same line in the statements of income. In connection with the adoption of SOP 03-1, there was no material impact on the Company's reporting of separate accounts.

      The Company's revenues reflect fees charged to the separate accounts, primarily including policy administration fees and investment management fees.

      FOREIGN CURRENCY

      The Company participates in reinsurance transactions with a foreign company. Balance sheet amounts are translated at the exchange rates in effect at each year-end and income and expense amounts are translated at the average rates of exchange prevailing during the year. Translation adjustments are charged or credited directly to other comprehensive income or loss. Gains and losses from foreign currency transactions are reported as gains (losses) in the period in which they occur.

      APPLICATION OF RECENT ACCOUNTING PRONOUNCEMENTS

      In February 2006, the FASB issued SFAS No. 155, ACCOUNTING FOR CERTAIN HYBRID INSTRUMENTS ("SFAS 155"). SFAS 155 amends SFAS 133 and SFAS
      No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES ("SFAS 140"). SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. In addition, among other changes, SFAS 155 (i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (iv) eliminates the prohibition on a qualifying special-purpose entity ("QSPE") from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest. SFAS 155 will be applied prospectively and is effective for all financial instruments acquired or issued for fiscal years beginning after September 15, 2006. SFAS 155 is not expected to have a material impact on the Company's financial statements. The FASB has issued additional guidance relating to derivative financial instruments as follows:

         . In June 2005, the FASB cleared SFAS 133 Implementation Issue No. B38, EMBEDDED DERIVATIVES: EVALUATION OF NET SETTLEMENT WITH RESPECT TO THE SETTLEMENT OF A DEBT INSTRUMENT THROUGH EXERCISE OF AN EMBEDDED PUT OPTION OR CALL OPTION ("Issue B38") and SFAS 133 Implementation Issue No. B39, EMBEDDED DERIVATIVES: APPLICATION OF PARAGRAPH 13(B) TO CALL OPTIONS THAT ARE EXERCISABLE ONLY BY THE DEBTOR ("Issue B39"). Issue B38 clarified that the potential settlement of a debtor's obligation to a creditor occurring upon exercise of a put or call option meets the net settlement criteria of SFAS No. 133. Issue B39 clarified that an

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

            embedded call option, in which the underlying is an interest rate or interest rate index, that can accelerate the settlement of a debt host financial instrument should not be bifurcated and fair valued if the right to accelerate the settlement can be exercised only by the debtor (issuer/borrower) and the investor will recover substantially all of its initial net investment. Issues B38 and B39, which must be adopted as of the first day of the first fiscal quarter beginning after December 15, 2005, did not have a material impact on the Company's financial statements.

         . Effective October 1, 2003, the Company adopted SFAS 133 Implementation Issue No. B36, EMBEDDED DERIVATIVES: MODIFIED COINSURANCE ARRANGEMENTS AND DEBT INSTRUMENTS THAT INCORPORATE CREDIT RISK EXPOSURES THAT ARE UNRELATED OR ONLY PARTIALLY RELATED TO THE CREDITWORTHINESS OF THE OBLIGOR UNDER THOSE INSTRUMENTS ("Issue B36"). Issue B36 concluded that (i) a company's funds withheld payable and/or receivable under certain reinsurance arrangements; and (ii) a debt instrument that incorporates credit risk exposures that are unrelated or only partially related to the creditworthiness of the obligor include an embedded derivative feature that is not clearly and closely related to the host contract. Therefore, the embedded derivative feature is measured at fair value on the balance sheet and changes in fair value are reported in income. The Company did not experience a material impact as a result of the Issue B36 adoption.

         . Effective July 1, 2003, the Company adopted SFAS No. 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 149"). SFAS 149 amended and clarified the accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Except for certain previously issued and effective guidance, SFAS 149 was effective for contracts entered into or modified after June 30, 2003. The Company's adoption of SFAS 149 did not have a significant impact on its financial statements.

      In September 2005, the American Institute of Certified Public Accountants ("AICPA") issued SOP 05-1, ACCOUNTING BY INSURANCE ENTERPRISES FOR DEFERRED ACQUISITION COSTS IN CONNECTION WITH MODIFICATIONS OR EXCHANGES OF INSURANCE CONTRACTS ("SOP 05-1"). SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN LONG-DURATION CONTRACTS AND FOR REALIZED GAINS AND LOSSES FROM THE SALE OF INVESTMENTS. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. Under SOP 05-1, modifications that result in a substantially unchanged contract will be accounted for as a continuation of the replaced contract. A replacement contract that is substantially changed will be accounted for as an extinguishment of the replaced contract resulting in a release of unamortized deferred acquisition costs, unearned revenue and deferred sales inducements associated with the replaced contract. The guidance in SOP 05-1 will be applied prospectively and is effective for internal replacements occurring in fiscal years beginning

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      after December 15, 2006. The Company is currently evaluating the impact of SOP 05-1 and does not expect that the pronouncement will have a material impact on the Company's financial statements.

      Effective July 1, 2005, the Company adopted SFAS No. 153, EXCHANGES OF NONMONETARY ASSETS, AN AMENDMENT OF APB OPINION NO. 29 ("SFAS 153"). SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 were required to be applied prospectively for fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company's financial statements.

      In June 2005, the FASB completed its review of EITF Issue No. 03-1, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS ("EITF 03-1"). EITF 03-1 provides accounting guidance regarding the determination of when an impairment of debt and marketable equity securities and investments accounted for under the cost method should be considered other-than-temporary and recognized in income. EITF 03-1 also requires certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES ("SFAS 115"), that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment but has issued FSP 115-1, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS ("FSP 115-1"), which nullifies the accounting guidance on the determination of whether an investment is other-than-temporarily impaired as set forth in EITF 03-1. As required by FSP 115-1, the Company adopted this guidance on a prospective basis, which had no material impact on the Company's financial statements, and has provided the required disclosures.

      In June 2005, the EITF reached consensus on Issue No. 04-5, DETERMINING WHETHER A GENERAL PARTNER, OR THE GENERAL PARTNERS AS A GROUP, CONTROLS A LIMITED PARTNERSHIP OR SIMILAR ENTITY WHEN THE LIMITED PARTNERS HAVE CERTAIN RIGHTS ("EITF 04-5"). EITF 04-5 provides a framework for determining whether a general partner controls and should consolidate a limited partnership or a similar entity in light of certain rights held by the limited partners. The consensus also provides additional guidance on substantive rights. EITF 04-5 was effective after June 29, 2005 for all newly formed partnerships and for any pre-existing limited partnerships that modified their partnership agreements after that date. EITF 04-5 must be adopted by January 1, 2006 for all other limited partnerships through a cumulative effect of a change in accounting principle recorded in opening equity or it may be applied retrospectively by adjusting prior period financial statements. The adoption of this provision of EITF 04-5 did not have a material impact on the Company's financial statements.

      In May 2005, the FASB issued SFAS No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB OPINION NO. 20 AND FASB STATEMENT NO. 3 ("SFAS 154"). The statement requires retrospective application to prior periods' financial statements for a voluntary change in

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      accounting principle unless it is deemed impracticable. It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 will not have a material impact on the Company's financial statements.

      Effective July 1, 2004, the Company adopted EITF Issue No. 03-16, ACCOUNTING FOR INVESTMENTS IN LIMITED LIABILITY COMPANIES ("EITF 03-16"). EITF 03-16 provides guidance regarding whether a limited liability company should be viewed as similar to a corporation or similar to a partnership for purposes of determining whether a noncontrolling investment should be accounted for using the cost method or the equity method of accounting. EITF 03-16 did not have a material impact on the Company's financial statements.

      Effective January 1, 2004, the Company adopted SOP 03-1, as interpreted by a Technical Practice Aid ("TPA"), issued by the American Institute of Certified Public Accountants. SOP 03-1 provides guidance on (i) the classification and valuation of long-duration contract liabilities;
      (ii) the accounting for sales inducements; and (iii) separate account presentation and valuation. In June 2004, the FASB released Staff Position Paper No. 97-1, SITUATIONS IN WHICH PARAGRAPHS 17(B) AND 20 OF FASB STATEMENT NO. 97, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN LONG-DURATION CONTRACTS AND FOR REALIZED GAINS AND LOSSES FROM THE SALE OF INVESTMENTS, PERMIT OR REQUIRE ACCRUAL OF AN UNEARNED REVENUE LIABILITY ("FSP 97-1"), which included clarification that unearned revenue liabilities should be considered in determining the necessary insurance benefit liability required under SOP 03-1. Since the Company had considered unearned revenue in determining its SOP 03-1 benefit liabilities, FSP 97-1 did not impact its financial statements. As a result of the adoption of SOP 03-1, effective January 1, 2004, the Company decreased future policyholder benefits for various guaranteed minimum death and income benefits, net DAC and unearned revenue liability offsets under certain variable annuity contracts by approximately $2 million, net of income tax, which has been reported as a cumulative effect of a change in accounting. The application of SOP 03-1 increased the Company's 2004 net income by $3 million, including the cumulative effect of the adoption.

      During 2003, the Company adopted FIN 46 and FIN 46(r). Certain of the Company's investments in other limited partnership interests meet the definition of a variable interest entity ("VIE"). A VIE is defined as
      (i) any entity in which the equity investments at risk in such entity do not have the characteristics of a controlling financial interest; or
      (ii) any entity that does not have sufficient equity at risk to finance its activities without additional subordinated support from other parties. Effective February 1, 2003, the Company adopted FIN 46 for VIEs created or acquired on or after February 1, 2003 and, effective
      December 31, 2003, the Company adopted FIN 46(r). The adoption of FIN 46 as of February 1, 2003 and the provisions of FIN 46(r) at December 31, 2003 did not have a significant impact on the Company's financial statements.

      Effective January 1, 2003, the Company adopted FIN No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS ("FIN 45"). FIN 45 requires entities to establish liabilities for certain types of guarantees and expands financial statement disclosures for others. The initial recognition and initial measurement provisions

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      of FIN 45 were applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a significant impact on the Company's financial statements. See Note 8.

      Effective January 1, 2003, the Company adopted SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES ("SFAS 146"). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recorded and measured initially at fair value only when the liability is incurred rather than at the date of an entity's commitment to an exit plan as required by EITF Issue No. 94-3, LIABILITY RECOGNITION FOR CERTAIN EMPLOYEE TERMINATION BENEFITS AND OTHER COSTS TO EXIT AN ACTIVITY INCLUDING CERTAIN COSTS INCURRED IN A RESTRUCTURING ("EITF 94-3"). As required by SFAS 146, the Company adopted this guidance on a prospective basis which had no material impact on the Company's financial statements.

      Effective January 1, 2003, the Company adopted SFAS No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS ("SFAS 145"). In addition to amending or rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS 145 generally precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS 145 also requires sale-leaseback treatment for certain modifications of a capital lease that result in the lease being classified as an operating lease. The adoption of SFAS 145 did not have a significant impact on the Company's financial statements.

2.  INVESTMENTS

      FIXED MATURITIES AVAILABLE-FOR-SALE BY SECTOR

      The following tables set forth the cost or amortized cost, gross unrealized gain and loss, and estimated fair value of the Company's fixed maturities by sector and the percentage of the total fixed maturities holdings that each sector represents at:

                                                       DECEMBER 31, 2005
                                            ---------------------------------------
                                                        GROSS
                                             COST OR  UNREALIZED ESTIMATED
                                            AMORTIZED ---------    FAIR
                                              COST    GAIN  LOSS   VALUE   % OF TOTAL
                                            --------- ----  ---- --------- ----------
                                                         (IN MILLIONS)
Fixed Maturities:
 U.S. corporate securities                   $1,585   $48   $20   $1,613      36.5%
 Residential mortgage-backed securities       1,094     3    10    1,087      24.6
 Foreign corporate securities                   410    20     4      426       9.6
 U.S. treasury / agency securities              295     4     -      299       6.8
 Commercial mortgage-backed securities          612     2     7      607      13.7
 Asset-backed securities                        305     1     2      304       6.9
 Foreign government securities                   75     8     1       82       1.9
 State and political subdivision securities       1     -     -        1         -
                                             ------   ---   ---   ------     -----
   Total fixed maturities                    $4,377   $86   $44   $4,419     100.0%
                                             ======   ===   ===   ======     =====

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                                       DECEMBER 31, 2004
                                            ---------------------------------------
                                                        GROSS
                                             COST OR  UNREALIZED ESTIMATED
                                            AMORTIZED ---------    FAIR
                                              COST    GAIN  LOSS   VALUE   % OF TOTAL
                                            --------- ----  ---- --------- ----------
                                                         (IN MILLIONS)
Fixed Maturities:
 U.S. corporate securities                   $1,340   $ 65  $ 6   $1,399      40.6%
 Residential mortgage-backed securities         754      5    1      758      22.0
 Foreign corporate securities                   338     26    1      363      10.6
 U.S. treasury / agency securities              202      2    1      203       5.9
 Commercial mortgage-backed securities          275      2    2      275       8.0
 Asset-backed securities                        356      3    1      358      10.4
 Foreign government securities                   70      7    1       76       2.2
 State and political subdivision securities      11      -    -       11       0.3
                                             ------   ----  ---   ------     -----
   Total fixed maturities                    $3,346   $110  $13   $3,443     100.0%
                                             ======   ====  ===   ======     =====

      The Company held foreign currency derivatives with notional amounts of $26 million and $18 million to hedge exchange risk associated with foreign bonds and loans at December 31, 2005 and 2004, respectively.

      Excluding investments in U.S. Treasury securities and obligations of U.S. government corporations and agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturities portfolio.

      The Company held fixed maturities at estimated fair values that were below investment grade or not rated by an independent rating agency that totaled $207 million and $213 million at December 31, 2005 and 2004, respectively. These securities had a net unrealized gain of $8 million and $15 million at December 31, 2005 and 2004, respectively. The Company did not have any non-income producing fixed maturities at December 31, 2005. Non-income producing fixed maturities were $3 million at December 31, 2004. Unrealized gains associated with non-income producing fixed maturities was less than $1 million at December 31, 2004.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      The cost or amortized cost and estimated fair value of bonds at December 31, 2005 and 2004, by contractual maturity date (excluding scheduled sinking funds), are shown below:

                                                         DECEMBER 31,
                                            ---------------------------------------
                                                   2005                2004
                                            ------------------- -------------------
                                             COST OR  ESTIMATED  COST OR  ESTIMATED
                                            AMORTIZED   FAIR    AMORTIZED   FAIR
                                              COST      VALUE     COST      VALUE
                                            --------- --------- --------- ---------
                                                         (IN MILLIONS)
Due in one year or less                      $   65    $   65    $  160    $  161
Due after one year through five years           859       863       959       983
Due after five years through ten years          634       648       545       576
Due after ten years                             808       845       297       332
                                             ------    ------    ------    ------
   Subtotal                                   2,366     2,421     1,961     2,052
Mortgage-backed, commercial mortgage-backed
  and other asset-backed securities           2,011     1,998     1,385     1,391
                                             ------    ------    ------    ------
   Total fixed maturities                    $4,377    $4,419    $3,346    $3,443
                                             ======    ======    ======    ======

      Bonds not due at a single maturity date have been included in the above table in the year of final contractual maturity. Actual maturities may differ from contractual maturities due to the exercise of prepayment options.

      Sales or disposals of fixed maturities classified as available-for-sale were as follows:

                                             DECEMBER 31,
                                          ------------------
                                           2005   2004  2003
                                          ------  ----  ----
                                             (IN MILLIONS)
                  Proceeds                $1,873  $473  $466
                  Gross investment gains  $    7  $  6  $  8
                  Gross investment losses $  (29) $(10) $(11)

      There were no writedowns recorded during 2005 for other-than-temporarily impaired available-for-sale fixed maturities. Gross investment losses above exclude writedowns recorded during 2004 and 2003 of $1 million and $2 million, respectively.

      The Company periodically disposes of fixed maturities at a loss. Generally, such losses are insignificant in amount or in relation to the cost basis of the investment or are attributable to declines in fair value occurring in the period of disposition.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      UNREALIZED LOSSES FOR FIXED MATURITIES AVAILABLE-FOR-SALE

      The following tables show the estimated fair values and gross unrealized losses of the Company's fixed maturities in an unrealized loss position, aggregated by sector and by length of time that the securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

                                                             DECEMBER 31, 2005
                                       --------------------------------------------------------------
                                                            EQUAL TO OR GREATER
                                       LESS THAN 12 MONTHS     THAN 12 MONTHS           TOTAL
                                       -------------------- -------------------- --------------------
                                       ESTIMATED   GROSS    ESTIMATED   GROSS    ESTIMATED   GROSS
                                         FAIR    UNREALIZED   FAIR    UNREALIZED   FAIR    UNREALIZED
                                         VALUE      LOSS      VALUE      LOSS      VALUE      LOSS
                                       --------- ---------- --------- ---------- --------- ----------
                                                 (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
U.S. corporate securities               $  779      $18       $ 40        $2      $  819      $20
Residential mortgage-backed securities     652        8         61         2         713       10
Foreign corporate securities               125        3         23         1         148        4
U.S. treasury / agency securities           23        -          -         -          23        -
Commercial mortgage-backed
  securities                               386        7          5         -         391        7
Asset-backed securities                    149        2         11         -         160        2
Foreign government securities                8        1          2         -          10        1
State and political subdivision
  securities                                 1        -          -         -           1        -
                                        ------      ---       ----        --      ------      ---
  Total fixed maturities                $2,123      $39       $142        $5      $2,265      $44
                                        ======      ===       ====        ==      ======      ===
Total number of securities in an
  unrealized loss position                 350                  47                   397
                                        ======                ====                ======

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                                             DECEMBER 31, 2004
                                       --------------------------------------------------------------
                                                            EQUAL TO OR GREATER
                                       LESS THAN 12 MONTHS     THAN 12 MONTHS           TOTAL
                                       -------------------- -------------------- --------------------
                                       ESTIMATED   GROSS    ESTIMATED   GROSS    ESTIMATED   GROSS
                                         FAIR    UNREALIZED   FAIR    UNREALIZED   FAIR    UNREALIZED
                                         VALUE      LOSS      VALUE      LOSS      VALUE      LOSS
                                       --------- ---------- --------- ---------- --------- ----------
                                                 (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
U.S. corporate securities               $  333       $3       $ 40        $3      $  373      $ 6
Residential mortgage-backed securities     276        1         34         -         310        1
Foreign corporate securities                48        -         22         1          70        1
U.S. treasury / agency securities          108        1          -         -         108        1
Commercial mortgage-backed
  securities                               134        2         17         -         151        2
Asset-backed securities                    100        1          2         -         102        1
Foreign government securities                5        -         10         1          15        1
State and political subdivision
  securities                                10        -          -         -          10        -
                                        ------       --       ----        --      ------      ---
  Total fixed maturities                $1,014       $8       $125        $5      $1,139      $13
                                        ======       ==       ====        ==      ======      ===
Total number of securities in an
  unrealized loss position                 194                  31                   225
                                        ======                ====                ======

      AGING OF GROSS UNREALIZED LOSSES FOR FIXED MATURITIES AVAILABLE-FOR-SALE

      The following tables present the cost or amortized cost, gross unrealized losses and number of securities for fixed maturities at December 31, 2005 and 2004, where the estimated fair value had declined and remained below cost or amortized cost by less than 20%, or 20% or more for:

                                                    DECEMBER 31, 2005
                                    --------------------------------------------------
                                        COST OR           GROSS           NUMBER OF
                                     AMORTIZED COST  UNREALIZED LOSSES    SECURITIES
                                    ---------------- ----------------  ----------------
                                    LESS THAN 20% OR LESS THAN  20% OR LESS THAN 20% OR
                                       20%     MORE     20%      MORE     20%     MORE
                                    --------- ------ ---------  ------ --------- ------
                                        (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
Less than six months                 $1,830    $12      $30       $4      297       2
Six months or greater but less than
  nine months                           204      -        2        -       16       -
Nine months or greater but less
  than twelve months                    116      -        3        -       35       -
Twelve months or greater                147      -        5        -       47       -
                                     ------    ---      ---       --      ---      --
  Total                              $2,297    $12      $40       $4      395       2
                                     ======    ===      ===       ==      ===      ==

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                                    DECEMBER 31, 2004
                                    --------------------------------------------------
                                        COST OR           GROSS           NUMBER OF
                                     AMORTIZED COST  UNREALIZED LOSSES    SECURITIES
                                    ---------------- ----------------  ----------------
                                    LESS THAN 20% OR LESS THAN  20% OR LESS THAN 20% OR
                                       20%     MORE     20%      MORE     20%     MORE
                                    --------- ------ ---------  ------ --------- ------
                                        (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
Less than six months                 $  613    $  -     $ 3      $  -     109       -
Six months or greater but less than
  nine months                           354       -       4         -      71       -
Nine months or greater but less
  than twelve months                     55       -       1         -      14       -
Twelve months or greater                130       -       5         -      31       -
                                     ------    ----     ---      ----     ---     ---
  Total                              $1,152    $  -     $13      $  -     225       -
                                     ======    ====     ===      ====     ===     ===

      As of December 31, 2005, $40 million of unrealized losses related to securities with an unrealized loss position less than 20% of cost or amortized cost, which represented 2% of the cost or amortized cost of such securities. As of December 31, 2004, $13 million of unrealized losses related to securities with an unrealized loss position less than 20% of cost or amortized cost, which represented 1% of the cost or amortized cost of such securities.

      As of December 31, 2005, $4 million of unrealized losses related to securities with an unrealized loss position greater than 20% of cost or amortized cost, which represented 33% of the cost or amortized cost of such securities. Of such unrealized losses, $4 million have been in an unrealized loss position for a period of less than six months. As of December 31, 2004, there were no unrealized losses related to securities with an unrealized loss position of 20% or more of cost or amortized cost.

      As described more fully in Note 1, the Company performs a regular evaluation, on a security-by-security basis, of its investment holdings in accordance with its impairment policy in order to evaluate whether such securities are other-than-temporarily impaired. The increase in the unrealized losses during 2005 is principally driven by an increase in interest rates during the year. Based upon the Company's evaluation of the securities in accordance with its impairment policy, the cause of the decline being principally attributable to the general rise in rates during the year, and the Company's intent and ability to hold the fixed income securities with unrealized losses for a period of time sufficient for them to recover; the Company has concluded that the aforementioned securities are not other-than-temporarily impaired.

      SECURITIES LENDING PROGRAM

      The Company participates in a securities lending program whereby blocks of securities, which are included in fixed maturity securities, are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $927 million and

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      $741 million and an estimated fair value of $939 million and $762 million were on loan under the program at December 31, 2005 and 2004, respectively. Securities loaned under such transactions may be sold or repledged by the transferee. The Company was liable for cash collateral under its control of $970 million and $790 million at December 31, 2005 and 2004, respectively. Securities loaned transactions are accounted for as financing arrangements on the Company's balance sheets and statements of cash flows and the income and expenses associated with the program are reported in net investment income as investment income and investment expenses, respectively. There was no security collateral on deposit from customers in connection with securities lending transactions at December 31, 2005 and 2004.

      ASSETS ON DEPOSIT

      The Company had investment assets on deposit with regulatory agencies with a fair market value of $5 million at both December 31, 2005 and 2004, consisting primarily of fixed maturity securities.

      MORTGAGE LOANS ON REAL ESTATE

      Mortgage loans on real estate were categorized as follows:

                                               DECEMBER 31,
                                       ----------------------------
                                            2005           2004
                                       -------------  -------------
                                       AMOUNT PERCENT AMOUNT PERCENT
                                       ------ ------- ------ -------
                                               (IN MILLIONS)
           Commercial mortgage loans    $360     80%   $309     77%
           Agricultural mortgage loans    91     20      94     23
                                        ----    ---    ----    ---
             Total                       451    100%    403    100%
                                                ===            ===
           Less: Valuation allowances      2              1
                                        ----           ----
             Mortgage loans             $449           $402
                                        ====           ====

      Mortgage loans on real estate are collateralized by properties located in the United States. At December 31, 2005, approximately 28%, 10% and 7% of the properties were located in California, Rhode Island and New York, respectively. Generally, the Company, as the lender, only loans up to 75% of the purchase price of the underlying real estate.

      Changes in loan valuation allowances for mortgage loans on real estate were as follows:

                                           YEARS ENDED DECEMBER 31,
                                           -----------------------
                                            2005    2004    2003
                                           ------  ------  ------
                                               (IN MILLIONS)
                Balance, beginning of year $    1  $    1  $    2
                Additions                       1       -       2
                Deductions                      -       -      (3)
                                           ------  ------  ------
                Balance, end of year       $    2  $    1  $    1
                                           ======  ======  ======

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      The Company did not have impaired mortgage loans on real estate without valuation allowances at December 31, 2005. The Company held $4 million in impaired mortgage loans on real estate with no related valuation allowances at December 31, 2004.

      The average investment in impaired loans was $1 million for the year ended December 31, 2005 and $4 million for both of the years ended December 31, 2004 and 2003. The Company did not recognize interest income on impaired loans for the year ended December 31, 2005. Interest income on impaired loans was less than $1 million for both the years ended December 31, 2004 and 2003.

      The Company did not have restructured loans at December 31, 2005. The investment in restructured loans was $4 million at December 31, 2004. The Company did not recognize interest income on restructured loans for the year ended December 31, 2005. Interest income of less than $1 million was recognized on restructured loans for both the years ended December 31, 2004 and 2003. Gross interest income that would have been recorded in accordance with the original terms of such loans amounted to less than $1 million for both the years ended December 31, 2004 and 2003.

      There were no mortgage loans on real estate with scheduled payments of 60 days (90 days for agricultural mortgages) or more past due or in foreclosure at December 31, 2005 and 2004.

      NET INVESTMENT INCOME

      The components of net investment income were as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                      -----------------------
                                                       2005    2004    2003
                                                      ------  ------  ------
                                                          (IN MILLIONS)
    Fixed maturities                                  $  211  $  176  $  166
    Mortgage loans on real estate                         28      34      33
    Policy loans                                           3       2       2
    Cash, cash equivalents and short-term investments     10       6       6
    Other                                                  -       -      (1)
                                                      ------  ------  ------
      Total                                              252     218     206
    Less: Investment expenses                             31      11       7
                                                      ------  ------  ------
      Net investment income                           $  221  $  207  $  199
                                                      ======  ======  ======

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      NET INVESTMENT GAINS (LOSSES)

      Net investment gains (losses) were as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                     ----------------------
                                                      2005     2004    2003
                                                     ------   ------  ------
                                                          (IN MILLIONS)
   Fixed maturities                                  $  (22)  $   (5) $   (5)
   Mortgage loans on real estate                         (1)       -      (3)
   Derivatives                                            7       (4)     (2)
   Other                                                  6        -       -
                                                     ------   ------  ------
     Total net investment losses                     $  (10)  $   (9) $  (10)
                                                     ======   ======  ======

      NET UNREALIZED INVESTMENT GAINS (LOSSES)

      The components of net unrealized investment gains (losses), included in accumulated other comprehensive income (loss), were as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                  ----------------------
                                                   2005     2004    2003
                                                  ------   ------  ------
                                                       (IN MILLIONS)
       Fixed maturities                           $   42   $   97  $  110
       Derivatives                                    (3)      (4)     (2)
                                                  ------   ------  ------
         Total                                        39       93     108
                                                  ------   ------  ------
       Amounts related to:
         Future policy benefit loss recognition      (78)       -       -
         Deferred policy acquisition costs           (29)     (38)    (48)
       Deferred income taxes                          24      (19)    (21)
                                                  ------   ------  ------
         Total                                       (83)     (57)    (69)
                                                  ------   ------  ------
         Net unrealized investment gains (losses) $  (44)  $   36  $   39
                                                  ======   ======  ======

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      The changes in net unrealized investment gains (losses) were as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       ---------------------
                                                        2005     2004    2003
                                                       -----    ------  ------
                                                           (IN MILLIONS)
  Balance, beginning of year                           $  36    $   39  $   31
  Unrealized investment gains (losses) during the year   (54)      (15)     19
  Unrealized investment gains (losses) relating to:
    Deferred policy acquisition costs                      9        10      (7)
    Future policy benefit loss recognition               (78)        -       -
  Deferred income taxes                                   43         2      (4)
                                                       -----    ------  ------
  Balance, end of year                                 $ (44)   $   36  $   39
                                                       =====    ======  ======
  Net change in unrealized investment gains (losses)   $ (80)   $   (3) $    8
                                                       =====    ======  ======

      VARIABLE INTEREST ENTITIES

      The following table presents the total assets of and maximum exposure to loss relating to VIEs for which the Company holds significant variable interests but it is not the primary beneficiary and which have not been consolidated:

                                            AS OF DECEMBER 31, 2005
                                       ---------------------------------
                                                        MAXIMUM EXPOSURE
                                       TOTAL ASSETS (1)   TO LOSS (2)
                                       ---------------- ----------------
                                                 (IN MILLIONS)
        Other limited partnerships (3)       $  4             $  4
                                             ----             ----
          Total                              $  4             $  4
                                             ====             ====

      --
         (1) The assets of the other limited partnerships are reflected at the carrying amounts at which such assets would have been reflected on the Company's balance sheet had the Company consolidated the VIE from the date of its initial investment in the entity.
         (2) The maximum exposure to loss relating to other limited partnerships is equal to the carrying amounts plus any unfunded commitments, reduced by amounts guaranteed by other partners.
         (3) Other limited partnerships include partnerships established for the purpose of investing in public and private debt and equity securities.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


3.  DERIVATIVE FINANCIAL INSTRUMENTS

      TYPES OF DERIVATIVE INSTRUMENTS

      The following table provides a summary of the notional amounts and current market or fair value of derivative financial instruments held at:

                             DECEMBER 31, 2005           DECEMBER 31, 2004
                        --------------------------- ---------------------------
                                   CURRENT MARKET              CURRENT MARKET
                                   OR FAIR VALUE               OR FAIR VALUE
                        NOTIONAL ------------------ NOTIONAL ------------------
                         AMOUNT  ASSETS LIABILITIES  AMOUNT  ASSETS LIABILITIES
                        -------- ------ ----------- -------- ------ -----------
                                             (IN MILLIONS)
 Interest rate swaps     $   83  $    -   $    3      $  7   $    -   $    -
 Interest rate floors     2,000      26        -         -        -        -
 Interest rate caps       1,000       2        -         -        -        -
 Financial futures          147       -        1        84        -        2
 Foreign currency swaps      26       -        4        18        -        5
 Credit default swaps        30       -        -         3        -        -
                         ------  ------   ------      ----   ------   ------
   Total                 $3,286  $   28   $    8      $112   $    -   $    7
                         ======  ======   ======      ====   ======   ======

      The above table does not include notional values for equity variance swaps. At December 31, 2005 and 2004, the Company owned 2,000 and 0 variance swap contracts, respectively. The market values for these equity variance swaps were insignificant and were not included in the preceding table.

      The following table provides a summary of the notional amounts of derivative financial instruments by maturity at December 31, 2005:

                                            REMAINING LIFE
                           -------------------------------------------------
                                     AFTER ONE    AFTER FIVE   AFTER
                           ONE YEAR YEAR THROUGH YEARS THROUGH  TEN
                           OR LESS   FIVE YEARS    TEN YEARS   YEARS  TOTAL
                           -------- ------------ ------------- ------ ------
                                             (IN MILLIONS)
    Interest rate swaps     $    -     $    -       $    7     $   76 $   83
    Interest rate floors         -          -        2,000          -  2,000
    Interest rate caps           -      1,000            -          -  1,000
    Financial futures          147          -            -          -    147
    Foreign currency swaps       -          1           19          6     26
    Credit default swaps         -         30            -          -     30
                            ------     ------       ------     ------ ------
      Total                 $  147     $1,031       $2,026     $   82 $3,286
                            ======     ======       ======     ====== ======

      Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (duration mismatches). In an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts as calculated by reference to an agreed notional principal amount. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by the counterparty at each due date.

      Interest rate caps and floors are used by the Company primarily to protect its floating rate liabilities against rises in interest rates above a specified level, and against interest rate exposure arising from mismatches between assets and liabilities (duration mismatches), as well as to protect its minimum rate guarantee liabilities against declines in interest rates below a specified level, respectively.

      In exchange-traded interest rate futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which is determined by the different classes of interest rate securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures with regulated futures commission merchants that are members of the exchange.

      Exchange-traded interest rate futures are used primarily to hedge mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, to hedge against changes in value of securities the Company owns or anticipates acquiring, and to hedge against changes in interest rates on anticipated liability issuances by replicating Treasury curve performance. The value of interest rate futures is substantially impacted in interest rates and they can be used to modify or hedge existing interest rate risk.

      Foreign currency swaps are used by the Company to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. In a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate calculated by reference to an agreed upon principal amount. The principal amount of each currency is exchanged at the inception and termination of the currency swap by each party.

      Equity variance swaps are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. In an equity variance swap, the Company agrees with another party to exchange amounts in the future, based on changes in equity volatility over a defined period. As noted above, the equity variance swaps are not included in the preceding table.

      Certain credit default swaps are used by the Company to hedge against credit-related changes in the value of its investments and to diversify its credit risk exposure in certain portfolios. In a credit default swap transaction, the Company agrees with another party, at specified intervals, to pay a premium to insure credit risk. If a credit event, as defined by the contract, occurs, generally the contract will require the swap to be settled gross by the delivery of par quantities of the referenced investment equal to the specified swap notional in exchange for the payment of cash amounts by the counterparty equal to the par value of the investment surrendered.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      HEDGING

      The table below provides a summary of the notional amount and fair value of derivatives by type of hedge designation at:

                          DECEMBER 31, 2005         DECEMBER 31, 2004
                      ------------------------- -------------------------
                                  FAIR VALUE                FAIR VALUE
                      NOTIONAL ---------------- NOTIONAL ----------------
                       AMOUNT  ASSET  LIABILITY  AMOUNT  ASSET  LIABILITY
                      -------- ------ --------- -------- ------ ---------
                                         (IN MILLIONS)
       Fair value      $    5  $    -  $    -    $    5  $    -  $    1
       Cash flow           12       -       4        12       -       4
       Non-qualifying   3,269      28       4        95       -       2
                       ------  ------  ------    ------  ------  ------
         Total         $3,286  $   28  $    8    $  112  $    -  $    7
                       ======  ======  ======    ======  ======  ======

      The Company recognized insignificant net investment expenses from qualifying hedge settlement payments for the years ended December 31, 2005, 2004 and 2003.

      The Company recognized insignificant net investment gains (losses) from non-qualifying hedge settlement payments for the years ended December 31, 2005, 2004 and 2003.

      FAIR VALUE HEDGES

      The Company designates and accounts for the following as fair value hedges when they have met the requirements of SFAS 133: (i) interest rate swaps to convert fixed rate investments to floating rate investments and
      (ii) foreign currency swaps to hedge the foreign currency fair value exposure of foreign currency denominated investments.

      The Company recognized net investment gains (losses) representing the ineffective portion of all fair value hedges as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       ---------------------
                                                        2005     2004    2003
                                                       ------   ------  ------
                                                           (IN MILLIONS)
  Changes in the fair value of derivatives             $    -   $   (1) $   (3)
  Changes in the fair value of the items hedged             -        1       1
                                                       ------   ------  ------
  Net ineffectiveness of fair value hedging activities $    -   $    -  $   (2)
                                                       ======   ======  ======

      All components of each derivative's gain or loss were included in the assessment of hedge ineffectiveness. There were no instances in which the Company discontinued fair value hedge accounting due to a hedged firm commitment no longer qualifying as a fair value hedge.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      CASH FLOW HEDGES

      The Company designates and accounts for foreign currency swaps to hedge the foreign currency cash flow exposure of foreign currency denominated investments when they have met the requirements of SFAS 133.

      For the years ended December 31, 2005, 2004 and 2003, the Company recognized insignificant net investment gains (losses), which represented the ineffective portion of all cash flow hedges. All components of each derivative's gain or loss were included in the assessment of hedge ineffectiveness. There were no instances in which the Company discontinued cash flow hedge accounting because the forecasted transactions did not occur on the anticipated date or in the additional time period permitted by SFAS 133. There were no hedged forecasted transactions, other than the receipt or payment of variable interest payments.

      Presented below is a roll forward of the components of other comprehensive income (loss), before income taxes, related to cash flow hedges:

                                                           YEARS ENDED DECEMBER 31,
                                                           ----------------------
                                                            2005     2004    2003
                                                           ------   ------  ------
                                                                (IN MILLIONS)
Other comprehensive income (loss) balance at the beginning
  of the year                                              $   (4)  $   (2) $    -
Gains (losses) deferred in other comprehensive income
  (loss) on the effective portion of cash flow hedges           1       (2)     (2)
                                                           ------   ------  ------
Other comprehensive income (losses) balance at the end of
  the year                                                 $   (3)  $   (4) $   (2)
                                                           ======   ======  ======

      At December 31, 2005, an insignificant portion of the deferred net loss on derivatives accumulated in other comprehensive income (loss) is expected to be reclassified to earnings during the year ending
      December 31, 2006.

      NON-QUALIFYING DERIVATIVES AND DERIVATIVES FOR PURPOSES OTHER THAN HEDGING

      The Company enters into the following derivatives that do not qualify for hedge accounting under SFAS 133 or for purposes other than hedging:
      (i) interest rate swaps, purchased caps and floors, and interest rate futures to minimize its exposure to interest rate volatility;
      (ii) foreign currency swaps to minimize its exposure to adverse movements in exchange rates; (iii) credit default swaps to minimize its exposure to adverse movements in credit; (iv) credit default to diversify its credit risk exposure in certain portfolios; and (v) equity variance swaps to economically hedge liabilities.

      For the years ended December 31, 2005 and 2004, the Company recognized as net investment gains (losses) changes in fair value of $11 million, and ($6) million, respectively, related to derivatives that

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      do not qualify for hedge accounting. Changes in fair value for such derivatives had insignificant net investment gains (losses) for the year ended December 31, 2003.

      CREDIT RISK

      The Company may be exposed to credit related losses in the event of nonperformance by counterparties to derivative financial instruments. Generally, the current credit exposure of the Company's derivative contracts is limited to the fair value at the reporting date. The credit exposure of the Company's derivative transactions is represented by the fair value of contracts with a net positive fair value at the reporting date.

      As noted above, the Company manages its credit risk related to over-the-counter derivatives by entering into transactions with creditworthy counterparties, maintaining collateral arrangements and through the use of master agreements that provide for a single net payment to be made by one counterparty to another at each due date and upon termination. Because exchange traded futures are effected through regulated exchanges, and positions are marked to market on a daily basis, the Company has minimal exposure to credit related losses in the event of nonperformance by counterparties to such derivative instruments.

      The Company enters into various collateral arrangements, which require both the pledging and accepting of collateral in connection with its derivative instruments. As of December 31, 2005, the Company was obligated to return cash collateral under its control of $17 million. This unrestricted cash collateral is included in cash and cash equivalents and the obligation to return it is included in payables for collateral under securities loaned and other transactions in the balance sheet. As of December 31, 2005, the Company had not pledged any collateral related to derivative instruments.

      The Company did not have any cash or other collateral related to derivative instruments at December 31, 2004.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


4.  INSURANCE

      DEFERRED POLICY ACQUISITION COSTS

      Information regarding DAC for the years ended December 31, 2005, 2004 and 2003 is as follows (In millions):

                 Balance at January 1, 2003             $  272
                 Capitalizations                           249
                                                        ------
                     Total                                 521
                                                        ------
                 Less amortization related to:
                   Net investment gains (losses)            (1)
                   Unrealized investment gains (losses)      7
                   Other expenses                           13
                                                        ------
                     Total amortization                     19
                                                        ------
                 Balance at December 31, 2003              502
                 Capitalizations                           281
                                                        ------
                     Total                                 783
                                                        ------
                 Less amortization related to:
                   Net investment gains (losses)            (2)
                   Unrealized investment gains (losses)    (10)
                   Other expenses                          117
                                                        ------
                     Total amortization                    105
                                                        ------
                 Balance at December 31, 2004              678
                 Capitalizations                           624
                                                        ------
                     Total                               1,302
                                                        ------
                 Less amortization related to:
                   Net investment gains (losses)             4
                   Unrealized investment gains (losses)     (9)
                   Other expenses                          101
                                                        ------
                     Total amortization                     96
                                                        ------
                 Balance at December 31, 2005           $1,206
                                                        ======

      Amortization of DAC is related to (i) investment gains and losses and the impact of such gains and losses on the amount of the amortization,
      (ii) unrealized investment gains and losses to provide information regarding the amount that would have been amortized if such gains and losses had been recognized; and (iii) other expenses to provide amounts related to the gross profits originating from transactions other than investment gains and losses.

      In the normal course of business the Company reviews and updates the assumptions used in establishing DAC amortization. During 2005, the Company revised its assumptions to include the

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      impact of variable annuity rider fees. As a result of the updated assumption, the Company re-estimated the amortization since inception and recorded a benefit of $23 million, before income tax, causing a decrease in amortization related to other expenses for the year ended December 31, 2005. During 2004 the Company entered into a new reinsurance treaty and updated significant parts of the underlying assumptions used to establish DAC amortization. As a result of the new reinsurance treaty and updated assumption, the Company re-estimated the amortization since inception and recorded a charge of $74 million, before income tax, causing an increase in amortization related to other expenses for the year ended December 31, 2005.

      The events described above that impacted DAC amortization had a similar impact on the amortization of sales inducements. For the year ended December 31, 2005, the Company re-estimated the amortization since inception and recorded a benefit of $4 million, before income tax, causing a decrease in amortization. For the year ended December 31, 2004, the Company re-estimated the amortization since inception and recorded a charge of $3 million, before income tax, causing an increase in amortization.

      SALES INDUCEMENTS

      Changes in deferred sales inducements, which are reported within other assets in the balance sheet, are as follows:

                                         YEARS ENDED DECEMBER 31,
                                         -----------------------
                                            2005        2004
                                          ---------    --------
                                            (IN MILLIONS)
                  Balance at January 1   $     143    $     94
                  Capitalization                61          65
                  Amortization                  (8)        (16)
                                          ---------    --------
                  Balance at December 31 $     196    $    143
                                          =========    ========

      GUARANTEES

      The Company issues annuity contracts which may include contractual guarantees to the contractholder for: (i) return of no less than total deposits made to the contract less any partial withdrawals ("return of net deposits") and (ii) the highest contract value on a specified anniversary date minus any withdrawals following the contract anniversary, or total deposits made to the contract less any partial withdrawals plus a minimum return ("anniversary contract value" or "minimum return").

      The Company also issues universal life contracts where the Company contractually guarantees to the contractholder a secondary guarantee.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      The Company had the following types of guarantees relating to annuity and universal life contracts at:

      ANNUITY CONTRACTS

                                                     DECEMBER 31,
                              --------------------------------------------------------
                                          2005                          2004
                              --------------------------    --------------------------
                                  IN THE          AT            IN THE          AT
                              EVENT OF DEATH ANNUITIZATION  EVENT OF DEATH ANNUITIZATION
                              -------------- -------------  -------------- -------------
                                                     (IN MILLIONS)
Return of Net Deposits
  Account value                 $   5,537            N/A      $   4,001            N/A
  Net amount at risk            $      - (1)         N/A      $       9(1)         N/A
  Average attained age of
    contractholders              61 years            N/A       60 years            N/A

Anniversary Contract Value or
  Minimum Return
  Account value                 $   7,972      $  10,081      $   6,342      $   7,697
  Net amount at risk            $      82(1)   $      38(2)   $      66(1)   $      24(2)
  Average attained age of
    contractholders              61 years       60 years       61 years       58 years

      UNIVERSAL AND VARIABLE LIFE CONTRACTS

                                                        DECEMBER 31,
                                                  ---------------------
                                                      2005        2004
                                                  ----------   ----------
                                                   SECONDARY   SECONDARY
                                                   GUARANTEES  GUARANTEES
                                                  ----------   ----------
                                                        (IN MILLIONS)
     Account value (general and separate account) $     905      $    -
     Net amount at risk                           $  19,148(1)   $    - (1)
     Average attained age of policyholders         55 years         N/A

      --
         (1) The net amount at risk for guarantees of amounts in the event of death is defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date.
         (2) The net amount at risk for guarantees of amounts at annuitization is defined as the present value of the minimum guaranteed annuity payments available to the contractholder determined in accordance with the terms of the contract in excess of the current account balance.

      The net amount at risk is based on the direct amount at risk (excluding reinsurance).

      The Company's annuity contracts may offer more than one type of guarantee in each contract. Therefore, the amounts listed above may not be mutually exclusive.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      The Company has guaranteed death and annuitization benefit liabilities on its annuity contracts of $28 million and $18 million, at December 31, 2005 and 2004, respectively. The Company reinsures 100% of this liability with an affiliate and has corresponding recoverables from reinsurers for the same amounts. Therefore, the Company has no net liability at December 31, 2005 and December 31, 2004.

      Account balances of contracts with insurance guarantees are invested in separate account asset classes as follows at:

                                             DECEMBER 31,
                                            --------------
                                             2005    2004
                                            ------- ------
                                            (IN MILLIONS)
                      Mutual Fund Groupings
                        Equity              $10,511 $7,456
                        Bond                    518    695
                        Balanced                374    416
                        Money Market            137    110
                        Specialty                63     70
                                            ------- ------
                          Total             $11,603 $8,747
                                            ======= ======

      SEPARATE ACCOUNTS

      Separate account assets and liabilities include pass-through separate accounts totaling $13,286 million and $10,291 million at December 31, 2005 and 2004, respectively, for which the policyholder assumes all investment risk.

      Fees charged to the separate accounts by the Company (primarily including policy administration fees and investment management fees) are reflected in the Company's revenues as universal life and investment-type product policy fees and totaled $145 million, $139 million and $72 million for the years ended December 31, 2005, 2004 and 2003, respectively.

      For both the years ended December 31, 2005 and 2004, there were no investment gains (losses) on transfers of assets from the general account to the separate accounts.

5.  REINSURANCE

      The Company's life insurance operations participate in reinsurance activities in order to limit losses, minimize exposure to large risks, and provide additional capacity for future growth. The Company has historically reinsured the mortality risk on new life insurance policies primarily on an excess of retention basis or a quota share basis. Starting in 2004, the Company reinsured up to 75% of the mortality risk for all new individual life insurance. During 2005, the Company changed its retention practices for individual life insurance. The amounts reinsured in prior years remain reinsured under the original reinsurance; however, under the new retention guidelines, the Company retains up to

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      $100,000 per life and reinsures 100% of amounts in excess of the Company's retention limits. The Company evaluates its reinsurance programs routinely and may increase or decrease its retention at any time.

      In addition to reinsuring mortality risk, as described above, the Company reinsures other risks and specific coverages. The Company routinely reinsures certain classes of risks to limit its exposure to particular travel, avocation and lifestyle hazards. The Company currently reinsures 90% of its new production of fixed annuities to an affiliate. Also, the Company reinsures 100% of the riders containing benefit guarantees related to variable annuities to an affiliate.

      The Company reinsures its business through a diversified group of reinsurers. No single unaffiliated reinsurer has a material obligation to the Company nor is the Company's business substantially dependent upon any reinsurance contracts. The Company is contingently liable with respect to ceded reinsurance should any reinsurer be unable to meet its obligations under these agreements.

      The amounts in the statements of income are presented net of reinsurance ceded. The effects of reinsurance were as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                       2005     2004     2003
                                                      ------  -------  -------
                                                            (IN MILLIONS)
 Direct premiums earned                               $   33  $    13  $    10
 Reinsurance assumed                                      38        -        -
 Reinsurance ceded                                       (12)      (4)      (4)
                                                      ------  -------  -------
 Net premiums earned                                  $   59  $     9  $     6
                                                      ======  =======  =======
 Reinsurance recoverables netted against policyholder
   benefits                                           $    8  $     1  $    23
                                                      ======  =======  =======

      Written premiums are not materially different than earned premiums presented in the preceding table.

      Reinsurance recoverables, included in premiums and other receivables, were $47 million and $35 million at December 31, 2005 and 2004, respectively. Reinsurance and ceded commissions payables, included in other liabilities, were $10 million at December 31, 2005. There were no reinsurance and ceded commissions payable at December 31, 2004.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


6.  LONG-TERM DEBT

      At December 31, 2005 and 2004, debt outstanding is as follows:

                                                                         DECEMBER 31,
                                                                         -------------
                                                                         2005   2004
                                                                         -----  -----
                                                                         (IN MILLIONS)
Surplus notes, interest rate 5%, maturity date upon request              $  25  $  25
Surplus notes, interest rate LIBOR plus .75%, maturity date upon request    10     10
Surplus notes, interest rate 7.349%, maturity date 2035                    400      -
                                                                         -----  -----
    Total long-term debt                                                 $ 435  $  35
                                                                         =====  =====

      On March 15, 2005, the Company issued a $400 million surplus note to its ultimate parent, MetLife, Inc.

      MLIG is the holder of the surplus notes in the amounts of $25 million and $10 million. These surplus notes may be redeemed, in whole or in part, at the election of MLIG at any time, subject to the prior approval of the Delaware Superintendent of Insurance.

      Payments of interest and principal on the Company's surplus notes, which are subordinate to all other debt, may be made only with the prior approval of the insurance department of the state of domicile.

      The aggregate maturities of long-term debt as of December 31, 2005 for the Company are payable upon regulatory approval.

      Interest expense related to the Company's indebtedness included in other expenses was $25 million for the year end December 31, 2005 and $2 million for the years ended December 31, 2004 and 2003, respectively.

7.  INCOME TAXES

      The provision for income taxes was as follows:

                                          YEARS ENDED DECEMBER 31,
                                          ---------------------
                                           2005      2004    2003
                                          ------    ------  -----
                                              (IN MILLIONS)
               Current:
                 Federal                  $  (61)   $  (91) $  56
                 State                        (2)        4      2
               Deferred:
                 Federal                     121       100    (39)
                 State                        (1)        4     (1)
                                          ------    ------  -----
               Provision for income taxes $   57    $   17  $  18
                                          ======    ======  =====

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


      Reconciliations of the income tax provision at the U.S. statutory rate to the provision for income taxes as reported were as follows:

                                               YEARS ENDED DECEMBER 31,
                                               ---------------------
                                                2005     2004    2003
                                               -----    ------  ------
                                                   (IN MILLIONS)
          Tax provision at U.S. statutory rate $  72    $   15  $   19
          Tax effect of:
            Tax exempt investment income         (12)       (3)     (2)
            State tax net of federal benefit      (2)        5       1
            Other, net                            (1)        -       -
                                               -----    ------  ------
          Provision for income taxes           $  57    $   17  $   18
                                               =====    ======  ======

      Deferred income taxes represent the tax effect of the differences between the book and tax basis of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following:

                                                       DECEMBER 31,
                                                      --------------
                                                       2005    2004
                                                      ------  ------
                                                       (IN MILLIONS)
           Deferred income tax assets:
             Policyholder liabilities and receivables $  205  $  165
             Net unrealized investment gains              24       -
             Other, net                                    5       2
                                                      ------  ------
                                                         234     167
                                                      ------  ------
           Deferred income tax liabilities:
             Deferred policy acquisition costs           381     213
             Investments                                  11      14
             Net unrealized investment gains               -      19
                                                      ------  ------
                                                         392     246
                                                      ------  ------
           Net deferred income tax liability          $ (158) $  (79)
                                                      ======  ======

      The Company joined MetLife's includable affiliates in filing a federal income tax return. The consolidating companies have executed a Tax Allocation Agreement. Under this agreement, current federal income tax expense (benefit) is computed on a separate return basis and provides that members shall make payments or receive reimbursements to the extent that their income (losses) contributes to or reduces federal tax expense. Pursuant to the tax allocation agreement, the amounts due to (from) affiliates are ($51) million and ($175) million in 2005 and 2004, respectively.

      All years through and including 2001 are closed and no longer subject to IRS audit. The years 2002 and forward are open and subject to audit. The Company believes that any adjustments that might be required for the open years will not have a material effect on the Company's financial statements.

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


8.  CONTINGENCIES, COMMITMENTS AND GUARANTEES

      CONTINGENCIES

      LITIGATION

      Regulatory bodies have contacted the Company and have requested information relating to market timing and late trading of mutual funds and variable insurance products and, generally, the marketing of products. The Company believes that many of these inquiries are similar to those made to many financial services companies as part of industry-wide investigations by various regulatory agencies. The Company is fully cooperating with regard to these information requests and investigations. It is possible that additional requests for information and/or investigations may be commenced. The Company, at the present time, is not aware of any systemic problems with respect to such matters that may have a material adverse effect on the Company's financial position.

      MetLife, the ultimate parent of the Company, has received a number of subpoenas and other requests from the Office of the Attorney General of the State of New York seeking information regarding and relating to compensation agreements between insurance brokers and MetLife and its affiliates. MetLife also has received subpoenas, including sets of interrogatories, from the Office of the Attorney General of the State of Connecticut seeking similar information and documents. MetLife also has received a Civil Investigative Demand from the Office of the Attorney General for the State of Massachusetts seeking information and documents concerning bids and quotes that the Company submitted to potential customers in Massachusetts, the identity of agents, brokers, and producers to whom the Company submitted such bids or quotes, and communications with a certain broker. MetLife has received two subpoenas from the District Attorney of the County of San Diego, California. The subpoenas seek numerous documents including incentive agreements entered into with brokers. The Florida Department of Financial Services and the Florida Office of Insurance Regulation also have served subpoenas on MetLife asking for answers to interrogatories and document requests concerning topics that include compensation paid to intermediaries. The Office of the Attorney General for the State of Florida has also served a subpoena on MetLife seeking, among other things, copies of materials produced in response to the subpoenas discussed above. MetLife has received a subpoena from the Office of the U.S. Attorney for the Southern District of California asking for documents regarding the insurance broker, Universal Life Resources. The Insurance Commissioner of Oklahoma has served a subpoena, including a set of interrogatories, on MetLife seeking, among other things, documents and information concerning the compensation of insurance producers for insurance covering Oklahoma entities and persons. The Ohio Department of Insurance has requested documents from MetLife regarding a broker and certain Ohio public entity groups. Other insurance regulators have sent requests for information and documents to MetLife or its affiliates relating to broker compensation. MetLife continues to cooperate fully with these inquiries and is responding to the subpoenas and other requests. MetLife is continuing to conduct an internal review of its commission payment practices. It is possible that additional requests for information and/or investigations may be commenced.

      Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's financial statements, have arisen in the course of

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      the Company's business. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.

      SUMMARY

      It is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses. In some of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's financial position, based on information currently known by the Company's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's net income or cash flows in particular annual periods.

      INSOLVENCY ASSESSMENTS

      Most of the jurisdictions in which the Company is admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. Assessments levied against the Company from January 1, 2003 through December 31, 2005 aggregated $1 million. The Company maintained a liability of $2 million and a related asset for premium tax offsets of $1 million at December 31, 2005 for future assessments in respect of currently impaired, insolvent or failed insurers.

      COMMITMENTS TO FUND PARTNERSHIP INVESTMENTS

      The Company makes commitments to fund partnership investments in the normal course of business. The amounts of these unfunded commitments were less than $1 million at December 31, 2005 and 2004, respectively. The Company anticipates that these amounts will be invested in the partnerships over the next five years.

      GUARANTEES

      In the course of its business, the Company may provide certain indemnities, guarantees and commitments to third parties pursuant to which it may be required to make payments now or in the future. In the context of acquisition, disposition, investment and other transactions, the Company may provide indemnities and guarantees, including those related to tax, environmental and other specific

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      liabilities, and other indemnities and guarantees that are triggered by, among other things, breaches of representations, warranties or covenants provided by the Company. In addition, in the normal course of business, the Company may provide indemnifications to counterparties in contracts with triggers similar to the foregoing, as well as for certain other liabilities, such as third party lawsuits. These obligations are often subject to time limitations that vary in duration, including contractual limitations and those that arise by operation of law, such as applicable statutes of limitation. In some cases, the maximum potential obligation under the indemnities and guarantees is subject to a contractual limitation, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, the Company does not believe that it is possible to determine the maximum potential amount due under these guarantees in the future.

      In addition, the Company indemnifies its directors and officers as provided in its charters and by-laws. Also, the Company indemnifies other of its agents for liabilities incurred as a result of their representation of the Company's interests. Since these indemnities are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount due under these indemnities in the future.

      The Company's recorded liability at December 31, 2005 and 2004 for indemnities, guarantees and commitments is insignificant.

9.  EQUITY

      DIVIDEND RESTRICTIONS

      Under the Delaware Insurance Law, the maximum amount of distributions which can be made to the Company's parent in any given year, without prior approval by the Delaware Commissioner of Insurance, is equal to the greater of (i) 10% of the Company's surplus as of December 31 of the preceding calendar year, or (ii) the net gain from operations for the preceding calendar year (excluding realized investment gains). Any dividends paid, whether or not in excess of the aforementioned threshold, from a source other than statutory earned surplus also requires the prior approval of the Delaware Commissioner of Insurance. Since the Company statutory unassigned funds surplus is less than zero, the Company cannot pay any dividends without prior approval of the Commissioner.

      The Company did not receive cash capital contributions for the year ended 2005. The Company received cash capital contributions of $300 million and $50 million from MLIG for the years ended 2004 and 2003, respectively.

      STATUTORY EQUITY AND INCOME

      The Company's state of domicile imposes minimum risk-based capital requirements that were developed by the National Association of Insurance Commissioners ("NAIC"). The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action.

      The NAIC adopted the Codification of Statutory Accounting Principles ("Codification") in 2001. Codification was intended to standardize regulatory accounting and reporting to state insurance departments. However, statutory accounting principles continue to be established by individual state laws and permitted practices. The Delaware State Department of Insurance has adopted Codification with certain modifications for the preparation of statutory financial statements of insurance companies domiciled in Delaware. Modifications by state insurance departments may impact the effect of Codification on the statutory capital and surplus of the Company.

      Statutory accounting practices differ from GAAP primarily by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions, reporting surplus notes as surplus instead of debt and valuing securities on a different basis.

      Statutory net income (loss) of the Company, a Delaware domiciled insurer, was ($244) million, ($201) million and $101 million for the years ended December 31, 2005, 2004 and 2003, respectively. Statutory capital and surplus, as filed with the Delaware Insurance Department, was $538 million and $382 million at December 31, 2005 and 2004, respectively.

      OTHER COMPREHENSIVE INCOME

      The following table sets forth the reclassification adjustments required for the years ended December 31, 2005, 2004 and 2003 in other comprehensive income (loss) that are included as part of net income for the current year that have been reported as a part of other comprehensive income (loss) in the current or prior year:

                                                       YEARS ENDED DECEMBER 31,
                                                       ----------------------
                                                        2005     2004    2003
                                                       ------   ------  ------
                                                            (IN MILLIONS)
  Holding (losses) on investments arising during the
    year                                               $  (50)  $  (42) $   (3)
  Income tax effect of holding gains                       18       16       1
  Reclassification adjustments:
    Recognized holding gains losses included in
      current year income                                 (18)       6       4
    Amortization of premiums and accretion of
      discounts associated with investments                14       21      18
    Income tax effect                                       1      (10)     (8)
  Allocation of holding gains (losses) on investments
    relating to other policyholder amounts                (69)      10      (7)
  Income tax effect of allocation of holding gains or
    losses to other policyholder amounts                   24       (4)      3
                                                       ------   ------  ------
  Other comprehensive income (loss)                    $  (80)  $   (3) $    8
                                                       ======   ======  ======

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


10. OTHER EXPENSES

      Other expenses were comprised of the following:

                                                      YEARS ENDED DECEMBER 31,
                                                      -----------------------
                                                        2005    2004    2003
                                                      -------  ------  ------
                                                           (IN MILLIONS)
 Commissions                                          $   666  $  237  $  216
 Interest                                                  25       2       2
 Amortization of DAC                                      105     115      12
 Capitalization of DAC                                   (624)   (281)   (249)
 Other                                                    126     106      94
                                                      -------  ------  ------
   Total other expenses                               $   298  $  179  $   75
                                                      =======  ======  ======

      In 2005, commissions and capitalization of DAC include the impact of an affiliated reinsurance transaction entered into on January 1, 2005. See
      Note 12.

11. FAIR VALUE INFORMATION

      The estimated fair values of financial instruments have been determined by using available market information and the valuation methodologies described below. Considerable judgment is often required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein may not necessarily be indicative of amounts that could be realized in a current market exchange. The use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

      Amounts related to the Company's financial instruments were as follows:

                                                                     ESTIMATED
                                                            CARRYING   FAIR
 DECEMBER 31, 2005                                           VALUE     VALUE
 -----------------                                          -------- ---------
                                                              (IN MILLIONS)
 ASSETS:
   Fixed maturities                                          $4,419   $4,419
   Mortgage loans on real estate                             $  449   $  466
   Policy loans                                              $   35   $   35
   Short-term investments                                    $  283   $  283
   Cash and cash equivalents                                 $   50   $   50
 LIABILITIES:
   Policyholder account balances                             $4,833   $4,536
   Long-term debt                                            $  435   $  435
   Payable for collateral under securities loaned and other
     transactions                                            $  987   $  987

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                     ESTIMATED
                                                            CARRYING   FAIR
 DECEMBER 31, 2004                                           VALUE     VALUE
 -----------------                                          -------- ---------
                                                              (IN MILLIONS)
 ASSETS:
   Fixed maturities                                          $3,443   $3,443
   Mortgage loans on real estate                             $  402   $  431
   Policy loans                                              $   35   $   35
   Short-term investments                                    $  130   $  130
   Cash and cash equivalents                                 $  144   $  144
 LIABILITIES:
   Policyholder account balances                             $4,591   $4,262
   Long-term debt                                            $   35   $   35
   Payable for collateral under securities loaned and other
     transactions                                            $  790   $  790

      The methods and assumptions used to estimate the fair values of financial instruments are summarized as follows:

      FIXED MATURITIES

      The fair value of fixed maturities are based upon quotations published by applicable stock exchanges or received from other reliable sources. For securities for which the market values were not readily available, fair values were estimated using quoted market prices of comparable investments.

      MORTGAGE LOANS ON REAL ESTATE

      Fair values for mortgage loans on real estate are estimated by discounting expected future cash flows, using current interest rates for similar loans with similar credit risk.

      POLICY LOANS

      The carrying values for policy loans approximate fair value.

      CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

      The carrying values for cash and cash equivalents and short-term investments approximated fair values due to the short-term maturities of these instruments.

      POLICYHOLDER ACCOUNT BALANCES

      The fair value of policyholder account balances which have final contractual maturities are estimated by discounting expected future cash flows based upon interest rates currently being offered for similar

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      contracts with maturities consistent with those remaining for the agreements being valued. The fair value of policyholder account balances without final contractual maturities are assumed to equal their current net surrender value.

      LONG-TERM DEBT

      The fair values of long-term debt are determined by discounting expected future cash flows using risk rates currently available for debt with similar terms and remaining maturities.

      PAYABLES FOR COLLATERAL UNDER SECURITIES LOANED AND OTHER TRANSACTIONS

      The carrying values for payables for collateral under securities loaned and other transactions approximate fair value.

      DERIVATIVE FINANCIAL INSTRUMENTS

      The fair value of derivative instruments are based upon quotations obtained from dealers or other reliable sources. See Note 3 for derivative fair value disclosures.

12. RELATED PARTY TRANSACTIONS

      The Company entered into a Service Agreement, an Investment Management Agreement and a Principal Underwriters and Selling Agreement with its affiliated companies for the years 2005, 2004 and 2003. The affiliated companies are Metropolitan Life Insurance Company ("Metropolitan Life"), which provides management services, employees, policy administration functions and investment advice necessary to conduct the activities of the Company and MLIG and MetLife Investors Distribution Company, which provide distribution services to the Company. Expenses charged to the Company for these distribution services are limited to amounts that effectively equal pricing expense levels. This results in residual expenses reflected in the results of MLIG. Expenses and fees paid to affiliated companies in 2005, 2004 and 2003 for the Company, recorded in other expenses, were $138 million, $109 million and $95 million, respectively.

      At December 31, 2005 and 2004, amounts due to/(from) affiliates of approximately ($18) million and $14 million, respectively, relate primarily to Metropolitan Life and MLIG.

      Since the Company is a member of a controlled group of affiliate companies its results may not be indicative of those of a stand alone entity.

      As of December 31, 2005 and 2004, respectively, the Company held $133 million and $130 million of its total invested assets in the MetLife Money Market Pool and the MetLife Intermediate Income Pool which are affiliated partnerships. These amounts are recorded as short-term investments on the balance sheets of the Company.

      Effective January 1, 2005, the Company entered into a reinsurance agreement to assume an in force block of business from General American Life Insurance Company ("GALIC"), an affiliate. This

                       METLIFE INVESTORS USA INSURANCE COMPANY
               (a wholly-owned subsidiary of MetLife Investors Group)
                    NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      agreement covered certain term and universal life policies issued by GALIC on and after January 1, 2000 through December 31, 2004. This agreement also covers certain term and universal life policies issued on or after January 1, 2005. Under this agreement, GALIC transferred $797 million of liabilities and $411 million in assets to the Company related to the policies in-force as of December 31, 2004. The Company also paid and deferred 100% of a ceding commission to GALIC of $386 million resulting in no gain or loss on the transfer of the in-force business as of January 1, 2005. For the policies issued on or after January 1, 2005, the Company assumed premiums and related fees of $192 million and assumed benefits and related costs of $143 million for the year ended December 31, 2005. Assumed liabilities, included in other policyholder funds, related to this reinsurance agreement as of December 31, 2005 were $932 million.

      Effective January 1, 2005, and December 31, 2005, the Company entered into two reinsurance agreements with Exeter Reassurance Company, Ltd. ("Exeter"), an affiliate. Under these agreements, the Company retroceded 100% of the secondary guarantees on policies that the Company assumed from GALIC. For the year ended December 31, 2005, the pre-tax loss resulting from these treaties were less than $1 million.

      Effective April 1, 2005, the Company entered into a reinsurance agreement with, Mitsui Sumitomo MetLife Insurance Co., Ltd. ("MSI"), an affiliate. Under this agreement, the Company assumed 100% of the guaranteed minimum death benefit ("GMDB") and living benefit claims associated with variable annuity contracts. The Company retroceded 100% of the GMDBs to Exeter. For the year ended December 31, 2005, the pre-tax gain on this business was less than $1 million.

      In the normal course of business, the Company transfers invested assets, primarily consisting of fixed maturity securities, to and from affiliates. The Company transferred assets with a cost or amortized cost and fair market value of $78 million and $79 million, and $324 million and $320 million for the years ended December 31, 2005 and 2004, respectively. The realized capital gains (losses) recognized on these transfers were $1 million and ($4) million for the years ended December 31, 2005 and 2004, respectively. The Company purchased assets from affiliates with a fair market value of $711 million for the year ended December 31, 2005. There were no assets purchased from affiliates for the year ended December 31, 2004.

                                    PART C
                               OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

a.      Financial Statements
        ------------------------------------------------------------------------

The following financial statements of the Separate Account are included in Part B hereof: (to be filed by amendment)

1.      Report of Independent Registered Public Accounting Firm.

2.      Statement of Assets and Liabilities as of December 31, 2005.

3.      Statement of Operations for the year ended December 31, 2005.

4. Statements of Changes in Net Assets for the years ended December 31, 2005 and 2004.

5.      Notes to Financial Statements.

6.      Financial Highlights.

The following financial statements of the Company are included in Part B hereof:
(to be filed by amendment)

1.      Report of Independent Registered Public Accounting Firm.

2.      Balance Sheets as of December 31, 2005 and 2004.

3.      Statements of Income for the years ended December 31, 2005, 2004 and
        2003.

4. Statements of Stockholder's Equity for the years ended December 31, 2005, 2004 and 2003.

5.      Statements of Cash Flows for the years ended December 31, 2005, 2004 and
        2003.

6.      Notes to Financial Statements.

b.      Exhibits
        ------------------------------------------------------------------------

1. Certification of Restated Resolution of Board of Directors of the Company authorizing the establishment of the Separate Account (adopted May 18, 2004) (5)

2.      Not Applicable.

3.      (i)     Principal Underwriter's and Selling Agreement (effective
                January 1, 2001) (5)

        (ii) Amendment to Principal Underwriter's and Selling Agreement (effective January 1, 2002) (5)

        (iii)   Form of Retail Sales Agreement (MLIDC 7-1-05 (LTC)) (9)

4.      (i)     Individual Flexible Purchase Payment Deferred Variable Annuity
                Contract (8010 11/00)) (1)

        (ii)    Death Benefit Rider - (Principal Protection) (Form 7015 (11/00))
                (1)

        (iii)   Death Benefit Rider - (Annual Step-Up) (Form 7017 (11/00)) (1)

        (iiv) Additional Death Benefit Rider - (Earnings Preservation Benefit) (Form 7019 (11/00)) (1)

        (v) Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider (Form 7021 (11/00)) (1)

        (vi)    Terminal Illness Rider (Form 7022 (11/00)) (1)

        (vii)   Unisex Annuity Rates Rider(Form 7027 (11/00)) (1)

        (viii) Endorsement (Name Change - effective March 1, 2001. MetLife Investors USA Insurance Company; formerly Security First Life Insurance Company) (2)

        (ix)    Individual Retirement Annuity Endorsement 8023.1 (9/02) (5)

        (x)     Roth Individual Retirement Annuity Endorsement 9024.1
                (9/02) (5)

        (xi)    401(a)/403(a) Plan Endorsement 8025.1 (9/02) (5)

        (xii)   Tax Sheltered Annuity Endorsement 8026.1 (9/02) (5)

        (xiii)  Simple Individual Retirement Annuity Endorsement 8276 (9/02) (5)

        (xiv)   Guaranteed Withdrawal Benefit Rider MLIU-690-2 (11/05) (6)

        (xv) Form of Contract Schedule [GMIB II, GMIB III, GWB I, GWB Enhanced, GWB II, GWB III, GMAB] 8028-4 (11/05) (7)

        (xvi) Designated Beneficiary Non-Qualified Annuity Endorsement MLIU-NQ-1 (11/05)-I (7)

        (xvii)  Lifetime Guaranteed Withdrawal Benefit Rider MLIU-690-3 (6/06)
                (9)

        (xviii) Form of Contract Schedule [LWG, et al.] 8028-5 (6/06) (9)

        (xvix) Form of Contract Schedule [M & E] 8028-1 (2/07) - PEIV (to be filed by amendment)

        (XX)    Fixed Account Rider 8012 (11/00) (to be filed by amendment)

5. Form of Variable Annuity Application 8401 (8/06) APPVA-USA PE4 207 (to be filed by amendment)

6.      (i)     Copy of Restated Articles of Incorporation of the Company (5)

        (ii)    Copy of the Bylaws of the Company (5)

        (iii) Certificate of Amendment of Certificate of Incorporation filed 10/01/79 and signed 9/27/79 (5)

        (iv) Certificate of Change of Location of Registered Office and/or Registered Agent filed 2/26/80 and effective 2/8/80 (5)

        (v) Certificate of Amendment of Certification of Incorporation signed 4/26/83 and certified 2/12/85 (5)

        (vi) Certificate of Amendment of Certificate of Incorporation filed 10/22/84 and signed 10/19/84 (5)

        (vii) Certificate of Amendment of Certificate of Incorporation certified 8/31/94 and adopted 6/13/94 (5)

        (viii) Certificate of Amendment of Certificate of Incorporation of Security First Life Insurance Company (name change to MetLife Investors USA Insurance Company) filed1/8/01 and signed 12/18/00 (5)

7.      (i)     Reinsurance Agreement between MetLife Investors USA Insurance
                Company and Metropolitan Life Insurance Company (3)

        (ii) Automatic Reinsurance Agreement between MetLife Investors USA Insurance Company and Exeter Reassurance Company, Ltd. (3)

8.      (i)     Participation Agreement Among Metropolitan Series Fund, Inc.,
                MetLife Advisors, LLC, Metropolitan Life Insurance Company and
                MetLife Investors USA Insurance Company (effective
                July 1, 2004) (8)

        (ii) Participation Agreement Among Met Investors Series Trust, Met Investors Advisory Corp., MetLife Investors Distribution Company and MetLife Investors USA Insurance Company (effective
                2-12-01) (5)

        (iii) Participation Agreement Among MetLife Investors USA Insurance Company, MetLife Investors Distribution Company, Alliance Capital Management L.P. and AllianceBernstein Investment Research and Management, Inc. (effective 11-01-05) (10)

        (iv) Fund Participation Agreement Among MetLife Investors USA Insurance Company, American Funds Insurance Series and Capital Research and Management Company (effective 04-29-03) and First Amendment to Fund Participation Agreement dated 04-29-03 (effective 11-01-05) (10)

        (v) Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., MetLife Investors USA Insurance Company and MetLife Investors Distribution Company (effective 11-01-05) (10)

        (vi) Participation Agreement Among Pioneer Variable Contracts Trust, MetLife Investors USA Insurance Company, Pioneer Investment Management, Inc. and Pioneer Funds Distributor, Inc. (effective 11-01-05) (10)

        (vii) Participation Agreement Among Putnam Variable Trust, Putnam Retail Management Limited Partnership and MetLife Investors USA Insurance Company (effective 02-27-06) (10)

        (viii) Participation Agreement Among Smith Barney Allocation Series Inc., Citigroup Global Markets Inc. and MetLife Investors USA Insurance Company (effective 11-01-05) (10)

        (ix) Participation Agreement Among Smith Barney Investment Series, Citigroup Global Markets Inc. and MetLife Investors USA Insurance Company (effective 11-01-05) (10)

        (x) Participation Agreement Among Smith Barney Multiple Discipline Trust, Citigroup Global Markets Inc. and MetLife Investors USA Insurance Company (effective 11-01-05) (10)

        (xi) Participation Agreement Among The Universal Institutional Funds, Inc., Morgan Stanley Distribution, Inc., Morgan Stanley Investment Management Inc., and MetLife Investors USA Insurance Company (effective 11-01-05) (10)

        (xii) Participation Agreement Among Van Kampen Life Investment Trust, Van Kampen Asset Management, Van Kampen Funds Inc. and MetLife Investors USA Insurance Company (effective 11-01-05) (10)

        (xiii) Participation Agreement Among Variable Insurance Products Funds, Fidelity Distribution Corporation and MetLife Investors USA Insurance Company (effective 11-01-05) (10)

9.      Opinion and Consent of Counsel (4)

10. Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP) (to be filed by amendment)

11.     Not Applicable.

12.     Not Applicable.

13. Powers of Attorney for Michael K. Farrell, James P. Bossert, Susan A. Buffum, Michael R. Fanning, Paul Sylvester, Richard C. Pearson, Elizabeth M. Forget, George Foulke, Jeffrey A. Tupper and Charles V. Curcio. (11)

(1) incorporated herein by reference to Registrant's Form N-4 (File Nos. 333-54464 and 811-03365) filed electronically on January 26, 2001.

(2) incorporated herein by reference to Registrant's Post-Effective Amendment No. 1 on Form N-4 (File Nos. 333-54464 and 811-03365) filed electronically on April 13, 2001.

(3) incorporated herein by reference to Registrant's Post-Effective Amendment No. 4 to Form N-4 (File Nos. 333-54464 and 811-03365) filed electronically on April 30, 2003.

(4) incorporated herein by reference to Registrant's Post-Effective Amendment No. 5 on Form N-4 (File Nos. 333-54464 and 811-03365) filed electronically on April 27, 2004.

(5) incorporated herein by reference to Registrant's Post-Effective Amendment No. 6 on Form N-4 (File Nos. 333-54464 and 811-03365) filed electronically on July 15, 2004.

(6) incorporated herein by reference to Registrant's Initial Registration Statement on Form N-4 (File Nos. 333-125753 and 811-03365) filed electronically on June 13, 2005.

(7) incorporated herein by reference to Registrant's Pre-Effective Amendment No. 1 on Form N-4/A (File Nos. 333-125753 and 811-03365) filed electronically on September 15, 2005.

(8) incorporated herein by reference to Registrant's Post-Effective Amendment No. 14 on Form N-4 (File Nos. 333-54464 and 811-03365) filed electronically on October 7, 2005.

(9) incorporated herein by reference to Registant's Post-Effective Amendment No. 10 on Form N-4 (File Nos. 333-54464 and 811-03365) filed electronically on April 24, 2006.

(10) incorporated herein by reference to Registrant's Post-Effective Amendment No. 1 on Form N-4 (File Nos. 333-125756 and 811-03365) filed electronically on April 24, 2006.

(11) incorporated herein by reference to Registrant's Initial Registration Statement on Form N-4 (File Nos. 333-137369 and 811-03365 Series S) filed electronically on September 15, 2006.

ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

The following are the Officers and Directors who are engaged directly or indirectly in activities relating to the Registrant or the variable annuity contracts offered by the Registrant and the executive officers of the Company:

Name and Principal Business Address   Positions and Offices with Depositor
-----------------------------------   ------------------------------------------
Michael K. Farrell                    Chairman of the Board, President,
5 Park Plaza                          Chief Executive Officer and Director
Suite 1900

Irvine, CA 92614

Susan A. Buffum                       Director
334 Madison Avenue
Convent Station, NJ 07961

Charles V. Curcio                     Vice President, Finance
501 Route 22
Bridgewater, NJ 08807

Name and Principal Business Address   Positions and Offices with Depositor
-----------------------------------   ------------------------------------------
James P. Bossert                      Executive Vice President and Director
5 Park Plaza
Suite 1900
Irvine, CA 92614

Michael R. Fanning                    Director
501 Boylston Street
Boston, MA 02116

Elizabeth M. Forget                   Director
260 Madison Avenue
New York, NY 10016

George Foulke                         Director
501 Route 22
Bridgewater, NJ 08807

Paul A. Sylvester                     Director
10 Park Avenue
Morristown, NJ 07962

Kevin J. Paulson                      Senior Vice President
4700 Westown Parkway
Suite 200
West Des Moines, IA 50266

Richard C. Pearson                    Executive Vice President, General
5 Park Plaza                          Counsel, Secretary and Director
Suite 1900
Irvine, CA 92614

Jeffrey A. Tupper                     Assistant Vice President and Director
5 Park Plaza
Suite 1900
Irvine, CA 92614

Debora L. Buffington                  Vice President, Director of Compliance
5 Park Plaza
Suite 1900
Irvine, CA 92614

Betty Davis                           Vice President
1125 17th Street
Suite 800
Denver, CO 80202

Brian C. Kiel                         Vice President, Appointed Actuary
501 Route 22
Bridgewater, NJ 08807

Jonathan L. Rosenthal                 Vice President, Chief Hedging Officer
10 Park Avenue
Morristown, NJ 07962

Christopher A. Kremer                 Vice President
501 Boylston Street
Boston, MA 02116

Marian J. Zeldin                      Vice President
501 Route 22
Bridgewater, NJ 08907

Karen A. Johnson                      Vice President
501 Boylston Street
Boston, MA 02116

Deron J. Richens                      Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Name and Principal Business Address   Positions and Offices with Depositor
-----------------------------------   ------------------------------------------
Roberto Baron                         Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Kenneth J. Eiger                      Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

Garth A. Bernard                      Vice President
501 Boylston Street
Boston, MA 02116

Gregory E. Illson                     Vice President
501 Boylston Street
Boston, MA 02116

Bennett D. Kleinberg                  Vice President
185 Asylum Street
Hartford, CT 06103

Lisa S. Kuklinski                     Vice President
260 Madison Avenue
New York, NY 10016

Anthony J. Williamson                 Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jeffrey Altman                        Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jeffrey P. Halperin                   Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

           ORGANIZATIONAL STRUCTURE OF METLIFE, INC. AND SUBSIDIARIES
                                AS OF JUNE 30, 2006

The following is a list of subsidiaries of MetLife, Inc. updated as of June
30, 2006. Those entities which are listed at the left margin (labeled with capital letters) are direct subsidiaries of MetLife, Inc. Unless otherwise indicated, each entity which is indented under another entity is a subsidiary of that other entity and, therefore, an indirect subsidiary of MetLife, Inc. Certain inactive subsidiaries have been omitted from the MetLife, Inc. organizational listing. The voting securities (excluding directors' qualifying shares, (if any)) of the subsidiaries listed are 100% owned by their respective parent corporations, unless otherwise indicated. The jurisdiction of domicile of each subsidiary listed is set forth in the parenthetical following such subsidiary.

A.    MetLife Group, Inc. (NY)

B.    MetLife Bank National Association (USA)

C.    Exeter Reassurance Company, Ltd. (Bermuda)

D.    MetLife Taiwan Insurance Company Limited (Taiwan)

E.    Metropolitan Tower Life Insurance Company (DE)

      1.    TH Tower NGP, LLC (DE)

      2. Partners Tower, L.P. (DE) - a 99% limited partnership interest of Partners Tower, L.P. is held by Metropolitan Tower Life Insurance Company and 1% general partnership interest is held by TH Tower NGP, LLC (DE)

      3.    TH Tower Leasing, LLC (DE)

      4.    MetLife Retirement Services LLC (NJ)

            a)    MetLife Investment Funds Services LLC (NJ)

            b)    MetLife Investment Funds Management LLC (NJ)

            c)    MetLife Associates LLC (DE)

                  1)   CitiStreet Equities LLC (NJ)

                  2)   MetLife Associates of Montana LLC (MT)

                  3) MetLife Associates of Texas, Inc. (TX) -- All outstanding shares of voting stock (the "Shares") of Metlife Associates of Texas, Inc. ("MAT") are owned by a MetLife employee who is a resident of Texas (the "Employee Shareholder"). The Employee Shareholder, along with MAT and Metlife Associates LLC ("Associates"), are parties to a Close Corporation Agreement. The Close Corporation Agreement contains, among other provisions,
                       (i) restrictions on transfer of the Shares that effectively give Associates the power to control the disposition of the Shares, and (ii) provisions requiring the Employee Shareholder to elect as directors of MAT the individuals recommended by Associates.

                  4)   MetLife Associates Insurance Agency of
                       Massachusetts LLC (MA)

F. MetLife Pensiones S.A. (Mexico)- 97.4738% is owned by Metlife, Inc. and 2.5262% is owned by Metropolitan Asset Management Corporation.

G. MetLife Chile Inversiones Limitada (Chile)- 99.9999999% is owned by MetLife, Inc. and 0.0000001% is owned by Natiloportem Holdings, Inc.

      1. MetLife Chile Seguros de Vida S.A. (Chile)- 99.99% is owned by MetLife Chile Inversiones Limitada, and 0.01% is owned by MetLife International Holdings, Inc.

            a) MetLife Chile Administradora de Mutuos Hipotecarios S.A. (Chile)- 99.99% is owned by MetLife Chile Seguros de Vida S.A., and 0.01% is owned by MetLife Chile Inversiones Limitada.

H. MetLife Mexico S.A. (Mexico)- 98.70541% is owned by Metlife, Inc., 1.27483% is owned by Metropolitan Asset Management Corporation and 0.01976% is owned by Metlife International Holdings, Inc.

      1. MetLife Afore, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Mexico S.A. (Mexico) and 0.01% is owned by MetLife Pensiones S.A.

            a) Met1 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

            b) Met2 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

            c) Met3 SIEFORE, S.A. de C.V. (Mexico)- 99.9% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

I. MetLife Mexico Servicios, S.A. de C.V. (Mexico)- 98% is owned by MetLife, Inc. and 2% is owned by MetLife International Holdings, Inc.

J.    Metropolitan Life Seguros de Vida S.A. (Uruguay)

K.    MetLife Securities, Inc. (DE)

L.    Enterprise General Insurance Agency, Inc. (DE)

      1.    MetLife General Insurance Agency of Texas, Inc. (DE)

      2.    MetLife General Insurance Agency of Massachusetts, Inc. (MA)

M.    Metropolitan Property and Casualty Insurance Company (RI)

      1.    Metropolitan General Insurance Company (RI)

      2.    Metropolitan Casualty Insurance Company (RI)

      3.    Metropolitan Direct Property and Casualty Insurance Company (RI)

      4.    Met P&C Managing General Agency, Inc. (TX)

      5.    MetLife Auto & Home Insurance Agency, Inc. (RI)

      6.    Metropolitan Group Property and Casualty Insurance Company (RI)

            a)    Metropolitan Reinsurance Company (U.K.) Limited (United
                  Kingdom)

      7.    Metropolitan Lloyds, Inc. (TX)

            a) Metropolitan Lloyds Insurance Company of Texas (TX)- Metropolitan Lloyds Insurance Company of Texas, an affiliated association, provides automobile, homeowner and related insurance for the Texas market. It is an association of individuals designated as underwriters. Metropolitan Lloyds, Inc., a subsidiary of Metropolitan Property and Casualty Insurance Company, serves as the attorney-in-fact and manages the association.

      8.    Economy Fire & Casualty Company (IL)

            a)    Economy Preferred Insurance Company (IL)

            b)    Economy Premier Assurance Company (IL)

N.    Cova Corporation (MO)

      1.    Texas Life Insurance Company (TX)

      2.    Cova Life Management Company (DE)

O.    MetLife Investors Insurance Company (MO)

      1.    MetLife Investors Insurance Company of California (CA)

P.    First MetLife Investors Insurance Company (NY)

Q.    Walnut Street Securities, Inc. (MO)

      1.    Walnut Street Advisers, Inc. (MO)

R.    Newbury Insurance Company, Limited (BERMUDA)

S.    MetLife Investors Group, Inc. (DE)

      1.    MetLife Investors USA Insurance Company (DE)

      2.    MetLife Investors Distribution Company (MO)

      3.    Met Investors Advisory, LLC (DE)

      4.    MetLife Investors Financial Agency, Inc. (TX)

T.    MetLife International Holdings, Inc. (DE)

      1.    MetLife Mexico Cares, S.A. de C.V. (Mexico)

            a)    Fundacion MetLife Mexico, A.C. (Mexico)

      2.    Natiloportem Holdings, Inc. (DE)

            a)    Servicios Administrativos Gen, S.A. de C.V. (Mexico)

                  (1) MLA Comercial, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

                  (2) MLA Servicios, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

      3. MetLife India Insurance Company Private Limited (India)- 26% is owned by MetLife International Holdings, Inc. and 74% is owned by third parties.

      4.    Metropolitan Life Insurance Company of Hong Kong Limited (Hong
            Kong)- 99.9987% is owned by MetLife International Holdings, Inc. and 0.0013% is owned by Natiloporterm Holdings, Inc.

      5. Metropolitan Life Seguros de Retiro S.A. (Argentina)- 95.2319% is owned by MetLife International Holdings, Inc. and 4.7680% is owned by Natiloportem Holdings, Inc.

      6. Metropolitan Life Seguros de Vida S.A. (Argentina)- 95.2499% is owned by MetLife International Holdings, Inc. and 4.7473% is owned by Natiloportem Holdings, Inc.

      7. MetLife Insurance Company of Korea Limited (South Korea)- 21.22% of MetLife Insurance Company of Korea Limited is owned by MetLife, Mexico, S.A.

      8. Metropolitan Life Seguros e Previdencia Privada S.A. (Brazil)- 99.999999% is owned by MetLife International Holdings, Inc. and 0.000001% is owned by Natiloportem Holdings, Inc.

      9.    MetLife Global, Inc. (DE)

      10. MetLife Administradora de Fundos Multipatrocinados Ltda (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

      11.   MetLife Insurance Limited (United Kingdom)

      12.   MetLife General Insurance Limited (Australia)

      13.   MetLife Limited (United Kingdom)

      14. MetLife Insurance S.A./NV (Belgium) - 99.9% is owned by MetLife International Holdings, Inc. and 0.1% is owned by third parties.

      15.   MetLife Services Limited (United Kingdom)

      16. Siembra Seguros de Vida S.A. (Argentina) - 97.9327% is owned by MetLife International Holdings, Inc. and 2.0672% is owned by Natiloportem Holdings, Inc.

      17.   MetLife International Insurance Ltd. (Bermuda)

      18.   MetLife Insurance Limited (Australia)

            a)    MetLife Insurance and Investment Trust (Australia)

            b)    MetLife Investments Pty Limited (Australia)

            c)    MetLife Trustee Pty Limited (Australia)

            d)    MetLife Services (Singapore) PTE Limited (Australia)

      19. Siembra Seguros de Retiro S.A. (Argentina) - 96.8819% is owned by MetLife International Holdings, Inc. and 3.1180% is owned by; Natiloportem Holdings, Inc.

      20. Best Market S.A. (Argentina) - 5% of the shares are held by Natiloportem Holdings, Inc., and 94.9999% is owned by MetLife International Holdings Inc.

      21. Compania Previsional MetLife S.A. (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

           (a)    Met AFJP S.A. (Argentina) - 75.4088% of the shares of Met
                  AFJP S.A. are held by Compania Previsional MetLife SA, 19.5912% is owned by Metropolitan Life Seguros de Vida SA, 3.9689% is held by Natiloportem Holdings, Inc., and 1.0310% is held by Metropolitan Life Seguros de Retiro SA.

      22.   MetLife Worldwide Holdings, Inc. (DE)

            a)    MetLife Towarzystwo Ubezpieczen na Zycie S.A. (Poland)

            b)    CDMK, Inc. (Korea)

            c)    MetLife Reinsurance (Bermuda) Ltd. (Bermuda)

            d)    MetLife Direct Co., Ltd. (Japan)

            e)    MetLife Vida e Previdencia S.A. (Brazil)

U.    Metropolitan Life Insurance Company (NY)

      1.    334 Madison Avenue BTP-D Holdings, LLC (DE)

      2.    334 Madison Avenue BTP-E Holdings, LLC (DE)

      3.    334 Madison Euro Investments, Inc. (DE)

            a) Park Twenty Three Investments Company (United Kingdom)- 1% voting control of Park Twenty Three Investments Company is held by St. James Fleet Investments Two Limited.

                  (1) Convent Station Euro Investments Four Company (United Kingdom)- 1% voting control of Convent Station Euro Investments Four Company is held by 334 Madison Euro Investments, Inc. as nominee for Park Twenty Three Investments Company.

      4. St. James Fleet Investments Two Limited (Cayman Islands)- 34% of the shares of St. James Fleet Investments Two Limited is held by Metropolitan Life Insurance Company.

      5. One Madison Investments (Cayco) Limited (Cayman Islands)- 10.1% voting control of One Madison Investments (Cayco) Limited is held by Convent Station Euro Investments Four Company.

      6. CRB Co, Inc. (MA)- AEW Real Estate Advisors, Inc. holds 49,000 preferred non-voting shares and AEW Advisors, Inc. holds 1,000 preferred non-voting shares of CRB, Co., Inc.

      7.    GA Holding Corp. (MA)

      8.    L/C Development Corporation (CA)

      9.   Thorngate, LLC (DE)

      10.   Alternative Fuel I, LLC (DE)

      11.   Transmountain Land & Livestock Company (MT)

      12.   MetPark Funding, Inc. (DE)

      13.   HPZ Assets LLC (DE)

      14.   Missouri Reinsurance (Barbados), Inc. (Barbados)

      15.   Metropolitan Tower Realty Company, Inc. (DE)

            a)    Midtown Heights, LLC (DE)

      16.   MetLife (India) Private Ltd. (India)

      17.   Metropolitan Marine Way Investments Limited (Canada)

      18.   MetLife Private Equity Holdings, LLC (DE)

      19.   23rd Street Investments, Inc. (DE)

            a) Mezzanine Investment Limited Partnership-BDR (DE). Metropolitan Life Insurance Company holds a 99% limited partnership interest in Mezzanine Investment Limited Partnership-BDR and 23rd Street Investments, Inc. is a 1% general partner.

            b) Mezzanine Investment Limited Partnership-LG (DE). 23rd Street Investments, Inc. is a 1% general partner of Mezzanine Investment Limited Partnership-LG. Metropolitan Life Insurance Company holds a 99% limited partnership interest in Mezzanine Investment Limited Partnership-LG.

      20.   Metropolitan Realty Management, Inc. (DE)

      21.   Dewey Square South, LLC (NY)

      22.   Hyatt Legal Plans, Inc. (DE)

            a)    Hyatt Legal Plans of Florida, Inc. (FL)

      23.   MetLife Holdings, Inc. (DE)

            a)    MetLife Credit Corp. (DE)

            b)    MetLife Funding, Inc. (DE)

        24.   Bond Trust Account A (MA)

        25.   Metropolitan Asset Management Corporation (DE)

            a) MetLife Capital Credit L.P. (DE)- 90% of MetLife Capital Credit L.P. is held directly by Metropolitan Life Insurance Company.

            b) MetLife Capital Limited Partnership (DE)- 73.78% Limited Partnership interest is held directly by Metropolitan Life Insurance Company.

            c) MetLife Investments Asia Limited (Hong Kong)- One share of MetLife Investments Asia Limited is held by W&C Services, Inc., a nominee of Metropolitan Asset Management Corporation.

            d) MetLife Investments Limited (United Kingdom)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited and LA Investments, S.A. and 1% of MetLife Latin America Asesorias e Inversiones Limitada.

            e) LA Investments, S.A. (Argentina)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited and LA Investments, S.A. and 1% of MetLife Latin America Asesorias e Inversiones Limitada.

            f) MetLife Latin America Asesorias e Inversiones Limitada (Chile)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited and LA Investments, S.A. and
                  1% of MetLife Latin America Asesorias e Inversiones Limitada.

      26.   New England Life Insurance Company (MA)

            a)    MetLife Advisers, LLC (MA)

            b)    New England Securities Corporation (MA)

            c)    Omega Reinsurance Corporation (AZ)

      27.   GenAmerica Financial, LLC (MO)

            a)    GenAmerica Capital I (DE)

            b)    General American Life Insurance Company (MO)

                  (1)   GenAmerica Management Corporation (MO)

                 (3)   Reinsurance Group of America, Incorporated (MO) - (52.8%)

                        (a)   Reinsurance Company of Missouri, Incorporated (MO)

                              (i)   Timberlake Financial, L.L.C. (DE)

                                    (A)   Timberlake Reinsurance Company II (SC)

                              (ii)  RGA Reinsurance Company (MO)

                                    (A)   Fairfield Management Group, Inc. (MO)

                                          (aa)  Reinsurance Partners, Inc. (MO)

                        (b)   RGA Worldwide Reinsurance Company, Ltd. (Barbados)

                        (c)   RGA Sigma Reinsurance SPC (Cayman Islands)

                        (d)   RGA Americas Reinsurance Company, Ltd. (Barbados)

                        (e) RGA Reinsurance Company (Barbados) Ltd. (Barbados) (80%)

                              (i)   RGA Financial Group, L.L.C. (DE)- RGA
                                    Reinsurance Company also owns a 20% non-equity membership in RGA Financial Group, L.L.C.

                        (f)   RGA Life Reinsurance Company of Canada (Canada)

                        (g)   RGA International Corporation (Nova Scotia)

                        (h)   RGA Holdings Limited (U.K.) (United Kingdom)

                              (i)   RGA UK Services Limited (United Kingdom)

                              (ii)  RGA Capital Limited U.K. (United
                                    Kingdom)

                              (iii) RGA Reinsurance (UK) Limited (United
                                    Kingdom)

                              (iv)  RGA Services India Private Limited (India)

                        (i)   RGA South African Holdings (Pty) Ltd. (South
                              Africa)

                              (i) RGA Reinsurance Company of South Africa Limited (South Africa)

                        (j)   RGA Australian Holdings PTY Limited (Australia)

                              (i)   RGA Reinsurance Company of Australia
                                    Limited (Australia)

                              (ii)  RGA Asia Pacific PTY, Limited (Australia)

                        (k) General American Argentina Seguros de Vida, S.A. (Argentina)

                        (l)   RGA Technology Partners, Inc. (MO)

                        (m)   RGA International Reinsurance Company (Ireland)

                        (n)   RGA Capital Trust I (DE)

                        (o)   RGA Global Reinsurance Company, Ltd. (Bermuda)

      28.   Corporate Real Estate Holdings, LLC (DE)

      29. Ten Park SPC (CAYMAN ISLANDS ) - 1% voting control of Ten Park SPC is held by Metropolitan Asset Management Corporation

      30.   MetLife Tower Resources Group, Inc. (DE)

      31.   Headland - Pacific Palisades, LLC (CA)

      32.   Headland Properties Associates (CA)

      33.   Krisman, Inc. (MO)

      34.   Special Multi-Asset Receivables Trust (DE)

      35.   White Oak Royalty Company (OK)

      36.   500 Grant Street GP LLC (DE)

      37. 500 Grant Street Associates Limited Partnership (CT) - 99% of 500 Grant Street Associates Limited Partnership is held by Metropolitan Life Insurance Company and 1% by 500 Grant Street GP LLC

      38.   MetLife Canada/MetVie Canada (Canada)

V.    MetLife Capital Trust II (DE)

W.    MetLife Capital Trust III (DE)

X. MetLife Insurance Company of Connecticut (Life Department) (Accident Department) (CT)

      1. 190 S.LaSalle Associates L.L.C. (DE) - 50% is owned by MetLife Insurance Company of Connecticut and 50% is owned by a third party

      2.    440 South LaSalle LLC (DE)

      3. Pilgrim Investments Oakmont Lane, LLC (DE) - 50% is owned by MetLife Insurance Company of Connecticut and 50% is owned by a third party

      4. Pilgrim Alternative Investments Opportunity Fund I, LLC (DE) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party

      5.    Pilgrim Alternative Investments Opportunity Fund III Associates, LLC
            (CT) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party

      6.    Pilgrim Investments Highland Park, LLC (DE)

      7.    Pilgrim Investments Schaumberg Windy Point, LLC (DE)

      8.    Pilgrim Investments York Road, LLC (DE)

      9.   Euro TI Investments LLC (DE)

      10.   Greenwich Street Investments, LLC (DE)

            a)    Greenwich Street Capital Offshore Fund, Ltd. (Virgin
                  Islands)

            b)    Greenwich Street Investments, L.P. (DE)

      11.   Hollow Creek, L.L.C. (CT)

      12. One Financial Place Corporation (DE) - 100% is owned in the aggregate by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

            a)    One Financial Place, LP (DE)

      13. One Financial Place Holdings, LLC (DE)-100% is owned in the aggregate by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      14.   Plaza LLC (CT)

            a)    Travelers Asset Management International Company LLC
                  (NY)

            b)    Tower Square Securities, Inc. (CT)

                  1) Tower Square Securities Insurance Agency of Alabama, Inc. (AL)

                  2) Tower Square Securities Insurance Agency of Massachusetts, Inc. (MA)

                  3) Tower Square Securities Insurance Agency of New Mexico, Inc. (NM)

                  4) Tower Square Securities Insurance Agency of Ohio, Inc. (OH) (99%)

                  5)    Tower Square Securities Insurance Agency of
                        Texas, Inc. (TX)

            c)    MLI Distribution LLC (DE)

            d)    Travelers Investment Adviser, Inc. (DE)

      15.   TIC European Real Estate LP, LLC (DE)

      16.   MetLife European Holdings, Inc. (UK)

            a) MetLife Europe Limited, Inc. (UK)

            b) MetLife Pensions Trustees Limited (UK)

      17.   Travelers European Investments LLC (CT)

      18.   Travelers International Investments Ltd. (Cayman Islands)

      19. Tribeca Citigroup Investments Ltd. (Cayman Islands) (68%) - 68% is owned by MetLife Insurance Company of Connecticut, 4% is owned by MetLife Life and Annuity Company of Connecticut and 28% is owned by a third party.

            a)    Tribeca Global Convertible Investments Ltd. (Cayman
                  Islands) (83%)

      20.   Trumbull Street Equity Investments LLC (DE)

            a) Tandem EGI/C Investments, L.P. (DE) - The General Partner is Trumbull Street Equity Investments LLC.

      21.   MetLife Life and Annuity Company of Connecticut (CT)

            a)    Euro TL Investments LLC (DE)

            b) SSB Private Selections, LLC (DE) (50%) -- SSB Private Selections, LLC ("SSB") is 45% owned by MIC and 5% owned by MLAC (the remaining 50% of SSB is owned by a third party). The capital commitment of SSB in Solomon Smith Barney Private Selection Fund I, LLC represents 24.5% of total commitments.

                  1)    Solomon Smith Barney Private Selection Fund I,
                        LLC (NY)

      22.   TLA Holdings LLC (DE)

            a)    The Prospect Company (DE)

                  1)    Panther Valley, Inc. (NJ)

      23. TRAL & Co. (CT) - TRAL & Co.is a general partnership. Its partners are MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      24.   Tribeca Distressed Securities L.L.C. (DE)

Y.    MetLife Reinsurance Company of South Carolina (SC)

Z.    Citicorp Life Insurance Company (AZ)

      1.    First Citicorp Life Insurance Company (NY)

      2.    Euro CL Investments LLC (DE)

AA.   Trumbull Street Investments LLC (DE)

BB.   MetLife Standby I, LLC (DE)

CC.   MetLife Exchange Trust I (DE)

The voting securities (excluding directors' qualifying shares, if any) of each subsidiary shown on the organizational chart are 100% owned by their respective parent corporation, unless otherwise indicated.

In addition to the entities shown on the organizational chart, MetLife, Inc. (or where indicated, a subsidiary) also owns interests in the following entities:

1) Metropolitan Life Insurance Company owns varying interests in certain mutual funds distributed by its affiliates. These ownership interests are generally expected to decrease as shares of the funds are purchased by unaffiliated investors.

2) Metropolitan Life Insurance Company indirectly owns 100% of the non-voting preferred stock of Nathan and Lewis Associates Ohio, Incorporated, an insurance agency. 100% of the voting common stock of this company is held by an individual who has agreed to vote such shares at the direction of N.L. HOLDING CORP. (DEL), a direct wholly owned subsidiary of MetLife, Inc.

3) Mezzanine Investment Limited Partnerships ("MILPs"), Delaware limited partnerships, are investment vehicles through which investments in certain entities are held. A wholly owned subsidiary of Metropolitan Life Insurance Company serves as the general partner of the limited partnerships and Metropolitan Life Insurance Company directly owns a 99% limited partnership interest in each MILP. The MILPs have various ownership and/or debt interests in certain companies.

4) New England Life Insurance Company ("NELICO"), owns 100% of the voting stock of Omega Reinsurance Corporation. NELICO does not have a financial interest in this subsidiary.

5) The Metropolitan Money Market Pool and MetLife Intermediate Income Pool are pass-through investment pools, of which Metropolitan Life Insurance Company and/or its subsidiaries and/or affiliates are general partners.

NOTE: THE METLIFE, INC. ORGANIZATIONAL CHART DOES NOT INCLUDE REAL ESTATE JOINT VENTURES AND PARTNERSHIPS OF WHICH METLIFE, INC. AND/OR ITS SUBSIDIARIES IS AN INVESTMENT PARTNER. IN ADDITION, CERTAIN INACTIVE SUBSIDIARIES HAVE ALSO BEEN OMITTED.

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

     The Registrant is a separate account of MetLife Investors USA Insurance Company under Delaware insurance law. MetLife Investors USA Insurance Company is a wholly-owned direct subsidiary of MetLife Investors Group, Inc. which in turn is a direct subsidiary of MetLife, Inc., a publicly traded company. The following outline indicates those entities that are controlled by MetLife, Inc. or are under the common control of MetLife, Inc. No person is controlled by the Registrant.

ITEM 27. NUMBER OF CONTRACT OWNERS

     Not Applicable.

ITEM 28. INDEMNIFICATION

     The Depositor's parent, MetLife, Inc. has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife, Inc. also maintains a Directors and Officers Liability and Corporate Reimbursement Insurance Policy with limits of $400 million under which the Depositor and MetLife Investors Distribution Company, the Registrant's underwriter (the "underwriter"), as well as certain other subsidiaries of MetLife are covered. A provision in Metlife, Inc.'s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. The foregoing sentence notwithstanding, if the Delaware General Corporation Law hereafter is amended to authorized further limitations of the liability of a director of a corporation, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall be held free from liability to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article 7 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors and officers or controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29. PRINCIPAL UNDERWRITERS

     (a) MetLife Investors Distribution Company is the principal underwriter for the following investment companies (other than Registrant):

          Met Investors Series Trust
          MetLife Investors Variable Annuity Account One MetLife Investors Variable Annuity Account Five MetLife Investors Variable Life Account One
          MetLife Investors Variable Life Account Five
          MetLife Investors USA Variable Life Account A
          First MetLife Investors Variable Annuity Account One General American Separate Account Eleven
          General American Separate Acocunt Twenty-Eight General American Separate Account Twenty-Nine General American Separate Account Two
          Security Equity Separate Account Twenty-Six
          Security Equity Separate Account Twenty-Seven

     (b) MetLife Investors Distribution Company is the principal underwriter for the Contracts. The following persons are the officers and directors of MetLife Investors Distribution Company. The principal business address for MetLife Investors Distribution Company is 5 Park Plaza, Suite 1900, Irvine, CA 92614.

NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH UNDERWRITER
-------------------------------------   ----------------------------------------
Michael K. Farrell                      Director
5 Park Plaza
Suite 1900
Irvine, CA 92614

Craig W. Markham                        Director and Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

William J. Toppeta                      Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul A. Sylvester                       President, National Sales
10 Park Avenue                          Manager-Annuities & LTC
Morristown, NJ 07962

Elizabeth M. Forget                     Executive Vice President, Investment
260 Madison Avenue                      Fund Management & Marketing
New York, NY 10016

Paul A. LaPiana                         Executive Vice President, National Sales
5 Park Plaza                            Manager-Life
Suite 1900
Irvine, CA 92614

Richard C. Pearson                      Executive Vice President,
5 Park Plaza                            General Counsel and Secretary
Suite 1900
Irvine, CA 92614

Peter Gruppuso                          Vice President and Chief Financial
485-E US Highway 1 South                Officer
Iselin, NJ 08830

Leslie Sutherland                       Senior Vice President, Channel
1 MetLife Plaza                         Head-Broker/Dealers
Long Island City, NY 11101

NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH UNDERWRITER
-------------------------------------   ----------------------------------------
Edward C. Wilson                        Senior Vice President, Channel
5 Park Plaza                            Head-Wirehouse
Suite 1900
Irvine, CA 92614

Douglas P. Rodgers                      Senior Vice President, Channel Head-LTC
10 Park Avenue, 1st Floor
Morristown, NJ 07962

Curtis Wohlers                          Senior Vice President, Channel
1 MetLife Plaza                         Head-Planners
27-01 Queens Plaza North
Long Island City, NY 11101

Myrna F. Solomon                        Senior Vice President, Channel
501 Boylston Street                     Head-Banks
Boston, MA 02116

Andrew Aiello                           Senior Vice President, Channel
1 MetLife Plaza                         Head-National Accounts
27-01 Queens Plaza North
Long Island City, NY 11101

Anthony J. Williamson                   Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Debora L. Buffington                    Vice President, Director of Compliance
5 Park Plaza
Suite 1900
Irvine, CA 92614

David DeCarlo                           Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Anthony J. Dufault                      Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paul M. Kos                             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

James R. Fitzpatrick                    Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Deron J. Richens                        Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Cathy Sturdivant                        Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paulina Vakouros                        Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH UNDERWRITER
-------------------------------------   ---------------------------------------
Charles M. Deuth                        Vice President, National Accounts
5 Park Plaza
Suite 1900
Irvine, CA 92614

     (c) Compensation from the Registrant. The following commissions and other compensation were received by the Distributor, directly or indirectly, from the Registrant during the Registrant's last fiscal year:

            (1)                                  (2)              (3)            (4)           (5)
                                           Net Underwriting
                                            Discounts And     Compensation    Brokerage       Other
Name of Principal Underwriter                Commissions     On Redemption   Commissions   Compensation
----------------------------------------- ----------------- --------------- ------------- -------------
MetLife Investors Distribution Company    $  176,095,864    $     0         $    0        $    0

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

     The following companies will maintain possession of the documents required by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder:

     (a)  Registrant

     (b) MetLife Annuity Operations, 27000 Westown Parkway, Bldg. 4, Suite 200, West Des Moines, IA 50266

     (c)  State Street Bank & Trust Company, 225 Franklin Street, Boston, MA
          02110

     (d) MetLife Investors Distribution Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614

     (e) MetLife Investors Insurance Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614

     (f)  MetLife, 4010 Boy Scout Blvd., Tampa, FL 33607

     (g)  MetLife, 501 Boylston Street, Boston, MA 02116

     (h)  MetLife, 200 Park Avenue, New York, NY 10166

     (i)  MetLife, 1125 17th Street, Denver, CO 80202

ITEM 31. MANAGEMENT SERVICES

     Not Applicable.

ITEM 32. UNDERTAKINGS

     a. Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen
(16) months old for so long as payment under the variable annuity contracts may be accepted.

     b. Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

     c. Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statement required to be made available under this Form promptly upon written or oral request.

                                 REPRESENTATIONS

     MetLife Investors USA Insurance Company ("Company") hereby represents that the fees and charges deducted under the Contracts described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the Company.

     The Company hereby represents that it is relying upon a No-Action Letter issued to the American Council of Life Insurance dated November 28, 1988 (Commission ref. IP-6-88) and that the following provisions have been complied with:

     1. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

     2. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

     3. Instruct sales representatives who solicit participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants;

     4. Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer's Section 403(b) arrangement to which the participant may elect to transfer his contract value.

                                   SIGNATURES

     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf in the City of Irvine and State of California on this 10th day of October 2006.

                               METLIFE INVESTORS USA SEPARATE
                               ACCOUNT A
                               (Registrant)
                               By:   METLIFE INVESTORS USA INSURANCE COMPANY

                               By:   /s/ Richard C. Pearson
                                     -----------------------------------------
                                     Richard C. Pearson
                                     Executive Vice President, General Counsel
                                     and Secretary

                               METLIFE INVESTORS USA INSURANCE COMPANY
                               (Depositor)

                               By:   /s/ Richard C. Pearson
                                     -----------------------------------------
                                     Richard C. Pearson
                                     Executive Vice President, General Counsel
                                     and Secretary

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 10, 2006.

/s/ Michael K. Farrell*
--------------------------------   Chairman of the Board, Chief Executive
Michael K. Farrell                 Officer, President and Director

/s/ James P. Bossert*              Executive Vice President and Director
--------------------------------
James P. Bossert

/s/ Charles V. Curcio*             Vice President, Finance (principal financial
--------------------------------   officer and principal accounting officer)
Charles V. Curcio

/s/ Susan A. Buffum*               Director
--------------------------------
Susan A. Buffum

/s/ Michael R. Fanning*            Director
--------------------------------
Michael R. Fanning

/s/ Elizabeth M. Forget*           Director
--------------------------------
Elizabeth M. Forget

/s/ George Foulke*                 Director
--------------------------------
George Foulke

/s/ Paul Sylvester*                Director
--------------------------------
Paul Sylvester

/s/ Richard C.Pearson*             Director
--------------------------------
Richard C. Pearson

/s/ Jeffrey A. Tupper*             Director
--------------------------------
Jeffrey A. Tupper

*By:   /s/ Michele H. Abate
       ----------------------------------
       Michele H. Abate, Attorney-In-Fact
       October 10, 2006

* MetLife Investors USA Insurance Company. Executed by Michele H. Abate, Esquire on behalf of those indicated pursuant to powers of attorney incorporated herein by reference to Registrant's Initial Registration Statement on Form N-4 (File Nos. 333-137369 and 811-03365 filed as Exhibit 13 on September 15, 2006.

                                INDEX TO EXHIBITS

To be filed by Amendment.